 As filed with the Securities and Exchange Commission on December 28, 1999
     Registration Nos. 333-78569, 333-78569-01, 333-78569-02, 333-78569-03, 333-
                                                                        78569-04
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                     PANOLAM INDUSTRIES INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

            Delaware                             6719                            52-2064053
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

           GUARANTORS OF SENIOR SUBORDINATED NOTES REGISTERED HEREBY:

                              PANOLAM GROUP, INC.
            Delaware                              6719                            94-3244860
                                PII SECOND, INC.
            Delaware                              6719                            52-2064042
                            PANOLAM INDUSTRIES, INC.
            Delaware                              2493                            92-3244858
                          PIONEER PLASTICS CORPORATION
            Delaware                              2493                            36-4029837
             (Exact name of Registrant as specified in its charter)
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)          Identification Number)

                               20 Progress Drive
                           Shelton, Connecticut 06484
                           Telephone: (203) 925-1556
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                             Robert J. Muller, Jr.

              Chairman, President and Chief Executive Officer
                     Panolam Industries International, Inc.
                               20 Progress Drive
                           Shelton, Connecticut 06484
                           Telephone: (203) 925-1556
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

                              Scott R. Haber

                             Latham & Watkins

                           505 Montgomery Street

                                Suite 1900

                          San Francisco, CA 94111

                         Telephone: (415) 391-0600

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED      , 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
                     Panolam Industries International, Inc.

  Offer To Exchange All Outstanding 11 1/2% Series A Senior Subordinated Notes
     Due 2009 For Its 11 1/2% Series B Senior Subordinated Notes Due 2009,
          Which Have Been Registered Under The Securities Act Of 1933

       This exchange offer will expire at 5:00 p.m., New York City time,

               on   .   1999, unless we extend the deadline.

--------------------------------------------------------------------------------

Terms of the Exchange Notes:              . No public market currently exists
                                            for the exchange notes. We do not
 . The terms of the exchange notes are       expect that an active public market
  substantially identical to those of       in the exchange notes will develop.
  the old notes, except for transfer        We do not intend to list the
  restrictions under the Securities         exchange notes on any securities
  Act of 1933 and registration rights       exchange or over the counter
  relating to the old notes.                market.

 . The exchange notes will bear            Terms of the Exchange Offer:
  interest at a fixed annual rate of
  11 1/2%. We will pay interest on        . We will exchange all old notes that
  the exchange notes every six months       are validly tendered and not
  on February 15 and August 15,             withdrawn prior to the expiration
  beginning February 15, 2000.              of the exchange offer.

 . All of our existing and future          . We will issue the exchange notes
  domestic subsidiaries, PII Second,        promptly after the expiration of
  Inc., our direct parent company,          the exchange offer.
  and Panolam Group, Inc., the direct
  parent company of PII Second, will      . You may withdraw tenders of old
  guarantee the exchange notes.             notes at any time prior to the
                                            expiration of the exchange offer.

 . The exchange notes will mature on
  February 15, 2009.                      . We believe that the Internal
                                            Revenue Service will not treat the
 . The exchange notes are our senior         exchange of old notes as a taxable
  subordinated unsecured general            event for federal income tax
  obligations, ranking junior to our        purposes, but you should see
  senior debt and the senior debt of        "Material Federal Income Tax
  the guarantors, including any             Consequences of the Exchange Offer"
  borrowings and guarantees under our       on page 129 for more information.
  senior secured credit facilities.


 . We may redeem the exchange notes at
  any time on or after February 15,
  2004. See page 88 for redemption
  prices. Before February 15, 2002,
  we may redeem up to 35% of the
  notes at 111.50% with the proceeds
  of public equity offerings.


  We are mailing this prospectus and the letter of transmittal on   .  , 1999.

--------------------------------------------------------------------------------

   See the "Risk Factors" section on page 14 for information that you should consider before you decide to participate in this exchange offer.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is   .  , 1999
--------------------------------------------------------------------------------

                                    Summary

  The following summary contains basic information about this exchange offer. We encourage you to read this entire prospectus and the documents we have referred you to for a more complete understanding of this exchange offer.

                               The Exchange Offer

Old notes...................  On February 18, 1999, we completed the offering of $135.0 million aggregate principal amount of our 11 1/2% senior notes due 2009 to the initial purchasers, who were Donaldson, Lufkin & Jenrette Securities Corporation and Credit Suisse First Boston Corporation. The initial purchasers sold the old notes to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933. This prospectus is a part of a registration statement which we have filed to comply with a registration rights agreement between us and the initial purchasers.

Exchange offer..............  We are offering to exchange the old notes for exchange notes in the aggregate principal amount of up to $135.0 million. We will only exchange old notes that are properly tendered and accepted for exchange. We will issue the exchange notes promptly after the expiration of this exchange offer. If you were not prohibited from participating in this exchange offer and you did not tender your old notes prior to the completion of the exchange offer, you will have no further exchange rights under the registration rights agreement and your non-tendered old notes will continue to be subject to transfer restrictions under the Securities Act of 1933.


Expiration date; withdrawal   This exchange offer will expire on 5:00 p.m., New
 of tenders.................  York City time, on   .  , 1999, unless we extend
                              the deadline. You may withdraw your tender of old notes in accordance with this exchange offer at any time prior to the expiration date.

Conditions to the exchange    The exchange offer is subject to certain
 offer......................  customary conditions. The conditions are limited and relate in general to proceedings or laws that might impair our ability to proceed with the exchange offer. As of the date of this prospectus, none of these events had occurred, and we believe their occurrence to be unlikely.
                              If any such conditions do exist prior to the expiration date, we may take the following actions:

                              . refuse to accept any old notes and return all previously tendered old notes,

                              .  extend the duration of the exchange offer, or

                              .  waive such conditions.

Procedures for tendering      If you wish to participate in the exchange offer,
 old notes..................  you must complete, sign and date the letter of transmittal and send it, together with your old notes to be exchanged and any other required documentation to State Street Bank and Trust
                              Company, as exchange agent, at the address set forth in the letter of transmittal. Brokers, dealers, commercial banks, trust companies and other nominees may tender old notes which they hold as nominee by book-entry transfer. Questions regarding the tender of the old notes or the exchange offer, generally, must be directed to the exchange agent.

Special procedures for        If you are the beneficial owner of old notes
 beneficial owners..........  which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and it may not be possible to complete prior to the expiration date.

Guaranteed delivery           If you wish to tender your old notes and your old
 procedures.................  notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent, or you cannot complete the procedure for book-entry transfer, then prior to the expiration date you must tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange
                              Offer--Guaranteed delivery procedures."

Acceptance of old notes and   We will accept for exchange any and all old notes
 delivery of exchange         which are properly tendered in the exchange offer
 notes......................  prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. If we do not accept any old notes for exchange for any reason, we will return them to you without expense as promptly as possible after the expiration or termination of this exchange offer.

Use of proceeds.............  We will not receive any cash proceeds from the exchange of old notes pursuant to this exchange offer.

Exchange agent..............  State Street Bank and Trust Company is serving as the exchange agent in connection with this exchange offer.

Consequences of not           You may not offer, sell or otherwise transfer the
 exchanging old notes.......  old notes except:

                              .  in compliance with the registration
                                 requirements of the Securities Act of 1933 and any other applicable securities laws, or

                              .  pursuant to an exemption from these
                                 registration requirements, or

                              .  in a transaction not subject to these
                                 securities laws.

                              Old notes that you do not exchange for exchange notes in the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, you will not be entitled to any rights to have your old notes registered under the Securities Act of 1933 after consummation of the exchange offer. We do not intend to register any old notes which remain outstanding after completion of the exchange offer.

                              To the extent that old notes are tendered and accepted in the exchange offer, any trading market for old notes which remain outstanding after the exchange offer could be adversely affected.

                              The exchange notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the indenture governing the notes.

  For more details, see the section "The Exchange Offer."

                               The Exchange Notes

  The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the old notes differ with respect to transfer restrictions under the Securities Act of 1933 and registration rights.

Total amount of notes         $135.0 million in principal amount of 11 1/2%
 offered....................  Senior Subordinated Notes due 2009.

Maturity....................  February 15, 2009.

Interest....................  The new notes will bear interest at a fixed annual rate of 11 1/2%, to be paid in cash every six months on February 15 and August 15 of each year, beginning on February 15, 2000.

Optional redemption.........  We will not have the right to redeem any exchange notes prior to February 15, 2004 except out of the proceeds of certain public offerings of our equity securities as described below. We may redeem some or all of the exchange notes at any time on or after February 15, 2004 at the redemption prices listed in the section

                              "Description of Exchange Notes" under the heading "Optional Redemption." Before February 15, 2002, we may redeem up to 35% of the notes with the proceeds of certain public offerings of our equity securities at the price listed in the section "Description of Exchange Notes" under the heading "Optional Redemption."


Ranking of the exchange       The exchange notes will be senior subordinated,
 notes......................  unsecured general obligations of the issuer, ranking subordinate in right of payment to all senior debt of the issuer, including our new credit facilities. The exchange notes will rank equally in right of payment to all existing and future senior subordinated indebtedness of the issuer. The exchange notes will rank senior in right of payment to all existing and future subordinated indebtedness of the issuer, of which there is none currently outstanding.

                              As of September 30, 1999, we had approximately $237.7 million of consolidated indebtedness outstanding. Approximately $100.4 million of this indebtedness was senior or effectively senior to the notes and the guarantees. The indenture under which the exchange notes will be issued permits us to incur additional indebtedness, including senior debt, subject to certain limitations.


Subsidiary guarantees.......  The issuer's obligations under the exchange notes will be fully and unconditionally guaranteed by all of the issuer's existing and future domestic subsidiaries. The subsidiary guarantees will be senior subordinated, unsecured general obligations of the subsidiary guarantors, subordinate in right of payment to all existing and future senior debt of the subsidiary guarantors, including guarantees by the subsidiary guarantors under our new credit facilities. The subsidiary guarantees will rank equally in right of payment to all existing and future senior subordinated indebtedness of the subsidiary guarantors and will rank senior in right of payment to all existing and future subordinated indebtedness of the subsidiary guarantors, of which there is none currently outstanding.


Parent guarantees...........  The issuer's obligations under the exchange notes will also be fully and unconditionally guaranteed by Panolam Group and PII Second. Panolam Group is a holding company that conducts no business other than holding the capital stock of PII Second. PII Second is a holding company that conducts no other business than holding the capital stock of the issuer. The exchange notes will not be guaranteed by Panolam Industries Holdings, Inc., which owns the capital stock of Panolam Group.

                              The parent guarantees will be senior
                              subordinated, unsecured general obligations of the parent guarantors, subordinate in right of payment to all existing and future senior debt of the parent guarantors, including guarantees by the parent guarantors under our new credit facilities. The parent guarantees will rank equally in right of payment to all existing and future senior subordinated indebtedness of the parent guarantors and will rank senior in right of payment to all existing and future subordinated indebtedness of the parent guarantors, which consists of approximately $2.0 million of subordinated indebtedness owed to Genstar Capital under an engagement agreement.

Sinking Fund................  None.

Mandatory offer to            If we sell certain assets or experience specific
 repurchase.................  kinds of changes of control, we must offer to repurchase the exchange notes at the prices listed in the section "Description of Exchange
                              Notes."

Basic covenants of the        We will issue the exchange notes under an
 indenture..................  indenture with State Street Bank and Trust
                              Company, as trustee. The indenture will, among other things, place certain limitations on our ability, and the ability of some of our subsidiaries, to:

                                  .  borrow money or make certain restricted
                                     payments,

                                  .  change the nature of our business,

                                  . pay dividends on our stock, repurchase our stock and repay certain subordinated obligations,

                                  .  enter into sale and leaseback
                                     transactions,

                                  .  make investments,

                                  .  enter into transactions with our
                                     affiliates,

                                  .  use our assets as security in other
                                     transactions,

                                  .  create liens on our assets, and

                                  . sell certain assets or merge with or into other companies.

  For more details, see the section "Description of Exchange Notes."

                                  Our Business

  We are a market leader in designing, manufacturing and distributing artificial decorative overlay panels in the U.S. and Canada. Our products are used to surface a wide variety of items, including cabinets, furniture, store fixtures, countertops and floors. Our product lines are generally broken down into two categories. Decorative thermally fused melamine panels ("TFMs") make up the majority of our products. High pressure laminates ("HPLs") account for most of our remaining products. We also produce resins used in HPL and TFM production.

  TFMs are utilized as durable and economical substitutes for natural surfacing materials such as wood, stone and ceramic. These products are used in a wide variety of residential and commerical indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures and displays and other specialty applications. We believe we are the leading producer of TFMs in the U.S. and Canada, with sales of approximately 275 million square feet of double sided TFM panels in 1998. We estimate we have approximately a 24% share of the combined U.S. and Canadian TFM market, based on square feet of decorative overlay paper used in the production of TFMs. We believe that we have achieved our leading TFM market share by offering a broad line of innovative products, manufacturing quality products and supporting our products with the largest dedicated in-house sales force and customer service team in the U.S. and Canadian TFM industry.

  On February 18, 1999, we acquired Pioneer Plastics Corporation from Rugby USA, Inc. Pioneer primarily designs, manufactures and distributes HPLs used in residential and commercial indoor surfacing applications, including countertops and cabinetry, furniture, fixtures, and bowling lane flooring products. We acquired Pioneer in order to:

  .  expand our product lines into HPLs,

  .  offer "one stop shopping" to our customers,

  .  increase our sales to OEMs,

  .  strengthen our distribution network,

  .  vertically integrate our production processes, and

  .  realize anticipated operational efficiencies.

  Pioneer's HPL products provide greater surface wear and impact resistance than TFMs provide. Pioneer has recently introduced Pionite Solid Surface into its Pionite product line. Pionite Solid Surface is a high-end acrylic based surfacing product made to our specifications by E.I. duPont deNemours & Company that substitutes for more expensive natural products such as stone, marble or granite. Through Pioneer, we also selectively produce and market a variety of specialty industrial resins for industrial uses, such as:

  .  powder paint,

  .  adhesives and melamine resins for TFM and HPL production,

  . custom treated and chemically prepared decorative overlay papers for the TFM industry, and

  . a variety of other industrial laminate products such as aircraft cargo liners and bowling lane flooring.

  Our TFM and HPL product lines allow us to be one of two vertically integrated manufacturers of these products in the U.S. and Canada. We believe we have the broadest line of decorative overlay products offered in the U.S. and Canada. Our broad range of product offerings provides us with the opportunity to increase sales by offering customers "one stop shopping" and cross-selling our products to customers seeking a complete solution for their decorative overlay and solid surfacing needs. Further, we believe we are the second largest producer and distributor of TFMs and HPLs in the U.S. and Canada, with combined TFM and HPL sales of approximately 450 million square feet of double sided TFMs and single sided HPLs in 1998, after giving pro forma effect to the Pioneer acquisition.

  Our address is 20 Progress Drive, Shelton, Connecticut 06484 and our telephone number is (203) 925-1556.

                         The Pioneer Transactions

  On February 18, 1999, we acquired all of the outstanding equity securities of Pioneer from Rugby USA, a subsidiary of Rugby Group plc. The total consideration paid for Pioneer was $157.1 million after giving effect to a $2.0 million post-closing reduction in the purchase price. The stock purchase agreement with Rugby USA originally required us to make post-closing earnout payments to Rugby USA of up to an aggregate maximum of $15.0 million contingent upon our having achieved specified EBITDA (as defined in the stock purchase agreement) targets in 1999, 2000, 2001, 2002 and 2003. On October 13, 1999 the stock purchase agreement was amended to delete these earnout payments and settle certain disputes regarding the purchase price and other matters in return for a payment by us to Rugby USA of $5 million (the "SPA Amendment").

  Concurrently with the Pioneer acquisition, we completed a series of transactions that refinanced all of our indebtedness under our former credit facilities with General Electric Capital Corporation. The refinancing consisted of the offering of the old notes, and the entry by us into new credit facilities with DLJ Capital Funding, Inc., Credit Suisse First Boston and other senior lenders.






  The acquisition of Pioneer and the associated refinancing are referred to herein as the "Pioneer Transactions."

                         The Carlyle Transactions

  On November 24, 1999, Panolam Holdings was recapitalized. In connection with the recapitalization,

  . an affiliate of The Carlyle Group purchased certain shares of common stock of Panolam Holdings from its stockholders and directly from Panolam Holdings for an aggregate purchase price of approximately $148 million,

  . Panolam Holdings redeemed certain shares of its common stock from certain of its stockholders for an aggregate purchase price of $19 million, payable with junior subordinated promissory notes, and

  . Panolam Holdings accelerated the vesting and cancelled all of its outstanding stock options in exchange for a cash payment based upon the value of such options, or approximately $8.6 million in the aggregate.

  Concurrently with the recapitalization, Robert J. Muller, Jr., our president and chief executive officer, also purchased additional shares of common stock of Panolam Holdings for a purchase price of approximately $3.5 million.

  The recapitalization constituted a change of control under the terms of our indenture relating to the notes. As a result, under the terms of the indenture, the holders of the notes may require us, at their option, to repurchase all or any part of their notes at a cash price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and any liquidated damages that have accrued under the notes. See "Description of Exchange Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control." We have commenced an offer to repurchase the notes in accordance with the terms of the indenture. If you elect to tender all or any part of your notes for repurchase, you may not exchange such notes, or the portion of such notes that is tendered for repurchase, for exchange notes in connection with the exchange offer.

  Concurrently with the recapitalization, we also refinanced all of our indebtedness under our former DLJ/Credit Suisse credit facilities by entering into new credit facilities with Bankers Trust Company and other senior lenders. Our new credit facilities provide for an aggregate committed amount of up to $285 million, consisting of up to $235 million of term loans and a $50 million revolving loan. The amount of term loans will be reduced if less than all of the old notes are tendered for repurchase in connection with our offer to repurchase the notes described above. We used a portion of the funds available under our new credit facilities to repay all of our indebtedness under our former DLJ/Credit Suisse credit facilities. We intend to use the funds remaining under our new credit facilities to fund the offer to repurchase our outstanding notes described above, and for working capital requirements, permitted encumbrances, capital expenditures and other general corporate purposes. Our new credit facilities also provide for an uncommitted acquisition loan facility of $50 million to fund future permitted acquisitions. See "Description of Certain Indebtedness--New Credit Facilities."

  The recapitalization of Panolam Holdings, Mr. Muller's stock purchase and the associated refinancing of our former DLJ/Credit Suisse credit facilities are referred to herein as the "Carlyle Transactions."

                             The Tender Offer

  On December 21, 1999, we commenced a tender offer and a consent solicitation with respect to the notes. Our tender offer consists of an offer to repurchase all of the outstanding notes for an amount in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages. Our tender offer will expire on January 21, 2000, unless we elect to extend the expiration date. In connection with our tender offer, we are also soliciting the consent of the holders of the notes to amend the notes and the related indenture in exchange for the payment of a consent fee in cash equal to 1.5% of the principal amount of the notes for which a consent is delivered. The proposed amendments to the notes and the indenture provide for (i) the elimination of substantially all restrictive covenants in the notes and the indenture, (ii) the removal from the definition of events of default in the notes and the indenture of all events other than nonpayment, failure to comply with the remaining covenants and certain bankruptcy events relating to us, and
(iii) the amendment of certain other provisions. We must obtain a consent from the holders of at least 2/3 in principal amount of the outstanding notes to approve one of our proposed amendments to the notes and the indenture, and a majority in principal amount of the outstanding notes to approve our other proposed amendments to the notes and the indenture. If we are unable to obtain majority approval, none of our proposed amendments will be effected and no consent fees will be paid. Our tender offer and our consent solicitation are subject to a number of terms and conditions, all of which are set forth in an Offer to Purchase And Consent Solicitation Statement which has been delivered to all holders of the notes.

                    Overview of Our Corporate Structure

  The following chart sets forth our corporate structure:
                          [Corporate Structure Chart]

  Panolam Industries Holdings, Inc. was formed in May 1996 to acquire the Domtar Decorative Panels division of Domtar Inc. The acquisition consisted of a purchase of U.S. assets and stock, now Panolam Industries, Inc., and Canadian assets, now Panolam Industries Ltd. Panolam Holdings is not engaged in any business other than holding the capital stock of Panolam Group. As a result of the Carlyle Transactions, an affiliate of The Carlyle Group acquired approximately 91.1% of Panolam Holdings' common stock, affiliates of Genstar Capital, L.L.C. continue to hold approximately 5.5%, and Mr. Muller holds approximately 3.4%.

  The Carlyle Group is a global private equity firm, based in Washington, D.C., which originates, structures and acts as lead equity investor in leveraged buyouts around the world. Formed in 1987, The Carlyle Group has invested over $2.75 billion of equity in over 116 corporate and real estate transactions. Carlyle investment professionals manage over $5.0 billion of capital on behalf of its investors, directing investments in North America, Europe and Asia in management-led buyouts and strategic minority investments, venture capital, real estate and leveraged loans, high yield bonds and mezzanine securities.



                                  Risk Factors

  Holders of old notes should carefully consider all of the information set forth in this prospectus.

  See "Risk Factors" beginning on page 14 for a discussion of factors that you should consider in connection with your investment in the exchange notes.

  On the cover page and in this prospectus, unless the context otherwise requires, "Panolam," "company," "our," "we," "ours," "ourselves" and "us" refers collectively to Panolam Group, Inc., which is an indirect parent of Panolam Industries International, Inc., and its direct and indirect subsidiaries, including the issuer. They include Pioneer Plastics Corporation if the context is on or after the closing of our acquisition of Pioneer on February 18, 1999.

                Summary Historical and Pro Forma Financial Data

  The following tables present summary pro forma financial information for Panolam and summary historical financial information for Panolam and Pioneer. The information in the tables is qualified by reference to, and should be read in conjunction with, the sections "Unaudited Pro Forma Combined Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Panolam, Pioneer and Domtar Decorative Panels and the related notes, included elsewhere in this prospectus. EBITDA for any period is calculated as the sum of net income plus the following to the extent deducted in calculating such net income:

  .  interest expense,

  .  income tax expense,

  .  depreciation expense, and

  .  amortization expense, in each case for the applicable period.

  We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business. However, EBITDA is not calculated in the same way by all companies and is neither a measurement required by, nor represents cash flow from operations as defined by, generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. The calculation of EBITDA for purposes of the financial information presented below is calculated differently than for purposes of the covenants under our indenture and our new Bankers Trust credit facilities.

Panolam--Pro Forma

  The following summary unaudited pro forma financial information for Panolam has been derived from the unaudited pro forma combined financial data included elsewhere in this prospectus and gives effect to:

  .  the offering of our old notes,

  .  the recapitalization and other effects of the Carlyle Transactions,

  .  the initial borrowings under our new Bankers Trust credit facilities,

  .  the acquisition of Pioneer,

  .  the refinancing of our existing indebtedness, and

  . the other matters described under "Unaudited Pro Forma Combined Financial Data."

The pro forma statement of operations data and other data give effect to these transactions as if they had occurred on January 1, 1998. The unaudited pro forma financial information does not purport to represent what our results of operations would have been if these transactions had actually been completed as of the indicated date and is not intended to project our results of operations for any future period.

                                                                      For the
                                                        For the     nine months
                                                       year ended      ended
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                            (in thousands)
Statement of Operations Data:
  Net sales..........................................  $ 331,765     $ 265,227
  Cost of goods sold.................................   (253,697)     (193,067)
                                                       ---------     ---------
  Gross profit.......................................     78,068        72,160
  Operating expenses.................................    (45,700)      (33,448)
                                                       ---------     ---------
  Income from operations.............................     32,368        38,712
                                                       ---------     ---------
  Net income.........................................  $   4,713     $  12,907
                                                       =========     =========
Other Data:
  Depreciation and amortization......................  $  15,681     $  12,849
  Capital expenditures...............................     15,843         6,409

Panolam--Historical

  The following table sets forth certain summary historical consolidated financial information of Panolam. The statement of operations data and other data for the period from May 16, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998 have been derived from Panolam's audited financial statements included in this prospectus. The statement of operations data and other data for the period from January 1, 1996 to June 11, 1996 have been derived from the audited combined divisional financial statements of Domtar Decorative Panels, Panolam's predecessor, included in this prospectus. Panolam was incorporated on May 16, 1996 to acquire Domtar Decorative Panels from Domtar Inc. but did not commence operations, except for incurring costs in connection with the closing of the acquisition, until the acquisition closed on June 11, 1996. The statement of operations data and other data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 have been derived from Panolam's unaudited financial statements that have been prepared on the same basis as Panolam's audited financial statements except as set forth in the notes to Panolam's unaudited financial statements included in this prospectus and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of Panolam's financial position and results of operations for these interim periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999 or for any other interim period.

                         Predecessor                         Panolam
                         ------------ --------------------------------------------------------
                                                                         For the nine months
                         Period from  Period from  For the year ended           ended
                         January 1 to  May 16 to      December 31,          September 30,
                           June 11,   December 31, --------------------  ---------------------
                             1996         1996       1997       1998       1998        1999
                         ------------ ------------ ---------  ---------  ---------  ----------
                                                   (in thousands)
Statement of Operations
 Data:
  Net sales.............   $ 59,508     $ 74,453   $ 142,209  $ 146,747  $ 111,984  $  239,314
  Cost of goods sold....    (51,970)     (61,057)   (121,699)  (122,572)   (93,524)   (174,421)
                           --------     --------   ---------  ---------  ---------  ----------
  Gross profit..........      7,538       13,396      20,510     24,175     18,460      64,893
  Operating expenses....     (3,498)      (5,766)     (9,723)    (8,316)    (7,283)    (27,580)
  Unusual charges.......        --           --          --      (1,829)      (993)        --
                           --------     --------   ---------  ---------  ---------  ----------
  Income from
   operations...........      4,040        7,630      10,787     14,030     10,184      37,313
                           --------     --------   ---------  ---------  ---------  ----------
  Net income (loss).....   $  3,951     $  2,060   $  (1,393) $   3,398  $   2,432  $   11,134
                           ========     ========   =========  =========  =========  ==========
Other Data:
  Net cash provided by
   operating activities.   $  6,600     $  3,974   $  10,320  $  16,469  $   7,933  $   24,998
  Net cash used in
   investing activities.       (941)     (99,589)     (9,997)    (4,821)    (1,984)   (161,668)
  Net cash provided by
   (used in) financing
   activities...........     (5,177)      95,617         662     (7,179)    (5,090)    142,783
  EBITDA................      6,446       10,042      15,373     20,270     14,584      51,007
  Depreciation and
   amortization.........      2,406        2,412       4,586      6,240      4,400      11,158
  Capital expenditures..        944        4,075       9,997      4,232      1,984       5,163

                                                                    As of
                                                              September 30, 1999
                                                              ------------------
Balance Sheet Data:                                             (in thousands)
  Cash.......................................................   $       11,049
  Working capital............................................           53,434
  Total assets...............................................          310,103
  Long-term debt (excludes current portion)..................          236,119
  Stockholders' equity.......................................           31,343

Pioneer--Historical

  The following table sets forth certain summary historical financial information of Pioneer. The statement of operations data and other data for the years ended December 27, 1996, December 26, 1997, and December 25, 1998, and the balance sheet data as of December 31, 1998, have been derived from the audited financial statements of Pioneer, included in this prospectus.

                                                   For the year ended
                                         --------------------------------------
                                         December 27, December 26, December 25,
                                             1996         1997         1998
                                         ------------ ------------ ------------
                                                     (in thousands)
Statement of Operations Data:
  Net sales.............................  $ 165,819    $ 179,331    $ 185,018
  Cost of goods sold....................   (116,265)    (125,458)    (130,375)
                                          ---------    ---------    ---------
  Gross profit..........................     49,554       53,873       54,643
  Operating expenses....................    (33,453)     (30,715)     (31,098)
                                          ---------    ---------    ---------
  Income from operations................     16,101       23,158       23,545
                                          ---------    ---------    ---------
  Net income............................  $   7,433    $  12,173    $  12,386
                                          =========    =========    =========
Other Data:
  Net cash provided by operating
   activities...........................  $  25,871    $  11,845    $  13,815
  Net cash used in investing activities.       (987)      (9,552)     (11,567)
  Net cash used in financing activities.    (24,884)      (2,293)      (2,248)
  EBITDA................................     20,330       27,884       28,879
  Depreciation and amortization.........      4,306        4,632        5,355
  Capital expenditures..................      2,584        9,558       11,594

                                                                     As of
                                                               December 25, 1998
                                                               -----------------
                                                                (in thousands)
Balance Sheet Data:
  Cash........................................................      $   --
  Working capital.............................................       32,035
  Total assets................................................       95,875
  Long-term debt, including amounts payable to parent.........       28,177
  Stockholders' equity........................................       51,758

                                  Risk Factors

  You should carefully consider the following risk factors relating to us and the transactions described in this prospectus prior to making an investment in the exchange notes.

Risks related to the exchange offer

If you fail to tender your old notes in the exchange offer you will continue to hold restricted securities.

  Upon consummation of the exchange offer, we will have no further obligation to register your old notes. Thereafter, if you do not tender your old notes in the exchange offer you will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act of 1933 or pursuant to any other exemption from registration under the Securities Act of 1933 relating to the disposition of securities, provided that an opinion of counsel is furnished to us that such an exemption is available. These restrictions would limit the trading market and price for the old notes.

There is no public market for the exchange notes and an active market may not develop.

  The exchange notes are being offered to the holders of the old notes. Prior to this exchange offer, there has been no existing trading market for any of the old notes and we expect that a trading market will not develop for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or on the Nasdaq National Market. The exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. In connection with the issuance of the old notes, we were advised by the initial purchasers that they intended to make a market in the exchange notes. However, the initial purchasers are not obligated to do so and any such market-making activities may be discontinued at any time without notice.

Risks related to our business

We may have difficulty integrating Pioneer successfully, and Pioneer could adversely affect our operations.

  Our integration of Pioneer into our business is inherently risky. The efficiencies, cost reductions and other benefits expected from the acquisition require successful combination of Pioneer's business with our other operations. The following risks could limit integration benefits:

  . we may not be able to realize fully the anticipated synergies and cost savings, including savings related to raw material purchase price reductions, production process automation, vertical integration and distribution synergies,

  . we may not be able to successfully pursue some or all of the anticipated revenue opportunities, including increasing sales to OEMs and distributors,

  . our distributors or customers may react negatively to the acquisition, particularly our distributors or customers that compete with us,

  . we may fail to sufficiently increase Pioneer's operation efficiencies, and

  . the Rugby companies may not perform their obligations under our distribution agreements with Rugby Building Products.

  Moreover, our recourse against the Rugby companies under the Pioneer acquisition documents is extremely limited, and unanticipated events or liabilities related to Pioneer's business could have an adverse effect on our business for which we may have limited or no recourse against the Rugby companies.

  Finally, our efforts to integrate Pioneer could negatively impact our business as a whole. For example, our business could suffer because:

  .  we will be more complex and diverse than before the acquisition,

  .  integration could divert management's attention from other business,

  . our key employees may seek employment elsewhere due to integration problems, and

  . unanticipated problems or legal liabilities may result from the acquisition.

  See "The Pioneer Transactions--The Pioneer Acquisition."

We may make strategic acquisitions that could increase our total leverage and adversely affect our operations.

  We intend to pursue strategic acquisitions that would enable us to increase our market share in our core TFM and HPL businesses, complement our product lines and enable further vertical integration. Potential acquisition candidates include regional TFM and HPL manufacturers in North America and Europe, wood substrate producers and engineered materials companies. Any such acquisitions, which could be financed all or in part by debt provided by our $50 million Bankers Trust revolving credit facility or our uncommitted $50 million Bankers Trust acquisition facility, could increase our overall leverage.

  We intend to continue focusing on acquisitions that have significant cost saving opportunities. However, making acquisitions is inherently risky because we may be unable to:

  .  identify or properly evaluate proposed acquisitions;

  .  complete acquisitions on reasonable terms; and

  . realize fully the synergies and cost savings anticipated by acquisitions.

  As a result, we may be unable to realize fully the efficiencies and other cost savings intended by our future acquisitions.

  In order to realize the full potential benefits associated with future acquisitions, we must be able to successfully integrate acquired businesses into our existing business. However, integrating acquired businesses may negatively affect our business as a whole because:

  . our business may become more complex and diverse as a result of integrating new businesses;

  .  our customers or suppliers may react negatively to an acquisition;

  . integrating a new business may distract the attention of our management away from our existing business;

  . our key employees may leave due to problems associated with integrating new businesses; and

  . we may experience unanticipated problems or legal liabilities in connection with acquiring new businesses.

The decorative overlay industry is subject to many risks which are beyond our control and which could cause our business to suffer.

  The decorative overlay industry is affected by cyclical fluctuations in both the general economy and those particular to our industry. Generally, prolonged economic downturns and a slowing of construction activity could adversely affect our business by reducing demand for our TFM and HPL products.

  These fluctuations can result from:

  . consumer behavior, preferences, confidence and level of discretionary spending;

  .  housing construction and remodeling activity;

  .  demographics;

  .  interest rates;

  .  seasonal purchasing from OEMs and distributors;

  .  credit availability; and

  .  increases in shipping costs.

  Moreover, our products have been previously marketed primarily to companies that manufacture cabinetry, store fixtures and furniture for use by the construction industry. The construction industry is subject to significant fluctuations in activity caused by general economic conditions. Reductions in construction activity could adversely affect our business by reducing the demand for our TFM and HPL products.

Our estimates of market share and industry size may be inaccurate due to limited reliable statistical information.

  The market data for our products and industry is limited and is based on information and estimates which may not be complete or accurate. As a result, our estimates of the dollar size of the decorative overlay market may be inaccurate.

  We define the decorative overlay market to include three principal product areas:

  . TFMs (including thermally fused polyester panels, which George Carter & Affiliates, a private consulting firm, estimated accounted for less than 1% of the TFM market in 1997);

  .  HPLs; and

  . other adhesive based overlays, consisting of vinyls, foils and low basis weight papers.

  The HPL market data disclosed here is derived exclusively from materials provided to us by the National Electrical Manufacturers Association and Carter Affiliates, which does not include Canadian HPL data, and we do not believe such data is available. The TFM and other adhesive based overlay market data is derived exclusively from materials prepared by the Laminating Materials Association, Inc. and Carter Affiliates, which includes U.S. and Canadian TFM data.

  The U.S. and Canadian TFM market is comprised of large producers. See "Business--Our products face substantial competition." However, TFM manufacturers do not generally report their TFM production or sales, and the TFM market data presented here is estimated based on the limited information available to us and to Laminating Association and Carter Affiliates. Laminating Association and Carter Affiliates base their TFM market information on square feet of decorative overlay paper produced. Carter Affiliates and Laminating Association estimate that approximately 27% of decorative overlay paper produced is used in the production of TFMs. However, because TFM panels may be laminated on either one or two sides and the TFM industry does not report such breakdown, Laminating Association and Carter Affiliates are unable to translate decorative overlay paper production into TFM panel production on a square footage basis. Substantially all of the TFM panels that we produce are double-sided. Accordingly, our share of the actual TFM market--based on square feet of TFM panels produced--may be less than our share of the estimated TFM market presented herein--which is based on square feet of decorative overlay paper produced--if a significant amount of the decorative overlay paper produced is used by our competitors to manufacture single-sided TFMs. In addition, the dollar size of the decorative overlay industry is based on wholesale prices. These prices are not independently tracked and are estimated based on market information available to Carter Affiliates.

The nature of our operations makes us susceptible to material environmental liabilities.

  Our manufacturing operations involve the use, handling, storage, treatment and disposal of materials and waste products that may be toxic or hazardous. In addition, certain of our facilities operate, or have operated, above ground and underground storage tanks for fuels and chemical storage which are subject to a variety of environmental laws and regulations. Consequently, we are subject to numerous federal, state, provincial and local environmental and occupational health and safety laws and regulations, which include laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, workplace exposure and other matters. If we fail to comply with these environmental laws and regulations, we may incur material liabilities in the form of administrative, civil or criminal enforcement by government agencies or other parties. See "Business--Government Regulation and Environmental Matters."

  Due to the potential for incurring significant environmental liabilities, we may be required to make material capital expenditures to remain in compliance with applicable environmental laws and regulations. In addition, the adoption of new environmental laws and regulations, changes in existing laws and regulations or their interpretation, stricter enforcement of existing laws and regulations or governmental or private claims for damage to persons, property or the environment resulting from our current or former operations, may have a material adverse effect on our business by forcing us to expend additional capital and resources on environmental compliance.

  In addition, releases to the environment of hazardous or toxic wastes or substances, whether at facilities currently or formerly owned or operated by us or off-site locations in the United States where we have arranged for disposal of such substances, also may subject us to liability for cleaning up contamination which results from any releases. In some cases, liability may be imposed without regard to fault or the lawfulness of the original activity that resulted in the contamination.

  We are aware that soil or groundwater contamination may be present on certain of our properties. For example, operations of our facility in Auburn, Maine by a prior owner resulted in past releases of hazardous substances to soil and groundwater. The contamination of soil and groundwater at the Auburn facility has been investigated by us and the prior owner of the facility pursuant to administrative orders issued by the Maine Department of Environmental Protection. Under the terms of a settlement agreement, the prior owner of the facility is primarily responsible for performing any remediation which may be required by the Maine Department of Environmental Protection or other governmental agencies. With respect to one area under investigation, the Auburn, Maine facility, the prior owner's obligation to remediate is capped at $10.0 million. We believe that the prior owner has sufficient financial resources to perform the remedial obligations. However, due to the federal Comprehensive Environmental Response, Compensation, and Liability Act,
42 USC (S) 9601, et seq., and the Maine Uncontrolled Hazardous Substance Sites Law, 38 M.R.S.A. (S) 1361, et seq., there is a risk that we may be required to perform remedial work at the Auburn facility or contribute financially to the cost of such remediation if the prior owner fails to perform its remedial responsibility. Under the terms of the settlement agreement, there is also a risk that we may be required to contribute financially to the cost of remediation if Pioneer's past operation of the Auburn facility is shown to have contributed to the existing contamination at the site. While eventual remedial work at the facility may cost in the range of several million dollars, we believe that these costs will be borne by the prior owner. The presence of contamination at the Auburn facility may also make it more difficult for us to develop or sell portions of the property. However, we are entitled to an indemnity from the prior owner for loss in value of the Auburn, Maine property caused by past releases of hazardous substances related to certain previous operations of the facility. Past releases have been identified on certain other of Pioneer's current or former properties. However, we believe that it will not incur material liability for these releases.

  We also may incur liability under CERCLA for its off-site waste disposal. Based on our past experience with such matters and certain indemnities obtained in connection with its acquisitions, we believe that such liability will not have a material adverse effect on our business.

We may not be able to produce sufficient quantities of our products if we are unable to buy necessary raw materials at reasonable prices because of market conditions which could adversely affect our profitability.

  TFM and HPL decorative overlays are produced from a few basic raw materials. The unavailability of such raw materials or a substantial increase in their prices would have an adverse affect on our business. TFM production uses wood substrate, papers and melamine resins, which constitute approximately 60%, 30% and 10% of the required raw materials, respectively. Papers constitute nearly 75% of the total raw materials used in HPL production. Resins, including melamine and phenolic resin, constitute the remaining HPL raw materials. A substantial increase in raw material prices or a substantial decrease in raw material supply or quality could have a material adverse effect on our business, primarily because we may be unable to pass price increases through to our customers or meet customer order requirements.

  Our high-end acrylic based product, Pionite Solid Surface, is made to our specifications by DuPont. However, DuPont may terminate production of this product on 180 days prior notice to us. In the event DuPont terminates production, we may not be able to replace Pionite Solid Surface with a similar product. This could have a material adverse effect on our business, primarily because we could no longer offer such product and that could adversely affect our strategy of offering "one stop shopping" for all customer needs.

Our products face substantial competition from many companies that are larger than us.

  Our business, the decorative overlay industry, is highly competitive. Many of our competitors have significantly larger and substantially greater financial and other resources than we do. Competition is based on price, breadth of product line, design leadership, product quality, customer service and distribution coverage. We believe that no single competitor competes with us in all of our product lines. However, we face significant competition in individual product lines.

  The U.S. and Canadian TFM market is highly concentrated. We estimate that the number of TFM manufacturers in the U.S. and Canada has consolidated over the past two decades to approximately 40 in 1997. We estimate that the largest producers account for a majority of the TFMs sold in the U.S. and Canada (on a square footage basis). The rest of the market is comprised of a number of smaller regional manufacturers.

  The U.S. and Canadian HPL market has also consolidated over the past two decades to four manufacturers. There is no guarantee that our products will continue to compete successfully with competitive products. We may not be able to improve or maintain profit margins in the future. In addition, we might not be able to increase sales and market share. See "Business--Competition." Finally, European manufacturers are competitors, although to date European competition has not been material.

Our international sales may be adversely affected by factors beyond our control.

  A significant portion of our products are manufactured in Canada. Canadian sales represented approximately 22.4% and 9.9%, respectively, of our historical and pro forma consolidated net sales for the year ended December 31, 1998 and 27% and 24%, respectively, of our historical and pro forma consolidated net sales for the nine months ended September 30, 1999. Our Canadian sales are expected to continue to be an important part of our earnings in the future. Accordingly, poor results from Canadian operations could adversely affect our financial condition and results of operations.

  Success in the Canadian market depends on numerous factors, many of which are beyond our control. These factors are inherent in doing business outside the U.S., and include currency fluctuations, slower payment cycles, unexpected changes in regulatory requirements, potentially adverse tax consequences and compliance with foreign laws and standards.

  In addition, Pioneer's financial results are subject to the risks associated with international sales. Approximately 3% of Pioneer's net sales for 1998 and approximately 2.4% of our net sales for the first nine months of 1999, substantially all of which represent sales by Pioneer, were derived from sales to customers outside of the U.S. and Canada, and certain of Pioneer's U.S. and Canadian customers may resell Pioneer's products to end users in international markets. Pioneer's sales in 1998--particularly in the fourth quarter of 1998--were adversely effected by a decline in Pioneer sales of bowling lane flooring products to its largest U.S. purchaser. We believe the decline is primarily due to a decrease in sales of these products by our customers to end users in Asian markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Future declines could occur in sales involving ultimate consumption outside the U.S., which could have a material adverse affect on our business, financial condition and results of operations.

We are dependent upon our president and other key employees.

  Our performance depends partially upon the continued service of our president and chief executive officer, Robert J. Muller, Jr. The loss of Mr. Muller's services could have an adverse effect on our business operations and financial condition. We do not presently maintain a "key man" life insurance policy on Mr. Muller. See "Management--Employment Agreements" for a description of the new employment agreement that we entered into with Mr. Muller in connection with the Carlyle Transactions.

  Beginning in January 1998, we reorganized our management. The persons then serving as our executive officers either resigned or were terminated. See "Certain Transactions--Severance." We replaced these officers with a new management team. Our future success depends on our continuing ability to hire and keep highly qualified technical and managerial personnel. Competition for qualified personnel is intense, and attracting and retaining such personnel could be difficult.

Our discretion over certain business matters is limited by covenants in the indenture and our new credit facilities.

  The indenture and our new Bankers Trust credit facilities contain numerous financial and operating covenants that limit the discretion of our management with respect to certain business matters. The most restrictive covenants are contained in our new Bankers Trust credit facilities and include a minimum interest coverage ratio and a maximum leverage ratio. Additionally, our new Bankers Trust credit facilities will prevent us from repurchasing any of the notes under any covenant of the indenture until the repayment of all amounts due and owing under our new Bankers Trust credit facilities. The indenture and our new Bankers Trust credit facilities also contain covenants that restrict payment of cash dividends. These covenants place significant restrictions on our ability to:

  .  incur additional indebtedness,

  .  create liens or other encumbrances,

  .  make certain payments and investments,

  .  change our central business,

  .  sell or otherwise dispose of assets and

  .  merge or consolidate with other entities.

  The breach of any of the covenants or restrictions could result in a default under the indenture or the new credit facilities. Such a default would permit the senior lenders, or the holders of the notes, or both, to declare all amounts borrowed to be due and payable with accrued and unpaid interest. If indebtedness under our new Bankers Trust credit facilities and the notes both were declared to be due and payable, no payments could be made on the notes until our new Bankers Trust credit facilities were repaid in full. If we are unable to repay our indebtedness to our senior lenders, such lenders could seize the collateral securing the indebtedness. See "Description of Certain Indebtedness--New Credit Facilities" and "Description of Exchange Notes."

The Carlyle Group has the shareholder voting power to control our business.

  As of the date of this prospectus, an affiliate of The Carlyle Group holds approximately 91.1% of the common stock of Panolam Holdings. Panolam Holdings indirectly owns all of our outstanding common stock. Consequently, The Carlyle Group has the ability to control our business and affairs by virtue of its ability to control the election of a majority of Panolam Holdings' and our respective boards of directors and by virtue of its voting power regarding stockholder approval. The interests of The Carlyle Group as the majority equity holder of Panolam Holdings may differ from the interests of the holders of the notes. See "Principal Stockholders" and "Certain Transactions."

Our failure and/or the failure of our key suppliers and customers to be Year 2000 compliant would adversely impact our business.

  The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations that could disrupt normal business activities.

  We are currently reviewing our readiness for handling the Year 2000 Issue. We rely on our own and supplied technology. We have developed plans to minimize the potential problems by December 31, 1999. We are completing the final phase of our three phase process to modify all of our systems related to purchasing, order entry, accounts receivable and sales history. As of December 1, 1999, all of our locations were converted and fully functional on our software, which includes date sensitive manufacturing and inventory control systems. However, we cannot assure you that we will not experience disruptions in our operations due to the Year 2000 Issue. Any such disruptions could adversely affect our business by disrupting any of our normal business activities, including for example purchases, order entry, accounts receivable tracking and manufacturing processes.

  We estimate that our total costs related to our Year 2000 Issues will be approximately $10.7 million. We believe such costs do not and will not adversely affect our business, though it is possible that there could be increased costs and delays associated with the Year 2000 Issue.

  We have contacted all of our key external business partners to determine their plans for dealing with the Year 2000 Issue. If our major customers or vendors fail to appropriately address the Year 2000 Issue in a timely manner, it could have an adverse effect on our business, again, by resulting in a system failure or miscalculations that could disrupt normal business activities.

Risks related to the exchange notes

We are highly leveraged, and poor operating performance may affect our ability to make debt payments.

  In connection with the old offering and our new credit facilities, we incurred significant indebtedness. We now have substantially greater indebtedness than prior to the Pioneer Transactions and the Carlyle Transactions. As a result, we are highly leveraged, and have substantial repayment obligations which we may not be able to fulfill in the event that we have poor future operating performance. Subject to the restrictions contained in our new Bankers Trust credit facilities and the indenture, we may incur additional indebtedness from time to time to finance acquisitions, capital expenditures or for other purposes. As of December 1, 1999, we had approximately $290.3 million of consolidated indebtedness outstanding, of which approximately $100 million was senior or effectively senior to the notes and the guarantees. As of December 1, 1999, we were able to borrow the full amount of $50.0 million under our U.S. revolving facility. See "Description of Certain Indebtedness--New Credit Facilities."

  Our ability to make scheduled debt payments will depend on future operating performance and cash flow, which are subject to economic factors beyond our control, such as prevailing interest rates. In addition, our future cash flow is not guaranteed to be adequate to allow us to meet our obligations and commitments. These obligations and commitments include interest payments on the notes, and principal and interest payments under our new Bankers Trust credit facilities. See "Description of Certain Indebtedness--New Credit Facilities." If we cannot generate sufficient cash flow from operations to service our indebtedness and to meet other obligations and commitments, we might be required to refinance our debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancings or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of the new Bankers Trust credit facilities or the indenture. In the event that we are unable to refinance the new credit facilities or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal and interest on the exchange notes would be adversely affected.

  Our level of leverage could have important consequences to holders of the exchange notes, including:

  . a substantial portion of our cash flow from operations must be dedicated to the payment of interest on the exchange and old notes and interest on our other existing indebtedness, reducing our funds available for other purposes,

  . our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired,

  . the agreements governing our long-term indebtedness, including our new Bankers Trust credit facilities and the indenture, contain certain restrictive financial and operating covenants,

  . we are vulnerable to increases in interest rates because the indebtedness under our new Bankers Trust credit facilities is at variable rates of interest,

  . the indebtedness outstanding under our new Bankers Trust credit facilities is secured by substantially all of our existing and future acquired assets and the capital stock of our existing and future acquired operating subsidiaries,

  . we are substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage,

  . we may be hindered in our ability to adjust rapidly to changing market conditions,

  . our substantial degree of leverage may negatively affect suppliers' willingness to give us favorable payment terms and

  . our substantial degree of leverage could make us more vulnerable in the event of a downturn in general economic conditions or in our business.

See "Description of Certain Indebtedness."

We and the parent guarantors are holding companies, and the obligations of our operating companies are secured by liens on all of their property and assets.

  We and the parent guarantors are holding companies whose only material assets are the stock of their respective subsidiaries. Our cash flow and, consequently, our ability to service debt (including the notes), is dependent upon the earnings of our subsidiaries and the payment of funds by those subsidiaries to us in the form of loans, dividends or otherwise. Subsidiary funding may be inadequate to fund the note payments.

  The exchange notes are guaranteed on an unsecured senior subordinated basis by all the guarantors. Should we fail to satisfy any payment obligations under the exchanges notes, the holders of exchanges notes would have a direct claim against the guarantors. The guarantors are also obligors with respect to other substantial indebtedness, including borrowings and guarantees on a senior basis under the new credit facilities. Moreover, the capital stock of the subsidiary guarantors is pledged to secure amounts borrowed or guaranteed under our new Bankers Trust credit facilities. The obligations of the subsidiary guarantors under our new

Bankers Trust credit facilities will be secured by liens on substantially all of the properties and assets of the subsidiary guarantors. See "Description of Certain Indebtedness--New Credit Facilities--Guarantees; Security." Accordingly, there may be insufficient assets remaining after payments of senior and/or secured claims to pay amounts due on the notes.

  Our subsidiaries that are not subsidiary guarantors, including our Canadian operating subsidiary, are separate and distinct legal entities and have no obligation to pay any amounts due under the notes. The indenture will permit us and our subsidiaries, including our non-guarantor subsidiaries, to incur additional indebtedness, subject to certain restrictions. See "Description of Exchange Notes--Certain Covenants." If we participate in any distribution of the assets of any of our non-guarantor subsidiaries upon its liquidation, reorganization or insolvency, we will be subject to the claims of creditors of the non-guarantor subsidiary--including trade creditors, the lenders under our new Bankers Trust credit facilities and preferred stockholders--except to the extent that we have a creditor claim against the non-guarantor subsidiary.

  The payment of dividends and the making of loan advances to us by our subsidiaries are subject to restrictive covenants including those under our new Bankers Trust credit facilities. Payment of dividends will be restricted upon an event of default under our new Bankers Trust credit facilities. See "Description of Exchange Notes."

The exchange notes and guarantees will be junior to some of our other obligations.

  The exchange notes will be senior subordinated, unsecured general obligations of us, ranking subordinate in right of payment to all of our existing and future senior debt, including our new Bankers Trust credit facilities. The exchange notes will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and will rank senior in right of payment to all of our existing and future subordinated indebtedness, of which there is none currently outstanding.

  Our obligations under the exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis by the guarantors pursuant to the guarantees. The guarantees will be senior subordinated, unsecured general obligations of the guarantors and, as such, will be subordinate in right of payment to all senior debt of the guarantors, including guarantees by the guarantors under our new Bankers Trust credit facilities. In the event of our insolvency, liquidation or other reorganization, our assets and the assets of the guarantors will be available to pay obligations on the exchange notes and the guarantees only after all of our senior debt and the guarantors has been paid in full. The senior debt includes the obligations of the guarantors under the new Bankers Trust credit facilities that will be secured by liens on substantially all of their properties and assets. Accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the exchange notes. Generally, no payments may be made with respect to the exchange notes if a default exists with respect to any of our senior debt. See "Description of Certain Indebtedness--New Credit Facilities--Guarantees; Security" and "Description of Exchange Notes--Subordination."

We have commenced offers to purchase all of the old notes and as a result the trading price of the notes may decline and our senior indebtedness will increase if a significant portion of the notes are tendered for repurchase.

  The indenture provides that, upon the occurrence of a change of control, we are required to make an offer to repurchase all of the notes at a price in cash equal to 101% of the aggregate principal amount, plus any accrued and unpaid interest and liquidated damages. The recapitalization which occurred in connection with the Carlyle Transactions constituted a change of control under the terms of the indenture. As a result, we have commenced an offer to repurchase all of the notes in accordance with the terms of the indenture. To the extent we repurchase notes pursuant to our change of control, offer, the liquidity and pricing of the notes will be adversely affected.

  On December 21, 1999, we commenced a tender offer and a consent solicitation with respect to the notes. Our tender offer consists of an offer to repurchase all of the outstanding notes for an amount in cash equal to

101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages. Our tender offer will expire on January 21, 2000, unless we elect to extend the expiration date. To the extent that we repurchase notes pursuant to our tender offer, the liquidity and pricing of the notes may be further adversely affected.

  We intend to finance any payments made to repurchase the notes (whether pursuant to our change of control offer or our tender offer) with funds borrowed under our new Bankers Trust credit facilities. Thus, our indebtedness outstanding under our new Bankers Trust credit facilities will increase by the amount of the notes we repurchase, plus the premium paid and any accrued and unpaid interest.

We have commenced a consent solicitation in respect of the notes and if a sufficient number of holders provide their consent, the notes and the indenture will be amended to eliminate many of the restrictive covenants and other provisions in the notes and the indenture.

  On December 21, 1999, in connection with our tender offer we commenced a consent solicitation from the holder of the notes to amend the notes and the related indenture in exchange for the payment of a consent fee in cash equal to 1.5% of the principal amount of the notes for which a consent is delivered. The proposed amendments to the notes and the indenture provide for (i) the elimination of substantially all restrictive covenants in the notes and the indenture, (ii) the removal from the definition of events of default in the notes and the indenture of all events other than nonpayment, failure to comply with the remaining covenants and certain bankruptcy events relating to us, and
(iii) the amendment of certain other provisions. In the event that any or all of the proposed amendments are approved, many covenants and other provisions in the notes and the indenture will be eliminated, which will adversely affect the rights of the holders of the notes.

We may be unable to repurchase the exchange notes upon another change of ownership following an initial public offering of our equity.

  The indenture provides that we will be required to offer to repurchase any outstanding notes in the event of another change of control following an initial public offering of our equity. In the event of another change of control, we may have insufficient funds to purchase all notes tendered because of our other obligations. Certain events involving a change of control could result in acceleration of our other indebtedness, including indebtedness under our new Bankers Trust credit facilities, or other indebtedness that we may incur in the future. Our new Bankers Trust credit facilities prohibit us from repurchasing any notes unless and until such time as the indebtedness under our new Bankers Trust credit facilities is paid in full. See "--Our discretion over certain business matters is limited by covenants in the indenture and our new credit facilities." Our failure to purchase notes would result in a default under the indenture and our new Bankers Trust credit facilities which would permit the trustee under the indenture, the holders of at least 25% in principal amount of the outstanding notes or the lenders under our new Bankers Trust credit facilities to declare the principal and accrued but unpaid interest due and payable on both the notes and our new Bankers Trust credit facilities.

  Likewise, the inability to repay the indebtedness under the new Bankers Trust credit facilities, if such repayment is accelerated, would also constitute an event of default under the indenture, which could cause an acceleration of the indebtedness under the indenture. In the event of a change of control, there can be no assurance that we would have the ability to refinance our new Bankers Trust credit facilities or sufficient assets to satisfy all of our obligations under the new credit facilities and the notes. The provisions relating to a change of control included in the indenture may increase the difficulty of a potential acquiror to obtain control of us. See "Description of Exchange Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder upon a Change of Control."

Fraudulent transfer laws could void or alter our obligations under the exchange notes.

  Our obligations under the exchange notes may be subject to review under state or federal fraudulent transfer laws in the event of our bankruptcy or other financial difficulty. Under those laws, a court could cancel our obligations under the exchange notes, or direct that the exchange notes holders repay us or direct that the payments under the exchange notes be held for the benefit of our creditors. This would likely happen in a lawsuit by an unpaid creditor or representative of our creditors, such as a trustee in bankruptcy or us as debtor in possession, if when the exchange notes were issued, we (a) received less than fair consideration or reasonably equivalent value therefor, and we (b) either:

  .  were or became insolvent,

  . were engaged in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital or

  . intended to incur or believed, or reasonably should have believed, that we would incur debts beyond our ability to pay as those debts matured.

Regardless of the factors identified in the first two points noted above, the court could cancel the notes and direct repayment if it found that we issued the exchange notes with actual intent to hinder, delay or defraud our creditors.

  Separately, a court might determine that we did not receive fair consideration or reasonably equivalent value to the extent the old offering proceeds were used to retire our former General Electric credit facilities.

  In addition, a guarantor's obligations under its guarantee may be subject to review under the same laws in the event of the guarantor's bankruptcy or other financial difficulty. If a court were to find that when a guarantor issued its guarantee or, in some jurisdictions, when it became obligated to make payments thereunder, the factors identified in the first two points noted above applied to the guarantor, or that the guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors, the court could cancel the guarantee and direct the repayment of amounts paid. A court will likely hold that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its guarantee. The indenture will limit each guarantor's liability under its guarantee to the maximum amount that the guarantor could pay without the guarantee being deemed a fraudulent transfer. See "Description of Exchange Notes." If this limitation is effective, the limited amount guaranteed might be sufficient to pay amounts owed under the notes in full.

  The measure of insolvency varies depending on the law of the jurisdiction being applied. Generally, however, an entity is considered insolvent if the sum of its debts--including contingent or unliquidated debts--is greater than:

  .  all of its property at a fair valuation or

  . if the present fair value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as due.

                         The Pioneer Transactions

The Pioneer Acquisition

  On February 18, 1999, the issuer acquired all of the outstanding equity securities of Pioneer from Rugby USA. The total consideration paid was $157.1 million after giving effect to a $2.0 million post-closing reduction in the purchase price. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The stock purchase agreement with Rugby USA originally required us to make post-closing earnout payments to Rugby USA of up to an aggregate maximum of $15.0 million contingent upon our having achieved specified EBITDA (as defined in the stock purchase agreement with Rugby USA) targets in 1999, 2000, 2001, 2002 and 2003. On October 13, 1999 the stock purchase agreement was amended to delete these earn-out payments and settle certain disputes regarding the purchase price and other matters in return for a payment by us to Rugby USA of $5,000,000.

  In connection with the Pioneer acquisition, we entered into a number of ancillary agreements providing for distribution arrangements with Rugby Building Products and noncompetition agreements with Rugby Group. Under distribution agreements entered into between Rugby Building Products' network of 21 distributors-- which accounted for approximately 30% of Pioneer's HPL sales in 1997--and Pioneer, Rugby Building Products for 5 years--subject to renewal--will act as exclusive distributor in several U.S. territories of certain Pionite HPL products manufactured by Pioneer. In addition, Rugby Building Products agreed during the five year period to purchase on a calendar year basis at least the same amount of certain products from Pioneer, measured by square feet, as it purchased in 1997, subject to a permitted diminution in sales of such products for industry-wide slow-downs and closings of any Rugby Building Products distributor. However any reduction can be no greater than a 7.5% decrease in the aggregate from amounts purchased in 1997, thus maintaining on a calendar year basis Rugby Building Products' market share within its territory at a level equal to or greater than the U.S. distributor's market share average as established by Pioneer.

The DLJ/Credit Suisse Refinancing

  Concurrently with the Pioneer acquisition, we completed a series of transactions that refinanced all of our indebtedness under our former General Electric credit facilities. The refinancing consisted of the offering of the old notes and the entry by us into our former DLJ/Credit Suisse credit facilities. We refinanced all of our indebtedness under our former DLJ/Credit Suisse credit facilities in connection with the Carlyle Transactions described below.



See "Use of Proceeds."

                         The Carlyle Transactions

The Recapitalization

  On November 24, 1999, Panolam Holdings effected a recapitalization pursuant to a stock purchase and redemption agreement among Genstar Capital Partners II, L.P., StarGen II LLC, and Robert J. Muller, Jr., our sole stockholders, Panolam Acquisition Company, L.L.C., an affiliate of The Carlyle Group, and Panolam Holdings. Pursuant to the agreement:

  . Panolam Acquisition Company purchased certain shares of common stock of Panolam Holdings from Genstar Capital Partners, StarGen and Robert J. Muller, Jr. for an aggregate purchase price of approximately $136.4 million,

  . Panolam Acquisition Company purchased shares of common stock from Panolam Holdings for an aggregate purchase price of approximately $11.6 million,

  . Panolam Holdings redeemed certain shares of its common stock from Genstar Capital Partners and StarGen for an aggregate purchase price of $19 million, payable with junior subordinated promissory notes, and

  . Panolam Holdings accelerated the vesting and cancelled all of its outstanding stock options in exchange for a cash payment based upon the value of such options, or approximately $8.6 million in the aggregate.

  Concurrently with the recapitalization, Mr. Muller, our president and chief executive officer, also purchased additional shares of common stock of Panolam Holdings for a purchase price of approximately $3.5 million. See "Certain Transactions--Stock Purchases by Robert J. Muller, Jr."

  As a result of the recapitalization and after giving effect to Mr. Muller's stock purchase, The Carlyle Group acquired approximately 91.1% of the outstanding common stock of Panolam Holdings, Genstar Capital affiliates continue to hold approximately 5.5%, and Mr. Muller holds approximately 3.4%.

  As noted above, Panolam Holdings redeemed certain shares of its common stock from Genstar Capital Partners and StarGen for an aggregate purchase price of $19 million, payable with junior subordinated promissory notes. The promissory notes are unsecured obligations of Panolam Holdings which are subordinate in right of payment to all of our senior debt, including all indebtedness under our Bankers Trust credit facilities, and the notes. The promissory notes bear interest, prior to any redemption or repayment of the notes, at the rate of 12% through November 24, 2005, and 14% following November 24, 2005 through their maturity date of February 16, 2009. Subject to certain limitations, all interest accruing under the promissory notes is payable on April 15 of each year prior to the maturity date (or on the maturity date in the case of the period on the maturity date), commencing on April, 2001. In addition, subject to certain limitations, Panolam Holdings is required to pay a portion of the principal outstanding under the promissory notes on April 15 of each year prior to the maturity date, commencing on April 15, 2002. Panolam Holdings may prepay all principal and interest outstanding under the promissory notes at any time prior to the maturity date without premium or penalty. The promissory notes also contain customary covenants, including, among other things, negative covenants regarding the incurrence of debt, the payment of dividends, payments to The Carlyle Group or its affiliates and pledges of our capital stock and the capital stock of Panolam Group and PII Second.

  In connection with the recapitalization, Panolam Holdings also entered into a warrant agreement with Genstar Capital Partners and StarGen. Under the terms of the agreement, Panolam Holdings agreed to issue warrants to purchase shares of its common stock to Genstar Capital Partners and StarGen in the event that the promissory notes issued to them in the recapitalization are not paid by November 24, 2005. Specifically, if any amounts remain outstanding under the promissory notes on November 24, 2005, Panolam Holdings will be required to issue warrants to Genstar Capital Partners and StarGen to purchase an aggregate number of shares of its common stock equal to (x) the aggregate principal amount outstanding under the promissory notes divided by $19 million, multiplied by (y) 2.5% of the total number of shares of Panolam Holdings' common stock then outstanding. In addition, if any amounts remain outstanding under the promissory notes on each of November 24, 2006 through 2009, Panolam Holdings will be required to issue additional warrants to purchase a number of shares of its common stock calculated in accordance with the same formula.

The Bankers Trust Refinancing

  Concurrently with the recapitalization, we also refinanced all of our indebtedness under our former DLJ/Credit Suisse credit facilities by entering into new credit facilities with Bankers Trust Company and other senior lenders. Our new Bankers Trust credit facilities provide for an aggregate committed amount of up to $285 million, consisting of up to $235 million of term loan facilities, and a $50 million revolving loan facility. The amount of term loans will be reduced if less than all of the old notes are tendered for repurchase in connection with the change of control offer described below. We used a portion of the funds available under our new Bankers Trust credit facilities to repay all of our indebtedness under our former DLJ/Credit Suisse credit facilities. We intend to use the funds remaining under our new credit facilities to fund the offer to repurchase our outstanding notes described below, and for working capital requirements, permitted encumbrances, capital expenditures and other general corporate purposes. Our new Bankers Trust credit facilities also provide for an uncommitted acquisition loan facility of $50 million to fund future permitted acquisitions. See "Description of Certain Indebtedness--New Credit Facilities."

The Change of Control Offer

  Under the terms of the indenture, a "change of control" of Panolam Holdings is deemed to occur at any time, before Panolam Holdings has completed an initial public equity offering, as Genstar Capital, L.L.C. and its Related Persons (as defined in the indenture) cease to beneficially own at least 51% of the voting power of the capital stock of Panolam Holdings. The recapitalization of Panolam Holdings qualified as a change of control under the terms of our indenture because Genstar Capital's beneficial ownership was reduced to approximately 5.6%. As a result, under the terms of the indenture, the holders of the notes may require us, at their option, to repurchase all or any part of their notes at a cash price equal to 101% of the principal amount of the notes (or $1,010 per $1,000 principal amount), plus accrued and unpaid interest and liquidated damages in respect of the notes. See "Description of Exchange Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control." On December 9, 1999, we commenced an offer to repurchase the notes in accordance with the terms of the indenture. Our change of control offer is due to expire on January 10, 2000. Our change of control offer is subject to a number of terms and conditions, all of which are set forth in a Change of Control Notice and Offer to Purchase which has been delivered to all holders of the notes. If you elect to tender all or any part of your notes for repurchase, you may not exchange such notes, or the portion of such notes that is tendered for repurchase, for exchange notes in connection with the exchange offer.

The Tender Offer

  On December 21, 1999, we commenced a tender offer and a consent solicitation with respect to the notes. Our tender offer consists of an offer to repurchase all of the outstanding notes for an amount in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages. Our tender offer will expire on January 21, 2000, unless we elect to extend the expiration date. In connection with our tender offer, we are also soliciting the consent of the holders of the notes to amend the notes and the related indenture in exchange for the payment of a consent fee in cash equal to 1.5% of the principal amount of the notes for which a consent is delivered. The proposed amendments to the notes and the indenture provide for (i) the elimination of substantially all restrictive covenants in the notes and the indenture, (ii) the removal from the definition of events of default in the notes and the indenture of all events other than nonpayment, failure to comply with the remaining covenants and certain bankruptcy events relating to us, and
(iii) the amendment of certain other provisions. We must obtain a consent from the holders of at least 2/3 in principal amount of the outstanding notes to approve one of our proposed amendments to the notes and the indenture, and a majority in principal amount of the outstanding notes to approve our other proposed amendments to the notes and the indenture. If we are unable to obtain majority approval, none of our proposed amendments will be effected and no consent fees will be paid. Our tender offer and our consent solicitation are subject to a number of terms and conditions, all of which are set forth in an Offer to Purchase And Consent Solicitation Statement which has been delivered to all holders of the notes.

  We intend to finance any payments made to the repurchase notes (whether pursuant to our change of control offer or our tender offer) and to pay the consent fee with funds borrowed under our new Bankers Trust credit facilities. As a result, our indebtedness outstanding under our new Bankers Trust credit facilities will increase by the principal amount of the repurchased notes, plus the premium paid and accrued and unpaid interest and liquidated damages. However, our Bankers Trust credit agreement currently does not permit us to borrow funds to repurchase notes or pay the consent fee. Accordingly, our tender offer and our obligation to pay the consent fee (but not our change of control offer) are conditioned upon our ability to amend our new Bankers Trust credit agreement to provide for the use of the term facilities provided thereby to finance the tender offer and payment of the consent fee.

  This prospectus does not constitute a part of our change of control offer, our tender offer or our consent solicitation described above, nor does this prospectus constitute an offer to repurchase any of the notes or a solicitation of consents from any holders of notes. Our change of control offer, and the terms and conditions thereof, are set forth in a Change of Control Notice and Offer to Purchase which has been delivered to the holders of the notes. Our tender offer, consent solicitation, and the respective terms and conditions thereof, are set forth in an Offer to Purchase And Consent Solicitation Statement which has been delivered to the holders of the notes.

                                Use of Proceeds

  We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. The section "The Pioneer Transactions" describes how we used the $135.0 million of proceeds from the sale of the old notes.

                                 Capitalization

  The following table sets forth our historical capitalization as of September 30, 1999, and our pro forma capitalization as of September 30, 1999 after giving effect to the Carlyle Transactions. The following table should be read in conjunction with the consolidated financial statements, related notes and the pro forma financial statements appearing elsewhere in this prospectus.

                                                                     Pro forma
                                                         As of         as of
                                                     September 30, September 30,
                                                          1999         1999
                                                     ------------- -------------
                                                            (in millions)
Cash................................................    $ 11.0        $ 10.6
                                                        ======        ======
Total debt (including current portion):
 Credit facilities (a):
  U.S. facilities...................................    $ 52.6        $ 50.0
  Canadian facilities...............................      47.8          50.0
 11 1/2% Senior Subordinated Notes due 2009 (b).....     135.0         135.0
 Other debt.........................................       2.3           2.3
                                                        ------        ------
  Total debt........................................     237.7         237.3
Total stockholders' equity..........................      31.3          31.3
                                                        ------        ------
  Total capitalization..............................    $269.0        $268.6
                                                        ======        ======

---------------------

(a) As of September 30, 1999, total revolving credit availability under our revolving credit facilities with DLJ/Credit Suisse and other senior lenders was $28.0 million, subject to borrowing base restrictions. As of September 30, 1999, total revolving credit availability under our revolving credit facilities with Bankers Trust and other senior lenders, on a pro forma basis after giving effect to the Carlyle Transactions, was $50 million.
    See "Description of Certain Indebtedness--New Credit Facilities."

(b) Assumes that notes are not tendered for repurchase in connection with our change of control or tender offers. This amount will be reduced by the principal amount of any notes repurchased and the amount of indebtedness outstanding under our new Bankers Trust credit facilities will be increased by the principal amount of the repurchased notes, plus any premium paid and accrued and unpaid interest.

                               The Exchange Offer

Purpose and effect

  We sold the old notes to Donaldson, Lufkin & Jenrette Securities Corporation and Credit Suisse First Boston Corporation, the initial purchasers in the offering of the old notes, on February 18, 1999 pursuant to a purchase agreement. The initial purchasers subsequently resold the old notes in reliance on Rule 144A and other exemptions under the Securities Act of 1933. We also entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed with respect to the old notes to:

  . cause to be filed, on or prior to May 4, 1999, a registration statement with the SEC under the Securities Act of 1933 concerning the exchange offer,

  . use our reasonable best efforts to cause this registration statement to be declared effective by the SEC on or prior to July 18, 1999 and

  . cause the exchange offer to remain open for a period of not less than 30 days. This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement.

Terms of the exchange offer

  We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of the outstanding old notes. We will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m., New York City
time, on     .    , 1999, which is the date that the exchange offer will
expire. You may withdraw a tender of the old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the conditions, terms and provisions of the registration rights agreement. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes, except that:

  . the exchange notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer,

  . holders of exchange notes will not be entitled to liquidated damages under the registration rights agreement subject to certain limited exceptions, and

  . holders of exchange notes will not be, and upon consummation of the exchange offer, holders of old notes will no longer be, entitled to certain rights under the registration rights agreement intended for holders of unregistered securities. See "--Conditions of the exchange offer."

  You may tender old notes only in multiples of $1,000. Subject to the foregoing, you may tender less than the aggregate principal amount represented by your old notes, provided that you appropriately indicate this fact on the letter of transmittal accompanying your tendered old notes or so indicate pursuant to the procedures for book-entry transfer. As of the date of this prospectus, $135.0 million in aggregate principal amount of the old notes is outstanding, the maximum amount authorized by the indenture for all notes. Solely for reasons of administration, we have fixed the close of business on
    .    , 1999, as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a holder of the old notes, or such holder's legal representative or attorney-in-fact, may participate in the exchange offer. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no such holder is an "affiliate" of Panolam as such term is defined in Rule 405 under the Securities Act of 1933. We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for the purposes of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned without expense to the tendering holder of those notes as promptly as practicable after the expiration date.

Expiration date; extensions; amendments

  The expiration date shall be      .     , 1999 at 5:00 p.m., New York City
time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended which will in no event exceed 90 days from the commencement of the exchange offer. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any notice and public announcement shall set forth the new expiration date of the exchange offer. We reserve the right, in our sole discretion:

  .  to delay accepting any old notes,

  .  to extend the exchange offer,

  . if any of the conditions set forth below under "--Conditions of the exchange offer" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent and

  .  to amend the terms of the exchange offer in any manner.

  If we amend the exchange offer in a manner that we determine to constitute a material change, we will, in accordance with applicable law, file a post-effective amendment to the registration statement with the SEC and resolicit the registered holders of the old notes. If we file a post-effective amendment, we will notify the exchange agent of an extension of the exchange offer by oral or written notice, and will make a public announcement of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the effectiveness of such post-effective amendment. Any notice and public announcement shall set forth the new expiration date, which shall be no less than five days after the then applicable expiration date.

Conditions of the exchange offer

  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the condition that it does not violate any applicable law or interpretation of the staff of the SEC. Further, as a condition to its participation in the exchange offer, each holder of old notes, including, without limitation, any holder who is a broker-dealer, will be required to furnish a written representation to us, which may be contained in the letter of transmittal accompanying this prospectus to the effect that:

  .  it is not an affiliate of Panolam,

  . it is not engaged in, or does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer and

  .  it is acquiring the exchange notes in its ordinary course of business.

  Each holder using the exchange offer to participate in a distribution of the exchange notes will be required to acknowledge and agree that, if the resales are of exchange notes obtained by such holder in exchange for old notes acquired directly from us or one of our affiliates, it:

  . could not, under SEC policy as in effect on the date of the registration rights agreement, rely on the position of the SEC enunciated in Morgan Stanley and Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling (available July 2, 1993) and K-III Communications Corporation (available May 14, 1993), or similar no-action or interpretive letters and

  . must comply with the registration and prospectus delivery requirements of the Securities Exchange Act of 1934 in connection with a secondary resale transaction and that such a secondary sale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

  In addition, each holder of old notes will be required to furnish a written representation to us, which may be contained in the letter of transmittal accompanying this prospectus to the effect that they are either:

  . a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933,

  . an institutional "accredited investor" within the meaning of subparagraph(a)(1), (2), (3) or (7) of Rule 501 under the Securities Act of 1933 or

  . a non-U.S. person within the meaning of Regulation S under the Securities Act of 1933.

Termination of certain rights

  The registration rights agreement provides that, subject to certain exceptions, in the event of a registration default holders of old notes are entitled to receive liquidated damages. A registration default will be deemed to have occurred if:

  . any registration statement required by the registration rights agreement is not filed with the SEC on or prior to the applicable filing deadline,

  . any registration statement has not been declared effective by the SEC on or prior to the applicable effectiveness deadline,

  . the exchange offer has not been consummated within 30 days after the exchange offer registration statement is first declared effective by the SEC or

  . any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective immediately.

  Liquidated damages shall be calculated as an amount equal to $.05 per week per $1,000 in principal amount of old notes held by a holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. For the $135.0 million principal amount of notes outstanding, this equals an aggregate of $964.29 of liquidated damages per day. The amount of liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount of old notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages of $.50 per week per $1,000 in principal amount of old notes. The exchange offer shall be deemed consummated when we deliver to the registrar under the indenture the exchange notes in the same aggregate principal amount as the aggregate principal amount of old notes that are validly tendered by holders thereof pursuant to the exchange offer. See "Description of Exchange Notes--Registration Rights."

  On July 18, 1999, we began to accrue liquidated damages under the registration rights agreement because the registration statement required by that agreement (of which this prospectus forms a part) had not been declared effective by the SEC. As of December 27, 1999, we had accrued an aggregate of approximately $235,000 of liquidated damages under the registration rights agreement. Liquidated damages stopped accruing under the registration rights agreement when the registration statement required by that agreement (of which this prospectus forms a part) was declared effective by the SEC. All liquidated damages which have accrued under the registration rights agreement will be paid in the manner provided for the payment of interest on the notes.

Accrued interest on the old notes

  The exchange notes will bear interest at a rate equal to 11 1/2% per annum from and including their date of issuance. Holders whose old notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last interest payment date, as applicable, to, but not including, the date of issuance of the exchange notes, such interest to be payable with the first interest payment on the exchange notes. Interest on the old notes accepted for exchange, which interest accrued at the rate of 11 1/2% per annum, will cease to accrue on the day prior to the issuance of the exchange notes. See "Description of Exchange Notes--General."

Procedures for tendering old notes

  The tender of a your old notes as set forth below and our acceptance thereof will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, if you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit your old notes, together with a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth below under "The exchange agent; assistance" prior to 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at your own election and risk. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery. Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes surrendered for exchange are tendered by a registered holder of the old notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the letter of transmittal or by an eligible institution. An "eligible institution" is a firm which is a member of a registered national securities exchange or the Nasdaq Stock Market, a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934. In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by an eligible institution. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must either be endorsed by the registered holder, with the signature thereon guaranteed by an eligible institution or be accompanied by a bond power, in satisfactory form as we may determine in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible institution. We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered and to reject any old notes our acceptance of which might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, shall be final and binding on all parties.

  Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such period of time as we shall determine. We will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange notes but shall not incur any liability for failure to give such notification. Tenders of the old notes will not be deemed to have been made until such irregularities have been cured or waived. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us, in our sole discretion, of such person's authority to so act must be submitted. Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in such beneficial owner's name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

  By tendering, each registered holder will represent to us that, among other things:

  . the exchange notes to be acquired in connection with the exchange offer by the holder and each beneficial owner of the old notes are being acquired by the holder and each beneficial owner in the ordinary course of business of the holder and each beneficial owner,

  . the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

  . the holder and each beneficial owner acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction of the exchange notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters that are discussed herein under "--Resales of exchange notes,"

  . that if the holder is a broker-dealer that acquired old notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of exchange notes acquired in the exchange offer,

  . the holder and each beneficial owner understand that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act of 1933 and

  . neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act of 1933, of Panolam except as otherwise disclosed to us in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed delivery procedures

  Holders who wish to tender their old notes and whose old notes are not immediately available or who cannot deliver their old notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, or complete the procedure for book-entry transfer on a timely basis, may tender their old notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to these procedures:

  . tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by such holder,

  . on or prior to the expiration date, the exchange agent must have received from the holder and the eligible institution a properly completed and duly executed notice of guaranteed delivery setting forth the name and address of the holder, the certificate number or numbers of the tendered old notes, and the principal amount of tendered old notes, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of delivery of the notice of guaranteed delivery, the tendered old notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible institution with the exchange agent and

  . such properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer, or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, must be received by the exchange agent within three business days after the expiration date.

  Any holder who wishes to tender old notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such old notes prior to 5:00 p.m., New York City time, on the expiration date.

Book-entry delivery

  The exchange agent will establish an account with respect to the old notes at DTC which will serve as the book-entry transfer facility for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the old notes by causing such facility to transfer old notes into the exchange agent's account in accordance with such facility's procedure for such transfer. Even though delivery of old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent's message (as defined below) in connection with a book-entry transfer, and other documents required by the letter of transmittal, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth below under "The exchange agent; assistance" before the expiration date, or the guaranteed delivery procedure set forth above must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the exchange agent. The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the old notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

  DTC's Automated Tender Offer Program is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for such old notes.

Acceptance of old notes for exchange; delivery of exchange notes

  Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered as soon as practicable after acceptance of the old notes. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes, if we have given oral or written notice thereof to the exchange agent. In all cases, issuances of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of such old notes, a properly completed and duly executed letter of transmittal and all other required documents, or of confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender or conditions of the exchange offer. If any tendered old notes are not accepted for any reason, such unaccepted old notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal rights

  Tenders of the old notes may be withdrawn by delivery of a written notice to the exchange agent, at its address set forth on the back cover page of this prospectus, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn,

  . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes, as applicable,

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as we may determine in our sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an eligible institution together with the other documents required upon transfer by the indenture, and

  . specify the name in which such old notes are to be re-registered, if different from the depositor, pursuant to such documents of transfer.

  We will resolve any questions as to the validity, form and eligibility, including time of receipt, of such notices, in our sole discretion. The old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described under "Procedures for tendering old notes" at any time on or prior to the expiration date.

The exchange agent; assistance

  State Street Bank and Trust Company is the exchange agent. You should direct all tendered old notes, executed letters of transmittal and other related documents to the exchange agent. You should address questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents to the exchange agent as follows:

  By registered or certified
             mail:                 By hand/overnight courier:           By regular mail:

     State Street Bank and           State Street Bank and            State Street Bank and
         Trust Company                   Trust Company                    Trust Company
  5th Floor, Corporate Trust       5th Floor, Corporate Trust
            Window                           Window                       P.O. Box 778
     2 Avenue de Lafayette           2 Avenue de Lafayette            Boston, MA 02101-0778
     Boston, MA 02111-1724           Boston, MA 02111-1724                 Attention:
   Attention: Kellie Mullen         Attention: Kellie Mullen          Corporate Trust Dept.

                                         By facsimile:

                                         (617) 662-1452
                                   To confirm by telephone or
                                     for information call:
                                         (617) 662-1523

Solicitation of tenders; fees and expenses

  No person has been authorized to give any information or to make any representation in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein. The exchange offer is not being made to, nor will offers be accepted from or on behalf of, holders of notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer legal in any such jurisdiction and extend the exchange offer to holders of notes in such jurisdiction. We will bear all expenses incident to our consummation of the exchange offer and compliance with the registration rights agreement, including, without limitation:

  . all registration and filing fees, including, without limitation, fees and expenses of compliance with state securities laws,

  . printing expenses, including, without limitation, expenses of printing certificates for the exchange notes in a form eligible for deposit with DTC and of printing prospectuses,

  .  messenger, telephone and delivery expenses,

  .  fees and disbursements of our counsel,

  .  fees and disbursements of independent certified public accountants,

  .  rating agency fees,

  . our internal expenses, including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties, and

  . fees and expenses incurred in connection with the listing, if any, of the exchange notes on a securities exchange.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Accounting treatment

  We will record the exchange notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Resales of exchange notes

  Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred to a holder by such holder without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the holder is acquiring the exchange notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate in the distribution of the exchange notes. However, the foregoing does not apply to a transferring holder who is either:

  . a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A under the Securities Act of 1933 or any other available exemption under the Securities Act of 1933 or

  . a person that is an affiliate of Panolam within the meaning of Rule 405 under the Securities Act of 1933.

We have not requested or obtained an interpretive letter from the SEC staff with respect to this exchange offer, and we and the holders are not entitled to rely on interpretive advice provided by the SEC staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the exchange offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letters to Shearman and Sterling (available July 2, 1993) and K-III Communications Corporation (available May 14, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. We have agreed that for a period of 180 days after the effective date of this prospectus, we will make this prospectus, as amended and supplemented, available to any broker-dealer who receives exchange notes in the exchange offer for use in connection with any such resale. See "Plan of Distribution."

Consequences of failure to exchange

  If you do not exchange your old notes for exchange notes pursuant to the exchange offer you will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the offer or sale of the old notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act of 1933, except pursuant to an exception from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act of 1933. See "Risk Factors--If you fail to tender your old notes in the exchange offer you will continue to hold restricted securities."

Voluntary participation

  Participation in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisers in making your own decision on what action to take. See "Material Federal Income Tax Consequences of the Exchange Offer." As a result of the making of this exchange offer and upon acceptance for exchange of all validly tendered old notes pursuant to its terms, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your old notes in the exchange offer you will continue to hold you old notes and will be entitled to all the rights, and limitations applicable thereto, under the indenture, except for any such rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. See "Description of Exchange Notes." All untendered old notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected. We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

                  Unaudited Pro Forma Combined Financial Data

  The following unaudited pro forma combined financial data present the combined statements of operations data of Panolam for the year ended December 31, 1998 and for the nine months ended September 30, 1999 as if the Pioneer Transactions and the Carlyle Transactions (excluding the SPA Amendment) had occurred on January 1, 1998. See "The Pioneer Transactions" and "The Carlyle Transactions." The unaudited pro forma combined financial data are based on the historical consolidated financial statements of Panolam and the financial statements of Pioneer, and on the assumptions and adjustments described in the notes to such unaudited pro forma combined financial data, including adjustments relating to the allocation of the consideration paid for Pioneer to the assets and liabilities of Pioneer. The adjusted purchase price of $157.1 million was allocated to represent the fair market value of assets totalling $99.9 million (including $10.0 million allocated to non-competition agreements and being amortized over 5 years), liabilities of $14.2 million, and the remaining $71.4 million was recorded as goodwill and is being amortized over 30 years. While this allocation is not yet finalized, we do not believe that any subsequent adjustments to this allocation will be material.

  In connection with the Pioneer acquisition, we identified estimated annual cost savings on a pro forma basis of approximately $4.0 million related to the elimination of redundant and excess staffing at Pioneer, which cost savings are not reflected in the unaudited pro forma financial data.

  We also believe that Panolam will be able to realize additional cost savings and distribution synergies as a result of the Pioneer acquisition which have not been included in the unaudited pro forma combined financial data, including committed raw material purchase price reductions obtained in connection with the Pioneer acquisition that would have resulted in approximately $2.5 million of additional cost savings in 1998 on a pro forma basis, and an additional $4.0 million in estimated savings that we believe would be realized upon the completion of a program to automate certain production processes at Pioneer's manufacturing facilities. Pioneer completed a portion of this automation program prior to the closing of the acquisition, which resulted in cost savings of $1.2 million in 1998 compared to 1997. We completed this automation program in the second quarter of 1999.

  Our actual results may differ materially from the pro forma financial data presented herein. In addition, there can be no assurance that unforeseen difficulties will not occur in connection with the integration of Pioneer following the Pioneer acquisition or with the implementation of the cost saving programs discussed above, including the automation program discussed under "Business--What are the key elements of our business strategy" and "--We intend to maximize our operating efficiencies." Any difficulties could delay or prevent us from realizing the anticipated benefits of the Pioneer acquisition or from cost saving programs. See "Risk Factors--We may have difficulty integrating Pioneer and our failure to successfully integrate Pioneer could adversely affect our operations."

  In connection with the DLJ/Credit Suisse refinancing, we recorded an extraordinary charge in the first quarter of 1999 of approximately $2.8 million ($1.8 million net of tax benefits) for the write off of unamortized financing expenses and to pay prepayment penalties. In addition, in connection with the Bankers Trust refinancing, we recorded a $2.9 million extraordinary charge relating to the write-off of the unamortized financing costs associated with the old debt. We have also incurred costs of approximately $1.8 million in 1998 for severance payments for redundant individuals and for headquarters consolidation into our main office in Shelton, Connecticut, which were recorded as an unusual charge.

  The unaudited pro forma combined financial data presented herein assumes that none of the notes will be tendered for repurchase in connection with our change of control or tender offers. However, by making such assumption, we do not purport to represent that any or all of such notes will not be tendered for repurchase.

  The unaudited pro forma combined financial data do not purport to represent what our results of operations would have been if the Pioneer Transactions or the Carlyle Transactions had actually been completed as of the dates indicated and are not intended to project our results of operations for any future period. The Carlyle Transaction did not have a material impact on our balance sheet.

  The unaudited pro forma combined financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the respective historical financial statements of Panolam and Pioneer and the related notes included elsewhere in this prospectus.

            Unaudited Pro Forma Consolidated Statement of Operations

                      For the year ended December 31, 1998
                                 (in thousands)

                             Historical          Pioneer        Carlyle
                         --------------------  Transaction    Transaction
                          Panolam    Pioneer   adjustments    adjustments     Pro forma
                         ---------  ---------  -----------    -----------     ---------
Net sales............... $ 146,747  $ 185,018   $     --       $    --        $ 331,765
Cost of sales...........  (122,572)  (130,375)       (750)(1)       --         (253,697)
                         ---------  ---------   ---------      --------       ---------
Gross profit............    24,175     54,643        (750)          --           78,068
Operating expenses:
 Selling, general and
  administrative........    (7,231)   (30,237)                                  (37,468)
 Depreciation and
  amortization..........    (1,085)      (861)     (2,381)(2)
                                                      295 (3)
                                                   (2,000)(4)      (371)(10)     (6,403)
 Unusual charges........    (1,829)       --          --            --           (1,829)
                         ---------  ---------   ---------      --------       ---------
Income from operations..    14,030     23,545     (4,836)          (371)         32,368
Interest expense........    (7,557)    (2,587)     10,144 (5)    24,367 (11)
                                                  (24,367)(6)   (24,245)(12)    (24,245)
Amortization of debt
 issuance costs.........      (732)       --          732 (7)
                                                   (1,577)(8)       731 (13)       (846)
Other income (expense)..       --         (21)        --                            (21)
                         ---------  ---------   ---------      --------       ---------
Income from continuing
 operations before
 income taxes...........     5,741     20,937     (19,904)          482           7,256
Provision for income
 taxes..................    (2,343)    (8,551)      8,558 (9)      (207)(9)      (2,543)
                         ---------  ---------   ---------      --------       ---------
Net income.............. $   3,398  $  12,386   $(11,346)      $    275       $   4,713
                         =========  =========   =========      ========       =========
Other Data:
 Depreciation and
  amortization.......... $   6,240  $   5,355   $   4,086      $    --        $  15,681
 Capital expenditures...     4,249     11,594         --            --           15,843


     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

            Unaudited Pro Forma Consolidated Statement of Operations

               For the nine months ended September 30, 1999
                                 (in thousands)

                             Historical         Pioneer       Carlyle
                         -------------------  Transaction   Transaction
                          Panolam   Pioneer   adjustments   adjustments     Consolidated
                         ---------  --------  -----------   -----------     ------------
Net sales............... $ 239,314  $ 25,913    $            $               $ 265,227
Cost of sales...........  (174,421)  (18,646)                                 (193,067)
                         ---------  --------    -------      --------        ---------
Gross profit............    64,893     7,267                                    72,160
Operating expenses:
 Selling, general and
  administrative........   (23,717)   (4,616)                    (264)(10)     (28,597)
 Depreciation and
  amortization..........    (3,968)     (202)      (397)(2)
                                                     49 (3)
                                                   (333)(4)                     (4,851)
                         ---------  --------    -------      --------        ---------
Income from operations..    37,208     2,449       (681)         (264)          38,712
Other income (expense)..     2,536                                               2,536
Interest expense........   (15,923)    (402)      1,320 (5)    18,278 (11)
                                                 (3,273)(6)   (18,184)(12)     (18,184)
Amortization of debt
 issuance costs.........    (1,140)                 121 (7)
                                                   (262)(8)       646 (13)        (635)
                         ---------  --------    -------      --------        ---------
Income from continuing
 operations before
 income taxes...........    22,681     2,047    (2,775)           476           22,429
Provision for income
 taxes..................    (9,753)     (757)     1,193 (9)      (205)(9)       (9,522)
                         ---------  --------    -------      --------        ---------
Net income before
 extraodinary item...... $  12,928  $  1,290    $(1,582)     $    271        $  12,907
                         =========  ========    =======      ========        =========
Other Data:
 Depreciation and
  amortization.......... $  11,158  $  1,010    $   681      $    --         $  12,849
 Capital expenditures...     5,163     1,246        --            --             6,409



     The accompanying notes are an integral part of the unaudited pro forma consolidated financial statements.

       Notes to Unaudited Pro Forma Consolidated Statement of Operations

  The unaudited pro forma statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 have been prepared as if the Pioneer Transactions and the Carlyle Transactions had occurred on January 1, 1998. The pro forma adjustments for the nine months ended September 30, 1999 reflect the period from January 1, 1999 to February 18, 1999. The following adjustments were recorded:

   (1) Represents recognition of $750 for increased inventory costs related to acquisition accounting.

   (2) Represents the amortization of goodwill associated with the Pioneer acquisition over 30 years ($2,381 for the year ended December 31, 1998 and $397 for the nine months ended September 30, 1999).

   (3) Represents the elimination of amortization of historical goodwill at Pioneer ($295 for the year ended December 31, 1998 and $49 for the nine months ended September 30, 1999).

   (4) Represents amortization of the non-competition agreement with Rugby over 5 years ($2,000 for the year ended December 31, 1998 and $333 for the nine months ended September 30, 1999).

   (5) Represents the elimination of interest associated with debt that was retired in connection with the refinancing as follows:

                                                                    For the
                                                    For the year  nine months
                                                       ended         ended
                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
      Panolam--term loan indebtedness under our
       former General Electric credit facilities...   $ 7,557       $  918
      Pioneer--debt owed to parent.................     2,587          402
                                                      -------       ------
                                                      $10,144       $1,320
                                                      =======       ======

   (6) Represents interest expense based on pro forma debt as follows:

                                                                     For the
                                                     For the year  nine months
                                                        ended         ended
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
      Pioneer Term A Facility (interest 7.85%)......   $ 1,962       $ 1,472
      Pioneer Term B Facility (interest 8.60%)......     6,880         5,160
      Notes (interest 11.50%).......................    15,525        11,646
                                                       -------       -------
                                                       $24,367       $18,278
                                                       =======       =======

    The effect of a 1% increase in interest rates would result in an increase in interest expense of $998 for the year ended December 31, 1998 and $749 for the nine months ended September 30, 1999.

   (7) Represents the elimination of historical debt issuance costs associated with our former General Electric credit facilities.

   (8) Represents the amortization of acquisition costs ($20 for the year ended December 31, 1998 and $2 for the nine months ended September 30,
       1999) over a period of thirty years and debt issuance costs associated with the refinancing ($1,557 for the year ended December 31, 1998 and $260 for the nine months ended September 30, 1999) over a period of seven years to the extent such deferred costs and fees relate to our new credit facilities and over ten years to the extent such deferred costs and fees relate to the notes.

   (9) Represents the tax effect of the adjustments at an effective tax rate of approximately 43%.

  (10) Represents the net reduction of the Genstar management fee and the inclusion of the Carlyle management fee.

  (11) Records the elimination of interest due to the refinancing of our former DLJ/Credit Suisse credit agreement which was in connection with the Pioneer acquisition.

  (12) Records interest expense as a result of the credit arrangement with the Carlyle transaction as follows:

                                                                 September 30,
                                                                ---------------
                                                                 1998    1999
                                                                ------- -------
      New Term A facility: (interest 8.47%).................... $ 8,470 $ 6,352
      Notes (interest 11.5%)...................................  15,525  11,644
      Revolver committment fee (0.5%)..........................     250     188
                                                                ------- -------
                                                                $24,245 $18,184
                                                                ======= =======

  (13) Represents the net effect of the amortization of the prior transaction costs and the amortization of the Carlyle transaction costs over a five year period.

                       Selected Historical Financial Data

Panolam

  The following table sets forth selected historical consolidated financial data of Panolam as of and for the periods indicated. The statement of operations data and other data for the period from May 16, 1996 to December 31, 1996 and for the years ended December 31, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998, have been derived from Panolam's audited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 have been derived from the audited financial statements of Panolam not included in this prospectus. The statement of operations data and other data for the period from January 1, 1996 to June 11, 1996 have been derived from the audited combined divisional financial statements of Domtar Decorative Panels, Panolam's predecessor, included elsewhere in this prospectus. Panolam was incorporated on May 16, 1996 to acquire Domtar Decorative Panels from Domtar Inc. but did not commence operations, except for incurring costs in connection with the closing of the acquisition, until the acquisition closed on June 11, 1996. The statement of operations data and other data for the years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995 have been derived from the audited combined divisional financial statements of Domtar Decorative Panels not included in this prospectus. The financial data as of September 30, 1999 and for the nine month periods ended September 30, 1998 and 1999 have been derived from Panolam's unaudited consolidated financial statements that have been prepared on the same basis as Panolam's audited financial statements except as set forth in the notes to Panolam's unaudited financial statements included in this prospectus and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of Panolam's financial position and results of operations for these interim periods. The results of operations for the nine months ended September 30, 1999, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999 or for any other interim period. The information in the table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Panolam, including the related notes, included in this prospectus.

                                   Predecessor                                     Panolam
                         --------------------------------- ----------------------------------------------------------
                         For the year ended    Period from Period from  For the year ended      For the nine months
                            December 31,        January 1   May 16 to      December 31,         ended September 30,
                         --------------------  to June 11, December 31, --------------------  -----------------------
                           1994       1995        1996         1996       1997       1998        1998        1999
                         ---------  ---------  ----------- ------------ ---------  ---------  ----------- -----------
                                          (in thousands, except ratios)                       (unaudited) (unaudited)
Statement of Operations
Data:
 Net sales.............. $ 102,460  $ 108,483   $ 59,508     $ 74,453   $ 142,209  $ 146,747   $111,984    $ 239,314
 Cost of sales..........   (86,010)   (91,610)   (51,970)     (61,057)   (121,699)  (122,572)   (93,524)    (174,421)
                         ---------  ---------   --------     --------   ---------  ---------   --------    ---------
 Gross profit...........    16,450     16,873      7,538       13,396      20,510     24,175     18,460       64,893
 Operating expenses.....    (7,067)    (6,198)    (3,498)      (5,766)     (9,723)    (8,316)    (7,283)     (27,580)
 Unusual charges........       --         --         --           --          --      (1,829)      (993)         --
                         ---------  ---------   --------     --------   ---------  ---------   --------    ---------
 Operating income.......     9,383     10,675      4,040        7,630      10,787     14,030     10,184       37,313
                         ---------  ---------   --------     --------   ---------  ---------   --------    ---------
 Net income (loss)...... $   9,383  $  10,545   $  3,951     $  2,060   $  (1,393) $   3,398   $  2,432    $  11,134
                         =========  =========   ========     ========   =========  =========   ========    =========
Other Data:
 Net cash provided by
  operating activities.. $  10,779  $  12,304   $  6,600     $  3,974   $  10,320  $  16,469   $  7,933    $  24,998
 Net cash used in
  investing activities..    (2,173)   (10,975)      (941)     (99,589)     (9,997)    (4,821)    (1,984)    (161,668)
 Net cash provided by
  (used in) financing
  activities............    (8,606)    (1,329)    (5,177)      95,617         662     (7,179)    (5,090)     142,783
 EBITDA (1).............    13,483     15,192      6,446       10,042      15,373     20,270     14,584       51,007
 Depreciation and
  amortization..........     4,100      4,517      2,406        2,412       4,586      6,240      4,400       11,158
 Capital expenditures...     2,243      6,542        944        4,075       9,997      4,232      1,984        5,163
 Ratio of earnings to
  fixed charges (2).....     90.4x      49.5x      54.2x         1.7x        1.3x       1.7x       1.6x         2.2x
Balance Sheet Data (at
 end of period):
 Cash................... $     427  $     --                 $      2   $     987  $   5,456                $ 11,049
 Working capital........    12,646     16,987                  19,244      11,162     14,511                  53,434
 Total assets...........    79,845     99,769                 117,653     123,284    119,592                 310,103
 Long term debt (3).....       --         --                   69,248      73,157     70,217                 236,119
 Stockholders' equity...    72,706     91,027                  28,133      26,740     31,138                  31,343

---------------------
(1) EBITDA for any period is calculated as the sum of net income plus the following to the extent deducted in calculating such net income:
  . interest expense,

  . income tax expense,
  . depreciation expense, and
  . amortization expense, in each case for the applicable period.

  We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required by, nor represents cash flow from operations as defined by, generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. The calculation of EBITDA for purposes of the financial information presented herein is calculated differently than for purposes of the covenants under our indenture and our new credit facilities and for any post-closing contingent payments to Rugby under the stock purchase agreement. See "The Pioneer Transactions--The Pioneer Acquisition," "Description of Exchange Notes" and "Description of Certain Indebtedness-- New Credit Facilities."

(2) For purposes of computing the ratio of earnings to fixed charges, earnings include income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, 33% of rental expense (deemed by management to be representative of the interest factor of rental payments) and amortization of debt issuance costs.

(3) Excludes current portion of long term debt.

Pioneer

  The following table sets forth selected historical financial data of Pioneer as of and for the periods indicated. The statement of operations data and other data for the years ended December 27, 1996, December 26, 1997 and December 25, 1998, and the balance sheet data as of December 26, 1997 and December 25, 1998, have been derived from the audited financial statements of Pioneer included elsewhere in this prospectus. The statement of operations and other data for the period from July 21, 1995 to December 28, 1995 and the balance sheet data as of December 28, 1995 and December 27, 1996 have been derived from the audited financial statements of Pioneer not included in this prospectus. The financial information for the period from February 25, 1995 to July 20, 1995 has been prepared from the unaudited financial records of the predecessor of Pioneer and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the results of operations for such period. The statement of operations data and other data for each of the years ended February 25, 1994 and February 24, 1995 and the balance sheet data as of February 25, 1994 and February 24, 1995, have been derived from the audited financial statements of the predecessor of Pioneer not included in this prospectus. The information in the table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Pioneer, including the related notes, included elsewhere in this prospectus.

                                      Predecessor                                    Pioneer
                         ------------------------------------- ---------------------------------------------------
                            For the year ended     Period from Period from            For the year ended
                         ------------------------- February 25  July 21 to  --------------------------------------
                         February 25, February 24, to July 20, December 28, December 27, December 26, December 25,
                             1994         1995      1995 (1)       1995         1996         1997         1998
                         ------------ ------------ ----------- ------------ ------------ ------------ ------------
                                                   (unaudited)
                                                       (in thousands, except ratios)
Statement of Operations
 Data:
 Net sales..............  $ 148,937    $ 179,540    $ 74,593     $ 86,795    $ 165,819    $ 179,331    $ 185,018
 Cost of goods sold.....   (108,383)    (128,928)    (53,713)     (61,986)    (116,265)    (125,458)    (130,375)
                          ---------    ---------    --------     --------    ---------    ---------    ---------
 Gross profit...........     40,554       50,612      20,880       24,809       49,554       53,873       54,643
 Selling, general and
  administrative........    (35,043)     (40,176)    (17,425)     (21,719)     (33,453)     (30,715)     (31,098)
                          ---------    ---------    --------     --------    ---------    ---------    ---------
 Operating income.......      5,511       10,436       3,455        3,090       16,101       23,158       23,545
                          ---------    ---------    --------     --------    ---------    ---------    ---------
 Net income (loss)......  $   1,271    $   8,319    $  3,415     $    492    $   7,433    $  12,173    $  12,386
                          =========    =========    ========     ========    =========    =========    =========
Other Data:
 Net cash provided by
  (used in) operating
  activities............  $   1,239    $   9,934    $  1,165     $ (1,179)   $  25,871    $  11,845    $  13,815
 Net cash used in
  investing activities..     (2,095)      (4,564)     (3,067)        (895)        (987)      (9,552)     (11,567)
 Net cash provided by
  (used in) financing
  activities............        145       (4,884)        787        2,074      (24,884)      (2,293)      (2,248)
 EBITDA (2).............      9,109       16,938       7,842        4,908       20,330       27,884       28,879
 Depreciation and
  amortization..........      3,557        3,661       3,220        1,818        4,306        4,632        5,355
 Capital expenditures...      2,115        4,595       3,167          895        2,584        9,558       11,594
 Ratio of earnings to
  fixed charges (3).....       1.3x         2.5x        2.6x         1.4x         4.5x         8.1x         8.4x
Balance Sheet Data (at
 end of period):
 Cash and cash
  equivalents...........  $    (602)   $    (116)                $    --     $     --     $     --     $     --
 Working capital........     21,117       24,275                   35,172       21,094       27,430       32,035
 Total assets...........     63,065       70,459                   94,984       76,291       88,155       95,875
 Long term debt
  (including amounts
  payable to parent)....     51,412       46,533                   56,223       32,718       30,425       28,177
 Stockholders' equity
  (deficit).............     (6,467)       1,847                   21,145       27,199       39,372       51,758

--------------------
(1) Through the end of fiscal year 1995, Pioneer's fiscal year-end was the 52 or 53 week period which ended on the last Friday of February. In connection with the acquisition of Pioneer by Rugby USA on July 21, 1995, Pioneer's fiscal year end was changed to the 52 or 53 week period ending on the last Friday of December. The financial data presented for the period from February 25, 1995 to July 20, 1995 has been derived from unaudited internally generated monthly financial statements of the predecessor of Pioneer.

(2) EBITDA for any period is calculated as the sum of net income plus the following to the extent deducted in calculating such net income:
  . interest expense,
  . income tax expense,
  . depreciation expense, and
  . amortization expense, in each case for the applicable period.

  We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required by, nor represents cash flow from operations as defined by, generally accepted accounting principles. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. The calculation of EBITDA for purposes of the financial information presented herein is calculated differently than for purposes of the covenants under our indenture and our new credit facilities and for any post-closing contingent payments to Rugby under the stock purchase agreement. See "The Pioneer Transactions--The Pioneer Acquisition," "Description of Exchange Notes" and "Description of Certain Indebtedness-- New Credit Facilities."

(3) For purposes of computing the ratio of earnings to fixed charges, earnings include income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, 33% of rental expense (deemed by management to be representative of the interest factor of rental payments) and amortization of debt issuance costs.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

  The following discussion and analysis should be read in conjunction with the more detailed information in the Financial Statements of Panolam and Pioneer, including the related footnotes, included elsewhere in this prospectus.

Overview

  We are a market leader in designing, manufacturing and distributing artificial decorative overlay panels in the U.S. and Canada. Through our three strategically located manufacturing facilities we distribute a full line of premium and commodity grade TFMs that are utilized as durable and economical substitutes for natural surfacing materials such as wood, stone and ceramic. Our TFM products are used in a wide variety of residential and commercial indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures and displays and other specialty applications. We market and distribute TFM products through an extensive and geographically diverse network of over 180 mostly exclusive distributors servicing most major markets and geographic regions of the U.S. and Canada. We also sell directly to many regional OEMs.

  In January 1998 we hired Robert J. Muller, Jr. as our president and chief executive officer and implemented a new management structure and other management and manufacturing process changes. These changes included a best practices discipline in all three of our then existing facilities, a common sales program and a uniform approach to all of our products and markets. Prior to the reorganization, we were organized under three distinct and semi-autonomous business units, each headed by a vice president and general manager, and each with distinct staffs. During the year ended December 31, 1998, we organized under functional lines and began to consolidate sales and marketing, manufacturing, engineering and distribution functions into a single organization. We also implemented a series of process improvement programs at our existing manufacturing facilities. These improvements increased particleboard production at our Huntsville, Ontario facility by approximately 6.3% on a square footage basis in 1998 as compared with the corresponding period of 1997. They also increased TFM production yields at all of our manufacturing facilities. Our gross profit increased by $3.7 million, or 17.9%, in 1998 compared with 1997, which includes $1.8 million resulting from these process improvement programs. See "Business--What are the key elements of our business strategy" and "--We intend to maximize our operating efficiencies."

  On February 18, 1999, we acquired Pioneer from Rugby USA. See "The Pioneer Transactions--The Pioneer Acquisition." Pioneer primarily designs, manufactures and distributes HPLs used in residential and commercial indoor surfacing applications, including countertops and cabinetry, furniture, fixtures and bowling lane flooring products. These products provide greater surface wear and impact resistance than TFMs provide. Pioneer's line of HPL products, marketed under the Pionite brand name, is sold through an extensive distribution network of over 130 mostly exclusive distributors and directly to regional OEMs. Pioneer also selectively produces and markets a variety of specialty resins for industrial uses, such as powder paint, adhesives and melamine resins for TFM and HPL production, custom treated and chemically prepared decorative overlay papers for the TFM industry and a variety of other industrial laminate products such as aircraft cargo liners and bowling lane flooring.

  In connection with our DLJ/Credit Suisse refinancing, we recorded a pre-tax extraordinary charge of approximately $1.8 million (net of tax benefits of $1.0 million) for the write off of unamortized financing expenses and to pay prepayment penalties. These charges were incurred in the first quarter of 1999. We also incurred costs of approximately $1.8 million in 1998 for severance payments for redundant individuals and for headquarters consolidation into our main office in Shelton, Connecticut. In connection with our General Electric refinancing, we recorded financing fees of $4.8 million and deferred charges of $0.4 million, totalling $3.4 million net of tax benefits of $1.8 million, as extraordinary items during 1997.

  In connection with the Pioneer acquisition, we identified estimated annual cost savings on a pro forma basis of approximately $4.0 million related to the elimination of redundant and excess staffing at Pioneer. We also believe that Panolam will be able to realize additional cost savings and distribution synergies as a result of the Pioneer acquisition, including committed raw material purchase price reductions obtained in connection with the Pioneer acquisition that would have resulted in approximately $2.5 million of cost savings in 1998 on a pro forma basis and an additional $4.0 million in estimated savings that we believe would be realized upon the completion of a program to automate certain production processes at Pioneer's manufacturing facilities. Pioneer completed a portion of this automation program prior to the closing of the acquisition, which resulted in cost savings of $1.2 million in 1998 compared to 1997. This savings is reflected as a reduction in cost of goods sold. We completed this automation program in the second quarter of 1999. Panolam has realized $1.9 million in cost savings from this automation program in the first half of 1999 compared to the first half of 1998. We also believe that we will be able to realize additional distribution synergies and cost savings as a result of the Pioneer acquisition. However, we cannot assure you that any additional distribution synergies or cost savings will in fact be realized. See "Risk Factors--We may have difficulty integrating Pioneer successfully, and Pioneer could adversely affect our operations" and "Unaudited Combined Pro Forma Financial Data."

  In late 1995 Domtar Industries acquired The Melamine Group, which operated commodity grade laminating presses in Eugene, Oregon and Ruston, Louisiana. In the first six months of 1997, as part of a program to reduce costs by eliminating redundant facilities and to increase production capacity at the Huntsville, Ontario facility, we consolidated certain of our manufacturing operations by moving the laminating press line from our Eugene, Oregon facility to our TFM manufacturing facility in Albany, Oregon, and by moving the laminating press line from the Ruston, Louisiana facility to our integrated TFM manufacturing facility in Huntsville, Ontario. Although we increased our inventory levels in anticipation of such laminating lines being removed from operation during such consolidation, unforeseen delays in our former management's implementation of such consolidation resulted in a shortage of TFMs available for sale. In addition, unforeseen difficulties associated with the integration of the laminating line at the Huntsville, Ontario facility adversely affected the volume and grade of TFMs produced there. Reduced sales from the Huntsville, Ontario facility both in terms of unit pricing and quantities sold were experienced. We believe that the major factors contributing to such difficulties have been resolved and in 1998 we began to realize the benefits of the production capacity increases. There can be no assurance that unforeseen difficulties will not occur in connection with the integration of Pioneer. Any such difficulties could delay or prevent us from realizing the anticipated benefits of the Pioneer acquisition or from the associated cost saving programs. See "Risk Factors--We may have difficulty integrating Pioneer successfully, and Pioneer could adversely affect our operations."

Results of Operations--Panolam

  The following table sets forth, for the periods indicated, the results of operations in millions of dollars and as a percentage of total revenues of Panolam and Domtar Decorative Panels, Panolam's predecessor, on a stand-alone basis. Panolam was incorporated on May 16, 1996 to acquire Domtar Decorative Panels from Domtar Inc., but did not commence operations, except for incurring costs in connection with the closing of the acquisition, until the acquisition closed on June 11, 1996. The table does not give pro forma effect to the Pioneer acquisition. The table sets forth information for Domtar Decorative Panels for the period from January 1 to June 11, 1996, and for Panolam for the period from May 16 to December 31, 1996, to arrive at a total for the 12 months ended December 31, 1996. We have arrived at the total for the 12 months ended December 31, 1996 by combining the two periods, without adjustments. We have provided this information for the purpose of constructing a period for comparison with Panolam's year ended December 31, 1997 . We make no representations as to the usefulness of the information for this purpose. The following should be read in conjunction with the financial statements of Panolam and Domtar Decorative Panels and the related notes included elsewhere in this prospectus.

                     Predecessor    Panolam      Combined                          Panolam
                     -----------  -----------  ------------  ------------------------------------------------------
                     Period from  Period from                   For the year ended       For the nine months ended
                      Jan. 1 to    May 16 to    Year ended           Dec. 31,                  September 30,
                      June 11,     Dec. 31,      Dec. 31,    --------------------------  --------------------------
                        1996         1996          1996          1997          1998          1998          1999
                     -----------  -----------  ------------  ------------  ------------  ------------  ------------
                       $     %      $     %      $      %      $      %      $      %      $      %      $      %
                     ----- -----  ----- -----  ------ -----  ------ -----  ------ -----  ------ -----  ------ -----
                                               (unaudited)                               (unaudited)   (unaudited)
Net sales..........  $59.5 100.0% $74.5 100.0% $134.0 100.0% $142.2 100.0% $146.7 100.0% $111.9 100.0% $239.3 100.0%
Gross profit.......    7.5  12.7   13.4  18.0    20.9  15.6    20.5  14.4    24.2  16.5    18.5  16.5    64.9  27.1
Operating expenses.    3.5   5.9    5.8   7.8     9.2   6.9     9.7   6.8    10.2   6.9     8.3   7.4    27.6  11.5
Operating income...    4.0   6.8    7.6  10.2    11.7   8.7    10.8   7.6    14.0   9.6    10.2   9.1    37.3  15.6
Net interest
 expense...........     --   0.0    4.5   6.0     4.5   3.3     8.1   5.7     8.3   5.6     6.3   5.6    22.7   9.5
Income taxes.......    0.1   0.2    1.1   1.5     1.2   0.9     0.8   0.5     2.3   1.6     1.4   1.3     9.8   4.1

Nine months ended September, 1999 compared to the nine months ended September 30, 1998

  Net Sales. Net sales were $239.3 million for the nine months ended September 30, 1999, an increase of $127.4 million, or 113.7%, from $111.9 million for the corresponding period of 1998. $119.7 million of the increase is due to the acquisition of Pioneer on February 18, 1999. The remaining increase is primarily attributable to an increase in TFM shipments in the nine months of 1999 as compared to the corresponding period of 1998.

  Gross Profit. Gross profit was $64.9 million for the nine months ended September 30, 1999, an increase of $46.4 million, or 250.8%, from $18.5 million for the corresponding period of 1998. As a percentage of net sales, gross profit was 27.1% and 16.5%, respectively, for such periods. The Pioneer acquisition contributed $38.3 million of the increase. The remaining increase of $8.1 million relates to a $1.1 million decrease in indirect overhead costs, a $3.6 million increase in favorable production variances primarily related to lower raw material costs associated with the purchase of resins and paper, and a $3.4 million increase resulting from increased operating efficiencies.

  Operating Expenses. Operating expenses were $27.6 million for the nine months ended September 30, 1999, an increase of $19.3 million, or 232.5%, from $8.3 million for the corresponding period of 1998. As a percentage of net sales, operating expenses were 11.5% and 7.4%, respectively, for such periods. The Pioneer acquisition contributed $18.5 million of the increase. The remaining increase of $0.8 million is primarily attributable to goodwill amortization of $2.1 million resulting from the Pioneer acquisition, which amount was partially offset by overall cost reductions.

  Operating Income. Operating income was $37.3 million for the nine months ended September 30, 1999, an increase of $27.1 million, or 265.7%, from $10.2 million for the corresponding period of 1998. As a percentage of net sales, operating income was 15.6% and 9.1%, respectively, for such periods. The Pioneer acquisition contributed $19.7 million of the increase. The remaining increase of $17.6 million was primarily due to increased gross profit resulting from reduced raw material cost and a decrease in overhead spending offset in part by goodwill amortization.

  Net Interest Expense. Net interest expense was $22.7 million for the nine months ended September 30, 1999, an increase of $16.4 million, or 260.3%, from $6.3 million for the corresponding period of 1998. As a percentage of net sales, net interest expense was 9.5% and 5.6%, respectively, for such periods. Net interest expense increased due to the issuance of our 11.5% senior subordinated notes on February 15, 1999.

  Income Taxes. Income taxes were $9.8 million in the nine months ended September 30, 1999, an increase of $8.4 million from $1.4 million for the corresponding period of 1998. The Pioneer acquisition accounted for $4.3 million of the increase. Panolam's effective tax rate was 43% for 1999 and 37% for 1998.

 Year ended December 31, 1998 compared to year ended December 31, 1997

  Net Sales. Net sales were $146.7 million for 1998, an increase of $4.5 million, or 3.2%, from $142.2 million in 1997. We believe the increase in net sales can be primarily attributed to an increase in TFM shipments in 1998 as compared with 1997.

  Gross Profit. Gross profit was $24.2 million for 1998, an increase of $3.7 million, or 17.9%, from $20.5 million in 1997. As a percentage of net sales, gross profit was 16.5% and 14.4%, respectively, for such periods. $1.8 million of the increase in gross profit was attributable to a series of process improvements implemented at our manufacturing facilities in 1998. These improvements increased particleboard production at our Huntsville, Ontario manufacturing facility by approximately 6.3% on a square footage basis in 1998 as compared with 1997, and increased TFM production yields at all of our manufacturing facilities. The increase in particleboard production allowed us to reduce the amount of particleboard purchased from third parties for use at our Huntsville, Ontario facility, while increased TFM production yields reduced production cycle times at all of our manufacturing facilities. As a result, our cost of goods sold was reduced. The increased TFM production yields also reduced the amount of lower margin generating factory grade products produced and sold in 1998, which contributed to the higher gross profit as a percentage of net sales in 1998 versus 1997. See "Business--What are the key elements of our business strategy" and "--We intend to maximize our operating efficiencies." The remaining increase in gross profit resulted primarily from increased operating efficiencies.

  Operating Expenses. Operating expenses were $10.2 million for 1998, an increase of $0.5 million, or 5.2%, from $9.7 million in 1997. As a percentage of net sales, operating expenses were 6.9% and 6.8%, respectively, for such years. These expenses rose due to the recording of $1.8 million of unusual one-time charges incurred in connection with the relocation of the corporate offices from Quebec, Canada, to Shelton, CT in 1998, and $0.6 million for the writeoff in 1998 of an insurance receivable recorded in 1997, offset in part by decreases in other operating expenses.

  Operating Income. Operating income was $14.0 million for 1998, an increase of $3.2 million, or 29.6%, from $10.8 million in 1997. Operating income as a percentage of net sales was 9.6% and 7.6%, respectively, for such years. This increase was due to increased gross profit resulting from manufacturing process improvements, which was offset in part by increased operating expenses. Approximately $2.4 million of the operating expenses recorded in 1998 was non-recurring.

  Net Interest Expense. Net interest expense was $8.3 million for 1998, an increase of $0.2 million, or 2.6%, from $8.1 million in 1997. As a percentage of net sales, net interest expense was 5.6% and 5.7%, respectively, for such years. Net interest expense increased because of higher interest costs associated with our former General Electric credit facilities as compared to the credit facility which was in place prior to our entering into our former General Electric credit facilities in November 1997.

  Income Taxes. Income taxes were $2.3 million for 1998, an increase of $1.5 million, or 187.5%, from $0.8 million for 1997. Panolam's effective tax rate was 41% in 1998 as compared to 28% in 1997. The increase in income taxes in 1998 was due to higher taxable earnings resulting from higher operating income as discussed above.

 Year ended December 31, 1997 compared to year ended December 31, 1996

  Net Sales. Net sales were $142.2 million for 1997, an increase of $8.2 million, or 6.2%, from $134.0 million in 1996. We believe the increase in net sales was primarily due to a number of marketing and sales initiatives, including price reductions, in the second half of 1997 resulting in higher sales volume. This offset the negative impact on TFM sales caused by our facility consolidations in the first six months of 1997, which resulted in a shortage of TFMs available for sale.

  Gross Profit. Gross profit was $20.5 million for 1997, a decrease of $0.4 million, or 2.0%, from $20.9 million in 1996. As a percentage of net sales, gross profit was 14.4% and 15.6%, respectively, for such periods. We believe the decrease in gross profit was due primarily to the carry-over impact of manufacturing inefficiencies related to our facility consolidations in the first six months of 1997.

  Operating Expenses. Operating expenses were $9.7 million for 1997, an increase of $0.5 million, or 5.4%, from $9.2 million in 1996. As a percentage of net sales, operating expenses were 6.8% and 6.9%, respectively, for such periods. Operating expenses in 1997 included $1.1 million of one time charges incurred in connection with the reorganization of Panolam related to headcount reductions. This was offset primarily by decreased operating expenses associated with our facility consolidations in the first six months of 1997.

  Operating Income. Operating income was $10.8 million for 1997, a decrease of $0.9 million, or 7.6%, from $11.7 million in 1996. Operating income as a percentage of net sales was 7.6% and 8.7%, respectively, for such periods. This decrease was due to decreased gross profit in 1997, offset by increased operating expenses in 1997, each of which changed for the reasons discussed above.

  Net Interest Expense. Net interest expense was $8.1 million for 1997, an increase of $3.6 million, or 80.0%, from $4.5 million in 1996. As a percentage of net sales, net interest expense was 5.7% and 3.3%, respectively, for such periods. Net interest expense increased because our predecessor, Domtar Decorative Panels, had no outstanding indebtedness and accordingly, no interest expense, for the period from January 1 to June 11, 1996 (the date on which Domtar Decorative Panels was acquired).

  Income Taxes. Income taxes were $0.8 million for 1997, a decrease of $0.4 million, or 33.3%, from $1.2 million for 1996. As a percentage of net sales, income taxes were 0.5% and 0.9%, respectively, for such periods. Panolam's effective tax rate was 28% in 1997 as compared to 17% (including Domtar Decorative Panels) for the prior year. The decrease in income taxes in 1997 reflects the lower taxable earnings during 1997 and accelerated tax depreciation. The decrease in income taxes as a percentage of net sales was due to the nondeductibility in 1996 of the write-off of deferred charges related to the repayment of certain mezzanine financing incurred in connection with Genstar Capital's acquisition of Domtar Decorative Panels in June 1996.

Results of Operations--Pioneer

  The following table sets forth, for the periods indicated, the results of operations in millions of dollars and as a percentage of total revenues of Pioneer on a stand-alone basis. The table does not include a discussion of Panolam and does not give pro forma effect to the Pioneer acquisition. The following should be read in conjunction with the financial statements of Pioneer and the related notes, included elsewhere in this prospectus.

                                                 For the year ended
                                       ----------------------------------------
                                         Dec. 27,      Dec. 26,      Dec. 25,
                                           1996          1997          1998
                                       ------------  ------------  ------------
                                         $      %      $      %      $      %
                                       ------ -----  ------ -----  ------ -----
Net sales............................. $165.8 100.0% $179.3 100.0% $185.0 100.0%
Gross profit..........................   49.6  29.9    53.9  30.0    54.6  29.5
Operating expenses....................   33.5  20.2    30.7  17.1    31.1  16.8
Operating income......................   16.1   9.7    23.2  12.9    23.5  12.7
Net interest expense..................    3.4   2.1     2.7   1.5     2.6   1.4
Income taxes..........................    5.2   3.1     8.4   4.7     8.6   4.6

 Year ended December 25, 1998 compared to year ended December 26, 1997

  Net Sales. Net sales were $185.0 million for 1998, an increase of $5.7 million, or 3.2%, from $179.3 million in 1997. The increase in net sales was positively affected by a $2.6 million increase in HPL sales and a $1.8 million increase in Resopreg treated paper sales. In addition, Pioneer introduced Pionite Solid Surface in October 1997, which had sales for 1998 of $1.9 million. The increase in net sales was offset in part by lower net sales in the fourth quarter of 1998 as compared with the corresponding period of 1997 resulting primarily from decreases in sales of Pioneer's bowling lane flooring products and from reductions in inventory levels maintained by Rugby Building Products' distributors. This decline in sales of bowling lane flooring products was primarily due to a decrease in sales of such products by Pioneer's largest U.S. purchaser of such products to end users in certain Asian markets. See "Risk Factors--Our international sales may be adversely affected by factors beyond our control."

  Gross Profit. Gross profit was $54.6 million for 1998, an increase of $0.7 million, or 1.4%, from $53.9 million in 1997. As a percentage of net sales, gross profit was 29.5% and 30.0%, respectively, for such years. We believe gross profit increased primarily due to increased sales volume and realization of cost savings of $1.2 million from the completion of a portion of a program to automate certain production processes at Pioneer's manufacturing facilities. This increase in gross profit was partially offset by an increased scrap rate and an unfavorable sales mix towards lower margin products, which caused gross profit to decrease as a percentage of net sales despite the realization of $1.2 million in cost savings.

  Operating Expenses. Operating expenses were $31.1 million for 1998, an increase of $0.4 million, or 1.3%, from $30.7 million in 1997. As a percentage of net sales, operating expenses were 16.8% and 17.1%, respectively, for such years. Operating expenses decreased as a percentage of net sales due to tighter control over selling and administrative expenses, which were offset in part by costs associated with the addition of a distribution center in Atlanta, Georgia and with higher freight expenses in the second and third quarters of 1998 resulting from expedited shipping schedules which were required to meet delivery commitments following production delays earlier in the year.

  Operating Income. Operating income was $23.5 million for 1998, an increase of $0.3 million, or 1.3%, from $23.2 million for 1997. As a percentage of net sales, operating income was 12.7% and 12.9%, respectively, for such years. Operating income increased because of increased sales volume and by the relative decrease in operating expenses as a percentage of net sales, in each case as discussed above.

  Net Interest Expense. Net interest expense was $2.6 million for 1998 a decrease of $0.1 million, or 3.7% from $2.7 million for 1997. As a percentage of net sales, net interest expense was 1.4% and 1.5%, respectively, for such periods.

  Income Taxes. Income taxes were $8.6 million for 1998, an increase of $0.2 million, or 2.4%, from $8.4 million for 1997. As a percentage of net sales, income taxes were 4.6% and 4.7%, respectively, for such years. Pioneer's effective tax rate was 41% for both 1998 and 1997.

 Year ended December 26, 1997 compared to year ended December 27, 1996

  Prior to 1996, Pioneer sold its products through a combination of third-party and Pioneer-owned distribution centers. In late 1995 Pioneer transferred the majority of the Pioneer-owned distribution centers to Rugby Building Products, and on July 1, 1996, Pioneer transferred the remaining seven Pioneer-owned distribution centers to Rugby Building Products. The effect of the transfer of the Pioneer-owned distribution centers was to (i) reduce Pioneer's net sales with respect to products sold through these distribution centers by the difference between the wholesale price paid by the distribution centers and the retail price paid by the distribution centers' customers, (ii) eliminate Pioneer's net sales attributable to certain products manufactured by third parties and purchased for resale through these distribution centers and (iii) reduce the costs associated with operating such distribution centers. Restating Pioneer's 1996 financial results as if the transfer of such distribution centers had occurred on January 1, 1996 would have reduced Pioneer's 1996 net sales by $10.1 million, to $155.7 million, and would have further affected Pioneer's 1996 financial results as discussed below.

  Net Sales. Net sales were $179.3 million for 1997, an increase of $13.5 million, or 8.1%, from $165.8 million in 1996. The increase in net sales was positively affected by a $13.2 million increase in HPL sales, a $1.2 million increase in Pionite Solid Surface sales, since its introduction in October 1997, and other product sales increases totalling $9.2 million. Increased sales were offset by the elimination of approximately $8.3 million in sales attributable to certain products manufactured by third parties and purchased for resale through Ruby Building Products distribution centers and an approximate $1.8 million decrease resulting from lower HPL prices, each in connection with the distribution center transfer as described above. If 1996 financial results were restated as described above to give effect to the distribution center transfer as of January 1, 1996, the increase in 1997 net sales would have been $23.6 million, or 15.2%, from $155.7 million in 1996.

  Gross Profit. Gross profit was $53.9 million for 1997, an increase of $4.3 million, or 8.7%, from $49.6 million in 1996. As a percentage of net sales, gross profit was 30.0% and 29.9%, respectively, for such periods. We believe gross profit increased primarily due to increased sales, which allowed Pioneer to operate at a higher level of capacity. If 1996 financial results were restated as described above to give effect to the distribution center transfer as of January 1, 1996, the increase in 1997 gross profit would have been $8.7 million, or 19.2%, from $45.2 million, or 29.0% of restated net sales in 1996.

  Operating Expenses. Operating expenses were $30.7 million for 1997, a decrease of $2.8 million, or 8.4%, from $33.5 million in 1996. As a percentage of net sales, operating expenses were 17.1% and 20.2%, respectively, for such periods. These expenses decreased due to the transfer of the Pioneer-owned distribution centers in 1996, as described above, and decreased as a percentage of net sales due to efficiencies created by increased sales volume. If 1996 financial results were restated as described above to give effect to the distribution center transfer as of January 1, 1996, 1997 operating expenses would have increased by $2.9 million, or 10.4%, from $27.8 million in 1996.

  Operating Income. Operating income was $23.2 million for 1997, an increase of $7.1 million, or 43.8%, from $16.1 million for 1996. As a percentage of net sales, operating income was 12.9% and 9.7%, respectively, for such periods. Operating income increased because of increased volumes and because of the transfer of the Pioneer-owned distribution centers as described above. If 1996 financial results were restated as described above, as offset by the distribution center transfer, 1997 operating income would have increased by $5.7 million, or 32.6%, from $17.5 million in 1996.

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

  Net Interest Expense. Net interest expense was $2.7 million in 1997, a decrease of $0.7 million, or 21.2%, from $3.4 million for 1996. As a percentage of net sales, net interest expense was 1.5% and 2.1%, respectively, for such periods. Interest expense decreased because of reduced borrowings.

  Income Taxes. Income taxes were $8.4 million for 1997, an increase of $3.2 million, or 61.6%, from $5.2 million for 1996. As a percentage of net sales, income taxes were 4.7% and 3.1%, respectively, for such periods. Pioneer's effective tax rate was 41% for each of the periods. The increase in income taxes in 1997 reflects higher taxable earnings during 1997.

Liquidity and Capital Resources

  Panolam's principal source of cash during the first nine months of 1999 was from operations. Panolam's principal sources of cash during the fourth quarter of the 1997 and 1998 fiscal year were from operations and borrowings under our former General Electric credit facilities, which were entered into in November 1997. Panolam's principal sources of cash during the period from June 11, 1996, the date of acquisition of Domtar Decorative Panels from Domtar, Inc., to December 31, 1996 and the first three quarters of 1997 were from operations and the credit facility which was in place prior to our entering into the our former General Electric credit facilities. For the period from May 16, 1996 to December 31, 1996, cash used in Panolam's operating activities was $4.0 million. Cash generated from Panolam's operating activities was $14.1 million in the first nine months of 1999. Cash generated from Panolam's operating activities was $10.3 million in 1997 and $16.5 million in 1998, which cash was used primarily to fund capital expenditures or to repay debt. Pioneer's principal sources of cash during the 1996, 1997 and 1998 fiscal years were from operations. Cash generated from Pioneer's operating activities was $25.9 million in 1996, $11.8 million in 1997 and $13.8 million in 1998, which cash was used primarily to fund capital expenditures or to repay debt.

  Panolam's capital expenditures were $4.1 million for the period from May 16, 1996 to December 31, 1996, $10.0 million in 1997 and $4.3 million in 1998. Capital spending for these periods was primarily for our facility consolidations in the first six months of 1997, process improvements on the particleboard production line at our Huntsville, Ontario facility in 1998, and computer system upgrades related to the year 2000 issue. Panolam's capital expenditure was $5.2 million for the first nine months of 1999, primarily for the Pioneer automation program and computer system upgrades related to the Year 2000 issue. Pioneer's capital expenditures amounted to $2.6 million in 1996, $9.6 million in 1997, and $11.6 million in 1998. Capital spending for these periods was primarily for the implementation of a program to automate certain production processes, computer system upgrades related to the year 2000 issue, an air quality improvement project for Pioneer's Auburn, Maine facility, and capital improvements at Pioneer's facilities, including amounts spent in connection with a program to automate certain labor-intensive production processes. See "Risk Factors--Our failure and/or the failure of our key suppliers and customers to be Year 2000 compliant would adversely impact our business" and "Business--What are the key elements of our business strategy" and "--We intend to maximize our operating efficiencies."

  We have received a notice of audit from the Internal Revenue Service in respect of our taxable year ended December 31, 1996. While we cannot assure you that the audit will be resolved in a manner favorable to us or that the audit will not be expanded to other taxable years, we believe that, as of the date hereof, the audit will not have a material adverse effect on us.

  Our capital expenditures are expected to be $7 million for 1999. Planned capital expenditures consist primarily of expenditures for the computer system upgrades related to the year 2000 issue and automation capacity expansion. Environmental laws and regulations also may require us to make additional capital expenditures to maintain compliance. See "Risk Factors--The nature of our operations makes us susceptible to material environmental liabilities" and "Business--Government regulations and environmental matters."

  In connection with the elimination of excess staffing at Pioneer following the closing of the Pioneer acquisition, we have accrued additional liabilities of approximately $3.2 million. See "Unaudited Pro Forma Combined Financial Data."

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  The stock purchase agreement with Rugby USA originally required us to make post-closing earnout payments to Rugby USA of up to an aggregate maximum of $15.0 million contingent upon our having achieved specified EBITDA (as defined in the stock purchase agreement with Rugby USA) targets in 1999, 2000, 2001, 2002 and 2003. On October 13, 1999 the stock purchase agreement was amended to delete these earn-out payments and settle certain disputes regarding the purchase price and other matters in return for a payment by us to Rugby USA of $5,000,000.

  Our short-term liquidity needs, including a portion of the one-time costs associated with the Pioneer acquisition, are expected to be provided by: (i) our existing cash balances; (ii) our operating cash flows; and (iii) borrowings under our new credit facilities, all of which we expect will be adequate to meet our anticipated short-term requirements for working capital, interest payments, planned capital expenditures and principal payments on our indebtedness. We expect to fund our long-term liquidity needs from our operating cash flows, the issuance of debt and/or equity securities and bank borrowings. In connection with the Carlyle Transactions, we entered into our new credit facilities, providing for up to $50.0 million of revolving credit, subject to the terms and conditions contained therein. See "Description of Certain Indebtedness--New Credit Facilities." As of December 1, 1999, we were able to borrow the full amount of $50.0 million under our new revolving credit facility, subject to the terms and conditions of our new revolving credit facility. See "Description of Certain Indebtedness--New Credit Facilities." Our estimates as to our working capital needs and other anticipated expenditures may be materially affected if the foregoing sources are not available or do not otherwise provide sufficient funds to meet our obligations.

Inflation

  Inflation has not had a significant effect on our results of operations in recent years. Our selling, general and administrative expenses, such as salaries, employee benefits, and facilities costs are subject to normal inflationary pressures.

Seasonality

  Our operations are not generally subject to seasonal fluctuations. However, we usually curtail our manufacturing operations for one to two weeks during the month of July. Our working capital needs generally increase as we increase our inventory in anticipation of such curtailment and replenish our inventory following such curtailment. In addition, Pioneer has historically experienced higher sales in the second and third fiscal quarters of each year when compared with the first and fourth quarters, primarily as a result of seasonal fluctuations in the demand for Pioneer's HPL products.

Year 2000 Compliance

  Currently, many automated systems, embedded microprocessors in computer systems and other equipment and software products are coded to accept only two digit entries in the date code field. This could result in the possible failure of those programs and devices to properly recognize date sensitive information when the year changes to 2000. To avoid such failure, these date code fields will need to accept four digit entries or otherwise be modified to distinguish 21st century dates from 20th century dates. As a result, many companies' information systems and software need to be upgraded or replaced in order to function correctly after December 31, 1999.

  We have completed our Year 2000 assessments of our information technology and embedded systems, and are continuing with our efforts to prepare such systems and applications for the Year 2000 as part of a larger, general program to enhance all of our computer systems. Our program objective is to ensure uninterrupted transition into Year 2000. The scope of our Year 2000 program includes: (1) non-IT systems or embedded technology such as micro-controllers contained in various safety systems, facilities, and utilities, (2) information technology such as software and hardware, and (3) readiness of key third parties, including suppliers and customers.

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


  We initially reviewed and tested our systems in 1997 and decided to move forward with a Year 2000 compliant enterprise resource planning software. In January 1998, the General Ledger and Accounts Payable modules were installed. In June of 1999, the Order Entry, Accounts Receivable and Sales modules went live. These modules were fully functional by September 1, 1999. It was estimated that there would not be sufficient time to install, configure and implement the Inventory and Production modules by December 31, 1999. As an alternative, the current software has been made compliant for these functions.

  Pioneer Plastics Corporation reviewed and tested its systems in 1997. In January of 1998, Pioneer decided to move forward with a Year 2000 compliant enterprise resource planning software. The software is being implemented in a modular basis by location and unit. As of December 1, 1999, all of our locations were converted and fully functional on our software, which includes date sensitive manufacturing and inventory control systems.

  With the exception of Pioneer, our remediation efforts were 100% complete as of December 1, 1999, with ongoing verifications scheduled through the remainder of the year. Pioneer was 95% complete as of December 1, 1999, and will be 100% complete by mid-December. In addition, we have reviewed our product base and believe that our products, which primarily constitute of artificial decorative overlay panels and laminates, will not be affected by the Year 2000 issues because they do not include or incorporate any automated systems, microprocessors, software or hardware.

  We currently estimate that we expect to incur aggregate internal and third-party costs of approximately $10.7 million related to our Year 2000 compliance program.

  We rely on third party vendors and service providers for certain products and services, including certain data processing capabilities. We have communicated with our principal vendors and service providers to assess the Year 2000 readiness for their products and services. Responses indicate that our significant providers currently have compliant versions available or are well into the renovation and testing phases with completion scheduled prior to December 31, 1999. However, we have not received any significant warranties and we can give no guarantee that the systems of the vendors and service providers on which we rely will be timely Year 2000 compliant.

  Our contingency planning for Year 2000 issues relates primarily to securing backup vendors (which have been identified for most purchased products) and the possibility of stockpiling raw materials. Contingency planning will continue throughout 1999 and our plans will be modified based upon the progress of our remediation efforts, system updates and installations and based upon our communications with selected suppliers.

  We believe that the most reasonably likely worst case scenario is that a small number of vendors, including some single source suppliers, and/or customers will have lingering Year 2000 compliance problems or may not become Year 2000 compliant in time.

  While our management believes that the estimated cost of becoming Year 2000 compliant will not be significant to our results of operations, financial position or cash flows, failure to complete all the work in a timely manner could result in a material adverse effect on our results of operations, financial position or cash flows. While we expect all planned work to be completed, there can be no guarantee that all of our systems will be in compliance by the Year 2000, that the systems of suppliers and other companies and government agencies on which we rely will be converted in a timely manner, or that our contingency planning will be able to fully address all potential interruptions. Therefore, date-related issues could cause delays in our ability to produce or ship our products, process transactions or otherwise conduct our business.

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

                                    Business

General

  We are a market leader in designing, manufacturing and distributing artificial decorative overlay panels in the U.S. and Canada. Our products are used to surface a wide variety of items, including cabinets, furniture, store fixtures, countertops and floors. Our product lines are generally broken down into two categories. Decorative thermally fused melamine panels ("TFMs") make up the majority of our products. High pressure laminates ("HPLs") account for most of our remaining products. We also produce resins used in HPL and TFM production.

  TFMs are utilized as durable and economical substitutes for natural surfacing materials such as wood, stone and ceramic. These products are used in a wide variety of residential and commercial indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures and displays and other specialty applications. We believe we are the leading producer of TFMs in the U.S. and Canada, with sales of approximately 275 million square feet of double sided TFM panels in 1998. We estimate we have approximately a 24% share of the combined U.S. and Canadian TFM market, based on square feet of decorative overlay paper used in the production of TFMs. We believe that we have achieved our leading TFM market share by offering a broad line of innovative products, manufacturing quality products and supporting our products with what we believe is the largest dedicated in-house sales force and customer service team in the U.S. and Canadian TFM industry. Marketed under the widely-recognized Panolam brand name, our TFM product line ranges from premium to commodity grade, and consists of a custom palette of over 300 colors, patterns and wood grains in a variety of panel thicknesses and texture finishes. We market and distribute our TFM products through an extensive and geographically diverse network of over 180 mostly exclusive distributors servicing most major market segments and geographic regions of the U.S. and Canada. In addition, many regional OEMs buy proprietary designs and versions of our products directly from us.

  In February 1999, we acquired our Pioneer subsidiary. Pioneer primarily designs, manufactures and distributes HPLs used in residential and commercial indoor surfacing applications, including countertops and cabinetry, furniture, fixtures, and bowling lane flooring products. These products provide greater surface wear and impact resistance than TFMs provide. Pioneer's line of HPL products, marketed under the Pionite brand name, consists of a custom palette of approximately 240 colors, patterns and wood grains in a variety of laminate thicknesses and texture finishes. Pioneer has recently introduced Pionite Solid Surface, a high-end acrylic based surfacing product, into its Pionite product line. Pionite Solid Surface is made to our specifications by DuPont and substitutes for more expensive natural products such as stone, marble or granite. Pionite is sold directly by us to regional OEMs through an extensive distribution network of approximately 130 mostly exclusive distributors. Through Pioneer, we also selectively produce and market a variety of specialty resins for industrial uses, such as:

  .  powder paint,

  .  adhesives and melamine resins for TFM and HPL production,

  . custom treated and chemically prepared decorative overlay papers for the TFM industry and

  . a variety of other industrial laminate products such as aircraft cargo liners and bowling lane flooring.

  We acquired Pioneer in order to:

  .  expand our product lines into HPLs,

  .  offer "one stop shopping" to our customers,

  .  increase our sales to OEMs,

  .  strengthen our distribution network,

  .  vertically integrate our production processes and

  .  realize anticipated operational efficiencies.

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


See "--What makes us competitive," "--What are the key elements of our business strategy" and "The Pioneer Transactions--The Pioneer Acquisition." On a combined basis, after giving effect to the acquisition of Pioneer, our pro forma net sales for the year ended December 31, 1998 would have been approximately $331.8 million.

  As a result of our acquisition of Pioneer, we are now one of two vertically integrated manufacturers of TFMs and HPLs in the U.S. and Canada. We believe that we have the broadest line of decorative overlay products offered in the U.S. and Canada. Our broad range of product offerings provides us with the opportunity to increase sales by offering customers "one stop shopping" and cross-selling our products to customers seeking a complete solution for their decorative overlay and solid surfacing needs. In other words, customers will be able to choose an integrated pattern and mix of TFMs, HPLs and solid surfacing to suit their needs. In addition, the acquisition created significant opportunities to leverage and strengthen our distribution capabilities through what we believe to be one of the largest in-house sales forces in the decorative overlay industry. We believe that we are the second largest producer and distributor of TFMs and HPLs in the U.S. and Canada, with combined TFM and HPL sales of approximately 450 million square feet of double sided TFMs and single sided HPLs in 1998, after giving pro forma effect to the Pioneer acquisition.

  In connection with the Pioneer acquisition, we identified estimated annual cost savings on a pro forma basis of approximately $4.0 million related to the elimination of excess and redundant staffing at Pioneer. We also believe that Panolam will be able to realize additional cost savings and distribution synergies as a result of the Pioneer acquisition, including committed raw material purchase price reductions obtained in connection with the Pioneer acquisition that would have resulted in approximately $2.5 million of cost savings in 1998 on a pro forma basis and an additional $4.0 million in estimated savings that we believe would be realized upon the completion of a program to automate certain production processes at Pioneer's manufacturing facilities. Pioneer completed a portion of this automation program prior to the closing of the acquisition, which resulted in cost savings of $1.2 million in 1998 compared to 1997. We completed this automation program in the second quarter of 1999. Panolam has realized $1.9 million in cost savings from this automation program in the first half of 1999 compared to the first half of 1998. We also believe that we will be able to realize additional distribution synergies and cost savings as a result of the Pioneer acquisition. However, we cannot assure you that any additional distribution synergies or cost savings will in fact be realized. See "Risk Factors--We may have difficulty integrating Pioneer successfully, and Pioneer could adversely affect our operations," "Unaudited Combined Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

What makes us competitive?

  We believe that our leading market position can be attributed to the following factors:

  We offer a broad range of products. We believe we have the broadest product line in the U.S. and Canadian decorative overlay industry. We carry TFMs, HPLs and solid surface products in a broad range of colors, patterns and wood grains in varying panel thicknesses and texture finishes. Our customers can purchase a wide variety of matching and complementary decorative overlay and solid surface products with the price/performance characteristics that meet their specific needs. We also sell an extensive range of other products, including industrial laminates such as aircraft cargo liners and bowling lane flooring, specialty resins and decorative overlay papers for use in TFM and HPL production. Our products are sold for residential and commercial end uses, including new construction, remodeling and renovation, and furniture manufacturing. We believe that the diversified residential and commercial applications for our products will help stabilize our revenues and reduce our exposure to an economic downturn in any one end-user application.

  We have a strong distribution and sales network. Our network of over 310 mostly exclusive distributors constitutes what we believe to be the largest TFM distribution channel in the U.S. and Canada. We cover most major market segments and geographic regions. We also sell our products directly to regional OEMs. We believe that our distribution network is one of the largest decorative overlay distribution networks in the U.S. and Canada. We expect our expanded range of product lines to allow us to further strengthen our distribution

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

network in the TFM and HPL markets. We have a large direct sales force consisting of sales representatives and dedicated in-house customer service employees supporting distributor and regional OEM sales efforts, as well as sales and specification representatives targeting direct sales to national OEMs.

  We actively promote the Panolam and Pioneer brand names. We actively promote the Panolam and Pioneer brand names through advertising and promotional programs and we believe that Panolam is the most widely recognized brand name in the U.S. and Canadian TFM market. We believe that we have differentiated the Panolam brand name from its competitors by offering a wide range of innovative colors, patterns and wood grains in a variety of panel thicknesses and texture finishes. The Pionite brand name is widely associated with high quality HPL products. We intend to leverage the strengths of the Panolam and Pionite brand names by introducing new high quality TFM, HPL and industrial laminate products under each brand name and by supporting these products with sales, customer service and distribution resources.

  Our TFM manufacturing facilities are geographically diverse. Our TFM manufacturing facilities are located near raw material supply sources and are positioned to service our geographic markets: southeastern and south central Canada and northeastern and north central U.S. (Huntsville, Ontario), southeastern U.S. (Norcross, Georgia) and western U.S. and Canada (Albany, Oregon). Because TFMs are sold after the decorative overlay paper has been thermally fused to the heavy wood substrate, shipping is a principal component of the cost of TFM panels. As a result, our geographic diversity is advantageous in terms of shipping and producing our TFM line cost effectively. Pioneer added an additional TFM production facility in Morristown, Tennessee, increasing the geographic diversity of our TFM manufacturing facilities. This additional plant is expected to provide another cost advantage. Furthermore, we believe that our presence in most of the major geographic markets of the U.S. and Canada reduces our exposure to an economic downturn in any one geographic region.

  Our manufacturing facilities are vertically integrated. Our Huntsville, Ontario facility is one of the largest integrated TFM and particleboard manufacturing facilities in the U.S. and Canada. It produces approximately 53% of our total annual particleboard requirements. We purchase our remaining particleboard from a large number of third parties. We also manufacture specialty resins and decorative overlay papers for use in our TFM and HPL production. We expect this vertical integration will lower our raw material costs and allow us to manufacture certain key materials that are specifically designed to meet our specifications.

What are the key elements of our business strategy?

  Our business strategy is to increase revenues, profitability and market share by offering a full line of high quality and low cost TFM and HPL products. We deliver these products through an extensive U.S. and Canadian sales and distribution network committed to providing the highest levels of customer service. Key elements of our business strategy include:

  We intend to increase our sales by offering our customers "one stop shopping." Our primary business strategy is to increase sales to distributors and to OEM customers by offering "one stop shopping" for all of a customer's TFM, HPL and solid surface product needs. We have created a fully integrated line of HPL and TFM products by expanding our Pionite product line to include a full line of TFM products in patterns and textures that match Pioneer's HPL product line. In addition, we have produced HPL products in patterns and textures that match many of the most popular patterns and textures in the Panolam TFM product line for sale to certain Panolam customers. We believe that our ability to provide customers with a full line of integrated TFM, HPL and solid surface products will permit customers to optimize the price/performance tradeoffs among our various products. We expect this to give us a unique competitive advantage in each market by enabling us to cross-sell product lines. For example, we will be able to provide a customer with Pionite Solid Surface countertops, custom patterned HPLs for cabinet doors, matching premium TFMs for other cabinet exterior surfaces and commodity grade white TFMs for cabinet interior surfaces. We expect this "one stop shopping" strategy to provide us with a significant marketing opportunity, enable specification representatives to offer an expanded range of products that may be custom designed to the requirements of national OEMs--a market in which we intend to increase our presence.

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

  We intend to increase our sales to OEM customers. We estimate that in 1998 approximately 47% of decorative overlay industry sales were through regional distributors while 53% were made directly to OEMs. However, direct sales to OEMs represented only approximately 47% of Panolam's 1998 sales and approximately 36% of Pioneer's 1998 Pionite sales. Increasing OEM sales to bring our mix of distributor and OEM sales into line with the decorative overlay industry's average represents a significant growth opportunity. This is particularly the case in the commercial and residential furniture applications, where OEMs have historically purchased significantly more decorative overlay products than distributors. Orders from OEM customers--compared with distributor orders--are generally more predictable in terms of type and quantity of products ordered and timing of delivery requirements. Increasing our OEM sales, we will be able to reduce our overall exposure to fluctuations in sales, realize certain manufacturing efficiencies and lower our inventory costs. We believe that by offering an integrated line of matching and complementary TFM, HPL and solid surface products, we will be better situated to increase sales to OEM customers. We expect our integrated product lines to provide furniture designers, architects, cabinet manufacturers, chain store and hotel designers, manufactured home builders and other OEMs with a wide variety of decorative overlay and solid surface products custom designed to meet their specifications. We have dedicated additional sales resources to target direct sales to national OEMs, such as chain store and hotel designers and furniture manufacturers.

  We intend to increase our decorative overlay market share. Within the U.S. and Canadian decorative overlay market, TFMs have experienced the fastest growth, growing by an estimated compound annual growth rate of approximately 9.3% from 1992 to 1998 based on square feet of decorative overlay paper used in the production of TFMs. We were the leading producer of TFM panels in 1998, with an estimated share of the combined U.S. and Canadian TFM market of approximately 24% based on square feet of decorative overlay paper used in the production of TFMs. The growth in TFM sales can be attributed to its superior price/performance characteristics over adhesive based overlays which, although marginally cheaper, are significantly poorer in terms of quality, finish, wear and durability. Between 1992 and 1998, sales of other adhesive based overlays in the U.S. and Canada increased by an estimated compound annual growth rate of approximately 6.1% on a square footage basis. We believe that the general growth in the U.S. and Canadian decorative overlay market and the increased substitutability of TFMs for other adhesive based overlays provide us with significant growth opportunities. While the U.S. HPL market has not grown as rapidly as the U.S. and Canadian TFM market, it grew by an estimated compound annual rate of approximately 2.1% from 1992 to 1998 on a square footage basis. Pioneer's estimated market share in HPLs has steadily increased over the past five years from approximately 7.5% in 1992 to approximately 10.1% in 1998. We believe that we have an opportunity to continue to increase our share of the U.S. HPL market through implementation of our business strategy. See "Risk Factors--Our estimates of market share and industry size may be inaccurate due to limited reliable statistical information."

  We intend to maximize our operating efficiencies. We have recently upgraded and expanded existing production capabilities. In 1998 we implemented a series of process improvement programs at our existing manufacturing facilities. These improvements increased particleboard production at our Huntsville, Ontario facility and increased TFM production yields at all of our manufacturing facilities, which resulted in an increase in gross profit of approximately $1.8 million in 1998 as compared with 1997. We believe that we are currently one of the lowest cost TFM producers in the U.S. and Canada. We have also implemented a capital improvement program to automate certain production processes at Pioneer's manufacturing facilities. Pioneer completed a portion of this automation program prior to the closing of the acquisition, which resulted in cost savings of $1.2 million in 1998 compared to 1997. We completed this automation program in the second quarter of 1999. Panolam has realized $1.9 million in cost savings from this automation program in the first half of 1999 compared to the first half of 1998. See "Unaudited Combined Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We believe that through a combined series of cost savings measures and process improvements, Pioneer should become more competitive and capable of producing sufficient volumes at lower cost without any significant additional investment of capital. However, we cannot assure you that any additional cost savings will in fact be realized. See "Risk Factors-- We may have difficulty integrating Pioneer successfully, and Pioneer could adversely

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


affect our operations," "Unaudited Combined Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  We intend to develop new applications for our products. We intend to continue to offer new products that complement our existing product portfolio. We expect this to enhance our strong brand name recognition and leverage our sales, customer service and distribution resources. We plan to design new products, such as high gloss and abrasion resistant surfaces, and to develop new applications for our existing products. For example, we plan to develop new uses for Pioneer's Conolite--a thin light-weight laminate currently used for aircraft cargo liners--for application throughout the commercial shipping industry. We also intend to adapt Pioneer's HPL bowling lane flooring for broader application in the growing floor covering market.

  We intend to strategically acquire complementary business. We intend to pursue strategic acquisitions that would increase our market share in our core TFM and HPL businesses, complement our product lines and enable further vertical integration. We will continue to take a disciplined approach to evaluating potential acquisitions, focusing on transactions that have significant cost saving opportunities. Potential acquisition candidates include regional TFM and HPL manufacturers in North America and Europe, wood substrate producers and engineered materials companies.

Industry overview

  We estimate that sales of decorative overlay products in the U.S. and Canada were approximately $2.8 billion in 1998. A decorative overlay is a low cost product that can substitute for more expensive natural surfacing products such as solid wood, wood inlay and veneer, stone or ceramic tile. These overlay products consist of an artificial surface layer in a decorative color or pattern that is bonded or fused to a substrate. Decorative overlay products include TFMs, HPLs and other artificial adhesive based overlays such as vinyls, foils and low basis weight papers. In 1998, approximately 10.8 billion square feet of decorative overlays were produced in the U.S. and Canada, consisting of approximately 2.9 square feet of TFMs, based on square feet of decorative overlay paper used in the production of TFMs, 1.4 billion square feet of HPLs, excluding Canadian production, as to which no statistics are available, and 6.5 billion square feet of other adhesive based overlays, based on square feet of decorative overlay paper used in the production of such other adhesive based laminates. See "Risk Factors--Our estimates of market share and industry size may be inaccurate due to limited reliable statistical information."

  TFMs consist of a decorative paper overlay that is impregnated with melamine resin and thermally fused to an engineered wood substrate such as particleboard or medium density fiberboard under pressure and heat. TFMs are also known as low pressure laminated panels or LPLs. These have significantly better price/performance characteristics than adhesive based overlays which, although marginally cheaper, are significantly poorer in terms of quality, finish, wear and durability. TFMs are significantly less expensive than HPLs while offering comparable appearance characteristics. HPLs consist of several layers of melamine and phenolic impregnated decorative paper that are cured under pressure and heat and fused together to form a laminate that is then bonded by the user to a substrate. HPLs provide significantly greater surface wear and impact resistance than TFMs, but cost approximately twice as much to produce and install. However, because HPL overlays are bonded rather than fused to the substrate, HPLs are more likely to chip or delaminate than TFMs. Other adhesive based overlays consist of a single layer of vinyl, foil or low basis weight paper that is bonded to a substrate. Although adhesive based overlays are cheaper than TFMs and HPLs, they offer significantly lower performance.

  Decorative overlays are used in a wide variety of residential and commercial indoor surfacing applications where cost, durability, design, construction versatility and ease of maintenance are factors. These applications include kitchen and bath cabinets and countertops, furniture, store fixtures and other specialty products. The following table sets forth frequently used applications for TFMs and HPLs:

                         ----------------------------------------------------------
                                  TFM Applications             HPL Applications
 ----------------------------------------------------------------------------------
   Kitchen & Bath         Cabinets                         Countertops
                                                           Cabinets
 ----------------------------------------------------------------------------------
   Residential Furniture  Ready-to-assemble furniture      Tabletops
                          Entertainment centers            Bedroom suites
                          Closet shelving/organizers       Entertainment centers
                          Bookcases                        Home office furniture
                          Wardrobes                        Night stands
                          Bedframes/headboards             Coffee tables
                                                           End tables
 ----------------------------------------------------------------------------------
   Commercial Furniture   Office/computer furniture        Laboratory tops
                          Hotel/motel furniture            Game tables
                          Dormitory furniture              Buffet countertops
                          Restaurant furniture             Bartops
                          Lockers                          Salad bars
                          Work surfaces                    Cabinets
                          Library shelving and study       Workstations
                          carrels
 ----------------------------------------------------------------------------------
   Store Fixtures         Store fixtures and displays      Store fixtures and dis-
                                                           plays
                          Restaurant serving stations      Flame-retardant fixtures
                          Bookcases                        Dressing room partitions
                          Shelving
 ----------------------------------------------------------------------------------
   Specialty Products     Speaker cabinets                 Bowling lane floors
                          Gaming cabinets                  Mobile home interiors
                          Jukeboxes                        Doors
                          Picture frames                   Window sills
                          Trade show exhibits              Moldings
                          Cabinets and stands

 ---------------------------------------------------------------------------

  The combined U.S. and Canadian decorative overlay industry grew by an estimated compound annual growth rate of approximately 6.2% from 1992 to 1998 on a square footage basis. We believe this growth was primarily due to improved technology and production techniques which have increased the use of decorative overlays over the past decade. As the costs for wood and other natural surface products continue to rise relative to the costs for decorative overlays, the demand for decorative overlays should continue to remain strong. Within the U.S. and Canadian decorative overlay market, TFMs have experienced the fastest growth, growing by an estimated compound annual growth rate of approximately 9.3% from 1992 to 1998, based on square feet of decorative overlay paper used in the production of TFMs. We believe that this growth is primarily because TFMs have significantly better price/performance characteristics than adhesive based overlays and are being used in an increasing number of applications. Between 1992 and 1998, the U.S. HPL market grew by an estimated compound annual growth rate of approximately 2.1% on a square footage basis. Sales of other adhesive based overlays increased by an estimated compound annual growth rate of approximately 6.1% on a square footage basis in the same five years. See "Risk Factors--Our estimates of market share and industry size may be inaccurate due to limited reliable statistical information."

Products

  We primarily design, manufacture, market and distribute TFM and HPL decorative overlay products. Our other product offerings--consisting of solid surfaces, specialty resins, decorative overlay papers and industrial laminates--complement our core decorative overlay product lines. The following table presents the percentage of net sales represented by each of our products for the periods presented on a pro forma basis:

                                                                  Year ended
                                                               December 31, 1998
                                                               -----------------
       TFM....................................................        44.2%
       HPL....................................................        33.6%
       Other products (a).....................................        22.2%
       Total..................................................       100.0%

---------------------
(a) Other products consist of Pionite Solid Surface, specialty resins and decorative overlay papers sold to third parties, and industrial laminates.

  TFMs. Our TFM product line, marketed under the Panolam brand name, competes at both the premium and commodity ends of the TFM market. The premium line generates higher margins than our commodity grade TFM products and is one of the broadest offered in the U.S. and Canada. This line consists of a custom palette of over 250 premium colors, patterns and wood grains that are offered in a variety of panel thicknesses, texture finishes and substrate types. The commodity line consists primarily of panels sold in approximately 50 shades of whites, almonds and grays in thicknesses of 5/8" and 3/4". For the year 1998, approximately 60% of Panolam's TFM sales were premium grade products, 39% were commodity grade, and 1% were factory grade. Commercial applications for our TFM products include cabinetry, computer desks and other office furniture, store fixtures and displays, work surfaces and other indoor surfacing uses. Residential applications for TFM products include cabinetry for kitchens and bathrooms and surfacing for home furniture, particularly "ready-to-assemble" furniture.

  HPLs. Marketed under the Pionite brand name, our HPL product line is used in residential and commercial indoor surfacing applications that require greater surface wear and impact resistance than TFMs. These surfacings include kitchen countertops and furniture. Pionite HPLs are available in a custom palette of over 240 colors, patterns and wood grains, and are offered in a variety of laminate thicknesses and texture finishes. We offer Pionite HPL in three grades, which are determined by the thickness of the laminate. Pionite standard grade is our thickest and most durable HPL product and is used in applications requiring the highest impact resistance, such as countertops. Pionite standard grade generates higher margins than thinner Pionite products. Pionite post-forming grade is thinner than standard grade and is generally used in applications calling for rounded edges or contoured surfaces. Pionite vertical grade is our thinnest HPL product and is used on vertical surfaces such as cabinet side panels and other applications that do not require the high impact resistance needed in other applications. We also offer numerous specialty HPL product lines that are designed to meet specific physical performance or unusual design requirements such as chemical resistance and low electrical resistance work surfaces, bowling lane flooring and aesthetic features such as seamless and pearlescent laminates. Our specialty HPL product lines command higher profit margins than general purpose HPLs. Pionite HPL sales for 1998 broke down as follows:

  .  35% for standard grade;

  .  17% for post-forming grade;

  .  33% for vertical grade;

  .  9% for specialty HRLs; and

  . 6% consisting of unfinished backing sheets. Pionite HPLs accounted for approximately 60% of our sales for 1998.

  Pionite Solid Surface. Pioneer recently introduced Pionite Solid Surface--now made to our specifications by DuPont--into our Pionite product line. Pionite Solid Surface is a high-end surfacing product made of acrylic resin with mineral fillers and offers a lustrous appearance and a smooth feel that is similar to stone but is much more workable and can be easily shaped. Pionite Solid Surface is considerably more expensive than HPLs and is used as a substitute for natural products such as stone, marble and granite for many common residential applications such as countertops and bathroom fixtures. Commercial usage includes foodservice and hospitality countertops. Pionite Solid Surface broadens our Pionite product line and enables us to compete more effectively with other laminate companies which promote solid surface products alongside their HPL products and furthers our strategy of offering "one stop shopping" for all of a customer's decorative surfacing needs. Introduced in October 1997, Pionite Solid Surface accounted for approximately 1% of Pioneer's sales for 1998. This market represents a growth opportunity for us.

  Specialty resins. We manufacturer specialty resins for HPL and decorative overlay paper divisions and for sale to external customers for a number of industrial uses such as powder paint, adhesives and melamine resins for TFM and HPL production. External sales represent approximately 56% of our specialty resin production. Specialty resins accounted for approximately 13% of Pioneer's sales for 1998. We use Pioneer specialty resins in the production of TFMs and HPLs, which is expected to lower our raw material costs and allow the manufacture of resins that are specifically designed to meet our specifications.

  Decorative overlay papers. Pioneer supplies custom saturated decorative overlay papers under the brand name Resopreg to TFM producers and also treats papers provided by its customers. Pioneer also manufactures Resopreg saturated decorative overlay papers for internal use. We intend to use Resopreg decorative overlay papers in TFM and HPL production. Decorative papers accounted for approximately 13% of Pioneer's sales for 1998.

  Industrial laminates. Pioneer manufactures a variety of industrial laminate product lines, as well as continuous and flexible laminates and TFMs. Pioneer's principal industrial laminate product is Conolite, a thin light weight laminate currently used for aircraft cargo liners. Conolite is designed to incorporate a combination of impact resistance, light weight, flame resistance, edge bearing strength and consistent surface characteristics. Continuous laminates are used for picture frames. Pioneer also produces flexible laminates, which are a do-it-yourself decorative overlay product sold primarily through large home centers. In addition, Pioneer manufactures a line of TFM products using Resopreg papers in a range of colors and patterns that are designed to match the Pionite HPL product line. Industrial and other specialty laminates accounted for approximately 12.0% of Pioneer's sales for 1998.

Sales, marketing and distribution

  We intend to preserve the Panolam and Pioneer brand identities and to actively promote and market each brand under its own dedicated sales force. This is part of our strategy of offering "one stop shopping" for all of a customer's TFM, HPL and solid surface product needs. Pionite sales force, which is expected to consist of 15 sales representatives supported by 21 dedicated customer service representatives, will market and sell a fully integrated line of HPL, TFM and Pionite Solid Surface products. In addition, Panolam sales force, which consists of a network of 15 sales representatives supported by ten dedicated customer service representatives, will market and sell our Panolam product line along with certain HPL products in patterns and textures that match many of the most popular patterns and textures in the Panolam TFM product line. We believe that our ability to provide customers with full lines of integrated decorative surfacing products under our brand names will permit customers to optimize the price/performance tradeoffs among our various products. We expect this to provide us with a unique competitive advantage in each market to cross-sell our product lines. We dedicate an additional 17 sales and specification representatives to target direct sales of Panolam and Pionite products to national OEMs such as furniture designers, architects, cabinet manufacturers, chain store and hotel designers and manufactured home builders. This additional sales service also custom designs our products to meet OEM specifications. In addition, we intend to dedicate sales personnel to our specialty resin, decorative overlay papers and industrial laminate product lines.

  Our large and geographically diverse distribution network of over 180 TFM distributors are our exclusive distributors enabling our products to be sold cost effectively to the principal markets in the U.S. and Canada. We believe we have the largest distribution channel of any TFM producer in the U.S. and Canada. It has been our strategy to market product through exclusive distributors and in return provide for limited protected territories. All of our exclusive distributors maintain an inventory of our products, and our "Platinum" level distributors carry a full line of our most popular patterns and textures. Prior to establishing a relationship with a distributor, we review the distributor's competitive position, customer base, sales organization and marketing ability. Our distributors are generally among the top two in terms of sales in their respective markets and views its distribution network as a strategic advantage. In 1998, we also sold Panolam products to over 80 mostly regional OEM customers, including Kitchen Craft of Canada Ltd., Sauder Manufacturing Co., La Casse, Global, Globe and DSI Group, Inc.

  We sell Pionite through a network of approximately 130 mostly exclusive distributors, which accounted for approximately 65% of Pioneer's 1998 Pionite sales, and directly to OEMs such as furniture manufacturers, which accounted for the remaining approximately 35% of Pioneer's 1998 Pionite sales. Pioneer entered into five year exclusive distribution agreements with Rugby Building Products' network of 21 distributors--which accounted for approximately 30% of Pioneer's HPL sales in 1998--whereby Rugby Building Products agreed to purchase specified amounts of HPLs each year based on 1997 volume levels. Rugby Building Products has also agreed to use its best efforts to distribute Panolam's TFM products--which accounted for approximately $4 million of Rugby Building Products' $12 million in TFM sales in 1998--through this distribution network. See "The Pioneer Transactions--The Pioneer Acquisition." In 1998, Pioneer also sold Pionite products to 72 OEM customers, including Brunswick Corporation, Herman Miller, Inc., Steelcase Inc. and VT Industries Inc. Other than Rugby Building Products, there is no significant overlap between Panolam's and Pioneer's distributors, and we believe that the combined distribution network will be one of the largest decorative overlay distribution networks in the U.S. and Canada. We believe that our expanded range of product lines following the acquisition will allow us to further strengthen our distribution network in each market.

  No single customer individually accounted for more than 10% of our 1998 pro forma consolidated revenues, except that sales through Rugby Building Products' network of 21 distributors accounted for approximately 10.5% of the revenues.

Competition

  The decorative overlay industry is highly competitive. Competition is based on price, breadth of product line, design leadership, product quality, customer service and distribution coverage. The key quality requirements are visual and color consistency and designs that are responsive to fashion trends. Competition in the market for commodity grade products is almost exclusively price based. Our products also compete on price/performance characteristics with other surfacing products, including low cost artificial adhesive based overlays such as vinyls, foils and low basis weight papers and high cost natural surfaces such as wood, stone and ceramic tile. We also face potential competition from European manufacturers, although to date European competition has not been material.

  We estimate that the number of TFM manufacturers in the U.S. and Canada has consolidated over the past two decades to approximately 40 companies in 1998. The U.S. and Canadian TFM market is highly concentrated, and management estimates that the largest producers account for a majority of the TFMs sold in the U.S. and Canada on a square footage basis. The remainder of the market is comprised of a number of smaller regional manufacturers. Because shipping is a principal component of the cost of TFM panels and capital costs are relatively low, regional manufacturers are able to compete in the TFM market. The largest manufacturers are integrated producers of decorative overlay papers and engineered wood substrate. We believe that several factors contribute to our leading TFM market share, including the integrated nature of our manufacturing process and facilities, the high quality and delivery ratings accorded our products by customers, the broad line of innovative products offered by us, and the strength of our sales, customer service and distribution resources.

  The U.S. and Canadian HPL market has also consolidated over the past two decades to four manufacturers in 1998: Wilsonart International, Inc., a subsidiary of Illinois Tool Works, Inc., Formica Corporation, International Paper Company, marketed under the brand name Nevamar, and Pioneer. We believe that Wilsonart International, Inc. is the largest supplier of HPLs in the U.S. market followed by Formica Corporation. Higher capital costs restrict the ability of smaller regional manufacturers to effectively compete in the HPL market. International Paper Company is the only HPL manufacturer which also competes with us in the TFM market. Although Pioneer is currently the smallest of the four U.S. and Canadian HPL producers, we believe that Pioneer may have an opportunity to increase its market share in the HPL market through implementation of its business strategy.

Manufacturing and raw materials

  Our manufacturing process results in timely delivery of high quality products to customers on a cost effective basis. The manufacturing process incorporates several distinct steps which require coordination in order to ensure flexibility and short lead times, match product standards and achieve high throughput.

  TFMs are produced by thermally fusing a melamine impregnated decorative paper overlay to an engineered wood substrate such as particleboard or, if rounded or shaped edges are required, medium density fiberboard Our TFM panels are generally laminated on both sides of the substrate. HPLs, which are more costly to produce than TFMs, are produced by impregnating papers with melamine and phenolic resins, which are then placed between stainless steel plates in a multi-opening press and cured under pressure and heat. The number of paper laminations per sheet of laminate varies with the specific type of HPL product being produced, but all have melamine resin on the surface to create a hard, durable surface. Surface textures can range from very high gloss, smooth surfaces to deeply textured surfaces and surfaces with other special design and performance features. The HPL product is sold as a laminate which is then bonded by the user to a substrate.

  TFM and HPL decorative overlays are produced from a few basic raw materials. Wood substrate, papers and melamine resins each constitute approximately one-third of the raw materials used in TFM production. Papers constitute nearly 75% of the total raw materials used in HPL production and resins, including melamine and phenolic resin, constitute the remaining raw materials. Our nonintegrated TFM facilities purchase particleboard and medium density fiberboard substrate from outside vendors. Our fully integrated TFM facility manufactures approximately 53% of our annual requirements of particleboard substrate, and purchases additional particleboard and medium density fiberboard from outside vendors when required. The saturated papers used by us in the manufacture of TFMs and HPLs are available worldwide from several major sources and many smaller producers and are also treated in-house. Melamine, phenol and formaldehyde, the primary raw materials for resins, are globally available commodity chemicals. We currently purchase these raw materials from various suppliers at market prices. We developed strategic alliances with major suppliers of paper and melamine crystal, which has allowed us to reduce costs and reduce exposure to a supply interruption. We manufacture Pioneer specialty resins and decorative overlay papers for use in TFM and HPL production. This vertical integration is expected to lower our raw material costs and allow us to manufacture certain key materials that are specifically designed to meet our specifications. We believe we are the only TFM and HPL manufacturer in the U.S. and Canada with its own melamine resin production facility. We do not rely on any single supplier for any raw material needs and have experienced no raw material supply problems in the last 10 years.

Properties

  Our corporate headquarters are located at 20 Progress Drive, Shelton, Connecticut. We lease the headquarters. The following table sets forth relevant information regarding our facilities.

                                                           Approx.
Location                  Use                            Square Feet        Owned/Leased
--------                  ---                            -----------        ------------
Shelton, CT.............  Headquarters                      12,000   Leased (through Sept. 2008)
Huntsville, ONT.........  TFM manufacturing (integrated)   400,000   Owned
Norcross, GA............  TFM manufacturing                106,000   Leased (through Nov. 2004)
Albany, OR..............  TFM manufacturing                170,000   Owned
Lewiston, ME (Pioneer)..  Warehousing                       10,000   Leased (month-to-month)
South Paris, ME
 (Pioneer)..............  Warehousing                       10,000   Leased (month-to-month)
Auburn, ME (Pioneer)....  HPL, specialty resin and         570,000   Owned
                           decorative overlay
                           paper manufacturing
Morristown, TN
 (Pioneer)..............  TFM and industrial               185,000   Owned
                           laminate manufacturing
Elkhart, IN (Pioneer)...  Distribution                      50,000   Leased (through Jan. 2004)
Pomona, CA (Pioneer)....  Distribution                      25,000   Leased (month-to-month)
Covington, GA (Pioneer).  Distribution                      61,500   Leased (through March 2008)

  We produce TFMs at three of our manufacturing facilities, one of which is integrated and produces particleboard. Our aggregate annual production capacity is approximately 160 million square feet of particleboard and 360 million square feet of double sided TFM panels. We currently operate one HPL, specialty resin and decorative overlay paper manufacturing facility and one nonintegrated TFM and industrial laminate manufacturing facility. Total aggregate production capacity breaks down to approximately 220 million square feet of TFMs, 348 million square feet of decorative overlay papers, 25 million square feet of HPLs, and 20 million pounds of specialty resins.

  We believe that the Huntsville, Ontario facility, which is ISO 9000 certified, is one of the largest integrated TFM and particleboard manufacturing facilities in the U.S. and Canada and has sufficient capacity to meet anticipated near term customer demand without requiring significant additional capital expenditures. Each of our TFM manufacturing facilities is located near raw material supply sources and is well positioned to service its respective geographic market: southeastern and south central Canada and northeastern and north central U.S. (Huntsville, Ontario), southeastern U.S. (Norcross, Georgia) and western U.S. and Canada (Albany, Oregon). Our geographic diversity gives us an advantageous position in terms of shipping TFM products cost effectively to most of the principal markets in the U.S. and Canada (other than the central U.S.). Geographic diversity also allows us to meet customers' delivery requirements. The acquisition of Pioneer added an additional TFM production facility in Morristown, Tennessee, increasing the geographic diversity of our TFM manufacturing facilities, which is expected to provide an additional cost advantage. Pioneer spent additional amounts on capital improvements at its facilities prior to the closing of the acquisition, including amounts spent in connection with a program to automate certain labor-intensive production processes. We believe that, through a combined series of cost savings measures and process improvements, Pioneer should become more competitive and capable of producing sufficient volumes at lower cost without any significant additional investment of capital. See "--What are the key elements of our business strategy?--We intend to maximize our operating efficiencies," "Risk Factors--We may have difficulty integrating Pioneer successfully, and Pioneer could adversely affect our operations," "--The estimates of market share and industry size may be inaccurate due to limited reliable statistical information," "Unaudited Combined Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Patents, trademarks and licenses

  We rely on patent, trade name, trademark and copyright protection, as well as on unpatented proprietary know-how and other trade secrets, for certain of our products, components, processes and applications. We consider our proprietary information, including the widely recognized Panolam and Pionite brand names, to be important. This information is especially important in maintaining a competitive position in our markets. Therefore, we take actions to protect our intellectual property rights. However, we cannot assure that our patents will not be challenged, invalidated, circumvented or rendered unenforceable or that our other intellectual property will remain adequately protected. Our operations are not dependent upon any particular patents, trademarks or copyrights. The loss of the trade names Panolam or Pioneer could adversely affect us.

Government regulations and environmental matters

  Potentially toxic or hazardous materials and waste products may be used in our manufacturing operations for the production of decorative overlay products. Consequently, we are subject to numerous environmental and occupational health and safety laws and regulations. In particular, we are subject to stringent environmental laws and regulations governing waste disposal, air and water emissions, the handling of hazardous substances, workplace exposure, and the operation of above ground and underground storage tanks for fuels and chemical storage. We may face material liability through enforcement by government agencies or other parties if we fail to comply with environmental laws and regulations. We may also be required to make large capital expenditures to maintain compliance.

  We believe that we are in material compliance with current environmental laws and regulations and that our reserves are sufficient to cover any known environmental claims related to our properties. However, additional compliance costs or liabilities could arise due to the adoption of new laws and regulations, changes in existing laws and regulations, or governmental or private damage claims resulting from our current or former operations. These events could have a material adverse effect on our business.

  In addition, releases to the environment of hazardous or toxic wastes or substances may subject us to liability for cleaning up contamination. This liability may attach to facilities that we currently or formerly owned or operated or at off-site locations in the United States where we have has arranged for disposal of such substances. In some cases, such liability may be imposed even if we were not at fault or if the original activity that resulted in the contamination was lawful.

  Prior to any acquisition, we evaluate properties owned or leased by potential acquisition candidates to assess environmental conditions. As a result, we are aware that soil or ground-water contamination may be present on certain of Pioneer's properties, such the facility in Auburn, Maine. This contamination was caused by a prior owner. The contamination of soil and groundwater at the Auburn facility has been investigated by Pioneer and the prior owner of the facility pursuant to administrative orders issued by the Maine Department of Environmental Protection. Under the terms of a settlement agreement, the prior owner of the facility is primarily responsible for fulfilling the requirements of the Maine Department of Environmental Protection or other governmental agencies. With respect to one area under investigation, the prior owner's obligation to remediate is capped at $10.0 million.

  While we believe that the prior owner has sufficient financial resources to perform the remedial obligations, there is a risk that Pioneer may incur costs or may have to perform remedial work if the prior owner fails to meet its obligations. This is because CERCLA and the Maine hazardous substance statute provide that responsible parties, including current owners and operators, may both be completely liable for releases of hazardous substances regardless of when the contamination occurred. Although CERCLA and the Maine hazardous substance statute allow private parties to enter into private agreements to allocate responsibility for cleanup of hazardous substances, the government may still impose liability on the current owner or operator of a facility. Under the terms of the settlement agreement, there is also a risk that Pioneer may be required to contribute financially to the cost of remediation if Pioneer's operation of the Auburn facility contributed to the existing contamination at the site. We believe that the costs of eventual remedial work, which could total several million dollars, will be borne by the prior owner.

  The presence of contamination at the Auburn facility may also make it more difficult for Pioneer to develop or sell portions of the property. However, Pioneer is entitled to an indemnity from the prior owner for loss in value of the Auburn, Maine property caused by past releases of hazardous substances. In addition, we have identified past releases on certain other of Pioneer's properties. However, we believe, though we cannot guarantee, that we will not incur material liability for such releases. See "Risk Factors--The nature of our operations makes us susceptible to material environmental liabilities."

Employees

  As of December 1, 1999, we employed 1,370 persons comprised of 1,028 hourly employees and 342 salaried employees. None of our employees is party to collective bargaining agreements, and we have good employee relations. We believe the high level of expertise of our manufacturing and sales force maintains our competitive advantage. We have incentive compensation programs for vital employees based on sales growth and profitability.

Legal Proceedings


  Various litigation matters involving us may arise in the ordinary course of our business. We cannot estimate our legal and financial liability at the present time. However, we believe that we are not involved in any matters that are material to our business.

                                   Management

Executive Officers and Directors

  The following table sets forth relevant information as of December 1, 1999, with respect to our directors and executive officers:

     Name                          Age Position
     ----                          --- --------
     Robert J. Muller, Jr........   52 Chairman of Board, President and Chief
                                       Executive Officer
     Stephen Feuring.............   48 Vice President of Marketing and
                                       Customer Service
     Richard Ricci...............   57 Vice President of Sales
     Martin Skojec...............   52 Vice President of Manufacturing
     Bernard Lishinsky...........   57 Vice President of Human Resources
     Michael C. Malota...........   36 Controller
     Jerome H. Powell............   46 Director (a)(b)
     Philip B. Dolan.............   41 Director (b)
     W. Robert Dahl..............   43 Director (a)

---------------------

(a) Member of Audit Committee

(b) Member of the Compensation Committee

  Robert J. Muller has been our President, Chief Executive Officer and a member of our board of directors since January 1998. In December 1999, Mr. Muller was appointed as the Chairman of our board of directors. Prior to joining us, Mr. Muller was Executive Vice President of Crane Co., a Delaware corporation, for 13 years, with responsibility for various of Crane Co.'s industrial and supply businesses. Mr. Muller received a B.Ch.E. from Manhattan College, a M.S. from the University of Massachusetts and a M.B.A. from the University of Delaware.


  Stephen Feuring has been our Director of Marketing and Customer Service since May 1998. Prior to joining us, Mr. Feuring served as Director of Marketing and Customer Service for Crane National Vendors, a Delaware corporation, from February 1995 to May 1998 and in various marketing positions with Cadbury Beverages, a U.K. corporation, from 1987 to January 1994. Mr. Feuring received a B.S. from the University of Tennessee.

  Richard Ricci has been our Director of Sales since May 1998. For 25 years prior to joining us, Mr. Ricci held various sales positions with Crane Co., a Delaware corporation, most recently serving as Vice President of Sales.

  Martin Skojec has been our Director of Manufacturing since December 1, 1998. From May 1994 until joining us, Mr. Skojec served as Technical Customer Service Manager for CDM Laminates, Inc., a Quebec corporation. Mr. Skojec received a B.S. in Business Administration from Rochester Institute of Technology.

  Bernard Lishinsky has been our director of Human Resources since March 1999. From March 1985 until joining us, Mr. Lishinsky served as Corporate Director of Human Resources for Handy & Harman, a Delaware corporation. Mr. Lishinsky received a B.A. in Political Science from Brooklyn College.

  Michael C. Malota has been our controller since July 1999. From October 1997 until joining us, Mr. Malota served in various accounting and financial consulting positions, including consulting for Formica Corporation. Prior to 1997, Mr. Malota held the position as Controller with SIMBA Information publishing. Mr. Malota has a B.S from Sacred Heart University and an M.S. in corporate taxation from the University of New Haven.

  Jerome H. Powell has been a member of our board of directors since November 24, 1999. Mr. Powell is a Managing Director of The Carlyle Group. Before joining The Carlyle Group in 1997, Mr. Powell was a

Managing Director at Dillon, Read & Co. Inc. from 1995 until 1997, and a Managing Director at Bankers Trust Company from 1993 until 1995. From 1990 until 1993, Mr. Powell served in the Bush Administration as Under Secretary for Finance. Mr. Powell graduated from the Georgetown University Law Center in 1979 and from Princeton University in 1975. Mr. Powell serves on the Board of Dr Pepper/Seven Up Bottling Group, Inc.

  Philip B. Dolan has been a member of our board of directors since November 24, 1999. Mr. Dolan is a Principal of The Carlyle Group. Prior to joining The Carlyle Group in 1989, Mr. Dolan was an investment analyst and fund manager with the Trust Division of the Mercantile-Safe Deposit and Trust Company. Prior to joining Mercantile, Mr. Dolan was engaged in management consulting and practiced public accounting with Seidman & Seidman. Mr. Dolan is a CPA and graduated from Mount Saint Mary's College. He received his MBA from George Washington University. Mr. Dolan serves on the Boards of IT Group, Inc. and Baker & Taylor, Inc.

  W. Robert Dahl has been a member of our board of directors since November 24, 1999. Mr. Dahl is a Managing Director of The Carlyle Group. Mr. Dahl joined The Carlyle Group in early 1999 with responsibility for overseeing Carlyle's investments in the healthcare business. Prior to joining Carlyle, he spent 13 years at Credit Suisse First Boston, most recently as Managing Director and co-head of their U.S. Healthcare Group. Mr. Dahl has extensive experience in recapitalizing highly leveraged companies, having also worked in Credit Suisse First Boston's Leveraged Finance Group. Mr. Dahl received his M.B.A. from the Harvard Business School, where he was a Baker Scholar and a Loeb Rhodes Fellow, and a B.A. from Middlebury College.

  Our directors are elected annually to serve until our next annual stockholders meeting or until their successors have been elected and qualified. Our executive officers are appointed by, and serve at the discretion of, our board of directors. None of our directors or executive officers is related by blood, marriage or adoption to any other director or executive officer.

Compensation of Directors

  Our directors do not receive any compensation for their services as directors.

Employment Agreements

  We have entered into agreements with each of Messrs. Muller, Feuring, Ricci, Skojec and Lishinsky. The agreements with Messrs. Feuring, Ricci, Skojec and Lishinsky provide in each case that if the executive's employment is terminated at any time within one year following the occurrence of a change of control for any reason other than cause or good reason the terminated individual shall receive a payment equal to twelve months salary plus a specified bonus. In the event of a change of control, any unvested stock options will vest automatically.

  The agreement with Mr. Muller provides for an annual base salary of $500,000, subject to annual increase at the discretion of the board, and an annual bonus based on the achievement of specified performance targets. The agreement expires on December 1, 2004, subject to automatic and indefinite one-year extensions unless either party gives the other 180 days prior written notice, and subject to earlier termination under certain conditions.

  In the event Mr. Muller's employment is terminated without cause, (1) he shall be entitled to receive severance pay equal to at least two but not more than three times (x) his base salary, at the annualized rate in effect on the termination date, plus (y) the annual bonus award he earned for the year prior to the year of termination, (2) any stock option that becomes exercisable solely with the passage of time, without satisfaction of any performance criterion other than continued service, shall become exercisable to the extent that it was then scheduled to become exercisable within six months if his employment had not been terminated and (3) he is entitled to continued participation for two years in all medical and other coverages and benefit plans in which he was participating at termination, unless comparable coverage is provided by a subsequent employer.

"Cause" is defined to include the following actions by Mr. Muller: (i) willfully stealing or embezzling a not insignificant amount of our property in circumstances that would render him, in the judgment of a reasonable person, manifestly unfit to continue as Chief Executive Officer and President; (ii) engaging in conduct that constitutes willful gross neglect or willful gross misconduct and that (x) results in significant economic harm to us or (y) results, and reasonably should be expected to result, in acute public embarrassment to us; (iii) willful and unjustified failure to act in accordance with any material, reasonable and lawful written instruction given to him by the board of Panolam Holdings (which instruction has been approved by at least two-thirds of the members of that board) concerning material aspects of his duties and excluding matters outside his direct personal control; (iv) conviction of a felony; v) any willful and material breach by him of the non-competition or non-solicitation provisions of the employment agreement; or (vi) any willful and material breach by him of certain provisions of related agreements.

  In the event Mr. Muller's employment is terminated due to death, his estate or beneficiaries are entitled to receive his base salary for a period of 90 days. In the event Mr. Muller's employment is terminated due to disability, he is entitled (x) to receive, to age 65, payments at the rate of 60% of his base salary in effect at the termination (less any disability payments provided under our plans) and (y) to continued participation for three years in all medical and other coverages and benefit plans in which he was participating at termination.

  Mr. Muller is subject to non-competition and non-solicitation provisions during the term of his employment and for one year following his termination without cause or by expiration of the term of employment due to non-extension, and for a period of two years thereafter in the case of termination by any other means. The agreement also contains a confidentiality provision.

  Pursuant to the terms of his employment agreement, Mr. Muller was granted options to purchase up to 10,514 shares of common stock of Panolam Holdings. In addition, he purchased 2,717.5 shares of common stock of Panolam Holdings and entered into a stockholders' agreement. These agreements are described under "Certain Relationships and Related Transactions" below.

Executive Compensation

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities for 1998 of those persons who served as:

  .  our chief executive officer at December 31, 1998, and

  .  our former chief executive officer.

None of our executive officers, other than our chief executive officer, who was serving as such as of December 31, 1998, had total annual salary and bonus in excess of $100,000 in 1998.

                           Summary Compensation Table

                                                         Long-term
                                                        Compensation
                                 Annual Compensation       Awards
                               ------------------------ ------------
                                                Other
                                               Annual    Securities  All Other
                                               Compen-   Underlying   Compen-
 Name and Principal Position    Salary  Bonus sation(1)  Options(#)  sation(2)
 ---------------------------   -------- ----- --------- ------------ ---------
Current Executive Officers:
Robert J. Muller.............. $265,360 $ --   $   --     5,556(3)   $    --
 President and Chief Executive
  Officer
Former Executive Officers:
Claude Arcand(4)..............    6,784   --    13,446         --     537,553
 Former President and Chief
  Executive Officer

---------------------
(1) Includes excludable moving expenses, vacation, car allowance and relocation costs.
(2) Includes severance paid in connection with termination.

(3) Represents shares of common stock of Panolam Holdings issuable upon the exercise of options granted under Panolam Holdings' 1996 Equity Incentive Plan. In connection with the Carlyle Transactions, all such options were cancelled in exchange for a cash payment equal to the value of such options (calculated on the basis of the value of common stock in the recapitalization and the exercise price of such options) or approximately $7.0 million in the aggregate.

(4) Mr. Arcand was terminated on January 12, 1998.

                     Option/SAR Grants in Last Fiscal Year

Option Grants and Exercises

  The following table provides information concerning grants of options to purchase Panolam Holdings' common stock made during 1998 to our executive officers. The only executive officer to be granted any options in 1998 was Mr. Muller. In the column marked "Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term," potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option-holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

                             Individual Grants
                         --------------------------
                                                                                     Potential
                                                                                 Realizable Value
                                                                                 at Assumed Annual
                                                                                  Rates of Stock
                          Number of    Percent of                                      Price
                         Securities  Total Options                               Appreciation for
                         Underlying    Granted to   Exercise of                    Option Terms
                           Options     Employees    Base Price                   -----------------
          Name           Granted (#) in Fiscal Year   ($/sh)    Expiration Date  5% ($)   10% ($)
          ----           ----------- -------------- ----------- ---------------- ------- ---------
Robert J. Muller, Jr. ..  5,556(1)        100%        203.06    January 12, 2008 709,520 1,798,062

---------------------

(1) Represents shares of common stock of Panolam Holdings issuable upon the exercise of options granted under Panolam Holdings' 1996 Equity Incentive Plan. In connection with the Carlyle Transactions, all such options were cancelled in exchange for a cash payment equal to the value of such options (calculated on the basis of the value of common stock in the recapitalization and the exercise price of such options) or approximately $7.0 million in the aggregate.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

  The following table summarizes the number and value of all unexercised options held by Mr. Muller as of December 31, 1998. The value of Mr. Muller's unexercised options is based upon the fair market value of the underlying common stock as of December 31, 1998, as determined by our board of directors, minus the exercise price. Fair market value was determined in good faith by our board of directors and was based upon our historical and projected financial performance. Based upon the estimated fair market value of the underlying common stock at December 31, 1998 of $203.06, no options were "in-the-money." No options were exercised by Mr. Muller during 1998. No other executive officer held any options as of December 31, 1998.

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised     In-The-Money Options
                               Options at FY-End (#)         at FY-End ($)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Robert J. Muller, Jr........     --        5,556(1)        --           --

---------------------

(1) Represents shares of common stock of Panolam Holdings issuable upon the exercise of options granted under Panolam Holdings' 1996 Equity Incentive Plan. In connection with the Carlyle Transactions, all such options were cancelled in exchange for a cash payment equal to the value of such options (calculated on the basis of the value of common stock in the recapitalization and the exercise price of such options) or approximately $7.0 million in the aggregate.

Compensation Committee Interlocks and Insider Participation

  The current members of our compensation committee are Messrs. Powell and Dolan. No member of our board of directors or of its compensation committee serves as an executive officer of any entity that has one or more of our executive officers serving as members of its board of directors or compensation committee. No such interlocking relationship has existed in the past. See "Certain Transactions" for a description of transactions between us and entities affiliated with members of our compensation committee.

1996 Option Plan

  In 1996, Panolam Holdings adopted the Panolam Industries Holdings, Inc. 1996 Equity Incentive Plan, intended to enhance the ability of Panolam Holdings to attract, retain and motivate officers and key employees of Panolam Holdings and its subsidiaries by providing such persons with an opportunity to obtain an ownership interest in Panolam Holdings and by rewarding them for their contributions. The 1996 Plan was administered by the compensation committee of the board of directors of Panolam Holdings. In the event of a change of control of Panolam Holdings, the compensation committee was entitled to make adjustments and take such actions as the compensation committee determined to be necessary or advisable to provide each option-holder with a benefit equivalent to what such option-holder would have been entitled to had such event not occurred. In connection with the change of control associated with the Carlyle Transactions, the compensation committee accelerated the vesting of all options outstanding under the 1996 Plan, and cancelled all such options in exchange for a cash payment based upon the value of each such option. As a result, all options outstanding under the 1996 Plan at the closing of the Carlyle Transactions were cancelled in exchange for cash payments of approximately $8.6 million in the aggregate. Following the Carlyle Transactions, the board of directors of Panolam Holdings terminated the 1996 Plan.

New Stock Option Plan

  The board of directors of Panolam Holdings has approved a new stock option plan, and intends to adopt the plan in the near future. The plan is intended to advance the best interests of Panolam Holdings and its subsidiaries by providing those persons who have a substantial responsibility for the management and growth of Panolam Holdings with additional incentives by allowing them to acquire an ownership interest in Panolam Holdings and thereby encouraging them to contribute to the success of Panolam Holdings and its subsidiaries and to remain in its or its subsidiaries' employ. The plan will be administered by a committee of the board of directors of Panolam Holdings, subject to delegation to the chief executive officer.

  The committee may, from time to time, grant options to any director, executive or other key employee of Panolam Holdings or any of its subsidiaries. Options granted under the plan will be nonqualified stock options and are not intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The option exercise price per share of common stock of Panolam Holdings will be fixed by the committee at not less than 100% of the fair market value on the date of grant. Options will be exercisable as the committee may determine on or subsequent to the date of grant. The committee will also determine the term of each option, which in no event may exceed 11 years from the date of grant. No options may be granted under the plan after the tenth anniversary of the adoption of the plan. All options granted are subject to the terms of the option agreement entered into by the recipient of the options.

  Options granted under the plan will be subject to (i) the right of Panolam Holdings and such other persons as the committee may designate to repurchase all shares of common stock issued or issuable on the exercise of an option in the event of the participant's termination of employment, (ii) rights of first refusal granted to Panolam Holdings and such designees, (iii) holdback and other registration right restrictions in the event of public registration of any equity securities of Panolam Holdings or its subsidiaries and (iv) any other terms the committee may deem necessary and desirable.

  Options granted under the plan may not be transferred other than by will or the laws of descent and distribution and may be exercised only by such participant (or his legal guardian, legal representative, executor or administrator of his estate or the person to whom his rights pass upon death). Upon termination of the participant's employment, any unvested options expire; provided that (i) if termination is due to death or disability, options expire on the later of the scheduled expiration or 12 months from the date of termination and ii) if termination is other than for cause, options expire on the later of the scheduled expiration or 30 days from the date of termination.

  In the event of (i) a merger or consolidation in which Panolam Holdings is not the surviving corporation, (ii) the sale, transfer, exchange or other disposition of all or any substantial portion of the assets of Panolam Holdings on a consolidated basis, in a complete liquidation or dissolution, iii) any merger in which Panolam Holdings is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to the merger, (iv) any unusual or nonrecurring transaction or event affecting Panolam Holdings or any affiliate or (v) any dividend, distribution, recapitalization, reclassification, stock split, spin-off, combination, repurchase, exchange of stock, issuance of any rights to purchase common stock or other equity securities or other similar corporate transaction or event, if the committee, in its sole discretion, determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the plan or with respect to any option, then the committee may make such adjustments or take such actions as it deems necessary or advisable.

                    Security Ownership of Certain Beneficial
                             Owners and Management

  The table below sets forth certain information regarding beneficial ownership of the common stock of Panolam Holdings as of December 1, 1999, by:

  . each person or entity known by us to own beneficially 5% or more of the common stock of Panolam Holdings,

  .  each executive officer named in the Summary Compensation Table,

  .  each of our directors, and

  .  all of our executive officers and directors as a group.

  As of December 1, 1999, there were 126,170.2 shares of common stock of Panolam Holdings outstanding. Panolam Holdings owns, directly or indirectly, 100% of our common stock and the common stock of the guarantors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock of Panolam Holdings subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 1, 1999, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

                                                                 Shares
                                                           Beneficially Owned
                                                           ---------------------
                                                             Number    Percent
                                                           ----------- ---------
TC Group, L.L.C. (1)......................................   114,911.9    91.1%
 c/o The Carlyle Group
 1001 Pennsylvania Avenue, N.W.
 Suite 220 South
 Washington, D.C. 20004
Robert J. Muller, Jr. (2).................................     4,388.4     3.5
 c/o Panolam Industries International, Inc.
 20 Progress Drive
 Shelton, Connecticut 04684
Genstar Capital, L.L.C. (3)...............................    6,912.3      5.5
 555 California Street
 Suite 4850
 San Francisco, CA 94104
StarGen II LLC (4)........................................        75.6       *
 c/o Genstar Capital, L.L.C.
 555 California Street
 Suite 4850
 San Francisco, CA 94104
All executive officers and directors as a group (5
 persons) (5).............................................     4,388.4     3.5

---------------------

* Represents less than one percent

(1) 91.1% of the common stock of Panolam Holdings is held directly by Panolam Acquisition Company, L.L.C. ("PAC"), a Delaware limited liability company that is an affiliate of, and controlled by, TC Group, L.L.C. The members of PAC are (i) CP III Bridge Partners, L.P. (94.97% member), a Delaware limited partnership whose sole general partner is TC Group III, L.L.C.,
    (ii) CP III Coinvestment, L.P. (3% member), a Delaware limited partnership whose sole general partner is TC Group III, L.L.C., and (iii) Carlyle High Yield Partners, L.P. (2.03% member), a Delaware limited partnership whose sole general partner is Carlyle High Yield, L.L.C. TC Group, L.L.C. is the sole member of TC Group III, L.L.C., and it is a commonly-owned affiliate of TCG High Yield, L.L.C.

(2) Consists of (i) 1,552.9 shares of common stock acquired by Mr. Muller under a Management Stock Subscription Agreement which were not purchased by The Carlyle Group or its affiliates in connection with the Carlyle Transactions, (ii) 2,717.5 shares of common stock purchased by Mr. Muller in connection with the Carlyle Transactions, as described under "Certain Relationships and Related Transactions--Stock Purchases by Robert J. Muller, Jr.," and (iii) 118 shares of common stock issuable upon the exercise of options held by Mr. Muller which may be exercised within 60 days of December 1, 1999.

(3) Consists of shares of Panolam Holdings common stock owned of record by Genstar Capital Partners II, L.P., a Delaware general partnership. Genstar Capital Partner's sole general partner is Genstar Capital, L.L.C., a Delaware limited liability company. Messrs. Jean-Pierre L. Conte, Richard
    D. Paterson and Richard F. Hoskins are the Managing Directors of Genstar Capital. Genstar Capital, in its capacity as the sole General Partner of Genstar Capital Partners, may be deemed to beneficially own all such shares. Messrs. Conte, Paterson and Hoskins, in their capacities as Managing Directors of Genstar Capital, may be deemed to share beneficial ownership of all shares beneficially owned by Genstar Capital, but disclaim any such beneficial ownership.

(4) Richard D. Paterson is the sole Administrative Member of StarGen II LLC and Messrs. Conte and Hoskins are Members of StarGen, and in such capacities, such persons may be deemed to share beneficial ownership of all shares held of record by StarGen. Genstar Capital and StarGen may be deemed to be members of a group with respect to their respective beneficial interests in Panolam Holdings by virtue of the fact that Messrs. Conte, Paterson and Hoskins are Managing Directors of Genstar Capital and Members of StarGen. Genstar Capital and StarGen do not affirm the existence of such a group.


(5) Consists of (i) 1,552.9 shares of common stock acquired by Mr. Muller under a Management Stock Subscription Agreement which were not purchased by The Carlyle Group or its affiliates in connection with the Carlyle Transactions, (ii) 2,717.5 shares of common stock purchased by Mr. Muller in connection with the Carlyle Transactions, as described under "Certain Relationships and Related Transactions--Stock Purchases by Robert J. Muller, Jr.," and (iii) 118 shares of common stock issuable upon the exercise of options held by Mr. Muller which may be exercised within 60 days of December 1, 1999. No other executive officers or directors of Panolam Holdings hold any shares of Panolam Holdings' common stock.

                 Certain Relationships and Related Transactions

Stock Purchases by Robert J. Muller, Jr.

  In connection with becoming our president and chief executive officer, Mr. Muller entered into a Management Stock Subscription Agreement pursuant to which he purchased 4,924 shares of common stock from Panolam Holdings for $203.06 per share, for an aggregate purchase price of approximately $1.0 million. In connection with the Carlyle Transactions, a Carlyle affiliate purchased 3,371 of these shares of common stock from Mr. Muller for a price of approximately $4.3 million, and Mr. Muller retained 1,552.9 shares.

  In connection with his employment arrangement and the Carlyle Transactions, Mr. Muller entered into an Executive Stock Purchase Agreement pursuant to which he purchased 2,717.5 shares of common stock of Panolam Holdings for $1,287.94 per share, for an aggregate purchase price of $3.5 million. Mr. Muller paid for these shares by executing a promissory note in favor of Panolam Holdings in the amount of $3.5 million. The promissory note has a term of six years, which is extended if Mr. Muller is still employed by us on that date until the date that is 20 days following the date his termination subsequently occurs. The promissory note bears interest at a rate of 6.08% per annum and is secured by a pledge to Panolam Holdings of the purchased shares pursuant to an Executive Stock Pledge Agreement. In the event that, prior to either a qualified public offering or a qualified sale of Panolam Holdings, Mr. Muller is terminated for cause or resigns voluntarily, then the shares so purchased shall be forfeited to Panolam Holdings and the promissory note shall be canceled. Mr. Muller is personally liable for 35% of any amounts outstanding under the promissory note, and Panolam Holdings' sole recourse for amounts in excess of this amount is to the pledged shares; provided that Mr. Muller's personal liability (x) ceases upon termination of his employment due to death or disability and (y) is reduced to 17.5% upon termination of his employment without cause or pursuant to expiration of the term due to non-extension by us. Upon the occurence of certain qualified public offerings or sales of Panolam Holdings in which specified performance targets are met prior to the termination of Mr. Muller's employment, then amounts outstanding under the promissory note shall be forgiven based on the achievement of certain performance targets. If Mr. Muller's employment is terminated without cause or due to expiration of the term due to non-extension by us within one year prior to the occurrence of such an offering or sale, then the promissory note shall be forgiven as set forth above notwithstanding such termination of employment.

Stock Options Granted to Robert J. Muller, Jr.

  In connection with his employment arrangement and the Carlyle Transactions, Mr. Muller and Panolam Holdings entered into an Executive Stock Option Agreement dated as of November 24, 1999. Pursuant to such agreement, Mr. Muller received options to purchase up to an aggregate of 10,514 shares of common stock of Panolam Holdings. Other than as specifically provided, upon termination of Mr. Muller's employment, any unvested options expire. All of the options expire on November 24, 2010.

  Options to purchase up to 3,504 shares of common stock vest and become exercisable in equal parts monthly over five years; provided that if Mr. Muller's employment is terminated without cause or due to death or disability, the options that were scheduled to vest during the next six months shall immediately vest and become exercisable. These options are also subject to accelerated vesting upon certain qualified public offerings or sales of Panolam Holdings in which specified performance targets are met.

  Options to purchase up to 3,505 shares of common stock vest and become exercisable over five years upon the achievement of specified annual or cumulative performance targets; provided that if Mr. Muller's employment has not been terminated prior to June 30, 2009, any of such options that have not then vested shall vest and become exercisable. These options (except to the extent that performance targets have not been met in the past) are also subject to accelerated vesting upon certain qualified public offerings or sales of Panolam Holdings in which specified performance targets are met.

  Options to purchase up to 3,505 shares of common stock vest and become exercisable in varying amounts upon a qualified public offering or sale of Panolam Holdings in which specified performance targets are met.

  With respect to all of the options described above, if Mr. Muller's employment is terminated without cause or by expiration of the term due to non-extension by us and a qualified public offering or sale of Panolam Holdings in which specified performance targets are met occurs within one year of such termination, then the options will vest and become exercisable to the extent that they would have notwithstanding such termination.

Executive Stockholders' Agreement with Robert J. Muller, Jr.

  In connection with his employment arrangement and the Carlyle Transactions, Mr. Muller, Panolam Acquisition Company, L.L.C. and Panolam Holdings entered into an Executive Stockholders' Agreement dated as of November 24, 1999. The agreement covers common stock of Panolam Holdings and other securities convertible into or exchangeable for shares of common stock of Panolam Holdings held by Mr. Muller and his assigns. The agreement provides for, among other things:

  . transfer restrictions, including rights of first refusal granted to Panolam Holdings in connection with proposed transfers by Mr. Muller and his assigns;

  . call rights granted to Panolam Holdings and put rights granted to Mr. Muller with respect to shares of common stock and securities convertible into shares of common stock upon the termination of Mr. Muller's employment;

  . drag-along rights pursuant to which The Carlyle Group and its affiliates can compel the sale by Mr. Muller and his assigns of their stock in certain transactions;

  . tag-along rights pursuant to which Mr. Muller and his assigns have the right to participate in certain sales of stock by The Carlyle Group and its affiliates;

  . the agreement of Mr. Muller and his assigns to vote in favor of, and against the removal of, certain board nominees or members; and

  . demand and piggyback registration rights relating to the registration of the common stock and securities convertible into the common stock of Panolam Holdings.

New Stockholders' Agreement

  In connection with the Carlyle Transactions, Panolam Holdings entered into a Stockholders' Agreement with all of the holders of its outstanding common stock other than Robert J. Muller, Jr., including Panolam Acquisition Company, a Carlyle affiliate which directly holds Panolam Holding's common stock, Genstar Capital Partners and StarGen. The agreement covers common stock of Panolam Holdings currently held by these parties, as well as any shares of common stock of Panolam Holdings later acquired by them. The agreement provides for, among other things,

  . transfer restrictions, including a right of first refusal pursuant to which Panolam Holdings and Panolam Acquisition Company have a right of first refusal on any proposed transfer of Panolam Holdings' common stock by Genstar Capital Partners or StarGen;

  . tag-along rights pursuant to which Genstar Capital Partners and StarGen have the right to participate in certain sales of Panolam Holdings' common stock by Panolam Acquisition Company;

  . drag-along rights pursuant to which Panolam Acquisition Company can compel Genstar Capital Partners and StarGen to sell their shares of Panolam Holdings' common stock under certain circumstances;

  . the agreement of Genstar Capital Partners and StarGen to vote in favor of a sale of Panolam Holdings under certain circumstances;

  . piggyback registration rights relating to the registration of Panolam Holdings' common stock held by Genstar Capital Partners and StarGen in the event that Panolam Holdings should initiate a registration of its shares; and

  . preemptive rights pursuant to which Genstar Capital Partners and StarGen have the right to participate in future sales of Panolam Holdings' common stock.

Management Agreement

  In connection with the Carlyle Agreement, we entered into a Management Agreement with TC Group Management, L.L.C., an affiliate of The Carlyle Group. The agreement provides for, among other things, the payment by us of fees in the amount of $1 million per year in exchange for certain oversight services to be rendered. In addition, we have agreed to reimburse The Carlyle Group and its personnel for any expenses they incur in connection with the performance of the foregoing services.

Old Stockholders' Agreement

  Each of Panolam Holdings, Domtar Industries, Inc., Genstar Capital Partners II, Mr. Muller and each option holder under our 1996 Option Plan are party to a Stockholders' Agreement, dated as of June, 1996, providing for certain rights with respect to shares of common stock of Panolam Holdings. This agreement was terminated in connection with the Carlyle Transactions.


Genstar Transactions

  One of our U.S. operating subsidiaries and our Canadian operating subsidiary entered into a Management Advisory and Consulting Services Agreement with Genstar Capital, which was to terminate by its terms on June 6, 2006. Pursuant to such agreement, Genstar Capital agreed to provide the operating subsidiaries with ongoing management consulting and advisory services related to the business and affairs of the operating subsidiaries. The operating subsidiaries agreed to pay Genstar Capital a fee of $600,000 per year, increasing 3% on June 7 of each year, as compensation for services rendered by Genstar Capital under the management agreement, and to pay all reasonable out-of-pocket costs and expenses incurred in connection therewith. For the years ended December 31, 1996, 1997 and 1998, the operating subsidiaries paid Genstar Capital fees of approximately $328,000, $618,000 and $629,000, respectively, under the management agreement, plus out-of-pocket expenses. The management agreement was amended and restated as of January 24, 1999 to extend the termination date thereof to January 24, 2009 and to provide that following the third anniversary date of the Pioneer Transactions, the total annual management fee then payable to Genstar Capital thereunder will increase to approximately $1.4 million, which amount would increase by 3% per year on each June 7 thereafter. This increase was subject to certain limitations described in the indenture. See "Description of Exchange Notes--Certain Definitions--Management Services Agreement." This management agreement was terminated in connection with the Carlyle Transactions, and all fees and expenses accrued thereunder as of the closing of the Carlyle Transactions were paid in full.

  Pursuant to a letter agreement dated January 24, 1999 that we entered into with Genstar Capital, we paid Genstar Capital a fee of $2.0 million upon the closing of the Pioneer Transactions, plus its reasonable out-of-pocket expenses, in connection with its negotiation of the Pioneer Transactions and for providing us with certain financial advisory and management consulting services for obtaining the financing for the Pioneer Transactions, including the offering of the old notes, the new credit facilities and the share purchase, and for services performed in connection with our acquisition of Pioneer. Pursuant to the letter agreement, Genstar Capital will also be paid an additional deferred fee of $2,025,000 in connection with the services provided thereunder, payable in twelve quarterly installments of $168,750, or the pro rata amount thereof, commencing on March 31, 1999. The deferred fee constitutes subordinated indebtedness under the indenture. See "Description of Exchange Notes."

Share Purchase

  In connection with our acquisition of Pioneer, the stockholders of Panolam Holdings made an aggregate equity investment of $5.0 million in Panolam Holdings through the share purchase. The share purchase took the form of a pro rata purchase of common stock of Panolam Holdings by its stockholders. The proceeds of the share purchase were contributed to our capital account. See "The Pioneer Transactions--The DLJ/Credit Suisse Refinancing" and "Principal Stockholders."

Stock Option Agreement

  We, Genstar Capital Partners, and Domtar Industries were parties to a Stock Option Agreement, dated June 7, 1996, as amended. Pursuant to such agreement, we granted to the other stockholders party to such agreement the option to purchase all of the shares of capital stock of our Canadian operating subsidiary on a pro rata basis at any time upon the request of a majority of the stockholders of Panolam Holdings. However, so long as Genstar Capital Partners owned at least 20% of the outstanding capital stock of Panolam Holdings, Genstar Capital Partners had to be one of the stockholders requesting exercise of this option. Further, if certain indebtedness of our Canadian operating subsidiary remained outstanding, or if certain conditions were met with respect to us pledging our capital stock, this option was not exercisable. The option exercise price equaled $1,000.00 divided by the total number of outstanding shares of our Canadian operating subsidiary and expired by its terms on June 6, 2006. The exercise of this option was not permitted under the terms of the notes. See "Discussion of Exchange Notes--Certain Covenants-- Limitations on Sales of Assets and Subsidiary Stock." This agreement was terminated in connection with the Carlyle Transactions.

Severance

  Beginning in January 1998, we undertook a reorganization of our management and manufacturing processes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." As part of this reorganization, substantially all of the persons then serving as our executive officers were either terminated or resigned and were replaced with a new management team. In connection with such terminations and resignations, we paid severance payments to four former officers aggregating approximately $0.9 million, including amounts paid in exchange for all shares of common stock of Panolam Holdings and certain other rights, including approximately $0.4 million paid to Claude P. Arcand, our former president and chief executive officer. In addition, Mr. Arcand has entered into a two-year Consultancy Agreement with us to provide advice, assistance and such other services as we may request from time to time. The minimum amount payable during the tenure of the Consultancy Agreement is Canadian $60,000.

                      Description of Certain Indebtedness

New Credit Facilities

  In connection with the Carlyle Transactions, we entered into a Credit Agreement with Bankers Trust Company and other senior lenders that replaced our former credit agreements with DLJ, Credit Suisse and other senior lenders. Under our Bankers Trust Credit Agreement, we and our Canadian operating subsidiary are borrowers, certain of our other affiliates are guarantors, and Bankers Trust Company is Administrative Agent for the other senior lenders party to the Credit Agreement (such lenders are collectively referred to as the "Lenders"). The following is a summary description of the principal terms of the our new credit facilities. A copy of the Bankers Trust Credit Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. The description set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Bankers Trust Credit Agreement.

 Structure

  Overview. The Bankers Trust Credit Agreement provides for up to $285.0 million in senior secured financing, including provisions for U.S. and Canadian facilities, and consists of (i) a revolving credit facility in a maximum principal amount up to $50 million at any time outstanding (the "Revolving Facility"), and (ii) term loans in an aggregate principal amount of up to $235.0 million (the "Term Loans") consisting of: (A) a $50.0 million five-year tranche A term loan (the "Tranche A Term Loan"), (B) a five-year term loan denominated in Canadian Dollars (the "Canadian Term Loan"), in an aggregate principal amount of Canadian $73,435,000 and (C) a seven-year tranche B term loan (the "Tranche B Term Loan") in an aggregate principal amount of up to $135.0 million. Our Canadian operating subsidiary is the borrower of the Canadian Term Loan, and we are the borrower of the other Term Loans and under the Revolving Facility. Except for borrowings under the Canadian Term Loan, all borrowings under the Bankers Trust Credit Agreement are denominated in U.S. Dollars.

  The Tranche A Term Loan may be increased to an aggregate principal amount of $75 million in certain circumstances in which the Tranche B Term Loan is not funded, as described below.

  Uncommitted Acquisition Loan. In addition, the Bankers Trust Credit Agreement provides, on an uncommitted basis, for a three-year revolving acquisition loan facility (the "Acquisition Facility"), in an aggregate principal amount of up to $50.0 million. On November 24, 2002, any outstanding borrowings under the Acquisition Facility will be converted into a term loan (the "Acquisition Term Loan") maturing on November 24, 2004, at which time all outstanding indebtedness thereunder will become due.

  Tranche A and Canadian Term Loans. The Tranche A Term Loan was funded in an amount equal to $50,000,000 on November 24, 1999. If the Tranche B Term Loan is not funded because the repurchase price of our old notes which are tendered to us for repurchase pursuant to our change in control offer is equal to or less than $25,000,000 in the aggregate, an additional amount equal to the lesser of $25,000,000 or the repurchase price of our old notes so tendered may be funded thereunder, in a single borrowing not later than five business days after the expiration of our change of control offer. See "The Carlyle Transactions--The Change of Control Offer." The proceeds of such additional funding of the Tranche A Term Loan may be used only to pay the repurchase price for our old notes tendered for repurchase in the connection with our change of control offer. The Canadian Term Loan was funded in full on November 24, 1999. Amounts repaid under the Tranche A Term Loan and the Canadian Term Loan cannot be reborrowed. The Tranche A Term Loan and the Canadian Term Loan will mature on November 24, 2004, at which time all outstanding indebtedness thereunder will become due.

  Tranche B Term Loan. The Tranche B Term Loan is permitted to be used only to pay the repurchase price for our old notes tendered for repurchase in connection with our change in control offer, as described in "The Carlyle Transactions--The Change of Control Offer." Among other conditions, the amount borrowed under the Tranche B Term Loan must be at least $25 million and is limited to the aggregate amounts we are required to pay in connection with our change of control offer. The Tranche B Term Loan will mature on November 24, 2006, at which time all outstanding indebtedness will become due.

  Revolving Facility. Loans and letters of credit under the Revolving Facility are available at any time during a five-year availability period, subject to the satisfaction of customary conditions precedent, including the absence of a default under the Bankers Trust Credit Agreement. The Revolving Facility is available to fund the working capital requirements, permitted acquisitions, capital expenditures and general corporate purposes of us and our subsidiaries. The Revolving Facility may also be used to fund any repurchases that we are required to make pursuant to our change of control offer, if either (a) such purchases in the aggregate amount to $25 million or less, to fund the entire amount of the purchases, or (b) such purchases exceed the amount of the Tranche B Term Loan, to fund the shortfall. The Revolving Facility will terminate on November 24, 2004, at which time all outstanding indebtedness thereunder will become due.

 Amortization; Mandatory Prepayment

  We and our Canadian operating subsidiary are required to repay the Term Loans as follows.

  Tranche A Term Loan. The Tranche A Term Loan has a final maturity date of November 24, 2004. Quarterly amortization is required prior to that date, with payments on the last day of each March, June, September and December, resulting in annual payments as follows (subject to proportionate adjustment if an additional amount of the Tranche A Term Loan is funded in connection with the our change in control offer, as described above):

                                       Tranche A
                                  Annual amortization
             Year                        amount
             ----                 -------------------
             1...................     $ 5,000,000
             2...................     $ 7,500,000
             3...................     $10,000,000
             4...................     $12,500,000
             5...................     $15,000,000
                                      -----------
               Total.............     $50,000,000
                                      ===========

  Canadian Term Loan. The Canadian Term Loan has a final maturity date of
November 24, 2004. Quarterly amortization is required, with payments on the last day of each March, June, September and December, resulting in annual payments as follows:

                                   Canadian Term Loan
                                  Annual amortization
             Year                        amount
             ----                 --------------------
             1................... Canadian $ 7,343,500
             2................... Canadian $11,015,250
             3................... Canadian $14,687,000
             4................... Canadian $18,358,750
             5................... Canadian $22,030,500
                                  --------------------
               Total............. Canadian $73,435,000
                                  ====================

  Tranche B Term Loan. The Tranche B Term Loan has a final maturity date of November 24, 2006. Quarterly amortization is required, resulting in aggregate annual payments equal to 1.0% of the original aggregate principal amount of the Tranche B Term Loan during each of the first five years following the closing date, and equal to 47.5% of the original aggregate principal amount in the sixth and seventh years.

  Acquisition Term Loan. If the Acquisition Term Loan is made on November 24, 2002 (the "Conversion Date"), quarterly amortization will be required, resulting in aggregate annual payments equal to 40.0% of the original aggregate principal amount of the Acquisition Term Loan during the first year following the Conversion Date, and equal to 60.0% of the original aggregate principal amount in the second year.

  Mandatory Prepayments. In addition to amortization payments, the Term Loans (and, after the Term Loans are fully paid, amounts outstanding under the Revolving Facility) are required to be prepaid, with customary exceptions, from the proceeds of certain asset sales, the incurrence of additional debt (other than permitted indebtedness), the sale or issuance of equity securities by Panolam Holdings or any of its subsidiaries, from insurance and condemnation proceeds, and from a percentage of excess cash flow. Voluntary prepayment of all or any part of any of the loans under the Bankers Trust Credit Agreement is permitted in whole or in part with prior notice and without premium or penalty (other than funding losses), subject to limitations as to minimum amounts and to certain allocations of prepayments among the different loan facilities.

 Guarantees; Security

  Our obligations under the Bankers Trust Credit Agreement are guaranteed by Panolam Holdings and each of its direct and indirect domestic subsidiaries, other than us (the "U.S. Facilities Guarantee"). The U.S. Facilities Guarantee is senior to guarantees by the same guarantors with respect to the notes. In addition, Panolam Holdings and each of its direct and indirect domestic subsidiaries, including us, guarantee the obligations of our Canadian operating subsidiary under the Canadian Term Loan (the "Canadian Facility Guarantee"). The Canadian Facility Guarantee is subordinated in right of payment to our obligations in respect of the U.S. Facilities Guarantee but is senior to the guarantees with respect to the notes.

  Our obligations under the Bankers Trust Credit Agreement and under the Canadian Facility Guarantee are secured by a first priority lien on substantially all of our tangible and intangible assets (except as described below with respect to the stock of Panolam Canada and certain intercompany indebtedness) including the stock and intercompany debt of our domestic subsidiaries. Our obligations under the Bankers Trust Credit Agreement and under the Canadian Facility Guarantee are also secured by liens on 65% of the stock of our Canadian operating subsidiary. The obligations of our Canadian operating subsidiary under the Canadian Term Loan are secured by a first priority lien on substantially all of its tangible and intangible assets. The obligations of Panolam Holdings and its direct and indirect domestic subsidiaries under the U.S. Facilities Guarantee and the Canadian Facility Guarantee are secured by a first priority lien on all of the capital stock of their respective domestic subsidiaries and, with certain limited exceptions, by a first priority lien on substantially all of their respective tangible and intangible assets.

 Interest Rates

  U.S. Facilities. Our borrowings under the Term Loans and the Revolving Facility bear interest, at our option, at (i) a base rate, defined as the higher of the Administrative Agent's prime lending rate or 1/2 of 1% above the federal funds rate ("BR"), or (ii) a eurodollar rate, defined as the offered quotation to first-class banks in the New York interbank eurodollar market by the Administrative Agent for dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the applicable loan with maturities comparable to the interest period to be applied to such loan, divided by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements applicable to member banks of the Federal Reserve System in respect of eurocurrency liabilities ("ER"), in each case plus applicable margins, which (in the case of the Revolving Facility and the Tranche A Term Loan only) vary based on the aggregate outstanding principal amounts of the Term Loans, and the Acquisition Term Loan, (calculated in U.S. Dollars) from time to time (the "Senior Leverage Amount"). Initially, the applicable margin for the Revolving Facility and the Tranche A Term Loan is BR plus 125 basis points or ER plus 225 basis points. The margins for the Tranche B Term Loan is to be BR plus 175 basis points or ER plus 275 basis points.

  Canadian Term Loan. The Canadian Term Loan bears interest at the greater of
(i) the prime rate of Deutsche Bank Canada (the "CBR") and (ii) the sum of (x) the average of the rates per annum of for Canadian Dollar bankers' acceptances having a term of 30 days on the determination date, and (y) 0.75%, in each case plus the applicable margin, which varies based on the Senior Leverage Amount. Initially, the applicable margin for the Canadian Term Loan is CBR plus 125 basis points.

 Fees

  We are required to pay the Lenders under the Revolving Facility, the Tranche B Term Loan and the Acquisition Facility an ongoing commitment fee based on the daily average unused portion of the Revolving Facility, which fee will accrue from the closing date under the Bankers Trust Credit Agreement. We and our Canadian operating subsidiary are also obligated to pay ongoing letter of credit fees on the daily average undrawn amount of all outstanding letters of credit issued for our respective accounts and issuance fees on the aggregate stated amount of outstanding letters of credit issued for our respective accounts. In addition, we paid certain one-time underwriting and other fees to the Lenders upon the closing.

 Representations and Warranties

  The Bankers Trust Credit Agreement contains representations and warranties customarily found in loan agreements for similar financings.

 Covenants

  The Bankers Trust Credit Agreement contains a number of covenants that, among other things, restrict the ability of Panolam Holdings and its subsidiaries (including us and our Canadian operating subsidiary) to dispose of assets, incur additional indebtedness, prepay other indebtedness (including the old notes and exchange notes) or amend certain debt instruments (including the indenture), pay dividends, create liens on assets, incur contingent obligations, make investments, loans or advances, make acquisitions, engage in mergers, consolidations, change the business conducted by Panolam Holdings and its subsidiaries, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Bankers Trust Credit Agreement contains financial covenants that require Panolam Holdings and its subsidiaries to maintain, on a consolidated basis, specified financial ratios and tests, including minimum interest coverage and maximum leverage ratios, and limitations on capital expenditures.

 Events of Default

  The Bankers Trust Credit Agreement contains customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-defaults to certain other indebtedness of Panolam Holdings and its subsidiaries, certain events of bankruptcy and insolvency, certain ERISA matters, material judgments, material impairment of any loan document or security and a change of control of Panolam Holdings or its subsidiaries (including us and our Canadian operating subsidiary) in certain circumstances as set forth in the Bankers Trust Credit Agreement.


Other Indebtedness

  On September 30, 1999, we had outstanding, approximately $0.2 million in capital lease obligations. These capital lease obligations are secured by the assets of various facilities and leased equipment.

                         Description of Exchange Notes

  The Exchange Notes will be issued pursuant to an indenture (the "Indenture") dated as of February 18, 1999, by and among Panolam Industries International, Inc., the subsidiary guarantors, the parent guarantors (together, the "Guarantors") and State Street Bank and Trust Company, as trustee (the "Trustee"). The Old Notes were also issued under the Indenture. The Old Notes and the Exchange Notes will be treated as a single class of securities under the Indenture. As used herein, the term "Notes" means the Exchange Notes and the Old Notes, treated as a single class.

  The following is a summary of the material provisions of the Indenture and the Notes. A copy of the Indenture, including the form of the Notes, has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. The following summary does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

  You can find the definitions of certain capitalized terms in this section under the subheading "--Certain Definitions." For purposes of this section, references to "the Issuer" or "we," "us" or "our" include only Panolam Industries International, Inc. (and our successors in accordance with the terms of the Indenture) and not our Subsidiaries or parent companies.

  Except as otherwise indicated below, the following summary applies to both the Old Notes and the Exchange Notes offered hereby. The terms of the Exchange Notes will be identical in all respects to those of the Old Notes, except for the freely tradable character of the Exchange Notes (provided the Holder thereof is not our affiliate) and the absence of certain registration rights granted to holders of the Old Notes. See "The Exchange Offer." The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer made hereby.

Brief Description of the Notes and the Guarantees

 The Notes

  The Notes are:

  .  our unsecured general obligations;

  . ranked junior in right of payment to all of our existing and future Senior Debt;

  . ranked equal in right of payment with all of our existing and future senior subordinated Indebtedness;

  . ranked senior in right of payment to all of our existing and future Subordinated Indebtedness; and

  .  unconditionally guaranteed by the Guarantors.

  For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes are limited in aggregate principal amount to $135.0 million.

  The term "Subsidiaries" as used in this Description of Exchange Notes does not include Unrestricted Subsidiaries. We have designated one of our indirect, inactive subsidiaries, Melamine Decorative Laminate, Inc., as an Unrestricted Subsidiary. Such Unrestricted Subsidiary does not have any material assets or liabilities and conducts no operations. Under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

 The Guarantees

  The Notes are jointly and severally irrevocably and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by each of our present and future Subsidiaries other than Foreign Subsidiaries and by our Parent Guarantors. The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Certain Bankruptcy Limitations" below and "Risk Factors--Fraudulent transfer laws could void or alter our obligations under the exchange notes." The term "Subsidiaries" as used in this Description of Notes, however, does not include Unrestricted Subsidiaries.

Principal, Maturity and Interest

  The Notes will mature on February 15, 2009. Each Exchange Note will bear interest at the rate per annum stated on the cover page hereof from the date of
issuance thereof (    .    , 1999 unless the Exchange Offer is extended) or
from the most recent date to which interest on the Old Notes has been paid or provided for (an "Interest Payment Date"), payable semi-annually in arrears on February 15 and August 15, of each year commencing February 15, 2000 to the Person in whose name such Exchange Note is registered at the close of business on the February 1 or August 1 immediately preceding such Interest Payment Date. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest from the most recent interest payment date to which interest has been paid on the Old Notes. Old Notes accepted for exchange will cease to accrue interest from and after the date of the consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes for any period subsequent to the last interest payment date, if any, of the Old Notes to occur prior to the issue date of the Exchange Notes and will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from and after such interest payment date, if any. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

  Principal of, premium, if any, and interest (and Liquidated Damages, if any), on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the "Holders") at the addresses set forth upon our registry books. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Subordination

  The Notes and the Guarantees are our and the Guarantors' general, unsecured obligations, respectively, subordinated in right of payment to all of our Senior Debt and Senior Debt of the Guarantors, as applicable. This effectively means that holders of Senior Debt must be paid in full before any amounts are paid to the Holders of the Notes in the event we become bankrupt or are liquidated and that holders of Senior Debt can block payments to the Holders of the Notes in the event of a default by us or the Guarantors on such Senior Debt, all as more fully described below.

  As of September 30, 1999, we had outstanding on a consolidated basis an aggregate of approximately $237.7 million of consolidated Indebtedness, approximately $100.4 million of Senior Debt, no other pari passu Indebtedness that is secured and effectively senior to the Notes and the Guarantees and approximately $2.0 million of Indebtedness that is subordinate in right of payment to the Notes and the Guarantees (which consists solely of Indebtedness owed to Genstar pursuant to the Engagement Agreement).

  The rights of Holders will be subordinated by operation of law to all existing and future Indebtedness and preferred stock of our Foreign Subsidiaries, which are not Guarantors, which as of September 30, 1999 had $47.8 million of Indebtedness (excluding guarantees of our Indebtedness and Indebtedness of the Guarantors) and liquidation preference of preferred stock outstanding. The Indenture will permit us and our subsidiary to incur additional Senior Debt in the future, subject to certain conditions. See "Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

  The Indenture provides that we and the Guarantors may not make payment (by set-off or otherwise) on account of any Obligation in respect of the Notes (including any repurchases of Notes) or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities):

   (1) upon the maturity of any of our Senior Debt or Senior Debt of such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on, and all other amounts owing in respect of, such senior debt are first paid in full in cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or

   (2) in the event of default in the payment of any principal of, premium, if any, or interest on, or any other amount owing in respect of, our Senior Debt or Senior Debt of such Guarantor when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

  Upon (1) the happening of an event of default other than a Payment Default that permits the holders of Senior Debt or their representative to declare such Senior Debt to be due and payable and (2) written notice of such event of default given to us and the Trustee by the representative under the Credit Agreement or the Canadian Credit Agreement or the holders of an aggregate of at least $5.0 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of us or any Guarantor which is an obligor under such Senior Debt on account of any Obligation in respect of the Notes (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we and the Guarantors shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes.

  Any number of Payment Notices may be given; provided that:

   (1) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and

   (2) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period (it being acknowledged that any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose) unless such default shall have been cured or waived for a period of at least 90 days.

  Upon any distribution of our assets or any Guarantor's assets upon any dissolution, winding up, total or partial liquidation or reorganization of us or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities:

   (1) the holders of all our or such Guarantor's Senior Debt, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the Holders are entitled to receive any payment on account of any Obligation in respect of the Notes or Liquidated Damages, if any, pursuant to the Registration Rights Agreement (other than Junior Securities), and

   (2) any payment or distribution of our or such Guarantor's assets of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

  In the event that, notwithstanding the foregoing, any payment or distribution of our or any Guarantor's assets (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

  No provision contained in the Indenture or the Notes will affect our obligations or the obligations of the Guarantors, which are absolute and unconditional, to pay, when due, principal of, premium, if any, and interest (or if applicable, Liquidated Damages) on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or the creditors of the Guarantors or a marshalling of our assets or liabilities or the assets or liabilities of the Guarantors, Holders of the Notes may receive ratably less than other creditors.

  We conduct our operations through our subsidiaries. Accordingly, our ability to meet cash obligations is dependent upon the ability of our subsidiaries to make cash distributions to us. Furthermore, our right to receive the assets of any subsidiary which is not a Guarantor upon such subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that we are ourself recognized as a creditor or preferred stockholder of such subsidiary, in which case our claims would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to that held by us.

Certain Bankruptcy Limitations

  We and the Parent Guarantors are holding companies, conducting substantially all of our and their business through our Subsidiaries, not all of which have guaranteed or will guarantee our Obligations with respect to the Notes. See "Risk Factors--The issuer and the parent guarantors are holding companies, and the obligations of our operating companies are secured by liens on all of their property and assets."

  Holders of the Exchange Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, a court may avoid these obligations if it concludes that when the Guarantor entered into its Guarantee (or in some jurisdictions, when payments became due thereunder), the Guarantor received less than reasonably equivalent value or fair consideration and was or was rendered insolvent, undercapitalized or unable to pay its debts as they became due. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee are limited in a manner intended to avoid fraudulent transfer risk under applicable law, although no assurance can be given that a court would give the Holders the benefit of such provision. See "Risk Factors-- Fraudulent transfer laws could void or alter our obligations under the exchange notes."

  If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding obligations owed with respect to the Notes.

  We conduct substantially all of our foreign operations through Foreign Subsidiaries. Accordingly, our ability to meet our cash obligations may in part depend upon the ability of such Foreign Subsidiaries and any future Foreign Subsidiaries to make cash distributions to us and the Subsidiary Guarantors. Furthermore, any right we and the Subsidiary Guarantors have to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that we or the Subsidiary Guarantors are recognized as creditors or preferred stockholders of such Foreign Subsidiary, in which case our claims or the claims of the Subsidiary Guarantors would still be subordinate to any indebtedness or preferred stock of such Foreign Subsidiaries. On a pro forma basis, for the 1998 fiscal year, after giving effect to the acquisition of Pioneer, the Foreign Subsidiaries would have accounted for approximately $75.3 million, or 22.7%, of our total pro forma consolidated net sales, and would have accounted for approximately $82.4 million, or 27.0%, of our total pro forma consolidated total assets.

Optional Redemption

  We will not have the right to redeem any Notes prior to February 15, 2004 (other than out of the Net Cash Proceeds of a Public Equity Offering, as described in the next following paragraph). The Notes will be redeemable for cash at our option, in whole or in part, at any time on or after February 15, 2004, upon not less than 30 days nor more than 60 days prior notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive the corresponding interest due (and the corresponding Liquidated Damages, if any) on the corresponding Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

     Year                                                             Percentage
     ----                                                             ----------
     2004............................................................  105.750%
     2005............................................................  103.833%
     2006............................................................  101.917%
     2007 and thereafter.............................................  100.000%

  At any time or from time to time until February 15, 2002, up to 35% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture may be redeemed at our option within 90 days of a Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 111.50% of the principal amount thereof (subject to the right of Holders of record on a Record Date to receive the corresponding interest, (and the corresponding Liquidated Damages, if any) due on the Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture remain outstanding.

  The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only. If any Note is redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Mandatory Redemption

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Certain Covenants

  On December 21, 1999, we commenced a tender offer and a consent solicitation with respect to the notes. In connection with the tender offer, we are soliciting the consent of the holders of the notes to amend the notes and the related indenture in exchange for the payment of a consent fee in cash equal to 1.5% of the principal amount of the notes for which consents are delivered. If we obtain consents from the holders of at least 2/3 in principal amount of the outstanding notes, the covenant described below under the caption "Repurchase of Notes at the Option of the Holder upon a Change of Control" will be eliminated from the indenture. If we obtain consents from the holders of a majority in principal amount of the outstanding notes, the rest of the covenants described below, except for the covenant described below under the caption "Limitation on Status as Investment Company," will be eliminated from the indenture. If we do not obtain consents from the holders of a majority in principal amount of the outstanding notes, all of the covenants described below will remain in the indenture.

 Repurchase of Notes at the Option of the Holder Upon a Change of Control

  The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

  The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, we shall promptly purchase all Notes properly tendered in response to the Change of Control Offer.

  As used herein, a "Change of Control" means:

    (1) prior to consummation of an Initial Public Equity Offering, the Excluded Person shall cease beneficially to own, directly or indirectly, at least 51% of the voting power of our Voting Equity Interests, or

    (2) following the consummation of an Initial Public Equity Offering,

      (A) any merger or consolidation of us with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions occurs, if, immediately after giving effect to such transaction(s), (x) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than the Excluded Person and Robert J. Muller, Jr.) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities and (y) the Excluded Person and Robert J.
    Muller, Jr. "beneficially own," directly or indirectly, in the aggregate a lesser percentage of such voting power than such other person or group,

      (B) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to such Schedule or Form, is received by us which indicates that, or we otherwise become aware that, (x) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than the Excluded Person and Robert J. Muller, Jr.) is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of our Capital Stock then outstanding normally entitled to vote in elections of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities and (y) the Excluded Person and Robert J. Muller, Jr. "beneficially own," directly or indirectly, in the aggregate a lesser percentage of such voting power than such other person or group; provided, however, that a Person shall not be deemed the "beneficial owner" of shares tendered pursuant to a tender or exchange offer made by such Person or any Affiliate of such Person until the tendered shares are accepted for purchase or exchange,

      (C) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted our Board of Directors of the Issuer (together with any new directors whose election by our Board of Directors or whose nomination for election by our shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of our assets or the assets of any Parent Guarantor or Holdings, if such agreement was approved by a vote of such majority of directors) cease for any reason to constitute a majority of our Board of Directors then in office, or

      (D) we adopt a plan of liquidation.

  Notwithstanding the foregoing, we will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us, including any requirements to repay in full all Indebtedness under the Credit Agreement and the Canadian Credit Agreement, any of our Senior Debt or Senior Debt of any Subsidiary Guarantor or obtain the consents of such lenders to such Change of Control Offer as set forth in the following paragraph, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The Indenture provides that, prior to the commencement of a Change of Control Offer, but in any event within 30 days following any Change of Control, we shall;

    (1) (a) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and the Canadian Credit Agreement or (b) offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and the Canadian Credit Agreement and repay in full the Indebtedness owed to each such lender which has accepted such offer, or

    (2) obtain the requisite consents under the Credit Agreement and the Canadian Credit Agreement to permit the repurchase of the Notes as provided herein.

  Our failure to comply with the preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under "Events of Default" below.

  On or before the Change of Control Purchase Date, shall, to the extent lawful;

    (1) accept for payment Notes or portions thereof properly tendered and not validly withdrawn pursuant to the Change of Control Offer,

    (2) deposit with the Paying Agent an amount in cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), of all Notes so tendered, and

    (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

  The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of our incumbent management.

  The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets of has occurred. In addition, no assurances can be given that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

  Any Change of Control Offer shall be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by us or by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of the obligations under such covenant.

  If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and such interest (and Liquidated Damages, if applicable) will not be payable to Holders who tender the Notes pursuant to the Change of Control Offer.

  The recapitalization of Panolam Holdings effected in connection with the Carlyle Transactions constituted a Change of Control, within the meaning of the Indenture. As a result, under the terms of the Indenture, the Holders of Notes may require us, at their option, to repurchase all or any part of their notes at a cash price equal to 101% of the principal amount of the notes, plus accrued interest and any Liquidated Damages that have accrued under the Notes. We have commenced an offer to repurchase the Notes in accordance with the terms of the Indenture. If you elect to tender all or any part of your Notes for repurchase, you may not exchange such Notes, or the portion of such Notes that is tendered for repurchase, for exchange notes in connection with the exchange offer.

  The Change of Control purchase feature of the Notes is a result of negotiations between us and the Initial Purchasers. Our Board of Directors has no present intention to engage in another transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise significantly affect our capital structure or credit rating. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Limitation on Incurrence of Additional Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

  The Credit Agreement and the Canadian Credit Agreement will generally prohibit us from purchasing any Notes and will also provide that the occurrence of certain change of control events would constitute a default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of our lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In addition, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and the Canadian Credit Agreement.

  Our future Indebtedness may contain prohibitions against the occurrence of certain events which would constitute a Change of Control or provisions requiring that such Indebtedness be repurchased upon a change of control (as defined in the instrument governing such Indebtedness). Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not cause such a default, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of at least two thirds in aggregate principal amount of the Notes.

 Limitation on Incurrence of Additional Indebtedness

  The Indenture provides that, except as set forth in this covenant, we and the Subsidiary Guarantors will not, and will not permit any of our and their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Acquired Indebtedness), other than Permitted Indebtedness.

  Notwithstanding the foregoing, if:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness (including Acquired Indebtedness), and

    (2) on the date of such incurrence (the "Incurrence Date"), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0 (the "Debt Incurrence Ratio"), then we and the Subsidiary Guarantors may incur such Indebtedness (including Acquired Indebtedness).

  In addition, the foregoing limitations of the first paragraph of this covenant will not apply to:

    (a) the incurrence by us or any Subsidiary Guarantor or Foreign Subsidiary of Purchase Money Indebtedness; provided that:

      (1) the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $10 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies), and

      (2) in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP in good faith by our Board of Directors) to us or such Subsidiary Guarantor or Foreign Subsidiary, as applicable, of the property so acquired, constructed or improved;

    (b) (1) the incurrence by us or any Subsidiary Guarantor of Indebtedness (including Acquired Indebtedness) in an aggregate amount incurred and outstanding at any time pursuant to this clause (b)(1) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $45 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies) less the aggregate amount of Indebtedness incurred pursuant to clause (b)(2) of this covenant, and (2) the incurrence by any Canadian Subsidiary of Indebtedness (including Acquired Indebtedness) in an aggregate amount incurred and outstanding at any time pursuant to this clause (b)(2) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $20 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies) less the aggregate amount of Indebtedness in excess of $25 million incurred pursuant to clause b(1) of this covenant; provided, that the aggregate amount of Indebtedness incurred pursuant to clauses b(1) and b(2) of this covenant shall in no event exceed $45 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies);

    (c) the incurrence by us or any Subsidiary Guarantor of Indebtedness pursuant to the Term Facilities of the Credit Agreement and the Canadian Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (c) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $105 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies) less the aggregate amount of Indebtedness incurred pursuant to paragraph (d) of this covenant, minus the amount of any such Indebtedness:

      (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (1)(b)(B) of the first paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock," or

      (2) assumed by a transferee in an Asset Sale;

  provided, that the aggregate amount of Indebtedness incurred pursuant to this paragraph (c) and paragraph (d) of this covenant shall in no event exceed $105 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies); and

    (d) the incurrence by any Canadian Subsidiary, and the guarantee thereof by us or any other Subsidiary, of Indebtedness pursuant to the Term Facilities of the Canadian Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (d) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $50 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies) less the aggregate amount of Indebtedness in excess of $55 million incurred pursuant to paragraph (c) of this covenant, minus the amount of any such
  Indebtedness:

      (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (1)(b)(B) of the first paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock," or

      (2) assumed by a transferee in an Asset Sale;

provided, that the aggregate amount of Indebtedness incurred pursuant to paragraph (c) of this covenant and this paragraph (d) shall in no event exceed $105 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currencies).

  Indebtedness of any Person which is outstanding at the time such Person becomes our Subsidiary (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or our Subsidiary shall be deemed to have been incurred at the time such Person becomes our Subsidiary or is merged with or into or consolidated with us or our Subsidiary, as applicable.

  Notwithstanding any other provision of this covenant, and to avoid duplication only, a guarantee of our Indebtedness or Indebtedness of a Subsidiary Guarantor or a Canadian Subsidiary, incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred or at the time the guarantor thereof became our Subsidiary, will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence, we may designate the provision of this covenant pursuant to which such Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

 Limitation on Restricted Payments

  The Indenture provides that we and the Subsidiary Guarantors will not, and will not permit any of our or their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

    (1) a Default or an Event of Default shall have occurred and be continuing,

    (2) we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness," or

    (3) the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed, without duplication of any credits in this paragraph, the following paragraph or the definition of Permitted Indebtedness, the sum of:

      (a) 50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of our most recently ended fiscal quarter for which internal financial statements are available at the time of such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

      (b) the aggregate Net Cash Proceeds received by us from a Capital Contribution or from the sale of our Qualified Capital Stock (other than (i) to our Subsidiary or (ii) to the extent applied in connection with a Qualified Exchange), after the Issue Date, plus

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      (c) other than amounts credited pursuant to clause (t) of the next following paragraph or permitted pursuant to the definition of Permitted Investments, the net amount of any Restricted Investments (not to exceed the original amount of such Investment) made after the Issue Date (other than pursuant to clause (t) of the next following paragraph or permitted pursuant to the definition of Permitted Investments) that are returned to us or the Subsidiary that made such prior Restricted Investment, without restriction, in cash or Cash Equivalents on or prior to the date of any such calculation and our direct and indirect proportionate interest in the fair market value of an Unrestricted Subsidiary which is redesignated to be a Subsidiary, at the time of such redesignation.

  The foregoing clause (3) of the immediately preceding paragraph, however, will not prohibit:

      (r) Restricted Payments in addition to those set forth in the immediately preceding paragraph after the Issue Date not in excess of $15,189,000 in the aggregate which may be used only to repay or settle amounts owing to Domtar, Inc. or its Affiliates with respect to the Domtar Note (including dividends to any parent guarantor or Holdings for such purpose); in addition the foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

      (s) the Transactions (including dividends to any parent guarantor or Holdings for the purpose of payments pursuant to the Transactions),

      (t) Restricted Investments; provided that after giving pro forma effect to such Restricted Investment, the aggregate amount of all such Restricted Investments made on or after the Issue Date that are outstanding (after giving effect to any such Restricted Investments that are returned to us or the Subsidiary that made such prior Restricted Investment, without restriction, in cash on or prior to the date of any such calculation, but not to exceed the original amount of such Restricted Investment) at any time does not exceed $5.0 million (each such Restricted Investment being measured at the time made or returned, as applicable), and

      (u) repurchases of Capital Stock of Holdings from employees of Holdings, any parent guarantor, the Issuer or our Subsidiaries upon the death, disability or termination of employment in an aggregate amount to all such employees not to exceed the sum of:

        (A) $1.0 million per year or $2.5 million in the aggregate on and after the Issue Date (including dividends to any parent guarantor or Holdings for the purpose of such payment), plus

        (B) the aggregate amount of proceeds of Qualified Capital Stock issued to our employees or to employees of Holdings, such parent guarantor or such Subsidiary in the same year and Net Cash Proceeds from life insurance payments in the same year, and the provisions of the immediately preceding paragraph will not prohibit:

      (v) any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

      (w) a Qualified Exchange,

      (x) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions,

      (y) to the extent deemed a Restricted Payment, payment of amounts to Genstar Capital in accordance with the terms of the Management Services Agreement and the Engagement Agreement, both in accordance with the terms thereof on the Issue Date (including dividends to any parent guarantor or Holdings for the purpose of such payment), and

      (z) Permitted Payments to Holdings.

The full amount of any Restricted Payment made pursuant to the foregoing clauses (t), (u), (v) and (x) (but not pursuant to clauses (r), (s), (w), (y) or (z)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.


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  For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors. Additionally, concurrently with each Restricted Payment, we shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that we and the Subsidiary Guarantors will not, and will not permit any of our or their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on our behalf or to or on behalf of any of our Subsidiaries, except:

    (a) restrictions imposed by the Notes or the Indenture or by our other indebtedness (which may also be guaranteed by the Subsidiary Guarantors) ranking senior or pari passu with the Notes or the Guarantee(s), as applicable; provided that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes,

    (b) restrictions imposed by applicable law,

    (c) existing restrictions under Existing Indebtedness,

    (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by us any of our Subsidiaries, which restrictions in each case existed at the time of Acquisition, were not put in place in connection with or in anticipation of such Acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

    (e) any such restriction or requirement imposed by Indebtedness incurred under the Credit Agreement or the Canadian Credit Agreement or any guarantee thereof in accordance with the covenant "Limitation on Incurrence of Additional Indebtedness"; provided that such restriction or requirement is no more restrictive taken as a whole than that imposed by the Credit Agreement or the Canadian Credit Agreement or any such guarantee as of the Issue Date,

    (f) restrictions with respect solely to one of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

    (g) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness"; provided that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and

    (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c), (d), (e) or (g) of this paragraph that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall not in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to restrictions on the transfer or disposition thereof pursuant to such Lien.

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 Limitations on Layering Indebtedness

  The Indenture provides that we and the Guarantors will not, and will not permit any of our Subsidiaries to, directly or indirectly, incur, or suffer to exist any Indebtedness that is subordinate in right of payment to any of our other Indebtedness or any other Indebtedness of a Guarantor unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantees, as applicable; provided that this limitation will not apply to Acquired Indebtedness (other than Acquired Indebtedness incurred in connection with or in contemplation of a merger of us, any Guarantor or any of our or their Subsidiaries, or in connection with another transaction pursuant to which a Person becomes our Subsidiary or a Subsidiary of any Guarantor); provided, further, that this limitation will not apply to guarantees by us or any Guarantor of Indebtedness incurred pursuant to the Canadian Credit Agreement.

 Limitation on Liens Securing Indebtedness

  We and the Guarantors will not, and will not permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of our or their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any of our Indebtedness or any Indebtedness of any Guarantor, unless we and the applicable Guarantor provide, and cause our and their Subsidiaries (that are our Subsidiaries) to provide, concurrently therewith, that the Notes and the applicable Guarantees are equally and ratably so secured; provided that if such Indebtedness is subordinated indebtedness, the Lien securing such subordinated indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated indebtedness shall have with respect to the Notes.

 Limitation on Sale of Assets and Subsidiary Stock

  The Indenture provides that we and the Subsidiary Guarantors will not, and will not permit any of our or their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of a Subsidiary Guarantor or one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than us or a Subsidiary), whether by us or a Subsidiary or through the issuance, sale or transfer of Equity Interests by one of our Subsidiaries, and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless:

    (l) (a) the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied:

        (A) within 180 days after the date of such Asset Sale to the optional redemption of the Notes in accordance with the terms of the Indenture and our other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to redeem such Indebtedness with the proceeds for asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, or

        (B) within 210 days after the date of such Asset Sale to the repurchase of the Notes and such other Indebtedness on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds for asset sales pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the "Asset Sale Offer") at a purchase price of 100% of principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 180 days of such Asset Sale, or

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      (b) within 180 days following such Asset Sale, the Asset Sale Offer
  Amount is:

        (A) invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in assets and property (except in connection with the acquisition of a Wholly Owned Subsidiary in a Related Business, other than Notes, bonds, obligation and securities) which in the good faith reasonable judgment of our Board of Directors will immediately constitute or be a part of a Related Business of us or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or in Restricted Investments permitted by the covenant "Limitation on Restricted Payments;" provided that proceeds from Asset Sales effected by a Subsidiary Guarantor or a Canadian Subsidiary may not be reinvested in a Foreign Subsidiary which is not a Canadian Subsidiary, or

        (B) used to retire Purchase Money Indebtedness or Senior Debt and to permanently reduce (in the case of Senior Debt that is not Purchase Money Indebtedness) the amount of such Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph (b) (but only to the extent that such paragraph (b) relates to revolving credit borrowings under the Credit Agreement and the Canadian Credit Agreement), (c) or (d), as applicable, of the covenant "Limitation on Incurrence of Additional Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount); provided that any proceeds from Asset Sales effected by a Subsidiary Guarantor or a Canadian Subsidiary may not be used to retire Indebtedness of or make an Investment in any Foreign Subsidiary which is not a Canadian Subsidiary, except to the extent allowable pursuant to clause (h) of the definition of Permitted Investment,

    (2) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents,

    (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and

    (4) our Board of Directors determines in good faith that we or such Subsidiary, as applicable, receives the fair market value for such Asset Sale.

  The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses and in the time periods set forth in 1(a)(A) or 1(b) above (the "Excess Proceeds") exceeds $10.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Pending application of the Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds shall be invested in Permitted Investments (other than pursuant to clause (a), (e) or (h) of the definition thereof) or used to reduce outstanding loans under any working capital facility. Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales minus the amount of:

    (a) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee and Senior Debt assumed by the transferee, provided in each case that we, the Guarantors and our and their Subsidiaries are released from all obligations in connection therewith, and


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    (b) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

  Notwithstanding, and without complying with, the provisions of this covenant:

    (1) we and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and
  (b) liquidate Cash Equivalents;

    (2) we and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

    (3) we and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business, or the business of such Subsidiary, as applicable;

    (4) we and the Subsidiary Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to us, any of our Subsidiary Guarantors or any Canadian Subsidiary;

    (5) we and our Subsidiaries, in the ordinary course of business, may convey, sell transfer, assign, or otherwise dispose of assets (or related assets in related transactions) with a fair market value of less than $500,000;

    (6) we and each of our Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other claims of any kind or grant Liens (and permit foreclosure thereon) not prohibited by the Indenture; and

    (7) Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us, any of the Subsidiary Guarantors, or any other Foreign Subsidiary.

  All Net Cash Proceeds from an Event of Loss relating to a Material Facility (other than the proceeds of any business interruption insurance) shall be reinvested, used for prepayment of senior debt, or used to repurchase Notes and pari passu Indebtedness on a pro rata basis, all within the period and as otherwise provided above in clauses 1(a) or 1(b) of the first paragraph of this covenant.

  Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, compliance by us or any of our Subsidiaries with such laws and regulations shall not in and of itself cause a breach of the obligations under such covenant.

  If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a
Note is registered at the close of business on such Record Date, and such interest (or Liquidated Damages, if applicable) will not be payable to Holders who tender Notes pursuant to such Asset Sale Offer.

 Limitation on Transactions with Affiliates

  The Indenture provides that neither we nor any of our Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions):


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    (1) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to us, and no less favorable to us, than could have been obtained in an arm's length transaction with a non-Affiliate, and

    (2) if involving consideration to either party in excess of $1.0 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction, if any, and

    (3) if involving consideration to either party in excess of $5.0 million, unless in addition we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to us from a financial point of view from an independent investment banking firm of national reputation or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation.

 Limitation on Merger, Sale or Consolidation

  The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

    (1) either (a) we are the continuing entity is the continuing entity or
  (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the Notes and the Indenture;

    (2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and

    (3) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness."

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

  Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall (except in the case of a lease) succeed to and be substituted for us, and may exercise our every right and power, under the Indenture with the same effect as if such successor corporation had been named as us therein, and (except in the case of a lease) we shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

 Limitation on Lines of Business

  The Indenture provides that neither we nor any of our Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.


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 Subsidiary Guarantors

  The Indenture provides that all of our present and future Subsidiaries other than Foreign Subsidiaries shall jointly and severally guaranty irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on a senior subordinated basis.

  Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries (including Foreign Subsidiaries) that is not a Subsidiary Guarantor guarantees any of our other Indebtedness or any Indebtedness of any Subsidiary Guarantor (other than any guarantee by a Foreign Subsidiary of Indebtedness of any of our other Foreign Subsidiaries), or we or one of our Subsidiaries, individually or collectively, pledges more than 65% of the Equity Interests of any such Subsidiary to a United States lender, then such subsidiary must become a Subsidiary Guarantor.

 Release of Guarantors

  The Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and certain other provisions of the Indenture:

    (1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture; and

    (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

The provisions of this paragraph shall not apply to the merger of any Guarantors with and into each other or with or into us.

  Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor or all of its assets to an entity which is not a Subsidiary Guarantor, or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock"), such Subsidiary Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of any of our Indebtedness or any Indebtedness of any of our other Subsidiaries shall also terminate upon such release, sale or transfer.

 Limitation on Status as Investment Company

  The Indenture will prohibit us and our Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or from otherwise becoming subject to registration or regulation under the Investment Company Act.

 Reports

  The Indenture provides that whether or not we or any of our direct or indirect parent companies is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall deliver to the Trustee and to each Holder and to prospective purchasers of Notes identified to us by an Initial Purchaser, within 15 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if we were subject to the requirements of

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Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission. In lieu of filing and providing reports as set forth above, we may, so long as any of our direct or indirect parent companies owns 100% of our Capital Stock and if permitted by the Commission, include in the reports filed and provided by such direct or indirect parent company such financial information and narrative disclosure regarding us and the Subsidiary Guarantors as required by the Commission in lieu of filing such reports by us.

Events of Default and Remedies

  In connection with the tender offer that we commenced on December 21, 1999, we are soliciting the consents of the holders of the notes to amend the notes and the related indenture in exchange for the payment of a consent fee. If we obtain consents from the holders of a majority in principal amount of the outstanding notes, the indenture will only contain the Events of Default described below that relate to nonpayment of principal, interest or liquidated damages on the notes, failure to comply with the covenants that remain in the indenture and certain bankruptcy events relating to us or our Significant Subsidiaries. If we do not obtain consents from the holders of a majority in principal amount of the outstanding notes, all of the Events of Default described below will remain in the indenture.

  The Indenture defines an Event of Default as:

    (1) the failure by us to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

    (2) the failure by us or any of our Subsidiaries to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable (as set forth under the captions "-- Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Limitation on Sale of Assets and Subsidiary Stock"),

    (3) failure by us or any of our Subsidiaries for 30 days after notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding to comply with the provisions described under the captions "--Limitation on Restricted Payments" or "--Limitation on Incurrence of Additional Indebtedness,"

    (4) failure by us or any of our Subsidiaries for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding to comply with any of their respective other agreements in the Indenture or the Notes,

    (5) certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries,

    (6) a default in Indebtedness of us or any of our Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity,

    (7) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days, and

    (8) except as permitted by the Indenture, any of the Guarantees shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the respective Guarantor, or any Person acting on behalf of such Guarantor, shall deny or disaffirm its obligations under its Guarantee.

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The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (5), above, relating to us) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately; provided that if any Senior Debt is outstanding pursuant to the Credit Agreement, or the Canadian Credit Agreement, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the fifth Business Day after the sending to us and the representative under the Credit Agreement and the Canadian Credit Agreement of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any senior debt under the Credit Agreement or the Canadian Credit Agreement, as applicable. In the event a declaration of acceleration resulting solely from an Event of Default described in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 5 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (6) above has occurred that has not been cured or waived within 5 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (5) above relating to us occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default have been cured or waived, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

  The Indenture provides that we may, at our option, elect to have our obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to:

    (1) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on such Notes when such payments are due from the trust funds;

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    (2) our obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trust, duties, and immunities of the Trustee, and our obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Indenture.

  In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, Liquidated Damages, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust;

    (2) in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

      (A) we have received from, or there has been published by the Internal Revenue Service, a ruling, or

      (B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

    (6) we shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent of preferring the Holders of such Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

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    (7) we shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) of this paragraph have been complied with.

  If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then our obligations and the obligations of the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Amendments and Supplements

  The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of Holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" in a manner adverse to the Holders and provided that no such modification may, without the consent of each Holder affected thereby:

    (1) change the final Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption at our option, thereof, or change the city of payment where, or the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or, after the applicable Change of Control or Asset Sale occurs, reduce the corresponding Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes as a right or at our option in a manner adverse to the Holders, or

    (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

    (3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

No Personal Liability of Partners, Stockholders, Officers, Directors

  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of us, the Guarantors, Holdings, or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any Guarantee of the Notes.

Governing Law

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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Certain Definitions

  "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any Person existing at the time such Person becomes our Subsidiary, including by designation, or is merged or consolidated into or with us or one of our Subsidiaries.

  "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

  "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that with respect to ownership interest in us and our Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

  "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Canadian Credit Agreement" means the credit agreement dated as of February 18, 1999 by and among Panolam Canada, certain financial institutions and DLJ Capital Funding, as Syndication Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Lead Arranger, and Credit Suisse First Boston Canada, as Canadian Administrative Agent, and Royal Bank of Canada, as Documentation Agent, providing for one or more term loan facilities and a revolving credit facility, including any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Canadian Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Canadian Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Canadian Credit Agreement and all refundings, refinancings and replacements of any Canadian Credit Agreement, including any agreement:

    (1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

    (2) adding or deleting borrowers or guarantors thereunder, so long as such remaining borrowers or guarantors include one or more of Panolam Canada and its Subsidiaries and their respective successors and assigns,

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

    (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness," or

    (4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

  Our Canadian Credit Agreement with DLJ, Credit Suisse and other senior lenders described above was refinanced in connection with the Carlyle Transactions and replaced with our new Bankers Trust credit agreement.

  "Canadian Subsidiary" means a Wholly Owned Subsidiary that is domiciled and doing business principally in Canada.

  "Capital Contribution" means any contribution to our equity of from one of our direct or indirect parent companies for which no consideration is given other than the issuance of Qualified Capital Stock.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Cash Equivalent" means:

    (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), or

    (2) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, or

    (3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition, or

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subparagraphs (1) and (2) above entered into with any financial institution meeting the qualifications specified in subparagraph (2) above, or

    (5) investments in money market funds which invest substantially all their assets in securities of the types described in subparagraphs (1) through (4) above.

  "Consolidation" means, with respect to us, the consolidation of the accounts of our Subsidiaries with our accounts, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with our accounts of the Issuer. The term
"consolidated" has a correlative meaning to the foregoing.

  "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and

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businesses recorded as permanently discontinued or disposed of) for the
Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses recorded as permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation:

    (1) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of subsection (c) of the definition of "Consolidated Net Income,"

    (2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of subsection (c) of the definition of "Consolidated Net Income,"

    (3) the incurrence of any Indebtedness during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period, and

    (4) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness (or dividends on any Disqualified Capital Stock) bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap and Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of:

    (1) Consolidated income tax expense,

    (2) Consolidated depreciation and amortization expense,

    (3) Consolidated Fixed Charges, and

    (4) all other non-recurring non-cash charges of such Person and its Consolidated Subsidiaries, less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-recurring non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided that Consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than a Wholly-Owned Subsidiary shall only be added to the extent of our equity interest in such Subsidiary.

  "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

    (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including:

      (1) original issue discount and non-cash interest payments or accruals on any Indebtedness,

      (2) the interest portion of all deferred payment obligations, and

      (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

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    (b) the amount of dividends accrued or payable (or guaranteed) by such
  Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly-Owned Subsidiaries).

  For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by us to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a Consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

    (a) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock),

    (b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period,

    (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and

    (d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

  "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are Consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

  "Credit Agreement" means the credit agreement dated as of February 18, 1999 by and among us, certain of its Subsidiaries, certain financial institutions and DLJ Capital Funding, as Syndication Agent, Donaldson, Lufkin & Jenrette Securities Corporation, as Lead Arranger, and Credit Suisse First Boston,
New York branch, as Administrative Agent, and Royal Bank of Canada, as Documentation Agent, providing for one or more term loan facilities and a revolving credit facility, including any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement:

    (1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

    (2) adding or deleting borrowers or guarantors thereunder, so long as such borrowers or guarantors include one or more of us and our Subsidiaries and our and their respective successors and assigns,

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    (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness," or

    (4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

  Our Credit Agreement with DLJ, Credit Suisse and other senior lenders described above was refinanced in connection with the Carlyle Transactions and replaced with our new Bankers Trust credit agreement.

  "Disqualified Capital Stock" means:

    (a) except as set forth in (b), with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event (other than customary change of control provisions) or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, other than solely for our Qualified Capital Stock, on or prior to 91 days following the Stated Maturity of the Notes, and

    (b) with respect to any Subsidiary of such Person (including with respect to any of our Subsidiaries), any Equity Interests other than any common equity with no preference as to liquidation or dividend payments, or redemption or repayment provisions.

  "Earn Out Payment" means a payment of additional consideration to Rugby USA, Inc., a Georgia corporation, pursuant to section 2(e)(v) of the Stock Purchase Agreement, in accordance with the terms thereof on the Issue Date.

  On October 13, 1999, the Rugby Stock Purchase Agreement was amended to delete the earn out payments otherwise payable thereunder.

  "Engagement Agreement" means that certain Engagement Agreement dated as of January 24, 1999 between Genstar Capital, LLC, and us, providing for the payment of transaction fees of $2,000,000 payable on the Issue Date and an aggregate of $2,025,000 payable in twelve quarterly installments of $168,750 (or the pro rata amount thereof), commencing on March 31, 1999, in accordance with the terms thereof on the Issue Date and without giving effect to any future amendment or supplement thereto.

  "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership, participation or membership interests in, such Person.

  "Event of Loss" means, with respect to any property or asset, any:

    (1) loss, destruction or damage of such property or asset, or

    (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Excluded Person" means Genstar Capital and all Related Persons of such
Person.

  "Exempted Affiliate Transaction" means:

    (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of our Board of Directors,

    (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of our common stock,

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    (c) transactions solely between us and any of our Consolidated
  Subsidiaries or solely among our Consolidated Subsidiaries,

    (d) Permitted Investments,

    (e) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by a majority of members of our Board of Directors and, if any, a majority of the independent members of such Board consistent with industry practice,

    (f) the grant of stock options or similar rights to our employees and directors and employees and directors of our Subsidiaries pursuant to plans approved by a majority of members of our Board of Directors and, if any, a majority of the independent members of such Board,

    (g) loans or advances to employees in the ordinary course of business in accordance with our past practices and the past practices of our Subsidiaries, but in any event not to exceed $1.5 million in the aggregate outstanding at any one time,

    (h) the payment of reasonable fees and indemnities to our directors and directors of our Subsidiaries who are not our employees or employees of our Subsidiaries,

    (i) the issuance or sale of any of our Capital Stock (other than Disqualified Capital Stock) if approved by a majority of the members of our Board of Directors and, if any, a majority of the independent members of such Board, and

    (j) transactions pursuant to the Management Services Agreement and the Engagement Agreement, both in accordance with the terms thereof on the Issue Date and without giving effect to any future amendment or supplement thereto.

  "Existing Indebtedness" means our Indebtedness and the Indebtedness of our Subsidiaries (other than Indebtedness under the Credit Agreement and the Canadian Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

  "Foreign Subsidiary" means any of our Subsidiaries which (1) is not organized under the laws of the United States, any state thereof or the District of Columbia and (2) conducts substantially all of its business operations outside the United States of America.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States applied on a consistent basis and as in effect from time to time.

  "Genstar Capital" means Genstar Capital Corporation and its Affiliates and stockholders.

  "Holdings" means Panolam Industries Holdings, Inc., a Delaware corporation, so long as Panolam Industries Holdings, Inc. is our direct or indirect parent company.

  "Indebtedness" of any Person means, without duplication:

    (a) all liabilities and obligations, contingent or otherwise, of any such Person, to the extent such liabilities and obligations would appear as a liability upon the Consolidated balance sheet of such Person in accordance with GAAP:

      (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

      (2) evidenced by bonds, notes, debentures or similar instruments,

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      (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

    (b) all liabilities and obligations, contingent or otherwise, of such
  Person:

      (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks,

      (2) relating to any Capitalized Lease Obligation, or

      (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

    (c) all net obligations of such Person under Interest Swap and Hedging Obligations;

    (d) all liabilities and obligations of others of the kind described in the preceding subparagraph (a), (b) or (c) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person;

    (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding subparagraphs (a), (b), (c) or (d), or this subparagraph (e), whether or not between or among the same parties; and

    (f) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

  For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by our Board of Directors (or our managing general partner) of such Disqualified Capital Stock. The amount of any Indebtedness issued with original issue discount outstanding as of any date shall be the accreted value thereof, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence.

  "Initial Public Equity Offering" means an initial Public Equity Offering following which our common stock or the common stock of the parent guarantors or Holdings, as the case may be, is listed on a national securities exchange or quoted on the national market system of the Nasdaq stock market.

  "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "Investment" by any Person in any other Person means, without duplication:

    (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

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    (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

    (c) other than guarantees of our Indebtedness or Indebtedness of any Subsidiary Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

    (d) the making of any capital contribution by such Person to such other Person; and

    (e) the designation by our Board of Directors of any Person to be an Unrestricted Subsidiary.

  We shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither we nor any of our Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from us or one of our Subsidiaries shall be deemed an Investment valued at its fair market value at the time of such transfer. If we or any of our Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer one of our Subsidiaries or such Subsidiary, we shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Person not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants--Limitation on Restricted Payments."

  "Issue Date" means the date of first issuance of the Old Notes under the Indenture.

  "Junior Security" means any Qualified Capital Stock and any of our Indebtedness or Indebtedness of a Subsidiary Guarantor, as applicable, that is subordinated in right of payment to senior debt at least to the same extent as the Notes or the Guarantees, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; provided, that in case of subordination in respect of senior debt under the new credit facilities, "Junior Security" shall mean any Qualified Capital Stock and any of our Indebtedness or Indebtedness of a Subsidiary Guarantor, as applicable, that is issued to a Holder on account of the Notes pursuant to an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy or reorganization law, which Qualified Capital Stock or Indebtedness:

    (1) has a maturity, mandatory redemption obligation or put right, if any, longer than, or occurring after the final maturity date of, all senior debt outstanding under the new credit facilities on the date of issuance of such Qualified Capital Stock or Indebtedness (and to any securities issued in exchange for any such senior debt),

    (2) is unsecured,

    (3) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged,

    (4) does not provide for terms, conditions or covenants more onerous than those provided in the Notes, and

    (5) by its terms or by law is subordinated to senior debt outstanding under the new credit facilities on the date of issuance of such Qualified Capital Stock or Indebtedness (and to any securities in exchange for any such senior debt) at least to the same extent as the Notes.

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  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Management Services Agreement" means that certain Amended and Restated Management Advisory and Consulting Agreement dated as of January 24, 1999, between Panolam Industries International, Inc., Panolam Industries, Ltd. and Genstar Capital, LLC, in accordance with the terms thereof on the Issue Date and without giving effect to any future amendment or supplement thereto; provided that the consulting fee payable thereunder may not increase to $1,391,000 pursuant to the terms thereof before the last to occur of:

    (1) the cancellation of, and the payment of all amounts owing under, the Domtar Note,

    (2) the termination of, and the payment of all amounts owing under, the Engagement Agreement, and

    (3) the third anniversary date of the Issue Date.

  Our Management Services Agreement with Genstar Capital described above was terminated in connection with the Carlyle Transactions.

  "Material Facility" means the manufacturing facilities owned by us, the Subsidiary Guarantors or the Canadian Subsidiary located in Huntsville, Ontario and Auburn, Maine or any replacement facility thereof.

  "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by us in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock and by us and our Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of us that were issued for cash on or after the Issue Date, the amount of cash originally received by us upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by us) of income, franchise, sales and other applicable taxes required to be paid by us or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

  "Non-Recourse Indebtedness" means Indebtedness:

    (a) as to which neither we nor any of our Subsidiaries nor any Guarantor:

      (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

      (2) is directly or indirectly liable (as a guarantor or otherwise), or

      (3) constitutes the lender, and:

    (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of us or any of our Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by us or any Guarantor under the terms of the Notes or the Guarantees or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

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  "Permitted Indebtedness" means that:

    (a) we may incur Indebtedness evidenced by the Old Notes and the Notes and represented by the Indenture and the Subsidiary Guarantors may incur the Subsidiary Guarantees up to the amounts being issued on the original Issue Date;

    (b) we and the Subsidiary Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness, any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (a) of this definition incurred under the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness" or pursuant to this clause (b);

    (c) we and our Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit, surety and appeal bonds, and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purpose of purchasing or acquiring, or securing the purchase or acquisition of, goods and services as is customary in our industry; provided that the aggregate principal amount outstanding of such Indebtedness (including any Refinancing Indebtedness and any other Indebtedness issued to retire, refinance, refund, defease or replace such Indebtedness) shall at no time exceed $2.5 million;

    (d) we may incur Indebtedness to any Subsidiary Guarantor or Canadian Subsidiary and any Subsidiary Guarantor or Canadian Subsidiary may incur Indebtedness to any other Subsidiary Guarantor or Canadian Subsidiary or to us; provided that in the case of our Indebtedness (except for loans to us from any Canadian Subsidiary made with borrowings under the Canadian Credit Agreement), such obligations shall be unsecured and subordinated in all respects to our obligations pursuant to the Notes and any event that causes any such obligee to no longer be a Subsidiary Guarantor or Canadian Subsidiary, as applicable, shall be deemed to be a new incurrence subject to the Indenture at such time;

    (e) any Foreign Subsidiary may incur Indebtedness owed to any other Foreign Subsidiary; provided that any event that causes any such obligee to no longer be a Subsidiary shall be deemed a new incurrence of Indebtedness subject to the Indenture at such time;

    (f) the incurrence by us or any of our subsidiaries of Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging
  (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred or (b) currency risk (to the extent incurred in the ordinary course of business as is customary practice in our industry and not for purposes of speculation), but only to the extent that such incurrence does not result in a net increase in the notional amount of our Indebtedness outstanding on a consolidated basis; and

    (g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business.

  "Permitted Investment" means Investments in:

    (a) any of the Notes;

    (b) Cash Equivalents;

    (c) intercompany notes to the extent permitted under subparagraphs (d) or
  (e) of the definition of "Permitted Indebtedness";

    (d) Investments by us or any Subsidiary Guarantor in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Wholly Owned Subsidiary Guarantor or such Person is immediately merged with or into us or a Wholly Owned Subsidiary Guarantor;

    (e) loans and advances to employees and officers of us and our Subsidiaries in the ordinary course of business for a bona fide business purpose not in excess of $1.5 million at any one time outstanding;

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    (f) Interest Swap and Hedging Obligations entered into in the ordinary course of us or our Subsidiaries' business and otherwise in compliance with the Indenture;

    (g) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

    (h) Investments by us or any Subsidiary Guarantor in a Canadian Subsidiary or a Subsidiary of a Canadian Subsidiary;

    (i) any Investment in us or in a Wholly Owned Subsidiary Guarantor; and

    (j) Investments made by us or our Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Sale of Assets and Subsidiary Stock" covenant.

  "Permitted Lien" means:

    (a) Liens existing on the Issue Date;

    (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on our books in accordance with GAAP;

    (c) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business; provided that:

      (1) the underlying obligations are not overdue for a period of more than 30 days, or

      (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on our books in accordance with GAAP;

    (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by us or any of our Subsidiaries) or interfere with the ordinary conduct of our business or the business of any of our Subsidiaries;

    (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

    (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

    (h) Liens securing the Notes;

    (i) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into us or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition; provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

    (j) Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to clause (a) of the covenant "Limitation on Incurrence of Additional Indebtedness"; provided that such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

    (k) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of our business or the business of any of our Subsidiaries or materially detracting from the value of the relative assets of us or any Subsidiary;

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    (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by us or any of our Subsidiaries in the ordinary course of business;

    (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and; provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced; and

    (n) Liens securing Indebtedness incurred under the Credit Agreement, the Canadian Credit Agreement or any of the guarantees pursuant to either of them, all in accordance with the terms of the Indenture.

  "Permitted Payments to Holdings" means without duplication as to amount:

    (a) payments to Holdings (or to any parent guarantor for immediate payment to Holdings) in an amount sufficient to permit Holdings to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to us and our Subsidiaries including any reasonable professional fees and expenses, but not in excess of $50,000 in the aggregate during any consecutive 12-month period, and

    (b) payments to Holdings (or to any parent guarantor for immediate payment to Holdings) to enable Holdings to pay foreign, federal, state or local tax liabilities ("Tax Payments"), not to exceed the amount of any tax liabilities that would be otherwise payable by us and our United States Subsidiaries to the appropriate taxing authorities if they filed separate tax returns, to the extent that Holdings has an obligation to pay such tax liabilities relating to the operations, assets or capital of us or our United States Subsidiaries; provided that:

      (1) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by us and any of our United States Subsidiaries in respect of their Federal income tax liability, such payment shall be determined assuming that we are the parent company of an affiliated group (the "Issuer Affiliated Group") filing a consolidated Federal income tax return and that Holdings and each such United States Subsidiary is a member of the Issuer Affiliated Group, and

      (2) any Tax Payments shall, within 90 days of Holdings' receipt of such payment, either be (a) used by Holdings to pay such tax liabilities or (b) refunded to the payor.

  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X of the Securities Act of 1933, as amended, unless otherwise specifically stated herein.

  "Public Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of 1933, as amended, of (1) our Qualified Capital Stock or (2) Qualified Capital Stock of any parent guarantor or Holdings, to the extent that the cash proceeds therefrom are used as a Capital Contribution to us.

  "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation, or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of our Board of Directors, is directly related to a Related Business of us and which is incurred within 180 days of such acquisition, installation, construction or improvement and is secured only by the assets so financed and is without recourse to us or any Guarantor other than the Person which owns the related assets.

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  "Qualified Capital Stock" means any of our Capital Stock, and for purposes of the definition of "Public Equity Offering" only, any parent guarantor or Holdings, that is not Disqualified Capital Stock.

  "Qualified Exchange" means:

    (1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of us issued on or after the Issue Date with the Net Cash Proceeds received by us from the substantially concurrent sale of Qualified Capital Stock or, to the extent used to retire Indebtedness of us issued on or after the Issue Date, subordinated indebtedness of us, or

    (2) any exchange of Qualified Capital Stock for any of our Capital Stock or Indebtedness issued on or after the Issue Date, or

    (3) any exchange of subordinated indebtedness for our subordinated indebtedness issued after the Issue Date.

  "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock:

    (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or

    (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing in accordance with the terms of the documents governing the Indebtedness refinanced without giving effect to any modification thereof made in connection with or in contemplation of such refinancing) the lesser of

      (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and

      (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

  provided that:

    (A) such Refinancing Indebtedness shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Person issuing such Refinancing Indebtedness,

    (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced,

    (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced, and

    (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

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  "Related Business" means the business conducted (or proposed to be conducted)
by us and our Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of our Board of Directors are materially related businesses.

  "Related Person" means any Person who controls, is controlled by or is under common control with an Excluded Person; provided that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable of a Person.

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than Permitted Investments.

  "Restricted Payment" means, with respect to any Person:

    (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent or Subsidiary of such Person,

    (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or parent of such Person,

    (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any subordinated indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness, and

    (d) any Restricted Investment by such Person;

  provided that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; (2) any dividend, distribution or other payment to us, or to any of our Subsidiary Guarantors, by us or any of our Subsidiaries; or (3) Earn-Out Payments made pursuant to the Stock Purchase Agreement.

  "Senior Debt" of us or any Guarantor means:

    (1) all Indebtedness (including any monetary obligation in respect of the Credit Agreement or the Canadian Credit Agreement, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement or the Canadian Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) outstanding under the Credit Agreement and the Canadian Credit Agreement, including any guarantees thereof and all Interest Swap and Hedging Obligations with respect thereto,

    (2) any other Indebtedness permitted to be incurred by us or such Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes, and

    (3) all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

    (w) any liability for federal, state, local or other taxes owed or owing by the Company,

    (x) any Indebtedness of us or any Guarantor to any of our or their Subsidiaries or other Affiliates,

    (y) any trade payables, or

    (z) any Indebtedness that is incurred in violation of the Indenture.

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

  "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect from time to time.

  "Stated Maturity," when used with respect to any Note, means February 15, 2009.

  "Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated as of July 17, 1998, as amended as of September 11, 1998, October 16, 1998 and November 30, 1998, by and between Rugby USA, Inc., a Georgia corporation, and us, as in effect on the Issue Date.

  "Subordinated Indebtedness" means Indebtedness of us or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto to the Notes or the Guarantees, as applicable, in any respect or when used in the definition of Restricted Payment has a final stated maturity on (except for the Exchange Notes) or after the Stated Maturity, and shall include all Indebtedness under the Engagement Agreement.

  "Subsidiary," with respect to any Person, means:

    (1) any corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person,

    (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, and

    (3) any partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of us or of any of our Subsidiaries. Unless the context requires otherwise, Subsidiary means each of our direct and indirect Subsidiaries.

  "Unrestricted Subsidiary" means any of our subsidiaries that does not own any of our Capital Stock, or own or hold any Lien on any of our property or of any of our other Subsidiaries and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by our Board of Directors); provided that at the time of designation such Subsidiary:

    (a) has no Indebtedness other than Non-Recourse Indebtedness;

    (b) is not party to any agreement, contract, arrangement or understanding with us or any of our Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

    (c) is a Person with respect to which neither we nor any of our Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

    (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Subsidiaries.

Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, we could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. We designated one of our indirect, inactive subsidiaries, Melamine Decorative Laminate, Inc., an Unrestricted Subsidiary. This Unrestricted Subsidiary had no material assets or liabilities and does not conduct any operations.

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  "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

  "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

  "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by us or one or more of our Wholly-Owned Subsidiaries.

Transfer and Exchange

  A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes required by law or permitted by the Indenture, including any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Book-Entry; Delivery and Form

  The Exchange Notes will be issued in definitive, fully registered form without interest coupons. The Exchange Notes will be represented by one or more permanent global Notes (the "Global Exchange Note") and will be deposited with the Trustee as custodian for The Depositary Trust Company ("DTC") and registered in the name of a nominee of DTC. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to DTC or nominee of DTC. Investors may hold their beneficial interests in the Global Exchange Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  Notes that are issued as described below under "Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Exchange Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Exchange Note representing the principal amount of Notes being transferred.

  Upon the issuance of the Global Exchange Note, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities takes physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in the Global Exchange Note will not be entitled to have the Exchange Notes represented by the Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under the Global Exchange Note.

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

  Payments of the principal of, and interest on, the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

  We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

  DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction.

  DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certificated Notes

  The Exchange Notes represented by the Global Exchange Note are exchangeable for certificated Exchange Notes in definitive form of like tenor as such Exchange Notes in denominations of U.S. $1,000 and integral multiples thereof if:

    (1) DTC notifies us that it is unwilling or unable to continue as depository for the Global Exchange Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Issuer within 90 days,

    (2) we in our discretion at any time determines not to have all of the Exchange Notes represented by the Global Exchange Note, or

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

    (3) an Event of Default has occurred and is continuing. Any Exchange Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Exchange Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Exchange Note is not exchangeable, except for a Global Exchange Note of the same aggregate determination to be registered in the name of DTC or its nominee.

Registration Rights

  The holders of Exchange Notes will not be entitled to any registration rights with respect to the Exchange Notes. Pursuant to the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, we and the Guarantors (the "Obligors") are required to use our and their respective best efforts to have the registration statement of which this prospectus forms a part (the "Exchange Offer Registration Statement") declared effective within 150 days of the Issue Date, and to use our and their respective best efforts to cause the Exchange Offer Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the SEC. If:

    (1) the Exchange Offer is not permitted by applicable law or SEC policy, or

    (2) any holder of the Notes which are Transfer Restricted Securities (as defined in the Registration Rights Agreement) notifies us prior to the 20th business day following the consummation of the Exchange Offer that (a) it is prohibited by law or SEC policy from participating in the Exchange Offer, (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds the Notes acquired directly from us or any of our affiliates, the Obligors will file with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreement) to register for public resale the Transfer Restricted Securities held by any such holder who provides us with certain information for inclusion in the Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.

  The Registration Rights Agreement provides that:

    (1) if the Obligors fail to file an Exchange Offer Registration Statement with the SEC on or prior to the 75th day after the Issue Date,

    (2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 150th day after the Issue Date,

    (3) if the Exchange Offer is not consummated on or before the 30th business day after the Exchange Offer Registration Statement is declared effective,

    (4) if obligated to file the Shelf Registration Statement and the Obligors fail to file the Shelf Registration Statement with the SEC on or prior to the 30th business day after such filing obligation arises,

    (5) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 90th day after the obligation to file a Shelf Registration Statement arises, or

    (6) if the Exchange Offer Registration Statement or the Shelf
  Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities,

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

for such time of non-effectiveness or non-usability (each, a "Registration Default"), the Obligors agree to pay to each holder of Transfer Restricted Securities affected thereby Liquidated Damages in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities at the beginning of and for each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week, per $1,000 in principal amount of Transfer Restricted Securities.

  On July 18, 1999, we began to accrue liquidated damages under the Registration Rights Agreement because the Exchange Offer Registration Statement required by that agreement (of which this prospectus forms a part) had not been declared effective by the SEC. As of December 27, 1999, we had accrued an aggregate of $235,000 of liquidated damages under the registration rights agreement. Liquidated damages stopped accruing under the Registration Rights Agreement when the Exchange Offer Registration Statement required by that agreement (of which this prospectus forms a part) was declared effective by the SEC. All liquidated damages which have accrued under the Registration Rights Agreement will be paid in the manner provided for the payment of interest on the notes.

  Assuming consummation of the Exchange Offer made hereby, all of the Obligor's registration obligations with respect to the Old Notes under the Registration Rights Agreement will have been fulfilled.

  The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

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

         Material Federal Income Tax Consequences of the Exchange Offer

  The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the exchange notes. Unless otherwise stated, this discussion is limited to the tax consequences to those holders who are original beneficial owners of the exchange notes and who hold such exchange notes as capital assets. This discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold exchange notes as part of a straddle, hedge, short-sale, conversion transaction, or other integrated investment. This discussion also does not address the tax consequences to a beneficial owner who is not otherwise subject to U.S. federal income taxation on its worldwide income but is subject to U.S. federal income tax on a net basis or income realized with respect to an exchange note because such income is effectively connected with the conduct of a U.S. trade or business. This discussion does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

  Because the U.S. federal income tax consequences to a holder of the acquisition, ownership and disposition of the exchange notes may depend, in part, upon such holder's particular circumstances, prospective purchasers of the exchange notes should consult their tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of the exchange notes. Such purchasers are also urged to consult their own tax advisors regarding the application of state, local and foreign income and other tax laws to their acquisition, ownership and disposition of the exchange notes.

U.S. federal income taxation of U.S. Holders

 Exchange offer

  The exchange of old notes for exchange notes pursuant to the exchange offer will not be treated as a taxable "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. As a result, a holder should not recognize taxable gain or loss upon the receipt of an exchange note. A holder's holding period for an exchange note should include the holder's holding period for the old note exchanged therefor and the holder's adjusted tax basis in an exchange note should be the same as the holder's adjusted tax basis in such old note.

 Payments of interest

  In general, interest on an exchange note will be taxable to a holder who or which is:

  .  a citizen or resident of the United States;

  . a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia); or

  . a person otherwise subject to U.S. federal income taxation on its worldwide income.

This interest will be taxable as ordinary interest income from domestic sources at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method of accounting for U.S. federal income tax purposes.

 Bond premium on the exchange notes

  If a beneficial owner of an exchange note, who is subject to U.S. federal income taxation on its worldwide income, purchased an old note for an amount in excess of the amount payable at the maturity date or a call

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

date, if appropriate, of the old note, such U.S. holder may deduct such excess as amortizable bond premium over the aggregate terms of the old notes and the exchange notes taking into account earlier call dates, as appropriate, under a yield-to-maturity formula. The deduction is available only if an election is made by the U.S. holder or is in effect. This election is revocable only with the consent of the Internal Revenue Service. The election applies to all obligations owned or subsequently acquired by the U.S. holder. The U.S. holder's adjusted tax basis in the old notes and the exchange notes will be reduced to the extent of the deduction of amortizable bond premium. Except as may otherwise be provided in future regulations, under the Internal Revenue Code amortizable bond premium is treated as an offset to interest income on the old notes and the exchange notes rather than as a separate deduction item.

 Market discount on the exchange notes

  The tax consequences of a disposition of the exchange notes may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a U.S. holder acquired the old notes or the exchange notes at a market discount which equals or exceeds 1/4 of 1% of the stated redemption price of the exchange notes at maturity multiplied by the number of remaining complete years to maturity and thereafter recognizes gain upon a disposition (or makes a gift) of the exchange notes, the lesser of:

  (1) such gain (or appreciation, in the case of a gift), or

  (2) the portion of the market discount which accrued while the old notes or exchange notes were held by such U.S. holder,

will be treated as ordinary income at the time of the disposition (or gift).

  For these purposes, market discount with respect to an exchange note received for an old note means the excess (if any) of the stated redemption price at maturity over the basis of such old note immediately after their acquisition by the U.S. holder. A U.S. holder of the exchange notes may elect to include any market discount (whether accrued under the old notes or the exchange notes) in income currently rather than upon disposition of the exchange notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  A U.S. holder of any exchange note who acquired an old note or an exchange note at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such old note or exchange note until the market discount is recognized upon a subsequent disposition of the exchange note. Such a deferral is not required, however, if the U.S. holder elects to include accrued market discount in income currently.

 Disposition of exchange notes

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of an exchange note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between: (x) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary interest income); and (y) such beneficial owner's adjusted tax basis in the exchange note. Such gain or loss recognized on the disposition of an exchange note generally will be capital gain or loss (except to the extent of any accrued market discount). Capital gains of individuals derived in respect of capital assets held for more than one year are subject to U.S. federal income tax at a 20% maximum tax rate. The deductibility of capital losses is subject to limitations.

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

U.S. federal income taxation of non-U.S. holders

  Under present U.S. federal income tax law and subject to the discussion of backup withholding below:

    (i) payments of principal and interest on the exchange notes by the Issuer or any agent of the Issuer to any beneficial owner of an exchange note that is not subject to U.S. federal income taxation on its worldwide income will not be subject to U.S. federal withholding tax, provided that in the case of interest (a) (1) such non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote within the meaning of
  Section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder, (2) such non-U.S. holder is not a controlled foreign corporation that is related to the Issuer through stock ownership, (3) such non-U.S. holder is not a bank described in Section 881(c)(3)(A) of the Internal Revenue Code, and (4) either (A) such non-U.S. holder of the exchange notes certifies to the Issuer or its agent on IRS Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Internal Revenue Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the exchange notes on behalf of the beneficial owner certifies to the Issuer or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof, or
  (b) such non-U.S. holder is entitled to the benefits of an income tax treaty under which interest on the exchange notes is exempt from U.S. federal withholding tax and provides a properly executed IRS Form 1001 claiming the exemption;

    (ii) a non-U.S. holder will not be subject to U.S. federal tax on gain realized on the sale, exchange or other disposition of an exchange note unless (a) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or (b) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; and

    (iii) the exchange of old notes for exchange notes pursuant to the exchange offer will not be treated as a taxable "exchange" for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes.

  A non-U.S. holder that does not qualify for the exemption from withholding under paragraph (i) generally will be subject to withholding of U.S. federal income tax at the rate of 30% in payments of interest in the notes. Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of tax on interest, or other rules different from those described above. A non-U.S. holder who qualifies for a reduced rate of tax under a treaty may be subject to a reduced rate of withholding, if applicable certification requirements are satisfied.

  Under finalized Treasury regulations, generally effective for payments made after December 31, 2000, the certification requirement referred to in (a)(4)(A) of paragraph (i) above may also be satisfied with other documentary evidence for interest paid after December 31, 2000 with respect to an offshore account or through certain intermediaries. In addition, under the finalized Treasury regulations, non-U.S. holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 in order to be entitled to the benefits of an income tax treaty as referred to in (b) of paragraph (i) above. However, alternative documentation may be applicable in certain situations.

Information reporting and backup withholding

  For each calendar year in which the exchange notes are outstanding, the Issuer is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of payments to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

  In the event that a U.S. holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Issuer, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal on the exchange notes. This backup withholding is not an additional tax and may be credited against the U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Issuer or any agent thereof (in its capacity as such) to a non-U.S. holder of an exchange note if such non-U.S. holder has provided the required certification that it is not a U.S. person as set forth in clause (a)(4)(A) in paragraph (i) under "--U.S. federal income taxation of non-U.S. holders," or has otherwise established an exemption, provided that neither the Issuer nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied.

  Payment of the proceeds from the sale of an exchange note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or with respect to payments made after December 31, 2000, a foreign partnership that is owned 50 percent or more by U.S. persons or is engaged in a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of an exchange note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the holder or beneficial owner certified as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

  The finalized Treasury regulations, generally effective for payments made after December 31, 2000, unify current Certification procedures and forms and clarify reliance standards. The finalized Treasury regulations provide special rules which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners and alter the rules applicable to certain partnerships by requiring each of the partners, rather than the partnership, to certify, under penalties of perjury, that it is not a U.S. person, and to provide its name and address.

                              Plan of Distribution

  Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of exchange notes received in respect of such notes pursuant to the exchange offer. This prospectus, as we may amend or supplement from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed to make this prospectus, as we may amend or supplement it, available to any broker-dealer for use in connection with any such resale. In addition, until
       .       , 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

  We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal in connection with this exchange offer states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act of 1933, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

  With respect to resales of exchange notes, based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not such person is the holder (other than a person that is an "affiliate" of us within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction and such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

  For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act of 1933.

                                 Legal Matters

  The validity of the exchange notes offered hereby will be passed upon for us by Latham & Watkins, San Francisco, California.

                                    Experts

  The consolidated financial statements of Panolam as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997 and for the period from May 16, 1996 (date of incorporation) to December 31, 1996 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, Independent Accountants, and Coopers & Lybrand, Chartered Accountants given on the authority of said firms as experts in auditing and accounting. Effective July 1, 1998, Price Waterhouse and Coopers & Lybrand merged to become PricewaterhouseCoopers LLP.

  The financial statements of Pioneer as of December 25, 1998 and December 26, 1997, and for the years ended December 25, 1998, December 26, 1997 and December 27, 1996 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, Independent Accountants, given on the authority of said firm as experts in auditing and accounting.

  The combined divisional financial statements of Domtar Decorative Panels, Panolam's predecessor, for the period from January 1 to June 11, 1996 included in this prospectus, have been so included in reliance on the report of Price Waterhouse, Chartered Accountants, given on the authority of said firm as experts in accounting and auditing. Effective July 1, 1998, Price Waterhouse and Coopers & Lybrand merged to become PricewaterhouseCoopers LLP.

                   Where You Can Find Additional Information

  We have filed with the SEC a registration statement on Form S-4, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act of 1933 covering the exchange notes to be issued in the exchange offer. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement or the exhibits and schedules which are part of the registration statement. Statements contained in this prospectus concerning the provisions of any contract, agreement or other document of Panolam are necessarily summaries of such documents. Complete copies of the material contracts, agreements or other documents referred to in this prospectus are attached as exhibits to the registration statement. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

  Following the effective date of the registration statement, we will be subject to the information requirements of the Securities Exchange Act of 1934 and will be required to file annual, quarterly and current reports and other information with the SEC. We have agreed that, whether or not we are subject to the reporting requirements of the Securities Exchange Act of 1934, we will file with the SEC (unless the SEC will not accept such a filing), and furnish to our noteholders the annual reports and such information, documents and other reports as are specified in the Securities Exchange Act of 1934. You may read and copy any reports or other information on file at the SEC's public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

  Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC.

                         Index to Financial Statements

                                                                           Page
                                                                           ----
PANOLAM GROUP, INC. and Subsidiaries
Audited Financial Statements
  Reports of Independent Accountants......................................  F-2
  Consolidated Balance Sheets as of December 31, 1997 and 1998............  F-4
  Consolidated Statements of Operations for the period from May 16 to
   December 31, 1996, and the years ended December 31, 1997 and 1998......  F-5
  Consolidated Statements of Stockholders' Equity for the period from May
   16 to December 31, 1996, and the years ended December 31, 1997 and
   1998...................................................................  F-6
  Consolidated Statements of Cash Flows for the period from May 16 to
   December 31, 1996, and the years ended December 31, 1997 and 1998......  F-7
  Notes to Consolidated Financial Statements..............................  F-8
Unaudited Financial Statements
  Consolidated Balance Sheet at September 30, 1999........................ F-28
  Consolidated Statements of Operations for the three months and nine months ended September 30, 1998 and 1999............................... F-29
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1998 and 1999............................................ F-30
  Notes to Consolidated Financial Statements.............................. F-31
DOMTAR DECORATIVE PANELS (a Division of Domtar Inc.)
  Auditors' Report........................................................ F-40
  Combined Divisional Statement of Operations for the period from January
   1 to June 11, 1996..................................................... F-41
  Combined Divisional Statement of Owner's Equity for the period from
   January 1 to June 11, 1996............................................. F-42
  Combined Divisional Statement of Cash Flows for the period from January
   1 to June 11, 1996..................................................... F-43
  Notes to Combined Divisional Financial Statements....................... F-44
PIONEER PLASTICS CORPORATION
  Report of Independent Accountants....................................... F-50
  Balance Sheets as of December 26, 1997 and December 25, 1998............ F-51
  Statements of Income and Retained Earnings for the years ended December
   27, 1996, December 26, 1997 and December 25, 1998...................... F-52
  Statements of Cash Flows for the years ended December 27, 1996, December
   26, 1997 and December 25, 1998......................................... F-53
  Notes to Financial Statements........................................... F-54

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Panolam Group, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Panolam Group, Inc. and Subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Stamford, Connecticut
March 12, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Panolam Group, Inc.:

We have audited the consolidated balance sheet of Panolam Group, Inc. and Subsidiaries as at December 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from May 16, 1996 (date of incorporation) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Panolam Group, Inc. and Subsidiaries as at December 31, 1997 and the results of their operations and their cash flows for the year ended December 31, 1997 and for the period from May 16, 1996 (date of incorporation) to December 31, 1996 in accordance with accounting principles generally accepted in the United States of America.

Coopers & Lybrand
Chartered Accountants
Toronto, Ontario
February 13, 1998

                      PANOLAM GROUP, INC. and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                     As of
                                                                 December 31,
                                                               -----------------
                                                                 1997     1998
                                                               -------- --------
                           ASSETS
Current assets:
 Cash........................................................  $    987 $  5,456
 Accounts receivable, net of allowance for doubtful accounts
  of $564 in 1997 and $226 in 1998...........................     9,480    7,956
 Inventories.................................................    15,992   14,788
 Other current assets........................................     3,680      942
                                                               -------- --------
  Total current assets.......................................    30,139   29,142
Property, plant and equipment, net...........................    82,366   80,127
Deferred taxes...............................................     1,196    1,022
Other non-current assets.....................................     9,583    9,301
                                                               -------- --------
  Total assets...............................................  $123,284 $119,592
                                                               ======== ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long term debt...........................  $  5,665 $  2,050
 Trade accounts payable......................................     7,000    5,471
 Accrued liabilities.........................................     6,236    7,035
 Obligation under capital leases.............................        76       75
                                                               -------- --------
  Total current liabilities..................................    18,977   14,631
Long term debt...............................................    72,950   70,025
Pension liabilities and accrued post retirement benefit
 costs.......................................................     2,487      738
Obligation under capital leases..............................       207      192
Deferred income taxes........................................     1,923    2,868
                                                               -------- --------
  Total liabilities..........................................    96,544   88,454

Commitments and contingencies
                    STOCKHOLDERS' EQUITY
Common stock--1,000 shares authorized, issued and outstanding
 with a par value of $.01 per share..........................       --       --
Additional paid in capital...................................    26,073   27,073
Retained earnings............................................       667    4,065
                                                               -------- --------
  Total stockholders' equity.................................    26,740   31,138
                                                               -------- --------
  Total liabilities and stockholders' equity.................  $123,284 $119,592
                                                               ======== ========

   The accompanying notes are an integral part of the consolidated financial statements.

                      PANOLAM GROUP, INC. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                               For the
                                             period from   For the year ended
                                               May 16         December 31,
                                           to December 31, --------------------
                                                1996         1997       1998
                                           --------------- ---------  ---------
Net sales................................     $ 74,453     $ 142,209  $ 146,747
Cost of goods sold.......................      (61,057)     (121,699)  (122,572)
                                              --------     ---------  ---------
Gross profit.............................       13,396        20,510     24,175
Operating expenses:
 Selling, general and administrative
  expenses...............................       (5,766)       (9,723)    (8,316)
 Unusual charges.........................          --            --      (1,829)
                                              --------     ---------  ---------
Income from operations...................        7,630        10,787     14,030
 Interest expense........................       (4,459)       (8,079)    (8,289)
                                              --------     ---------  ---------
Income before income taxes and
 extraordinary item......................        3,171         2,708      5,741
Provision for income taxes...............       (1,111)         (751)    (2,343)
                                              --------     ---------  ---------
Income before extraordinary item.........        2,060         1,957      3,398
Extraordinary item (net of tax benefit of
 $1,809).................................          --         (3,350)       --
                                              --------     ---------  ---------
Net income (loss)........................     $  2,060     $  (1,393) $   3,398
                                              ========     =========  =========




   The accompanying notes are an integral part of the consolidated financial statements.

                      PANOLAM GROUP, INC. and Subsidiaries

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

         For the period from May 16, 1996 to December 31, 1996, and the years ended December 31, 1997 and 1998
                                 (in thousands)

                                Common Stock  Additional               Total
                                -------------  Paid-in   Retained  Stockholders'
                                Shares Amount  Capital   Earnings     Equity
                                ------ ------ ---------- --------  -------------
Initial capitalization......... 1,000   $ --   $18,073   $   --       $18,073
Contribution from Parent.......   --      --     8,000       --         8,000
Net income for the period from
 May 16 to December 31, 1996...   --      --       --      2,060        2,060
                                -----   ----   -------   -------      -------
Balance at December 31, 1996... 1,000           26,073     2,060       28,133
Net loss for the year ended
 December 31, 1997.............   --      --       --     (1,393)      (1,393)
                                -----   ----   -------   -------      -------
Balance at December 31, 1997... 1,000           26,073       667       26,740
Contribution from Parent.......   --      --     1,000       --         1,000
Net income for the year ended
 December 31, 1998.............   --      --       --      3,398        3,398
                                -----   ----   -------   -------      -------
Balance at December 31, 1998... 1,000   $ --   $27,073   $ 4,065      $31,138
                                =====   ====   =======   =======      =======


   The accompanying notes are an integral part of the consolidated financial statements.

                      PANOLAM GROUP, INC. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                 For the       For the year
                                               period from        ended
                                                 May 16        December 31,
                                             to December 31, -----------------
                                                  1996         1997     1998
                                             --------------- --------  -------
Cash flows from operating activities:
 Net income (loss)..........................     $ 2,060     $ (1,393) $ 3,398
 Extraordinary items........................         --         5,159      --
 Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
   Depreciation and amortization............       2,412        4,586    6,240
   Loss on disposition of property, plant
    and equipment...........................         --         2,339      452
   Deferred income taxes....................       1,194         (841)   1,119
   Amortization of deferred financing
    costs...................................         685        1,081      732
   Pension liabilities and accrued post
    retirement costs........................         112          533   (1,749)
 Changes in operating assets and
  liabilities:
   Trade and other accounts receivable......         594       (2,111)   3,297
   Other current assets.....................      (1,005)         554      965
   Inventories..............................        (718)        (315)   1,204
   Trade accounts payable and accruals......      (2,188)       1,919      834
   Other....................................         828       (1,191)     (23)
                                                 -------     --------  -------
Net cash provided by operating activities...       3,974       10,320   16,469
                                                 -------     --------  -------
Cash flows from investing activities
 Acquisition costs, net of acquired cash....     (95,514)         --      (589)
 Acquisition of property, plant, and
  equipment.................................      (4,075)      (9,997)  (4,232)
                                                 -------     --------  -------
Net cash used in investing activities.......     (99,589)      (9,997)  (4,821)
                                                 -------     --------  -------
Cash flows from financing activities
 Contribution from Parent...................       8,000          --     1,000
 Issue of common stock......................      18,073          --       --
 Repayment of long-term debt................         --       (70,952)  (2,925)
 Proceeds from long-term debt...............      70,983       75,000      --
 Payment of financing costs.................      (6,495)      (3,792)     (58)
 Obligations under capital leases...........         340          (57)     (17)
 Proceeds (payment) of revolving credit
  facility, net.............................       3,922         (307)  (3,615)
 Bank overdraft.............................         794          770   (1,564)
                                                 -------     --------  -------
Net cash provided by (used in) financing
 activities.................................      95,617          662   (7,179)
                                                 -------     --------  -------
Net increase in cash........................           2          985    4,469
Cash--Beginning of period...................         --             2      987
                                                 -------     --------  -------
Cash--End of period.........................     $     2     $    987  $ 5,456
                                                 =======     ========  =======
Supplemental disclosure of cash flow
 information:
 Cash payments for interest.................     $ 3,814     $  6,672  $ 7,458
 Cash payments for income taxes.............     $   --      $    121  $   --

   The accompanying notes are an integral part of the consolidated financial statements.

                     PANOLAM GROUP, INC. and Subsidiaries

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (in thousands)

1. Organization and nature of operations

  Panolam Group, Inc. ("PGI") was incorporated in the State of Delaware on May 16, 1996. PGI was formerly known as Panolam Industries International, Inc. prior to December 22, 1998. PGI is a holding company which fully owns directly or indirectly the following holding or operational companies:

  .  PII Second, Inc. ("PIIS")

  . Panolam Industries International, Inc. (formerly known as PII Third, Inc. prior to December 22, 1998) ("PIII")

  .  Panolam Industries Ltd. ("PIL")

  .  Panolam Industries, Inc. ("PII")

  PGI is 100% owned by Panolam Industries Holdings, Inc. ("PIH"). PIH and PGI were formed to acquire (through PIL and PII, the "Operating Companies"), certain assets and to assume certain liabilities of the Domtar U.S. Decorative Panels Business and the Domtar Canadian Decorative Panels Business of Domtar Industries Inc. and Domtar Inc., respectively, (collectively referred to as "Domtar") and to acquire the common shares of the Melamine Group Inc. of Domtar Industries Inc. (collectively known as the "Business"). On February 15, 1996 PIL and PII entered into separate purchase agreements with Domtar and the purchase was consummated on June 11, 1996 (the "Acquisitions"). Therefore, the period of operation for the Business in 1996 was effectively 203 days, starting on June 12, 1996.

  The Operating Companies design, manufacture and distribute thermally-fused melamine panels, throughout Canada and the United States. The Operating Companies market their products through independent distributors and directly to kitchen and bathroom cabinet, furniture, store fixtures and other manufacturers. PIL operates a plant in Huntsville, Ontario and PII operates plants in Norcross, Georgia, and Albany, Oregon, and operated a plant in Eugene, Oregon, until March 1997.

2. Summary of significant accounting policies

  The significant accounting policies used in the preparation of these consolidated financial statements are as follows:

 Principles of consolidation

  The accompanying consolidated financial statements include the accounts of PGI and its direct and indirect subsidiaries (the "Company") and are prepared in accordance with generally accepted accounting principles. All material intercompany balances and transactions have been eliminated.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

 Foreign currency translation

  The functional currency of PGI and its subsidiaries is the U.S. dollar. Therefore, when applicable, monetary assets and liabilities are translated at year end exchange rates and non-monetary items are translated at historic rates and income and expense accounts are translated at the average rates in effect during the year,

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

2. Summary of significant accounting policies--(Continued)

except for depreciation, amortization and cost of sales which are translated at historic rates. Gains or losses from changes in exchange rates which are not significant in any period presented are recognized in consolidated income in the year during which they arise.

 Revenue recognition

  Sales are recorded upon shipments of products to customers. They are presented net of freight charges and allowances, and include cash discounts.

 Basis of presentation

  Certain prior year amounts have been reclassified to conform to current year presentation.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first in first out ("FIFO") method.

 Property, plant and equipment

  Property, plant and equipment is stated at cost. Significant additions, major renewals and improvements are capitalized and depreciated while expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed using the straight-line method based on the following ranges of estimated useful lives:

   Buildings and improvements.................................... 20 to 40 years
   Machinery and equipment....................................... 5 to 20 years
   Computer equipment............................................ 3 to 5 years

 Goodwill

  Goodwill is amortized on a straight-line basis over a period not exceeding 40 years. The Company assesses at each balance sheet date whether the carrying amount of the goodwill may not be recoverable. Impairment is determined to exist if the projected undiscounted future cash flows are less than the carrying value. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the asset.

 Debt Acquisition Costs

  Debt acquisition costs are amortized on a straight-line basis over the term of the associated debt.

 Income taxes

  The Company uses the assets and liabilities approach for financial accounting and reporting of income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period in which the change occurs.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)


2. Summary of significant accounting policies--(Continued)

 Fair value of financial instruments

  Cash, accounts receivable net of allowance for doubtful accounts, other receivables, bank indebtedness, accounts payable, accrued liabilities and long term debt: the carrying amount approximates fair value.

  Limitations: fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and significant matters of judgement and therefore cannot be determined with precision. Changes in circumstances could significantly affect the estimates.

 Pension expenses

 The cost of pension benefits earned by the employees covered by defined benefit plans is actuarially determined using the projected benefit method (prorated on service) and management's best estimate of expected plan investment performance, salary escalation, terminations, and retirement ages of plan members. The costs of pension benefits for defined contribution plans are charged to operations as incurred.

3. Inventories

                                                                     As of
                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
   Operating and maintenance supplies.......................... $ 4,035 $ 4,175
   Raw materials...............................................   7,725   7,219
   Work in process and finished goods..........................   4,232   3,394
                                                                ------- -------
                                                                $15,992 $14,788
                                                                ======= =======

4. Other current assets

                                                                     As of
                                                                 December 31,
                                                                ---------------
                                                                 1997    1998
                                                                ------- -------
   Other current assets consist of the following:
     Other receivables......................................... $ 2,393 $   620
     Due from parent ..........................................     555     --
     Prepaid expenses..........................................     732     322
                                                                ------- -------
                                                                $ 3,680 $   942
                                                                ======= =======

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)


5. Property, plant and equipment

  The Company's investment in property, plant and equipment is summarized as follows:

                                                                   As of
                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Land.....................................................  $   561  $    561
   Buildings and improvements...............................   18,538    18,821
   Machinery and equipment..................................   66,370    70,252
   Computer equipment.......................................      626     2,266
   Construction in progress.................................    2,903       818
                                                              -------  --------
                                                               88,998    92,718
   Accumulated depreciation.................................   (6,632)  (12,591)
                                                              -------  --------
   Property, plant and equipment, net.......................  $82,366  $ 80,127
                                                              =======  ========

  Depreciation expense for the year ended December 31, 1998 amounted to $6,070, ($4,486 in 1997 and $2,335 in 1996).

6. Debt

  Long term debt consists of the following:

                                                                   As of
                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Term A loans, principal due November 1, 2004, bearing
    interest at average rates of 8.77% and 8.89% at December
    31, 1997 and 1998.......................................  $45,000  $ 42,911
   Term B loans, principal due November 1, 2006, bearing
    interest at average rates of 8.79% and 8.86% at December
    31, 1997 and 1998.......................................   20,000    19,664
   Revolving credit facility, principal due November 1,
    2002, bearing interest at 9.75% at December 31, 1997(1).    3,615       --
   Subordinated debt, principal due May, 2006, bearing
    interest at 12.5% and 12.0% at December 31, 1997 and
    1998(2).................................................   10,000     9,500
                                                              -------  --------
                                                               78,615    72,075
   Current portion of long-term debt........................   (5,665)   (2,050)
                                                              -------  --------
   Total long term debt.....................................  $72,950  $ 70,025
                                                              =======  ========

  All existing and future acquired assets and capital stock of PIL and a guarantee of all existing and future acquired assets and capital stock of PII have been pledged as collateral for certain of PIL's term loans and revolving credit facility.

  All existing and future acquired assets and capital stock of PII and a guarantee from PIII of its capital stock have been pledged as collateral for certain of PII's term loan, revolving credit facility and capital expenditures line. The outstanding stock of PIIS and all inter-company notes issued by PIIS to PGI have been pledged as collateral for PGI's subordinated debt.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

6. Debt--(Continued)

  The agreements contain various covenants which, limit PGI, PII and PIL's ability to incur debt, to pay dividends, change the capital structure, grant guarantees, assume liens, dispose of assets or to restrict payments on long term debt.

  (1) The revolving credit facility provides that the Company may borrow up to $20,000 based on eligible inventory and accounts receivables. The Company is required to pay a fee on the unused principal amount at a rate per annum of .5%.

  (2) On April 15, 2001 a structuring fee of $2,000 will be charged to PGI. The structuring fee can be reduced to the amounts set forth below if either of (a) the realization by PGI of at least $5,000 in consolidated earnings before income tax, depreciation and amortization in at least one fiscal year ending at the date hereof of (b) the repayment of PGI subordinated debt is met.

   Date condition is met                                         Structuring fee
   ---------------------                                         ---------------
   From April 15, 2000 to April 14, 2001........................      $750
   From April 15, 1999 to April 14, 2000........................       500
   Prior to April 15, 1999......................................       250

  At December 31, 1998, future debt principal payments are as follows:

       1999............................................................. $ 2,050
       2000.............................................................   2,550
       2001.............................................................   3,050
       2002.............................................................   3,050
       2003.............................................................     550
       2004 and thereafter..............................................  60,825
                                                                         -------
                                                                         $72,075
                                                                         =======

  Financing fees and deferred charges amounting to $4,737 and $422, respectively (totalling $3,350 net of tax benefits of $1,809), relating to the previous financing arrangements were expensed and recorded as extraordinary items during 1997.

  Pursuant to certain of the financing agreements, the retained earnings of the Company cannot be distributed by dividend payment at this time.

  See Note 16--"Subsequent Events" for a discussion regarding the refinancing of substantially all of the Company's debt in the first quarter of 1999.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)


7. Other non-current assets

  Other non-current assets consist of the following:

                                                            As of December 31,
                                                            -------------------
                                                              1997      1998
                                                            --------- ---------
   Goodwill................................................ $  6,069  $   6,069
   Financing costs.........................................    3,791      3,849
   Other...................................................      --         589
                                                            --------  ---------
   Total...................................................    9,860     10,507
   Accumulated amortization................................     (277)    (1,206)
                                                            --------  ---------
   Other non-current assets................................ $  9,583  $   9,301
                                                            ========  =========

8. Employee benefit plans

 Pension plans

  Canadian Plan--Through October, 1998 the Company maintained a defined benefit pension plan covering certain Canadian employees. As of October, 1998 this plan was converted to a defined contribution plan. As a result of the termination of the defined benefit pension plan a curtailment gain of $10 was recorded during 1998.

  US Plan--The Company maintains a defined benefit pension plan covering certain domestic employees. The benefits for this plan are based primarily on years of service and the employees qualifying compensation during the final years of service. During 1998, the Company announced plans to terminate the plan effective February 28, 1999. As a result of the termination, the Company expects to record a gain of $85 in 1999.

 Other post-retirement benefits

  Canadian Plan--The Company provides two non-pension post-retirement benefit plans. One is a non-contributory life insurance plan, the other is a non-contributory medical plan which provides medical benefits to employees with more than 20 years of service. The plans covered all employees until 1998 when it was amended to only cover medical benefits for those employees with over 20 years of service. As a result of the amendment, a curtailment gain of $130 was recorded during 1998.

  US Plan--Through October 1, 1998, the Company provided two non-pension post-retirement benefit plans. One was a non-contributory life insurance plan, the other is a non-contributory medical plan. The plans covered all employees until 1998 when it was terminated. As a result of this termination a gain of $1,901 was recorded during 1998.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

8. Employee benefit plans--(Continued)

  The following table sets forth the reconciliation of beginning and ending balances of the benefit obligations and the plan assets for the above plans at December 31:

                                                                Other Post-
                                                                Retirement
                                              Pension Plans      Benefits
                                              --------------  ----------------
                                               1997    1998    1997     1998
                                              ------  ------  -------  -------
   Changes in benefit obligation:
   Benefit obligations at beginning of the
    year..................................... $4,309  $4,606  $ 2,325  $ 2,600
    Service cost.............................    359     399      259       48
    Contributions............................    186     192      --       --
    Interest cost............................    295     293      190       51
    Actuarial (gain) loss....................   (513)     27     (171)     172
    Benefits paid............................    (30)   (489)      (3)      (3)
    Curtailment gain.........................    --      (10)     --    (2,031)
                                              ------  ------  -------  -------
   Benefit obligations at end of the year.... $4,606  $5,018  $ 2,600  $   837
                                              ======  ======  =======  =======
   Changes in plan assets:
   Fair value of plan assets at beginning of
    the year................................. $4,488  $5,617  $   --   $   --
    Actual return on assets..................    672     342      --       --
    Contributions............................    702     501        3        3
    Foreign currency loss....................   (215)   (334)     --       --
    Benefits paid............................    (30)   (489)      (3)      (3)
                                              ------  ------  -------  -------
   Fair value of plan assets at end of the
    year..................................... $5,617  $5,637  $   --   $   --
                                              ======  ======  =======  =======
   Funded Status as of December 31:
   (Shortfall) excess of assets.............. $1,011  $  619  $(2,600) $  (837)
   Unrecognized net gain.....................   (384)    (36)     (43)     (78)
   Unrecognized transition obligation........   (471)   (406)     --       --
                                              ------  ------  -------  -------
   Prepaid (accrued) pension and post-
    retirement benefit costs................. $  156  $  177  $(2,643) $  (915)
                                              ======  ======  =======  =======

   Weighted average assumptions as of
   December 31:
   Discount rate.............................   7.00%   6.00%    7.00%    6.50%
   Expected return on plan assets............   7.00%   7.00%     n/a      n/a
   Rate of compensation increase.............   4.00%   2.75%     n/a      n/a

                                                                   Other
                                                              Post-Retirement
                                          Pension Plans          Benefits
                                        -------------------  -----------------
                                        1996   1997   1998   1996 1997  1998
                                        -----  -----  -----  ---- ---- -------
   Components of net periodic benefit
   cost for the period ended December
   31:
   Service cost......................   $ 151  $ 367  $ 399  $104 $259 $    48
   Interest cost.....................     146    302    293    79  190      51
   Expected return on plan assets....    (163)  (331)  (392)  --   --      --
   Amortization of prior service
    cost.............................     --     --     --    --   --        7
   Amortization of translation
    obligation (assets)..............     --     --     (33)  --   --      --
   Curtailment gain..................     --     --     (10)  --   --   (2,031)
                                        -----  -----  -----  ---- ---- -------
   Net periodic benefit cost.........   $ 134  $ 338  $ 257  $183 $449 $(1,925)
                                        =====  =====  =====  ==== ==== =======

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

8. Employee benefit plans--(Continued)

  For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate is assumed to remain at 8% for 10 years and then decrease to 5% per year thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                 1%       1%
                                                              Increase Decrease
                                                              -------- --------
   Effect on total service and interest cost components......   $10      $ (8)
   Effect on post-retirement benefit obligation..............   $95      $(76)

  The company also sponsors a defined contribution plan (401(k)). Participation in this plan is available to substantially all employees. The Company contributes cash amounts equal to 50% of employee contributions up to 6% of the employees' pay. The amount expensed for the Company match provision of the plan was $93, $100, and $48 in fiscal 1998, 1997 and for the period from May 16 to December 31, 1996 respectively.

9. Accrued liabilities

  Accrued liabilities consist of the following:

                                                                       As of
                                                                   December 31,
                                                                   -------------
                                                                    1997   1998
                                                                   ------ ------
   Bank overdraft................................................. $1,564 $  --
   Accrued liabilities............................................  3,781  5,939
   Accrued interest...............................................    891    489
   Payable to parent..............................................    --     607
                                                                   ------ ------
   Accrued liabilities............................................ $6,236 $7,035
                                                                   ====== ======

10. Income taxes

  The provision for income taxes is comprised of the following:

                                                           1996   1997    1998
                                                          ------  -----  ------
   Current:
    Federal.............................................. $  (95) $ --   $  755
    State and local......................................    (12)   --       12
    Foreign..............................................    218   (217)    457
                                                          ------  -----  ------
                                                             111   (217)  1,224
                                                          ------  -----  ------
   Deferred:
    Federal..............................................    (30)   620    (555)
    State and local......................................     (8)    95    (139)
    Foreign..............................................  1,038    253   1,813
                                                          ------  -----  ------
                                                           1,000    968   1,119
                                                          ------  -----  ------
   Total provision for income taxes:..................... $1,111  $ 751  $2,343
                                                          ======  =====  ======

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

10. Income taxes--(Continued)

  The components of the net deferred income tax liability are as follows:

                                                                   As of
                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
   Deferred tax assets:
    Accounts receivable...................................... $    97  $    53
    Inventories..............................................      61       83
    State and local..........................................     --       110
    Loss carryforwards.......................................     647    1,966
    Pension liability........................................      (4)     --
    Other....................................................     490      287
                                                              -------  -------
                                                                1,291    2,499
                                                              -------  -------
   Deferred tax liabilities:
    Property, plant and equipment............................  (1,506)  (3,812)
    Goodwill.................................................    (353)    (213)
    Transaction costs........................................    (159)    (222)
    Other....................................................     --       (98)
                                                              -------  -------
                                                               (2,018)  (4,345)
                                                              -------  -------
   Net deferred tax liability................................ $  (727) $(1,846)
                                                              =======  =======

  A reconciliation of the Company's effective tax rate to the U.S. statutory federal rate is as follows:

                                                                    As of
                                                                 December 31,
                                                                -----------------
                                                                1996  1997   1998
                                                                ----  ----   ----
   Statutory tax rate.........................................   34%   34 %   34 %
   Increases (reductions) in tax rate resulting from:
     State income taxes, net of federal benefits..............  --      2    --
     Foreign tax rate difference..............................    1     1      1
   Non deductible items.......................................  --     (9)    (6)
   Difference in estimated income taxes on foreign income, net
    of previously provided amounts............................  --    --      13
   Other......................................................  --    --      (1)
                                                                ---   ---    ---
                                                                 35%   28 %   41 %
                                                                ===   ===    ===

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)


11. Operations by geographic area

  Financial information summarized by geographic area of operation is as follows:

                                                                Head
   1996                                         U.S.   Canada  Office    Total
   ----                                        ------- ------- -------  --------
   Net sales--domestic........................ $37,712 $19,469 $   --   $ 57,181
       --export...............................     --   17,272     --     17,272
                                               ------- ------- -------  --------
   Net sales--total........................... $37,712 $36,741 $   --   $ 74,453
                                               ------- ------- -------  --------
   Income from operations..................... $ 1,091 $ 7,409 $  (870) $  7,630
                                               ------- ------- -------  --------
   Assets..................................... $30,921 $73,449 $13,283  $117,653
                                               ------- ------- -------  --------
                                                                Head
   1997                                         U.S.   Canada  Office    Total
   ----                                        ------- ------- -------  --------
   Net sales--domestic........................ $71,501 $33,467 $   --   $104,968
       --export...............................     863  36,378     --     37,241
                                               ------- ------- -------  --------
   Net sales--total........................... $72,364 $69,845 $   --   $142,209
                                               ------- ------- -------  --------
   Income from operations..................... $ 3,201 $13,301 $(5,715) $ 10,787
                                               ------- ------- -------  --------
   Assets..................................... $33,396 $75,046 $14,842  $123,284
                                               ------- ------- -------  --------
                                                                Head
   1998                                         U.S.   Canada  Office    Total
   ----                                        ------- ------- -------  --------
   Net sales--domestic........................ $71,426 $32,937 $   --   $104,363
       --export...............................     --   42,384     --     42,384
                                               ------- ------- -------  --------
   Net sales--total........................... $71,426 $75,321 $   --   $146,747
                                               ------- ------- -------  --------
   Income from operations..................... $ 4,929 $15,381 $(6,280) $ 14,030
                                               ------- ------- -------  --------
   Assets..................................... $29,429 $70,821 $19,342  $119,592
                                               ------- ------- -------  --------

12. Related parties

  Management fees of $629 ($618 in 1997 and $328 in 1996) and $63 ($131 in 1997
and $162 in 1996) in other expenses were paid to Genstar Capital Partners II, L.P., a venture capital firm, which owns approximately 95% of the common stock of PIH. At December 31, 1998 there was an amount payable of $187 ($155 in 1997) to Genstar Capital Partners II, L.P.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

13. Supplemental cash flow information

  Supplemental schedule of investing activities:

                                                                       1996
                                                                     --------
Detail of net cash paid for assets and liabilities acquired through the acquisition of business were as follows:
  Cash.............................................................. $    338
  Accounts receivable...............................................    9,212
  Inventories.......................................................   14,959
  Assets held for resale............................................    2,300
  Property, plant and equipment.....................................   74,990
  Goodwill..........................................................    6,069
  Other asset.......................................................      282
                                                                     --------
Total assets acquired ..............................................  108,150
                                                                     --------
  Trade accounts payable and accruals...............................   12,821
  Current income taxes..............................................      110
  Deferred income taxes.............................................      441
  Pension and post-retirement benefit liabilities...................    2,213
                                                                     --------
    Total liabilities assumed.......................................   15,585
                                                                     --------
  Purchase price allocated to assets acquired.......................   92,565
  Add: amount paid, but subsequently reimbursed.....................    3,287
                                                                     --------
    Total cash paid.................................................   95,852
Less: cash acquired.................................................     (338)
                                                                     --------
    Net cash paid for assets acquired............................... $ 95,514
                                                                     ========

14. Commitments and Contingencies

 General

  Various claims, lawsuits and complaints arising in the ordinary course of business have been filed or are pending against the Company. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is possible that some of the foregoing matters could be decided unfavorably to the Company. Management believes that all such matters are without merit or are of such kind or involve such amounts, as would not have a significant effect on the consolidated financial position or the results of the operations of the Company if disposed of unfavorably.

  The Company's operations and properties are subject to extensive and changing federal, state and local laws, regulations and ordinances governing the protection of the environment, as well as laws relating to worker health and workplace safety. Management is not aware of any exposures, which would require an accrual under Statement of Financial Accounting Standards No. 5.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

14. Contingencies and commitments--(Continued)

 Lease commitments

  The Company has entered into operating and capital leases to lease property and equipment.

  Minimum future payments under capital leases, determined at December 31, 1998, are as follows:

                                                                  1999 2000 2001
                                                                  ---- ---- ----
  Interest....................................................... $20  $14  $  4
  Capital........................................................  75   71   121
                                                                  ---  ---  ----
  Total payment.................................................. $95  $85  $125
                                                                  ===  ===  ====

  Minimum future rental payments under operating leases, determined at December 31, 1998, are as follows:

         1999............................................ $  566
         2000............................................ $  328
         2001............................................ $  452
         2002............................................ $  222
         2003............................................ $  225
         Thereafter...................................... $1,094

  Rental expense amounted to $481 ($410 in 1997 and $316 in 1996).

15. Unusual charges

  Unusual charges consist of one-time amounts incurred to relocate the corporate offices from Quebec, Canada to Shelton, Connecticut. These charges include, lease termination costs, write off of leasehold improvements, relocation costs and employee severance. As of December 31, 1998, cash payments were made for all costs with the exception of $577 which relates to amounts expected to be paid for lease termination costs and remaining employee severance payouts. All payments were completed by July 31, 1999.

16. Subsequent events

  On November 30, 1998 the Company agreed to purchase all of the outstanding shares of Pioneer Plastics Corporation ("Pioneer Plastics") from Rugby USA, Inc. for a total consideration of approximately $159.1 million, subject to certain adjustments. The transaction closed on February 18, 1999 and was financed through the issuance of the new Senior Subordinated Notes referred to below and borrowings under new U.S. and Canadian senior bank credit facilities. Pioneer Plastics, which is headquartered in Auburn, Maine, primarily designs, manufactures and distributes high pressure laminates.

  In connection with the acquisition of Pioneer Plastics, the Company effected a series of transactions that resulted in the refinancing of all of the Company's existing indebtedness under its credit facilities through the issuance of borrowings under the Company's new U.S. and Canadian senior bank credit facilities. The refinancing includes revolving credit facilities totaling $35 million and term loan facilities providing for loans in an aggregate principal amount of $105 million.

  On February 18, 1999, PIII issued and sold $135 million aggregate principal amount of 11.50% Senior Subordinated Notes due 2009. The Senior Subordinated Notes were issued in a private placement made in reliance upon an exemption from registration under the Securities Act of 1933, as amended. The net proceeds from the offering were used to fund the consideration for the acquisition of Pioneer Plastics.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

17. Summarized consolidating information

  On February 18, 1999, PIII (the "Issuer") issued and sold $135.0 million aggregate principal amount 11.50% Senior Subordinated Notes due 2009 (the "New Senior Subordinated Notes"). The New Senior Subordinated Notes are jointly and severally and fully and unconditionally guaranteed, on a senior subordinated basis, by PGI and the following direct and indirect subsidiaries of PGI: PIIS, PII and Pioneer Plastics (with PGI, the "Guarantors"). The Issuer and each of the other Guarantors is a wholly-owned subsidiary of PGI, and collectively constitute all of the direct and indirect subsidiaries of PGI other than its indirect foreign subsidiary, PIL, and certain other immaterial indirect subsidiaries of PGI.

  PGI and PIIS (the "Parent Guarantors") and the Issuer conduct all of their business through and derive virtually all of their respective income from PII, Pioneer Plastics and PIL (the "Operating Subsidiaries"), which are direct wholly-owned subsidiaries of the Issuer and indirect subsidiaries of the Parent Guarantors. Therefore, the Issuer's and the Parent Guarantors' ability to make required payments with respect to their indebtedness (including the New Senior Subordinated Notes) and other obligations depends on the financial results and condition of the Operating Subsidiaries and their ability to receive funds from the Operating Subsidiaries. There are no restrictions on the ability of any of the Operating Subsidiaries to transfer funds to PGI or the Issuer, except as provided by appropriate law and, with respect to PIL, pursuant to its senior bank credit facility.

  Pursuant to Rule 3-10 of Regulation S-X, the following summarized condensed consolidating financial information for the Company segregates the financial information of the Issuer and the Parent Guarantors, the Operating Subsidiaries which are Guarantors (the "Subsidiary Guarantors") and the non-guarantor Operating Subsidiary. Separate financial statements of each of the Guarantors are not presented because management has determined that they would not be material to investors. Summarized condensed consolidating financial information for the Issuer and the Parent Guarantors combine the operations of the Issuer and the Parent Guarantors (PIII, PGI and PIIS). Summarized condensed consolidating financial information for the Subsidiary Guarantors combine the operations of the Subsidiary Guarantors (PII and Pioneer Plastics). PIL is the only Operating Subsidiary which has not provided a guarantee of the obligations of PIII under the New Senior Subordinated Notes. All subsidiaries of PGI are reported on the equity basis. Debt and goodwill allocated to subsidiaries of PGI is presented on an accounting "push down" basis.

  This summarized condensed consolidating financial information has been prepared from the books and records maintained by the Issuer, the Guarantors and PIL. The summarized condensed consolidating financial information may not necessarily be indicative of results of operations or financial position had the Issuer, and the Guarantors of PIL operated as independent entities.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

17. Summarized consolidating information--(Continued)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      For the year ended December 31, 1998

                         Issuer and               Non-
                           Parent   Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
Net sales...............   $  --     $ 71,426   $ 75,321    $   --      $ 146,747
Cost of goods sold......      --      (64,788)   (57,784)       --       (122,572)
                           ------    --------   --------    -------     ---------
Gross profit............      --        6,638     17,537        --         24,175
Operating expenses:
  Selling, general and
   administrative.......      --       (4,045)    (4,271)       --         (8,316)
  Unusual charges.......      --         (504)    (1,325)       --         (1,829)
                           ------    --------   --------    -------     ---------
Income from operations..      --        2,089     11,941        --         14,030
  Interest expense......      --       (1,448)    (6,841)       --         (8,289)
                           ------    --------   --------    -------     ---------
Income before income
 taxes..................      --          641      5,100        --          5,741
Provision for income
 taxes..................      --         (466)    (1,877)       --         (2,343)
Equity income from
 affiliates.............    3,398         --         --      (3,398)          --
                           ------    --------   --------    -------     ---------
Net income..............   $3,398    $    175   $  3,223    $(3,398)    $   3,398
                           ======    ========   ========    =======     =========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      For the year ended December 31, 1997

                         Issuer and               Non-
                           Parent   Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
Net sales...............  $   --     $ 72,364   $ 69,845     $  --      $ 142,209
Cost of goods sold......      --      (67,012)   (54,687)       --       (121,699)
                          -------    --------   --------     ------     ---------
Gross profit............      --        5,352     15,158        --         20,510
Operating expenses:
  Selling, general and
   administrative.......      --       (4,429)    (5,294)       --         (9,723)
                          -------    --------   --------     ------     ---------
Income from operations..      --          923      9,864        --         10,787
  Interest expense......      --       (1,724)    (6,355)       --         (8,079)
                          -------    --------   --------     ------     ---------
(Loss) income before
 income taxes and
 extraordinary item.....      --         (801)     3,509        --          2,708
Benefit (provision) for
 income taxes...........      --          112       (863)       --           (751)
Equity income from
 affiliates.............   (1,393)        --         --       1,393           --
                          -------    --------   --------     ------     ---------
(Loss) income before
 extraordinary item.....   (1,393)       (689)     2,646      1,393         1,957
Extraordinary item......      --       (1,260)    (2,090)       --         (3,350)
                          -------    --------   --------     ------     ---------
Net (loss) income.......  $(1,393)   $ (1,949)  $    556     $1,393     $  (1,393)
                          =======    ========   ========     ======     =========

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

17. Summarized consolidating information--(Continued)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                For the period from May 16 to December 31, 1996

                          Issuer and               Non-
                            Parent   Subsidiary Guarantor
                          Guarantors Guarantors Subsidiary Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Net sales...............    $  --     $ 37,712   $ 36,741    $   --       $ 74,453
Cost of goods sold......       --      (34,531)   (26,526)       --        (61,057)
                            ------    --------   --------    -------      --------
Gross profit............       --        3,181     10,215        --         13,396
Operating expenses:
  Selling, general and
   administrative.......       --       (2,589)    (3,177)       --         (5,766)
                            ------    --------   --------    -------      --------
Income from operations..       --          592      7,038        --          7,630
  Interest expense......       --         (573)    (3,886)       --         (4,459)
                            ------    --------   --------    -------      --------
Income before income
 taxes..................       --           19      3,152        --          3,171
Benefit (provision) for
 income taxes...........       --          145     (1,256)       --         (1,111)
Equity income from
 affiliates.............     2,060         --         --      (2,060)          --
                            ------    --------   --------    -------      --------
Net income..............    $2,060    $    164   $  1,896    $(2,060)     $  2,060
                            ======    ========   ========    =======      ========

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)


17. Summarized consolidating information--(Continued)

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            As of December 31, 1998

                           Issuer                 Non-
                         and Parent Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
         ASSETS
Current assets:
 Cash...................  $    --    $   (346)  $ 5,802     $    --      $  5,456
 Accounts receivable,
  net...................       --       3,900     4,056          --         7,956
 Inventories............       --       7,753     7,035          --        14,788
 Other current assets...       --         419       523          --           942
                          --------   --------   -------     --------     --------
  Total current assets..       --      11,726    17,416          --        29,142
Property, plant &
 equipment, net.........       --      18,917    61,210          --        80,127
Deferred income taxes...       --       1,022       --           --         1,022
Other non-current
 assets.................       589      6,267     2,445          --         9,301
Investment in
 subsidiaries...........    30,138        --        --       (30,138)         --
                          --------   --------   -------     --------     --------
  Total assets..........  $ 30,727   $ 37,932   $81,071     $(30,138)    $119,592
                          ========   ========   =======     ========     ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY

Current liabilities:
 Trade accounts payable
  and accrued
  liabilities...........  $    --    $  6,451   $ 6,055     $    --      $ 12,506
 Current portion of long
  term debt.............       --       1,500       625          --         2,125
 Intercompany payable
  (receivable)..........      (411)   (11,042)   11,453          --           --
                          --------   --------   -------     --------     --------
  Total current
   liabilities..........      (411)    (3,091)   18,133          --        14,631
Long-term liabilities:
 Long term debt.........       --      16,309    53,908          --        70,217
 Other long term
  liabilities...........       --         252     3,354          --         3,606
                          --------   --------   -------     --------     --------
  Total liabilities.....      (411)    13,470    75,395          --        88,454
Stockholders' equity....    31,138     24,462     5,676      (30,138)      31,138
                          --------   --------   -------     --------     --------
  Total liabilities and
   stockholders' equity.  $ 30,727   $ 37,932   $81,071     $(30,138)    $119,592
                          ========   ========   =======     ========     ========

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

17. Summarized consolidating information--(Continued)

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            As of December 31, 1997

                           Issuer                 Non-
                         and Parent Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
         ASSETS
Current assets:
 Cash...................  $   --     $    819   $   168     $    --      $    987
 Accounts receivable,
  net...................      --        4,956     4,524          --         9,480
 Inventories............      --        7,654     8,338          --        15,992
 Other current assets...      --        1,010     2,670          --         3,680
                          -------    --------   -------     --------     --------
  Total current assets..      --       14,439    15,700          --        30,139
Property, plant &
 equipment, net.........      --       20,011    62,355          --        82,366
Deferred income taxes...      --        1,196       --           --         1,196
Other non-current
 assets.................      --        6,559     3,024          --         9,583
Investment in
 subsidiaries...........   26,740         --        --       (26,740)         --
                          -------    --------   -------     --------     --------
  Total assets..........  $26,740    $ 42,205   $81,079     $(26,740)    $123,284
                          =======    ========   =======     ========     ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY

Current liabilities:
 Trade accounts payable
  and accrued
  liabilities...........  $   --     $  5,239   $ 7,997     $    --      $ 13,236
 Current portion of long
  term debt.............      --        2,345     3,396          --         5,741
 Intercompany payable
  (receivable)..........      --      (10,956)   10,956          --           --
                          -------    --------   -------     --------     --------
  Total current
   liabilities..........      --       (3,372)   22,349          --        18,977
                          -------    --------   -------     --------     --------
Long-term liabilities:
 Long term debt.........      --       18,500    54,657          --        73,157
 Other long term
  liabilities...........      --        2,790     1,620          --         4,410
                          -------    --------   -------     --------     --------
  Total liabilities.....      --       17,918    78,626          --        96,544
Stockholders' equity....   26,740      24,287     2,453      (26,740)      26,740
                          -------    --------   -------     --------     --------
  Total liabilities and
   stockholders'
   equity...............  $26,740    $ 42,205   $81,079     $(26,740)    $123,284
                          =======    ========   =======     ========     ========

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

17. Summarized consolidating information--(Continued)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      For the year ended December 31, 1998

                                 Combined     Non-
                                Issuer and Guarantor
                                Guarantors Subsidiary Eliminations Consolidated
                                ---------- ---------- ------------ ------------
Net cash provided by operating                                       $16,469
 activities....................  $ 5,732    $13,960     $(3,223)
                                 -------    -------     -------      -------
Cash flows from investing
 activities:
 Acquisition costs, net of
  acquired cash................     (589)       --          --          (589)
 Acquisition of property, plant
  and equipment................     (691)    (3,541)        --        (4,232)
                                 -------    -------     -------      -------
Net cash used in investing
 activities....................   (1,280)    (3,541)        --        (4,821)
                                 -------    -------     -------      -------
Cash flows from financing
 activities:
 Contribution from parent......    1,000        --          --         1,000
 Repayment of long-term debt...   (2,000)      (925)        --        (2,925)
 Payment of financing costs....      (14)       (44)        --           (58)
 Obligation under capital
  leases.......................      --         (17)        --           (17)
 Payment of revolving credit
  facility, net................     (845)    (2,770)        --        (3,615)
 Bank overdraft................     (535)    (1,029)        --        (1,564)
                                 -------    -------     -------      -------
Net cash used in financing
 activities....................   (2,394)    (4,785)        --        (7,179)
                                 -------    -------     -------      -------
Net (decrease) increase in
 cash..........................    2,058      5,634      (3,223)       4,469
Cash--Beginning of period......      819        168         --           987
                                 -------    -------     -------      -------
Cash--End of period............  $ 2,877    $ 5,802     $(3,223)     $ 5,456
                                 =======    =======     =======      =======

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)

17. Summarized consolidating information--(Continued)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      For the year ended December 31, 1997

                           Issuer                 Non-
                         and Parent Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
Net cash provided by
 operating activities...   $ --      $  4,250   $  6,070     $ --        $ 10,320
                           -----     --------   --------     -----       --------
Cash flows from
 investing activities:
 Acquisition of
  property, plant and
  equipment.............     --        (5,175)    (4,822)      --          (9,997)
                           -----     --------   --------     -----       --------
Net cash used in
 investing activities...     --        (5,175)    (4,822)      --          (9,997)
                           -----     --------   --------     -----       --------
Cash flows from
 financing activities:
 Repayment of long-term
  debt..................     --       (10,000)   (60,952)      --         (70,952)
 Proceeds from long-term
  debt..................     --        20,000     55,000       --          75,000
 (Decrease) increase in
  intercompany debt.....     --        (8,955)     8,955       --             --
 Payment of financing
  costs.................     --          (680)    (3,112)      --          (3,792)
 Obligation under
  capital leases........     --           --         (57)      --             (57)
 Payment of revolving
  credit facility, net..     --          (155)      (152)      --            (307)
 Bank overdraft.........     --         1,533       (763)      --             770
                           -----     --------   --------     -----       --------
Net cash provided by
 (used in) financing
 activities.............     --         1,743     (1,081)      --             662
                           -----     --------   --------     -----       --------
Net increase in cash....     --           818        167       --             985
Cash--Beginning of
 period.................     --             1          1       --               2
                           -----     --------   --------     -----       --------
Cash--End of period.....   $ --      $    819   $    168     $ --        $    987
                           =====     ========   ========     =====       ========

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)


17. Summarized consolidating information--(Continued)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                For the period from May 16 to December 31, 1996

                           Issuer                 Non-
                         and Parent Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
Net cash provided by
 operating activities...   $ --      $  2,071   $  1,903     $ --        $  3,974
                           -----     --------   --------     -----       --------
Cash flows from
 investing activities:
 Acquisition costs, net
  of acquired cash......     --       (33,618)   (61,896)      --         (95,514)
 Acquisition of
  property, plant and
  equipment.............     --          (647)    (3,428)      --          (4,075)
                           -----     --------   --------     -----       --------
 Net cash used in
  investing activities..     --       (34,265)   (65,324)      --         (99,589)
                           -----     --------   --------     -----       --------
Cash flows from
 financing activities:
 Contribution from
  parent................     --         8,000        --        --           8,000
 Issue of common stock..     --        18,073        --        --          18,073
 Proceeds from long-term
  debt..................     --        10,000     60,983       --          70,983
 (Decrease) increase in
  intercompany debt.....     --        (2,001)     2,001       --             --
 Payment of financing
  costs.................     --        (1,877)    (4,618)      --          (6,495)
 Obligation under
  capital leases........     --           --         340       --             340
 Proceeds of revolving
  credit facility, net..     --         1,000      2,922       --           3,922
 Bank overdraft.........     --        (1,000)     1,794       --             794
                           -----     --------   --------     -----       --------
Net cash provided by
 financing activities...     --        32,195     63,422       --          95,617
                           -----     --------   --------     -----       --------
Net increase in cash....     --             1          1       --               2
Cash--Beginning of
 period.................     --           --         --        --             --
                           -----     --------   --------     -----       --------
Cash--End of period.....   $ --      $      1   $      1     $ --        $      2
                           =====     ========   ========     =====       ========

                      PANOLAM GROUP, INC. and Subsidiaries

                           CONSOLIDATED BALANCE SHEET
                      (in thousands, except share amounts)
                                  (unaudited)

                                                                      As of
                                                                  September 30,
                                                                      1999
                                                                  -------------
                             ASSETS
Current assets:
 Cash............................................................   $ 11,049
 Accounts receivable:
  Trade, net of allowance for doubtful accounts of $646..........     35,605
 Inventories.....................................................     39,344
 Other current assets............................................      2,077
                                                                    --------
   Total current assets..........................................     88,075

Property, plant & equipment, net.................................    119,755
Deferred taxes...................................................      4,772
Goodwill.........................................................     72,489
Other non-current assets.........................................     25,012
                                                                    --------
   Total assets..................................................   $310,103
                                                                    ========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current portion of long term debt...............................   $    800
 Trade accounts payable..........................................     13,336
 Accrued liabilities.............................................     19,755
 Other debt and obligation under capital leases..................        750
                                                                    --------
   Total current liabilities.....................................     34,641

Long term debt...................................................    234,602
Pension liabilities and accrued post retirement benefit costs....        791
Other debt and obligation under capital leases...................      1,517
Deferred income taxes............................................      7,209
                                                                    --------
   Total liabilities.............................................    278,760

Commitments and contingencies

                      STOCKHOLDERS' EQUITY

Common stock--1,000 shares authorized, issued and outstanding
 with a par value of $.01 per share..............................        --
Additional paid in capital.......................................     32,073
Receivable from Panolam Industries Holdings, Inc.................    (10,921)
Accumulated other comprehensive loss--cumulative translation
 adjustment......................................................     (5,008)
Retained earnings................................................     15,199
                                                                    --------
   Total stockholders' equity....................................     31,343
                                                                    --------
   Total liabilities and stockholders' equity....................   $310,103
                                                                    ========


   The accompanying notes are an integral part of the consolidated financial statements

                      PANOLAM GROUP, INC. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)
                                  (unaudited)

                                 Three months ended           Nine months ended
                             --------------------------- ---------------------------
                             September 30, September 30, September 30, September 30,
                                 1998          1999          1998          1999
                             ------------- ------------- ------------- -------------
   Net sales...............    $ 38,348      $ 89,415      $111,984      $ 239,314
   Cost of goods sold......     (31,413)      (64,035)      (93,524)      (174,421)
                               --------      --------      --------      ---------
   Gross profit............       6,935        25,380        18,460         64,893
   Operating expenses:
     Selling, general and
      administrative.......      (2,135)      (10,685)       (7,283)       (27,580)
     Unusual charges.......        (208)          --           (993)           --
                               --------      --------      --------      ---------
   Income from operations..       4,592        14,695        10,184         37,313
     Other income..........         --            --            --           2,536
     Interest expense......      (2,052)       (6,705)       (6,324)       (17,168)
                               --------      --------      --------      ---------
   Income before income
    taxes and extraordinary
    item...................       2,540         7,990         3,860         22,681
   Provision for income
    taxes..................        (938)       (4,305)       (1,428)        (9,753)
                               --------      --------      --------      ---------
   Income before
    extraordinary item.....       1,602         3,685         2,432         12,928
   Extraordinary item (net
    of tax benefit of
    $1,053)................         --            --            --          (1,794)
                               --------      --------      --------      ---------
   Net income..............    $  1,602      $  3,685      $  2,432      $  11,134
                               ========      ========      ========      =========

   The accompanying notes are an integral part of the consolidated financial statements

                      PANOLAM GROUP, INC. and Subsidiaries

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                         Nine months ended
                                                    ---------------------------
                                                    September 30, September 30,
                                                        1998          1999
                                                    ------------- -------------
Cash flows from operating activities:
 Net income........................................    $ 2,432      $  11,134
 Extraordinary items...............................        --           2,847
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization....................      4,400         11,158
  Deferred income taxes............................      1,370          5,445
  Amortization of deferred financing costs.........        224          1,254
  Pension liabilities and accrued post retirement
   costs...........................................        382            --
Changes in operating assets and liabilities:
 Trade and other accounts receivable...............        340        (11,513)
 Other current assets..............................        522           (996)
 Inventories.......................................       (506)         1,774
 Trade accounts payable and accruals...............     (1,231)         3,895
                                                       -------      ---------
Net cash provided by operating activities..........      7,933         24,998
                                                       -------      ---------
Cash flows from investing activities:
 Acquisition costs, net of acquired cash...........        --        (156,505)
 Acquisition of property, plant and equipment......     (1,984)        (5,163)
                                                       -------      ---------
Net cash used in investing activities..............     (1,984)      (161,668)
                                                       -------      ---------
Cash flows from financing activities:
 Contribution from Parent..........................      1,000          5,000
 Repayment of long-term debt.......................     (2,349)       (76,674)
 Proceeds from long-term debt......................        --         240,000
 Payment of financing costs........................        --         (14,593)
 Obligations under capital leases..................       (207)           (29)
 Receivable from PIH...............................        --         (10,921)
 Payment of revolving credit facility, net.........     (3,534)           --
 Bank overdraft....................................          0            --
                                                       -------      ---------
Net cash (used in) provided by financing
 activities........................................     (5,090)       142,783
                                                       -------      ---------
 Effect of exchange rate on cash...................        --            (520)
                                                       -------      ---------
 Net increase in cash..............................        859          5,593
 Cash--Beginning of period.........................        987          5,456
                                                       -------      ---------
 Cash--End of period...............................    $ 1,846      $  11,049
                                                       =======      =========
Supplemental disclosure of cash flow information:
 Cash payments for interest........................    $ 5,282      $  13,958
 Cash payments for income taxes....................        116          3,976

   The accompanying notes are an integral part of the consolidated financial statements

                      PANOLAM GROUP, INC. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)
                                  (unaudited)

1. Basis of presentation

 Organization and Nature of Operations

  Panolam Group, Inc. ("PGI") was incorporated in the State of Delaware on May 16, 1996. PGI was formerly known as Panolam Industries International, Inc. prior to December 22, 1998. PGI is a holding company which fully owns directly or indirectly the following holding or operational companies:

  .  PII Second, Inc. ("PIIS")

  . Panolam Industries International, Inc. (formerly known as PII Third, Inc. prior to December 22, 1998) ("PIIT")

  .  Panolam Industries Ltd. ("PIL")

  .  Panolam Industries, Inc. ("PII")

  PGI is 100% owned by Panolam Industries Holdings, Inc. ("PIH"). PIH and PGI were formed to acquire (through PIL and PII, the "Operating Companies"), certain assets and to assume certain liabilities of the Domtar U.S. Decorative Panels Business and the Domtar Canadian Decorative Panels Business of Domtar Industries Inc. and Domtar Inc., respectively, (collectively referred to as "Domtar") and to acquire the common shares of the Melamine Group Inc. of Domtar Industries Inc. (collectively known as the "Business"). On February 15, 1996 PIL and PII entered into separate purchase agreements with Domtar and the purchase was consummated on June 11, 1996 (the "Acquisition").

 Basis of Presentation

  The interim consolidated financial statements have been prepared on a consistent basis with PGI's audited financial statements for the year ended December 31, 1998, except as described in Note 3. The interim consolidated financial statements reflect all adjustments, which, in the opinion of management, are necessary for the fair presentation of the consolidated financial position and consolidated results of operations for the interim periods presented. All such adjustments are of a normal recurring nature except as described in Note 3. The interim consolidated financial statements have been compiled without audit and are subject to year-end adjustments. Operating results for the interim period are not necessarily indicative of the results that may be expected for the full year or any other interim period. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in this prospectus.

2. Acquisition of Pioneer Plastics Corporation and refinancing

  On November 30, 1998, the Company agreed to purchase all of the outstanding shares of Pioneer Plastics Corporation ("Pioneer Plastics") from Rugby USA, Inc. for a total consideration of $152.1 million. The transaction closed on February 18, 1999 and was financed through the issuance of the New Senior Subordinated Notes referred to below and borrowings under the Company's new U.S. and Canadian senior bank credit facilities. Pioneer Plastics, which is headquartered in Auburn, Maine, primarily designs, manufactures and distributes high pressure laminates.

  The purchase price was allocated to the fair market value of assets totalling $97.2 million (including $10.0 million allocated to non-competition agreements and being amortized over 5 years), liabilities of $14.2 million, and $74.1 million was recorded as goodwill and is being amortized over 30 years. In October 1999, the Company agreed to settle with Rugby USA an earnout contract for $5.0 million. This payment to Rugby

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)
                                  (unaudited)


2. Acquisition of Pioneer Plastics Corporation and refinancing--(continued)

has relieved the company of all future earnout agreements with Rugby USA, and will be recorded as additional goodwill.

  In connection with the elimination of excess staffing at Pioneer Plastics following the closing of the acquisition, the Company has accrued an additional liability of approximately $3.2 million related to severance costs for approximately 50 salaried employees who are expected to be terminated by the end of 1999. This has been accounted for as an adjustment to goodwill in the balance sheet as of September 30, 1999.

  In connection with the acquisition of Pioneer Plastics, the Company effected a series of transactions that resulted in the refinancing of all of the Company's existing indebtedness under its credit facilities through the issuance of borrowings under the Company's new U.S. and Canadian senior bank credit facilities. The refinancing includes revolving credit facilities totaling $35 million and term loan facilities providing for loans in an aggregate principal amount of $105 million. In June 1999 the Company reduced the total amount available under the Canadian revolving credit facility by $7.0 million. In connection with the refinancing of the Company's credit facilities, the Company incurred an extraordinary loss of $1.8 million (net of tax benefits) related to the writeoff of deferred financing fees from the Company's previous financing. This extraordinary charge was recorded in the first quarter of 1999.

  On February 18, 1999, PIII issued and sold $135 million aggregate principal amount of 11.50% Senior Subordinated Notes due 2009. The Senior Subordinated Notes were issued in a private placement made in reliance upon an exemption from registration under the Securities Act of 1933, as amended. The net proceeds from the offering were used to fund the consideration for the acquisition of Pioneer Plastics.

3. Functional currency

  Effective March 1, 1999, the Company's management determined that the local currency is the functional currency for its Canadian operations as defined under the Financial Accounting Standards Board Statement No. 52, "Foreign Currency Translation." This change was adopted because of the Company's acquisition of Pioneer Plastics and the elimination of the need for Canadian cash flows to meet U.S. debt requirements. Assets and liabilities denominated in foreign functional currencies are translated at the exchange rate as of the balance sheet date. Translation adjustments are recorded as a separate component of shareholders' equity. Revenues, costs and expenses denominated in foreign functional currencies are translated at the weighted average exchange rate for the period. Prior to March 1999, the Company's Canadian operations were measured by reflecting financial results of those operations as if they had taken place within a U.S. dollar based economic environment. For those years, nonmonetary assets and liabilities were remeasured from foreign currencies to U.S. dollars at historical exchange rates. All other accounts were translated at current exchange rates. Gains and losses resulting from those remeasurements were included in income.

4. Comprehensive loss

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's currency translation adjustments to be included in other comprehensive income. No comprehensive income was recorded prior to the functional currency conversion effective March 1, 1999 as noted in footnote 3 above. Comprehensive loss was $5.0 million for the nine months ended September 30, 1999.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)
                                  (unaudited)


5. Other income

  On May 28, 1999, PIH paid a total net amount of $8.4 million in full satisfaction of all indebtedness owed to Domtar Industries Inc. under a promissory note in the principal amount of $8.0 million plus interest, and PIL agreed to release Domtar Industries, Inc. and its affiliates from any and all claims, liabilities and obligations in respect of the action commenced by PIL against Domtar Industries, Inc. in the Ontario court. In connection with the settlement of all claims, liabilities and obligations with Domtar, PIL will record other income of $2.5 million during the second quarter.

6. Summarized consolidating information

  On February 18, 1999, PIII (the "Issuer") issued and sold $135.0 million aggregate principal amount 11.50% Senior Subordinated Notes due 2009 (the "New Senior Subordinated Notes"). The New Senior Subordinated Notes are jointly and severally and fully and unconditionally guaranteed, on a senior subordinated basis, by PGI and the following direct and indirect subsidiaries of PGI: PIIS, PII and Pioneer Plastics (with PGI, the "Guarantors"). The Issuer and each of the other Guarantors is a wholly-owned subsidiary of PGI, and collectively constitute all of the direct and indirect subsidiaries of PGI other than its indirect foreign subsidiary, PIL, and certain other immaterial indirect subsidiaries of PGI.

  PGI and PIIS (the "Parent Guarantors") and the Issuer conduct all of their business through and derive virtually all of their respective income from PII, Pioneer Plastics and PIL (the "Operating Subsidiaries"), which are direct wholly-owned subsidiaries of the Issuer and indirect subsidiaries of the Parent Guarantors. Therefore, the Issuer's and the Parent Guarantors' ability to make required payments with respect to their indebtedness (including the New Senior Subordinated Notes) and other obligations depends on the financial results and condition of the Operating Subsidiaries and their ability to receive funds from the Operating Subsidiaries. There are no restrictions on the ability of any of the Operating Subsidiaries to transfer funds to PGI or the Issuer, except as provided by appropriate law and, with respect to PIL, pursuant to its senior bank credit facility.

  Pursuant to Rule 3-10 of Regulation S-X, the following summarized condensed consolidating financial information for the Company segregates the financial information of the Issuer and the Parent Guarantors, the Operating Subsidiaries which are Guarantors (the "Subsidiary Guarantors") and the non-guarantor Operating Subsidiary. Separate financial statements of each of the Guarantors are not presented because management has determined that they would not be material to investors. Summarized condensed consolidating financial information for the Issuer and the Parent Guarantors combine the operations of the Issuer and the Parent Guarantors (PIII, PGI and PIIS). Summarized condensed consolidating financial information for the Subsidiary Guarantors combine the operations of the Subsidiary Guarantors (PII and Pioneer Plastics). PIL is the only Operating Subsidiary which has not provided a guarantee of the obligations of PIII under the New Senior Subordinated Notes. All subsidiaries of PGI are reported on the equity basis. Debt and goodwill allocated to subsidiaries of PGI is presented on an accounting "push down" basis.

  This summarized condensed consolidating financial information has been prepared from the books and records maintained by the Issuer, the Guarantors and PIL. The summarized condensed consolidating financial information may not necessarily be indicative of results of operations or financial position had the Issuer, and the Guarantors of PIL operated as independent entities.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)
                                  (unaudited)


6. Summarized consolidating information--(continued)

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                  For the nine months ended September 30, 1998


                         Issuer and               Non-
                           Parent   Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
Net sales...............   $  --     $ 54,619   $ 57,365    $   --       $111,984
Cost of goods sold......      --      (49,590)   (43,934)       --        (93,524)
                           ------    --------   --------    -------      --------
Gross profit............      --        5,029     13,431        --         18,460
Operating expenses:
  Selling, general and
   administrative.......      --       (2,948)    (4,335)       --         (7,283)
  Unusual charges.......                  (61)      (932)       --           (993)
                           ------    --------   --------    -------      --------
Income from operations..      --        2,020      8,164        --         10,184
  Interest expense......      --       (1,919)    (4,405)       --         (6,324)
                           ------    --------   --------    -------      --------
Income before income
 taxes..................      --          101      3,759        --          3,860
Provision for income
 taxes..................      --          (37)    (1,391)       --         (1,428)
Equity income from
 affiliates.............    2,432         --         --      (2,432)          --
                           ------    --------   --------    -------      --------
Net income..............   $2,432    $     64   $  2,368    $(2,432)     $  2,432
                           ======    ========   ========    =======      ========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

               For the nine months ended September 30, 1999

                          Issuer and                Non-
                            Parent   Subsidiary  Guarantor
                          Guarantors Guarantors  Subsidiary Eliminations Consolidated
                          ---------- ----------  ---------- ------------ ------------
Net sales...............   $   --    $ 175,308    $ 64,006    $    --     $ 239,314
Cost of goods sold......       --     (130,087)    (44,334)        --      (174,421)
                           -------   ---------    --------    --------    ---------
Gross profit............       --       45,221      19,672         --        64,893
Operating expenses:
  Selling, general and
   administrative.......       --      (26,589)       (991)        --       (27,580)

                           -------   ---------    --------    --------    ---------
Income from operations..       --       18,632      18,681         --        37,313
  Other income..........       --          --        2,536         --         2,536
  Interest expense......       --      (13,890)     (3,278)        --       (17,168)

                           -------   ---------    --------    --------    ---------
Income before income
 taxes and extraordinary
 item...................       --        4,742      17,939         --        22,681
Provision for income
 taxes..................       --       (1,173)     (8,580)        --        (9,753)
Equity income from
 affiliates.............    11,134         --          --      (11,134)         --
                           -------   ---------    --------    --------    ---------
Income before
 extraordinary item.....       --        3,569       9,359         --        12,928
Extraordinary item, (net
 of tax benefit)........       --         (320)     (1,474)        --        (1,794)
                           -------   ---------    --------    --------    ---------
Net income..............   $11,134   $   3,249    $  7,885    $(11,134)   $  11,134
                           =======   =========    ========    ========    =========

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)
                                  (unaudited)

6. Summarized consolidating information--(continued)

                     CONDENSED CONSOLIDATING BALANCE SHEET

                         As of September 30, 1999

                         Issuer and               Non-
                           Parent   Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
         ASSETS
Current assets:
 Cash...................  $    --    $  8,098   $ 2,951     $    --      $ 11,049
 Accounts receivable,
  net...................       --      28,541     7,064          --        35,605
 Inventories............       --      32,338     7,006          --        39,344
 Other current assets...       --       1,696       381          --         2,077
                          --------   --------   -------     --------     --------
  Total current assets..       --      70,673    17,402          --        88,075
Property, plant &
 equipment, net.........       --      65,228    54,527          --       119,755
Deferred income taxes...       --       4,772       --           --         4,772
Other non-current
 assets.................    92,984      4,491        26          --        97,501
Investment in
 subsidiaries...........    31,131        --        --       (31,131)         --
                          --------   --------   -------     --------     --------
  Total assets..........  $124,115   $145,164   $71,955     $(31,131)    $310,103
                          ========   ========   =======     ========     ========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY

Current liabilities:
 Current portion of long
  term debt.............  $    400   $    --    $   400     $    --      $    800
 Trade accounts payable
  and accrued
  liabilities...........     2,415     24,057     6,619          --        33,091
 Intercompany payable
  (receivable)..........   (86,786)    89,315    (2,529)         --           --
 Other debt and
  obligation under
  capital leases........       675        --         75          --           750
                          --------   --------   -------     --------     --------
  Total current
   liabilities..........   (83,296)   113,372     4,565          --        34,641
Long-term liabilities:
 Long term debt.........   187,201        --     47,401          --       234,602
 Other long term
  liabilities...........       --      (1,921)   11,438          --         9,517
                          --------   --------   -------     --------     --------
  Total liabilities.....   103,905    111,451    63,404          --       278,760
Stockholders' equity....    20,210     33,713     8,551      (31,131)      31,343
                          --------   --------   -------     --------     --------
  Total liabilities and
   stockholders' equity.  $124,115   $145,164   $71,955     $(31,131)    $310,103
                          ========   ========   =======     ========     ========

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)
                                  (unaudited)

6. Summarized consolidating information--(continued)

              CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

               For the nine months ended September 30, 1998

                         Issuer and               Non-
                           Parent   Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
Net cash provided by
 operating activities...     --       $1,941     $5,992        --         $7,933
                           -----      ------     ------      -----        ------
Cash flows from
 investing activities:
 Acquisition costs, net
  of acquired cash......                                                     --
 Acquisition of
  property, plant and
  equipment.............                (420)    (1,564)                  (1,984)
                           -----      ------     ------      -----        ------
Net cash used in
 investing activities...     --         (420)    (1,564)       --         (1,984)
                           -----      ------     ------      -----        ------
Cash flows from
 financing activities:
 Contribution from
  parent................               1,000                               1,000
 Repayment of long-term
  debt..................                (495)    (1,854)                  (2,349)
 Decrease (increase) in
  intercompany debt.....                                                     --
 Payment of financing
  costs.................                                                     --
 Obligation under
  capital leases........                (154)      (53)                     (207)
 Payment of revolving
  credit facility, net..                (845)    (2,689)                  (3,534)
 Bank overdraft.........                                                     --
                           -----      ------     ------      -----        ------
Net cash used in
 financing activities...     --         (494)    (4,596)       --         (5,090)
                           -----      ------     ------      -----        ------
Net (decrease) increase
 in cash................     --        1,027       (168)       --            859
Cash--Beginning of
 period.................     --          819        168        --            987
                           -----      ------     ------      -----        ------
Cash--End of period.....   $ --       $1,846     $  --       $ --         $1,846
                           =====      ======     ======      =====        ======

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)
                                  (unaudited)

6. Summarized consolidating information--(continued)

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

               For the nine months ended September 30, 1999

                         Issuer and               Non-
                           Parent   Subsidiary Guarantor
                         Guarantors Guarantors Subsidiary Eliminations Consolidated
                         ---------- ---------- ---------- ------------ ------------
Net cash (used in)
 provided by operating
 activities.............  $(4,714)   $ 11,568   $ 18,144     $ --       $  24,998
                          -------    --------   --------     -----      ---------
Cash flows from
 investing activities:
 Acquisition costs, net
  of acquired cash......  (78,188)    (78,317)       --        --        (156,505)
 Acquisition of
  property, plant and
  equipment.............      --       (4,203)      (960)      --          (5,163)
                          -------    --------   --------     -----      ---------
Net cash used in
 investing activities...  (78,188)    (82,520)      (960)      --        (161,668)
                          -------    --------   --------     -----      ---------
Cash flows from
 financing activities:
 Issue of common stock..    5,000         --         --        --           5,000
 Repayment of long-term
  debt..................   (2,400)    (17,808)   (56,466)      --         (76,674)
 Proceeds from long-term
  debt..................  190,000         --      50,000       --         240,000
 (Decrease) increase in
  intercompany debt.....  (84,184)     97,204    (13,020)      --             --
 Payment of financing
  costs.................  (14,593)        --         --        --         (14,593)
 Receivable from PIH....  (10,921)        --         --        --         (10,921)
 Obligation under
  capital leases........      --          --         (29)      --             (29)
                          -------    --------   --------     -----      ---------
Net cash provided by
 (used in) financing
 activities.............   82,902      79,396    (19,515)      --         142,783
                          -------    --------   --------     -----      ---------
Effect of exchange rate
 on cash................      --          --        (520)      --            (520)
                          -------    --------   --------     -----      ---------
Net increase (decrease)
 in cash................      --        8,444     (2,851)      --           5,593
Cash--Beginning of
 period.................      --         (346)     5,802       --           5,456
                          -------    --------   --------     -----      ---------
Cash--End of period.....  $   --     $  8,098   $  2,951     $ --       $  11,049
                          =======    ========   ========     =====      =========

Note 7--Subsequent Event

  On November 24, 1999, Panolam Holdings was recapitalized. In connection with the recapitalization,

  . an affiliate of The Carlyle Group purchased certain shares of common stock of Panolam Holdings from its stockholders and directly from Panolam Holdings for an aggregate purchase price of approximately $148 million.

  . Panolam Holdings redeemed certain shares of its common stock from certain of its stockholders for an aggregate purchase price of $19 million, payable with junior subordinated promissory notes, and

  . Panolam Holdings accelerated the vesting and cancelled all of its outstanding stock options in exchange for a cash payment based upon the value of such options, or approximately $8.6 million in the aggregate.

  Concurrently with the recapitalization, Robert J. Muller, Jr., our president and chief executive officer, also purchased additional shares of common stock of Panolam Holdings for a purchase price of approximately $3.5 million.

                      PANOLAM GROUP, INC. and Subsidiaries

                                 (in thousands)
                                  (unaudited)

Note 7--Subsequent Event--(continued)

  Panolam Holdings has incurred approximately $8 million in expenses as a result of the recapitalization which were funded by proceeds from the transactions.

  The recapitalization constituted a change of control under the terms of our indenture relating to the notes. As a result, under the terms of the indenture, the holders of the notes may require us, at their option, to repurchase all or any part of their notes at a cash price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and any liquidated damages that have accrued under the notes. We have commenced an offer to repurchase the notes in accordance with the terms of the indenture.

  Concurrently with the recapitalization, we also refinanced all of our indebtedness under our former DLJ/Credit Suisse credit facilities by entering into new credit facilities with Bankers Trust Company and other senior lenders. Our new credit facilities provide for an aggregate committed amount of up to $285 million, consisting of up to $235 million of term loans and a $50 million revolving loan. We used a portion of the funds available under our new credit facilities to repay all of our indebtedness under our former DLJ/Credit Suisse credit facilties. We intend to use the funds remaining under our new credit facilities to fund the offer to repurchase our outstanding notes described above, and for working capital requirements, permitted encumbrances, capital expenditures and other general corporate purposes. Our new credit facilities also provide for an uncommitted acquisition loan facility of $50 million to fund future permitted acquisitions.

  On December 21, 1999, we commenced a tender offer and a consent solicitation with respect to the outstanding Series A Senior Subordinated Notes. Our tender offer consists of an offer to purchase all of the outstanding notes at 101% of their principal value, plus accrued and unpaid interest and liquidated damages. In connection with the tender offer, we are also soliciting the consent of the holders of the notes to amend the notes and the related indenture in exchange for the payment of a consent fee in cash equal to 1.5% of the principal value of the notes for which a consent is given. Our tender offer expires on January 21, 2000, unless extended. We intend to finance any payments made to repurchase the notes and to pay the consent fee with funds borrowed under our new credit facilities.

                                AUDITORS' REPORT

To the Management of Domtar Inc.:

We have audited the combined divisional statements of operations, owner's equity and cash flows of Domtar Decorative Panels, a division of Domtar Inc., for the period from January 1 to June 11, 1996. These combined divisional financial statements have been prepared on the basis described in Note 1 to these financial statements. These combined divisional financial statements are the responsibility of Domtar Inc.'s management. Our responsibility is to express an opinion on these combined divisional financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these combined divisional financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1 to June 11, 1996 in accordance with generally accepted accounting principles in the United States.

PRICE WATERHOUSE

Chartered Accountants

Montreal, Canada
April 3, 1997

                            DOMTAR DECORATIVE PANELS

              COMBINED DIVISIONAL STATEMENT OF OPERATIONS (Note 1)
                         (in thousands of U.S. Dollars)

                                                                       For the
                                                                     period from
                                                                      January 1
                                                                     to June 11,
                                                                        1996
                                                                     -----------
Gross sales.........................................................   $63,326
Freight and other deductions........................................     3,818
                                                                       -------
Net sales...........................................................    59,508
Cost of sales.......................................................    51,970
                                                                       -------
Gross profit........................................................     7,538
Expenses:
 Selling, general and administrative expenses.......................     3,137
 Depreciation and amortization......................................       361
                                                                       -------
Operating expenses..................................................     3,498
                                                                       -------
Operating income....................................................     4,040
Interest expense....................................................       --
                                                                       -------
Earnings before income taxes........................................     4,040
Provision for income taxes (Note 3).................................        89
                                                                       -------
Net income..........................................................   $ 3,951
                                                                       =======


     The accompanying notes are an integral part of the combined divisional financial statements.

                            DOMTAR DECORATIVE PANELS

            COMBINED DIVISIONAL STATEMENT OF OWNER'S EQUITY (Note 1)
                         (in thousands of U.S. Dollars)

                                                                       For the
                                                                     period from
                                                                      January 1
                                                                     to June 11,
                                                                        1996
                                                                     -----------
Owner's equity at beginning of period...............................   $91,027
Net income..........................................................     3,951
Withdrawal by owner.................................................    (4,127)
Foreign currency translation adjustments............................        (7)
                                                                       -------
Owner's equity at end of period.....................................   $90,844
                                                                       =======



     The accompanying notes are an integral part of the combined divisional financial statements.

                            DOMTAR DECORATIVE PANELS

              COMBINED DIVISIONAL STATEMENT OF CASH FLOWS (Note 1)
                         (in thousands of U.S. Dollars)

                                                                       For the
                                                                     period from
                                                                      January 1
                                                                     to June 11,
                                                                        1996
                                                                     -----------
Operating activities:
 Net income.........................................................   $ 3,951
 Non-cash items:
  Depreciation and amortization.....................................     2,406
  Deferred income taxes.............................................        12
 Cash (used in) provided by working capital:
  Trade and other accounts receivable...............................    (3,394)
  Inventories.......................................................       (44)
  Prepaid expenses..................................................       491
  Trade accounts payable and accrued liabilities....................     3,178
                                                                       -------
 Net cash flow provided by operating activities.....................     6,600
                                                                       -------
Investing activities:
 Additions to property, plant and equipment.........................      (944)
 Disposals of property, plant and equipment.........................         3
                                                                       -------
 Cash used for investing activities.................................      (941)
                                                                       -------
Financing activities:
 Withdrawal by owner................................................    (4,127)
 Decrease in bank indebtedness......................................    (1,050)
                                                                       -------
 Cash used for financing activities.................................    (5,177)
                                                                       -------
Increase in cash position during the period.........................       482
Cash position at beginning of period................................       --
                                                                       -------
Cash position at end of period......................................   $   482
                                                                       =======
Additional disclosures:
 Interest paid......................................................   $   --
                                                                       =======

     The accompanying notes are an integral part of the combined divisional financial statements.

                            DOMTAR DECORATIVE PANELS

               NOTES TO COMBINED DIVISIONAL FINANCIAL STATEMENTS
             (in thousands of U.S. Dollars, unless otherwise noted)

1. Basis of presentation and nature of operations

  Domtar Decorative Panels ("DDP"), a division of Domtar Inc. ("Domtar"), consists of the Canadian melamine decorative panels business of Domtar, the U.S. melamine decorative panels business of Domtar Industries Inc. ("DII"), a U.S. subsidiary of Domtar, and The Melamine Group Inc. ("MDL"), a company wholly owned by DII.

  DDP manufactures and distributes melamine decorative panels, particleboard and treated papers principally in Canada and the United States. Most of its customers are in the repair, renovation and furniture or related businesses. It operates plants in Huntsville, Ontario, Norcross, Georgia, as well as in Albany and Eugene, Oregon.

  On June 11, 1996, Domtar and DII concluded various asset and share purchase agreements with Panolam Industries, Inc. and Panolam Industries Ltd. contemplating the sale of the net assets of the Canadian melamine decorative panels business of Domtar, the net assets of the U.S. melamine decorative panels business of DII, and all the issued and outstanding shares of MDL.

  The accompanying combined divisional financial statements of DDP have been prepared from the historical financial information recorded in the financial records of Domtar, DII and MDL. They are intended to represent the operations of the melamine decorative panels businesses of Domtar, DII and MDL as though carried on by DDP on a combined basis. These financial statements reflect the allocation of certain corporate overhead for services rendered by Domtar on behalf of DDP. Costs specifically attributable to DDP are charged directly and other corporate overhead expenses are allocated based on the number of employees, net operating assets and net sales, or a combination thereof, depending on the nature of the cost. Management believes the method of allocation of corporate overhead expenses is reasonable. Interest expense and income taxes of the melamine decorative panels businesses of Domtar and DII are not reflected or recorded in these combined divisional financial statements since they were not allocated separately to these businesses by Domtar or DII. All significant intercompany balances and transactions have been eliminated in the combination process.

  The net assets of the melamine decorative panels businesses of Domtar, DII and MDL have been reflected in the accompanying combined divisional financial statements at their carrying values in the financial records of Domtar and its respective subsidiaries.

  These combined divisional financial statements may not necessarily be indicative of the results that would have been attained if DDP had been operated on a combined basis as a separate legal entity.

2. Summary of significant accounting policies

  The combined divisional financial statements have been prepared in accordance with accounting principles generally accepted in the United States. They reflect the following significant accounting policies:

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            DOMTAR DECORATIVE PANELS

             (in thousands of U.S. dollars, unless otherwise noted)

2. Summary of significant accounting policies--(Continued)

 Translation of foreign currencies

  The functional currency of the melamine decorative panels business of Domtar is the Canadian dollar. Consequently, assets and liabilities of this business are translated at the year-end exchange rate and income and expenses are translated at exchange rates prevailing during the year. Gains and losses resulting from the translation are reported as a component in the "Foreign currency translation adjustments" account in owner's equity.

  For domestic entities, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates. Income and expenses are translated at exchange rates prevailing during the year. Exchange gains or losses on translation are included in earnings.

 Revenue recognition

  Sales and related cost of sales are included in earnings when goods are delivered to the customer in accordance with the delivery terms.

 Inventories

  Inventories of raw materials and operating and maintenance supplies are valued at the lower of average cost and replacement cost. Finished goods are valued at the lower of cost, being average cost, and net realizable value and include the cost of raw materials, direct labour and manufacturing overhead expenses.

 Property, plant and equipment

  Property, plant and equipment is stated at cost, which includes capitalized interest on assets constructed by DDP for its own use. Major renewals and improvements are capitalized and depreciated. Repairs and maintenance are expensed as incurred. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

  Depreciation is provided for on the straight-line basis using rates based on the estimated useful lives of the assets which are generally as follows:

  Buildings....................................................  Up to 40 years
  Machinery and equipment......................................  Up to 20 years

  The carrying value of property, plant and equipment is evaluated whenever significant events or changes occur that might indicate an impairment through comparison of the carrying value to net recoverable amount.

 Goodwill

  Goodwill is amortized on the straight-line basis over periods not exceeding 25 years. DDP assesses at each balance sheet date whether there has been a permanent impairment in the value of goodwill. This is accomplished mainly by determining whether projected undiscounted future cash flows from operations exceed the net book value of goodwill as of the assessment date.

                            DOMTAR DECORATIVE PANELS

             (in thousands of U.S. dollars, unless otherwise noted)

2. Summary of significant accounting policies--(Continued)

 Income taxes

  As explained in Note 1, the combined divisional financial statements do not reflect any income taxes with respect to the melamine decorative panels businesses of Domtar and DII since these were not separate taxable entities.

  The tax provision related to MDL is determined on a separate return basis. MDL recognizes deferred income taxes on differences between the financial and tax bases of assets and liabilities using presently enacted tax rates and laws and provides for a valuation allowance, if required.

3. Income taxes

  The components of the provision for income taxes of MDL are as follows:

                                                                    Period from
                                                                    January 1 to
                                                                      June 11,
                                                                        1996
                                                                    ------------
  Earnings before income taxes.....................................     $199
  Income taxes:
    Current........................................................       77
    Deferred.......................................................       12
                                                                        ----
                                                                          89
                                                                        ----
  Net earnings (loss)..............................................     $110
                                                                        ====

  The elements of deferred income taxes were as follows:

                                                                    Period from
                                                                    January 1 to
                                                                      June 11,
                                                                        1996
                                                                    ------------
  Property, plant and equipment....................................     $ 26
  Inventories......................................................      (88)
  Net operating losses.............................................       78
  Other............................................................       (4)
                                                                        ----
                                                                        $ 12
                                                                        ====

  The effective income tax rate differs from the U.S. statutory income tax rate. The principal factors causing these different income tax rates were as follows:

                                                                    Period from
                                                                    January 1 to
                                                                      June 11,
                                                                        1996
                                                                    ------------
  U.S. statutory income tax rate...................................     38.4%
  Non-deductible goodwill amortization.............................     22.8
  Prior years' tax adjustments.....................................    (16.6)
  Other............................................................      0.1
                                                                       -----
  Effective income tax rate........................................     44.7%
                                                                       =====

  Cash payments for income taxes are nil.

                            DOMTAR DECORATIVE PANELS

             (in thousands of U.S. dollars, unless otherwise noted)


4. Pension and other postretirement benefit plans

 Pension

  Substantially all employees of DDP are covered by pension plans sponsored by Domtar, DII or MDL. The assets of the pension plans are invested primarily in listed common stocks and fixed income securities.

  The plans sponsored by Domtar and DII are generally non-contributory in the United States and contributory in Canada. In the United States, plan benefits for non-unionized employees are based on the conversion into an annuity of an amount equal to the accumulation of annual contributions expressed as a percentage of salary. Such percentage is a function of the age of the employee. In Canada, plan benefits are based primarily on years of service and each employee's highest average eligible earnings during any consecutive 60-month period. The plan sponsored by MDL is a defined contribution plan.

  The cost reflects management's best estimates of the pension plan's expected yield, salary escalation, mortality of members, termination and age at which members will retire and includes adjustments arising from pension plan amendments, experience gains and losses and changes in assumptions, which are amortized over the estimated average remaining lives of the employees. DDP's participation in Domtar's defined benefit pension plan has been accounted for in these historical financial statements as a participation in a multi-employer pension plan. Pension expense amounted to $92.

 Other post retirement benefits

  Domtar provides group health care and life insurance benefits to certain retirees, their spouses and unmarried dependents. DDP's participation in Domtar's post retirement benefit plan has been accounted for in these historical financial statements as a participation in a multi-employer post retirement benefit plan. The cost of providing these benefits, which is charged against earnings as incurred, amounted to $107.

5. Commitments and contingencies

 Contingencies and environment

  DDP, in the ordinary course of business, has various litigations and contingencies. Management believes that the resolution of the litigations in which DDP is involved would not have a material adverse effect on the combined financial condition or results of operations of DDP.

  DDP's operations and properties are subject to extensive and changing federal, state and local laws, regulations and ordinances governing the protection of the environment, as well as laws relating to worker health and workplace safety. Management is not aware of any exposures which would require an accrual under SFAS No. 5.

                            DOMTAR DECORATIVE PANELS

             (in thousands of U.S. dollars, unless otherwise noted)

5. Commitments and contingencies--(Continued)

 Lease commitments

  DDP has entered into operating leases to lease property and equipment. Minimum future rental payments under these operating leases, determined as at June 11, 1996, were as follows:

  1997................................................................... $  337
  1998...................................................................    386
  1999...................................................................    260
  2000...................................................................    152
  2001 and thereafter....................................................     70
                                                                          ------
  Total.................................................................. $1,205
                                                                          ======

  Total rental expense amounted to $229.

 Capital commitments

  DDP entered into an agreement to purchase equipment amounting to $2,350. Of this amount, a deposit of $850 has been made. The remaining $1,500 becomes due only upon delivery of the equipment.

6. Related party transactions

  In the normal course of its operations, Domtar incurs corporate overhead expenses, a portion of which is allocated to DDP. These expenses, consisting of management, legal, accounting, computer processing, insurance and other general corporate expenses, totalled $1,004, and are presented in the combined divisional statement of operations under the following captions:

                                                                    Period from
                                                                    January 1 to
                                                                      June 11,
                                                                        1996
                                                                    ------------
   Cost of sales...................................................    $  348
   Selling, general and administrative expenses....................       656
                                                                       ------
                                                                       $1,004
                                                                       ======

                            DOMTAR DECORATIVE PANELS

             (in thousands of U.S. dollars, unless otherwise noted)


7. Segmented information

  The operations of DDP by geographic area were as follows:

                                                                    Period from
                                                                   January 1 to
                                                                   June 11, 1996
                                                                   -------------
   Net sales:
    Canada
     Within Canada................................................    $14,673
     To United States.............................................     14,206
                                                                      -------
                                                                       28,879
    United States.................................................     30,629
                                                                      -------
                                                                      $59,508
                                                                      =======
   Earnings from operations:
    Canada........................................................    $ 4,394
    United States.................................................        (42)
                                                                      -------
                                                                        4,352
    Head office...................................................       (312)
                                                                      -------
                                                                      $ 4,040
                                                                      =======
   Depreciation and amortization:
    Canada........................................................    $ 1,502
    United States.................................................        733
                                                                      -------
                                                                        2,235
    Head office...................................................        171
                                                                      -------
                                                                      $ 2,406
                                                                      =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholder of Pioneer Plastics Corporation:

In our opinion, the accompanying balance sheets and the related statements of income and retained earnings and of cash flows for the years ended December 25, 1998 and December 26, 1997, present fairly, in all material respects, the financial position of Pioneer Plastics Corporation (the "Company") at December 25, 1998 and December 26, 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note I, on February 18, 1999, the Company was sold to Panolam Industries, Inc. for approximately $159,000,000 plus additional consideration contingent upon the future financial performance of the Company.

PricewaterhouseCoopers LLP
Atlanta, Georgia

January 16, 1999, except for Note I, as to which the date is February 18, 1999

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of RUGBY USA, INC.

                                 BALANCE SHEETS
                      (in thousands, except share amounts)

                                                         As of        As of
                                                      December 26, December 25,
                                                          1997         1998
                                                      ------------ ------------
                       ASSETS
Current assets:
 Accounts receivable, net of allowancees of $792 in
  1997 and $796 in 1998..............................   $13,129      $12,426
 Related party trade receivable......................     2,995        3,466
 Inventories, net....................................    24,294       25,864
 Deferred income taxes...............................     2,457        2,717
 Prepaid expenses....................................       551          591
                                                        -------      -------
  Total current assets...............................    43,426       45,064
                                                        -------      -------
Property, Plant and Equipment........................
 Land and Buildings..................................    13,631       14,069
 Machinery & equipment...............................    31,613       36,124
 Construction in progress............................     5,478       12,051
                                                        -------      -------
                                                         50,722       62,244
 Less accumulated depreciation & amortization........     9,845       14,881
                                                        -------      -------
 Net property, plant & equipment.....................    40,877       47,363
                                                        -------      -------
Other assets:
 Goodwill............................................     3,718        3,423
 Miscellaneous assets................................       134           25
                                                        -------      -------
  Total other assets.................................     3,852        3,448
                                                        -------      -------
  Total assets.......................................   $88,155      $95,875
                                                        =======      =======
        LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Accounts payable....................................   $ 9,224      $ 6,589
 Accrued wages and related amounts...................     4,296        4,303
 Other current liabilities...........................     2,476        2,137
                                                        -------      -------
  Total current liabilities..........................    15,996       13,029
 Long-term debt......................................    27,631       27,631
 Payable to Parent...................................     2,794          546
 Deferred income taxes...............................     2,362        2,911
                                                        -------      -------
  Total liabilities..................................    48,783       44,117
                                                        -------      -------
Stockholder's equity:
 Common stock, $1 par value, 1,000 shares authorized,
  issued and outstanding.............................         1            1
 Additional paid in capital..........................    20,999       20,999
 Retained earnings...................................    18,372       30,758
                                                        -------      -------
 Commitments and contingencies
  Total shareholder's equity.........................    39,372       51,758
                                                        -------      -------
  Total liabilities and shareholder's equity.........   $88,155      $95,875
                                                        =======      =======

    The accompanying notes are an integral part of the financial statements.

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                     (in thousands, except per share data)

                                                  For the years ended
                                         --------------------------------------
                                         December 27, December 26, December 25,
                                             1996         1997         1998
                                         ------------ ------------ ------------
Net Sales:
 Trade..................................   $139,061     $144,904     $150,197
 Related party..........................     26,758       34,427       34,821
                                           --------     --------     --------
                                            165,819      179,331      185,018
Cost of Sales:
 Trade..................................     99,966      103,475      108,610
 Related party..........................     16,299       21,983       21,765
                                           --------     --------     --------
                                            116,265      125,458      130,375
Gross margin............................     49,554       53,873       54,643
Overhead expenses:
 Selling and distribution...............     23,873       23,685       24,116
 Administrative.........................     10,780        7,030        6,982
 Workers' compensation refund...........     (1,200)         --           --
                                           --------     --------     --------
Operating income........................     16,101       23,158       23,545
Other expense:
 Interest expense, net..................      3,384        2,666        2,587
 (Gain) loss on disposal of fixed
  assets................................         77          (94)          21
                                           --------     --------     --------
Income before income taxes..............     12,640       20,586       20,937
Income taxes............................      5,207        8,413        8,551
                                           --------     --------     --------
Net income..............................      7,433       12,173       12,386
Retained earnings, beginning of year....        145        6,199       18,372
Dividends...............................     (1,379)         --           --
                                           --------     --------     --------
Retained earnings, end of year..........   $  6,199     $ 18,372     $ 30,758
                                           ========     ========     ========
Basic and diluted earnings per common
 share..................................   $  7,433     $ 12,173     $ 12,386
                                           ========     ========     ========


    The accompanying notes are an integral part of the financial statements.

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                            STATEMENTS OF CASH FLOWS
                     (in thousands, except per share data)

                                                  For the years ended
                                         --------------------------------------
                                         December 27, December 26, December 25,
                                             1996         1997         1998
                                         ------------ ------------ ------------
Cash flow from operating activities:
 Net income.............................   $  7,433     $12,173      $ 12,386
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization........      4,079       4,338         5,060
   Amortization of goodwill.............        227         294           295
   Loss on disposal of assets...........         77         (94)           21
 Change in assets and liabilities;
   Other assets.........................         45        (106)          109
   Accounts receivable..................      6,922      (1,568)          703
   Related party trade receivable.......     (2,031)       (957)         (471)
   Inventories..........................      8,730      (3,480)       (1,570)
   Net deferred income taxes............      1,654       1,095           289
   Prepaid expenses.....................        (91)       (260)          (40)
   Accounts payable.....................       (642)        588        (2,635)
   Accrued wages and related amounts....        680         831             7
   Other current liabilities............     (1,212)     (1,009)         (339)
                                           --------     -------      --------
 Net cash provided by operating
  activities............................     25,871      11,845        13,815
                                           --------     -------      --------
Cash flow from investing activities:
 Capital expenditures...................     (2,584)     (9,558)      (11,594)
 Proceeds from sale of assets...........      1,597           6            27
                                           --------     -------      --------
 Net cash used in investing activities..       (987)     (9,552)      (11,567)
                                           --------     -------      --------
Cash flow from financing activities
 Payment of long-term debt..............    (24,371)        --            --
 Net repayment to Parent................        866      (2,293)       (2,248)
 Dividends paid.........................     (1,379)        --            --
                                           --------     -------      --------
 Net cash used in financing activities..    (24,884)     (2,293)       (2,248)
                                           --------     -------      --------
Cash flow...............................        --          --            --
Beginning cash balance..................        --          --            --
                                           --------     -------      --------
Ending cash balance.....................   $    --      $   --       $    --
                                           ========     =======      ========


    The accompanying notes are an integral part of the financial statements.

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                         NOTES TO FINANCIAL STATEMENTS
                          (Dollar amount in thousands)

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The Company is a wholly-owned subsidiary of Rugby USA, Inc. ("Parent") and is a manufacturer of decorative laminates. The Company also manufactures specialty resins and custom saturated papers. The Company's fiscal year is the 52 or 53 week period which ends on the last Friday of December.

 Cash

  The Company has a cash management program with its parent which provides for the transfer of available cash balances to pay its parent each business day.

 Inventory Valuation

  Inventories are stated at the lower of standard cost, which approximates the last-in, first out method (LIFO) or market. Year end inventory components are summarized as follows:

                                                          As of        As of
                                                       December 26, December 25,
                                                           1997         1998
                                                       ------------ ------------
   Raw materials......................................   $11,524      $10,945
   Work in process....................................     2,542        1,741
   Finished goods.....................................    11,406       14,697
   Reserves...........................................    (2,167)      (2,232)
                                                         -------      -------
     Subtotal.........................................    23,305       25,151
   LIFO reserve.......................................       989          713
                                                         -------      -------
       Total..........................................   $24,294      $25,864
                                                         =======      =======

 Property, Plant & Equipment

  Property, plant and equipment are carried at cost and are being depreciated or amortized on the straight-line basis over the estimated useful life of each asset. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. In general, buildings are depreciated over 25 to 30 years and machinery and equipment is depreciated over 3 to 10 years. Depreciation expense was $4,079, $4,338 and $5,036 in 1996, 1997 and 1998, respectively. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Expenditures for maintenance, repairs and minor renewals necessary to maintain facilities in operating condition are expensed. Major repairs and renewals are capitalized.

 Goodwill

  Goodwill, representing the excess of the cost over the net tangible and identifiable intangible assets of the company when acquired, is stated at cost and is amortized, principally on a straight-line basis, over the estimated future periods to be benefited (primarily 15 years). On an annual basis the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows from the acquired business. Accumulated amortization amounted to $705 at December 26, 1997 and $976 at December 25, 1998.

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                          (Dollar amount in thousands)


NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

 Income Taxes

  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates or assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Significant Customers and Concentration of Credit Risk

  The Company primarily sells high pressure and low pressure laminates to various customers who use the Company's product in the construction, leisure/sporting and office equipment industries. The Company extends credit based on an evaluation of the customer's financial condition. The Company had uncollateralized receivables with four non-affiliated customers approximating $1,836 at December 26, 1997 and $1,811 at December 25, 1998. Sales to these four nonaffiliated customers amounted to approximately $29,703 for the year ended December 27, 1996, $37,407 for the year ended December 26, 1997, and $33,518 for the year ended December 25, 1998.

  The Company has entered into agreements whereby certain vendors have become sole suppliers of key critical raw materials utilized by the Company including melamine crystal, saturated kraft paper, phenolic resins and decorative papers. In the event of the failure of any of the above vendors to deliver raw materials as needed, the Company could experience near-term negative impact on results of operations.

 Capitalization of Software Costs

  In 1998, the Company adopted SOP 98-1 "Accounting for the Costs of Computer Software Developed and Obtained for Internal Use". SOP 98-1 requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. After the preliminary project stage, certain costs are to be capitalized, which include external costs of materials and services consumed in developing, modifying or obtaining internal-use computer software and payroll and payroll related costs for employees who are directly associated with and who devote time to the internal-use computer software project. Certain costs are to be expensed as incurred, which include training costs and certain data conversion costs. The capitalized costs will be amortized on a straight-line basis, over a period not to exceed 5 years. In 1998, the Company capitalized $4,648 of which $948 relate to payroll related costs and consultants, in connection with the adoption of SOP 98-1.

 Fair Value of Financial Instruments

  The carrying amounts of accounts receivable, related party trade receivable, accounts payable, accrued wages and related amounts, other current liabilities and payable to Parent approximate fair value because of the short maturity of these items. The carrying amount of the long term debt approximates fair value.

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                          (Dollar amount in thousands)


NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(Continued)

 Reporting Comprehensive Income

  In 1998, the Company adopted FAS 130, "Reporting Comprehensive Income." This statement establishes rules for the reporting of comprehensive income and its components which includes, among other items, net income and foreign currency translation adjustments. The adoption of FAS 130 had no impact on the Company's net income or stockholder's equity.

 Earnings Per Share

  Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common stock outstanding, while diluted earnings per share reflects the potential dilution that could occur if stock options and warrants were exercised. Stock options and warrants are excluded form the calculation if their effect would be antidilutive. The Company has not issued any stock options or warrants.

NOTE B: LONG-TERM DEBT

  Long-term debt consists of the following:

                                                         As of        As of
                                                      December 26, December 25,
                                                          1997         1998
                                                      ------------ ------------
   9.5% Promissory term note payable to Rugby USA,
    Inc.;
    due date July 21, 2000...........................   $27,631      $27,631
     Less amounts due within one year................         0            0
                                                        -------      -------
     Total long-term debt............................   $27,631      $27,631
                                                        =======      =======

NOTE C: ACCOUNTING FOR INCOME TAXES

  The Company was included in the consolidated income tax returns filed by the Parent for 1996, 1997 and 1998. Income taxes related to the Company for these years were determined on a separate entity basis and taxes payable were remitted to the Parent. The Company files separate state income tax returns and calculates its state tax provision on a separate company basis.

  The income tax expense for the years ended December 27, 1996, December 26, 1997 and December 25, 1998 was as follows:

                                                             1996   1997   1998
                                                            ------ ------ ------
   Current tax expense
     Federal............................................... $3,018 $6,213 $6,409
     State.................................................    535  1,104  1,854
   Deferred tax expense
     Federal...............................................  1,408    933    245
     State.................................................    246    163     43
                                                            ------ ------ ------
       Total Expense....................................... $5,207 $8,413 $8,551
                                                            ====== ====== ======

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                          (Dollar amount in thousands)


NOTE C: ACCOUNTING FOR INCOME TAXES--(Continued)

  Deferred income taxes arise from temporary differences from the tax bases of assets and liabilities and their amounts in the financial statements.

  The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate to pretax income, as a result of the following differences:

                                                             1996   1997   1998
                                                            ------ ------ ------
   Tax at statutory rate................................... $4,298 $6,998 $7,119
   State taxes, net........................................    781  1,212  1,272
   Other non deductible....................................    128    203    160
                                                            ------ ------ ------
     Total income taxes.................................... $5,207 $8,413 $8,551
                                                            ====== ====== ======

  A summary of the components of deferred tax assets and liabilities at December 26, 1997 and December 25, 1998, are as follows:

                                                          As of        As of
                                                       December 26, December 25,
                                                           1997         1998
                  Assets/(Liabilities)                 ------------ ------------
   Accounts receivable reserves.......................   $   316      $   318
   Inventory reserves.................................       866          892
   Inventory capitalization...........................       281          281
   Accrued liabilities................................     1,465        1,588
                                                         -------      -------
     Total assets.....................................   $ 2,928      $ 3,079
                                                         =======      =======
   Depreciation.......................................    (2,362)      (2,911)
   Inventory (Purchase accounting step-up)............      (395)        (285)
   Other..............................................       (76)         (77)
                                                         -------      -------
     Total liabilities................................   $(2,833)     $(3,273)
                                                         =======      =======
   Net deferred tax asset (liability).................   $    95      $  (194)
                                                         =======      =======

NOTE D: LEASE COMMITMENTS

  The company leases certain real properties and equipment under noncancellable lease agreements which expire at various dates through 2004. Total rental expense under these leases was approximately $605 for the year ended December 27, 1996, $662 for the year ended December 26, 1997, and $723 for the year ended December 25, 1998.

  Minimum future payments for all noncancellable leases are as follows:

     1999.................................................................. $681
     2000..................................................................  565
     2001..................................................................  544
     2002..................................................................  476
     2003 and later years..................................................  511

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                          (Dollar amount in thousands)

NOTE E: RETIREMENT PLANS

  On July 1, 1998, the Company transferred assets from a defined contribution retirement plan in which it participated with the Parent to a separate plan sponsored by the Company. This plan, which is essentially the same as the predecessor plan, covers certain employees who meet specific service requirements. Contributions are determined at the discretion of the Board of Directors. Amounts contributed to both plans and charged to expense were $1,245 for the year ended December 27, 1996, $1,319 for the year ended December 26, 1997, and $1,333 in 1998.

NOTE F: RELATED PARTY TRANSACTIONS

  The Company has transactions in the normal course of business with Rugby Building Products, Inc. (RBP), a sister corporation. The Company had net sales at market prices to RBP of $26,758 for the year ended December 27, 1996, $34,427 for the year ended December 26, 1997, and $34,821 for the year ended December 25, 1998. In addition, the company exchanged services with both RBP and the Parent including delivery, sub-leasing, pension plan administration, management charges, travel booking and insurance. The allocation method for these expenses is at the discretion of the Parent. The actual expenses for these services that will be incurred by the Company in the future may be different if either the nature of the control relationship with the Parent changes or the Parent's allocation method is changed. The net expense of services provided to the Company were $3,306 for the year ended December 27, 1996, $1,221 for the year ended December 26, 1997, and $371 for the year ended December 25, 1998. The Company was charged interest expense on its 9.5% Promissory note payable to Parent in the amount of $3,355 for the year ended December 27, 1996, $2,654 for the year ended December 26, 1997, and $2,582 for the year ended December 25, 1998.

NOTE G: CONTINGENCIES

  From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessor and has incurred obligations for investigations or remedial actions with respect to certain of such matters. While the Company does not believe that any such claims asserted or obligations incurred to date will result in a material adverse effect upon the Company's financial position, results of operations or liquidity, additional investigation will be, and remedial action will or may be, required. There can be no assurance that activities at any facility owned or operated by the Company or future facilities may not result in additional environmental claims being asserted against the Company or additional investigations or remedial actions being required.

  Although there are certain unasserted possible claims and assessments, under the Company's accounting policy, amounts will usually be accrued when 1) both litigation has commenced or a claim or an assessment has been asserted, or, based on available information, commencement of litigation or assertion of a claim or an assessment is probable and 2) based on available information, it is probable that the outcome of such litigation, claim, or assessment will be unfavorable. In 1994, the Company entered into a Settlement Agreement with the Company's predecessor ("Predecessor"), whereby the Predecessor agreed to retain unlimited liability with respect to investigating and remediating environmental sites where environmental claims have been identified, except for those sites discussed below. In the event that the Predecessor is unable to meet the financial obligations of remediating the sites, there is a possibility that the Company will be required to assume the Predecessor's obligation of remediation. No amounts, other than noted below, have been recorded for this potential obligation in the financial statements.

                          PIONEER PLASTICS CORPORATION
                  A wholly-owned subsidiary of Rugby USA, Inc.

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                          (Dollar amount in thousands)


NOTE G: CONTINGENCIES--(Continued)

  The Company's Auburn, Maine facility, acquired from the Predecessor is subject to a Compliance Order by Consent (COC) dated May 5, 1993, issued by the State of Maine Department of Environmental Protection (DEP) with regard to unauthorized discharges of hazardous substances into the environment. The Company and the Predecessor, named in the COC, are required to investigate and, as necessary, remediate the environmental contamination at the site. Because the unauthorized discharges occurred during the time that the Predecessor owned the land, the Predecessor has agreed to be responsible for compliance with the COC. The Predecessor has completed and submitted to the State for its review, a risk assessment. The nature and extent of remediation has not yet been determined. The financial obligation of the Predecessor to investigate/remediate is unlimited except with regard to a portion of the land at the Company's Auburn, Maine facility, which is capped at $10,000. The Company has recorded a reserve of $1,000 at December 27, 1996, December 26, 1997 and at December 25, 1998, being the Company's best estimate of its liability for site remediation costs in excess of costs agreed to be assumed by the Predecessor. The Company could incur additional obligations in excess of its reserve. It is possible that the Company's recorded estimate of $1,000 may change over time.

  The Company is involved in certain litigation arising in the ordinary course of business, but management believes that none will have a material effect on the Company's business or financial position. The Company's management intends to defend all such matters.

NOTE H: EMPLOYEE CONTINGENCIES

  In March, 1998, the Company entered into various employment agreements with eighteen key employees. If these key employees are terminated without cause within twenty-four months after a change in control of ownership of the Company occurs, the Company is liable for up to twelve months of severance, based on certain employee earnings calculations.

  In July, 1998, the Company entered into non-competition agreements with four key employees. These agreements were subsequently amended in November, 1998. The four key employees have agreed not to engage in any business which competes with the Company's high pressure decorative laminating business for a period of three years ending July, 2001. In February 1999, the Parent remitted payment for the non-competition agreements directly to the four key employees. No amounts were accrued by the Company at December 25, 1998 and no amounts will be charged to the Company by the Parent for these payments.

NOTE I: SALE OF COMPANY

  On February 18, 1999, Panolam Industries International, Inc. ("Buyer") completed the acquisition of all of the outstanding stock of Pioneer Plastics Corporation. Pursuant to the Stock Purchase Agreement, the Buyer paid approximately $159,000 plus additional consideration contingent upon the Buyer's financial performance during the fiscal years 1999 through 2003. The additional consideration payable to the Parent is an amount equal to 50% of the amount by which actual EBITDA exceeds the targeted EBITDA during the period 1999 through 2003. EBITDA is calculated using the operating performance of the Buyer Group, which includes Panolam Industries International, Inc., its subsidiaries and Pioneer. Total additional consideration payable to the Parent will not exceed $15,000. The targeted EBITDA is contractually defined as $60,000, $64,000, $68,000, $72,000 and $76,000 in 1999, 2000, 2001, 2002 and
2003, respectively.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The
information in this prospectus is current as of        , 1999.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary...................................................................    1
Risk Factors..............................................................   14
The Pioneer Transactions..................................................   25
The Carlyle Transactions..................................................   25
Use of Proceeds...........................................................   29
Capitalization............................................................   29
The Exchange Offer........................................................   30
Unaudited Pro Forma Combined Financial Data...............................   39
Selected Historical Financial Data........................................   45
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   49
Business..................................................................   59
Management................................................................   72
Security Ownership of Certain Beneficial Owners and Management............   78
Certain Relationships and Related Transactions............................   80
Description of Certain Indebtedness.......................................   84
Description of Exchange Notes.............................................   88
Material Federal Income Tax Consequences of the Exchange Offer............  129
Plan of Distribution......................................................  133
Legal Matters.............................................................  134
Experts...................................................................  134
Where You Can Find Additional Information.................................  134
Index to Financial Statements ............................................  F-1

                                ---------------

  Until       , 2000 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                          [PANOLAM LOGO APPEARS HERE]

                    Panolam Industries International, Inc.


 Offer To Exchange All Outstanding 11 1/2% Series A Senior Subordinated Notes
                                   Due 2009
         For Its 11 1/2% Series B Senior Subordinated Notes Due 2009,
          Which Have Been Registered Under The Securities Act Of 1933

                               -----------------
                                  PROSPECTUS

                               -----------------


                                       , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Panolam Industries International, Inc. (the "Issuer") and each of Panolam Group, Inc., PII Second, Inc., Panolam Industries, Inc. and Pioneer Plastics Corporation (each, a "Guarantor"), are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Certificate of Incorporation and Bylaws of the Issuer and each Guarantor provides for the indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains and has in effect insurance policies covering all of their respective directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 Exhibit
 Number Description
 ------------------
 2.1+     Stock Purchase Agreement, dated as of July 17, 1998, as amended by Amendment
           No. 1 thereto dated September 11, 1998, Amendment No. 2 thereto dated
           October 16, 1998 and Amendment No. 3 thereto dated November 30, 1998, between
           Rugby USA, Inc. and Panolam Industries International Inc. (including as exhibits thereto the form of Pionite Solid Surface Distribution Agreement between Pioneer Plastics Corporation and the Distributors party thereto, and the form of Pionite Decorative Laminates Distributorship Agreement between
           Pioneer Plastics Corporation and the Distributors party thereto).

 Exhibit
 Number                                    Description
 -------                                   -----------
  2.2+    Amendment No. 4 to Stock Purchase Agreement dated as of May 25, 1999, between
           Rugby USA, Inc. and Panolam Industries International, Inc.
  2.3     Amendment No. 5 to Stock Purchase Agreement dated as of October 13, 1999, between Rugby USA, Inc. and Panolam Industries International, Inc.
  3.1+    Certificate of Incorporation of Panolam Industries International, Inc., as
           amended by Certificate of Amendment dated December 22, 1998 and Certificate of Amendment dated December 17, 1997
  3.2+    Bylaws of Panolam Industries International, Inc.
  3.3+    Certificate of Incorporation of Panolam Group, Inc., as amended by Certificate of Amendment dated December 22, 1998 and Certificate of Amendment dated
           November 17, 1997
  3.4+    Bylaws of Panolam Group, Inc.
  3.5+    Certificate of Incorporation of Panolam Industries, Inc., as amended by
           Certificate of Amendment dated May 13, 1996
  3.6+    Bylaws of Panolam Industries, Inc.
  3.7+    Certificate of Incorporation of PII Second, Inc., as amended by Certificate of
           Amendment dated December 18, 1997
  3.8+    Bylaws of PII Second, Inc.
  3.9+    Certificate of Incorporation of Pioneer Plastics Corporation, as amended by
           Certificate of Amendment dated July 21, 1995
  3.10+   Bylaws of Pioneer Plastics Corporation
  4.1+    Indenture, dated as of February 18, 1999 by and among Panolam Industries
           International, Inc., as Issuer, Panolam Group, Inc., PII Second, Inc.,
           Panolam Industries, Inc., and Pioneer Plastics Corporation, as Guarantors,
           and State Street Bank and Trust Company, as Trustee
  4.2+    Purchase Agreement, dated as of February 10, 1999 by and among Panolam
           Industries International, Inc., as Issuer, Panolam Group, Inc., PII Second,
           Inc., Panolam Industries, Inc., and Pioneer Plastics Corporation, as
           Guarantors, and Donaldson, Lufkin & Jenrette Securities Corporation and
           Credit Suisse First Boston Corporation, as Initial Purchasers
  4.3+    Registration Rights Agreement, dated February 18, 1999 by and among Panolam
           Industries International, Inc., as Issuer, Panolam Group, Inc., PII Second,
           Inc., Panolam Industries, Inc., and Pioneer Plastics Corporation, as
           Guarantors, and Donaldson, Lufkin & Jenrette Securities Corporation and
           Credit Suisse First Boston Corporation, as Initial Purchasers
  5.1     Opinion of Latham & Watkins
 10.1+    First Amendment to Credit Agreement, dated as of July 2, 1999 by and among
           Panolam Industries Ltd., the other loan parties, certain financial institutions and Credit Suisse First Boston Canada, as Canadian
           Administrative Agent, and Royal Bank of Canada, as Documentation Agent
 10.2+    First Amendment to Credit Agreement, dated as of July 2, 1999 by and among
           Panolam Industries International, Inc., certain financial institutions and
           DLJ Capital Funding, as Syndication Agent, and Credit Suisse First Boston,
            as Administrative Agent
 10.3+    Amended and Restated Management Advisory and Consulting Agreement dated as of
           January 24, 1999 between Panolam Industries, Inc., Panolam Industries Ltd., and Genstar Capital Partners II, L.P.
 10.4+    Stockholders Agreement, dated as of June 7, 1996 between Panolam Industries
           Holdings, Inc., Domtar Industries, Inc., Genstar Capital Partners II, L.P.,
           Robert J. Muller, Jr., and each option holder party thereto

 Exhibit
 Number                                      Description
 -------                                     -----------
 10.5+    Stock Option Agreement, dated as of June 7, 1996 and as amended on June 7, 1996 between Panolam Industries International, Inc., Genstar Capital Partners II, L.P.
           and Domtar Industries, Inc.
 10.6+    Promissory Note dated June 12, 1996, executed by Panolam Industries Holdings, Inc.
           in favor of Domtar Industries Inc.
 10.7+    Warrant Agreement, dated as of June 7, 1996 between Panolam Industries Holdings,
           Inc. and Domtar Industries, Inc.
 10.8+    Engagement Agreement, dated as of January 24, 1999, between the Issuer and Genstar
           Capital LLC
 10.9+    Form of Executive Severance Benefit Agreement entered into by Messrs. Feuring,
           Ricci, Skojec and Lishinsky and Ms. Foster
 10.10+   Panolam Industries Holdings, Inc. 1996 Equity Incentive Plan
 10.11+   Employment Agreement, dated as of January 8, 1998, between Genstar Capital LLC and
           Robert J. Muller, Jr.
 10.12+   Letter reducing the Canadian Credit Facility
 10.13+   First Amendment to Credit Agreement, dated as of July 2, 1999 by and among Panolam
           Industries Ltd., the other loan parties, certain financial institutions and
           Credit Suisse First Boston Canada, as Canadian Administrative Agent, and Royal
           Bank of Canada, as Documentation Agent
 10.14+   First Amendment to Credit Agreement, dated as of July 2, 1999 by and among Panolam
           Industries International, Inc., certain financial institutions and DLJ Capital
           Funding, as Syndication Agent, and Credit Suisse First Boston, as Administrative
           Agent
 10.15    Stock Purchase and Redemption Agreement, dated as of October 14, 1999 by and among
           Genstar Capital Partners II, L.P., StarGen II LLC, Robert J. Muller, Jr., Panolam
           Acquisition Company, L.L.C. and Panolam Industries Holdings, Inc.
 10.16    Employment Agreement, dated as of November 24, 1999, by and among Panolam
           Industries International, Inc., Panolam Industries Holdings, Inc. and Robert J.
           Muller, Jr.
 10.17    Executive Stockholders' Agreement, dated as of November 24, 1999, by and among
           Panolam Industries Holdings, Inc., Panolam Acquisition Company, L.L.C. and Robert
           J. Muller, Jr.
 10.18    Executive Stock Option Agreement, dated as of November 24, 1999, by and among
           Panolam Industries Holdings, Inc. and Robert J. Muller, Jr.
 10.19    Executive Stock Purchase Agreement, dated as of November 24, 1999, by and among
           Panolam Industries Holdings, Inc. and Robert J. Muller, Jr.
 10.20    Executive Stock Pledge Agreement, dated as of November 24, 1999, by and among
           Panolam Industries Holdings, Inc. and Robert J. Muller, Jr.
 10.21    Promissory Note, dated November 24, 1999, from Robert J. Muller, Jr. to Panolam
           Industries Holdings, Inc.
 10.22    Stockholders Agreement, dated as of November 24, 1999, by and among Panolam
           Industries Holdings, Inc., Panolam Acquisition Company, L.L.C., Genstar Capital
           Partners II, L.P., StarGen II LLC.
 10.23    Management Agreement, dated as of November 24, 1999, by and among Panolam
           Industries International, Inc. and TC Group Management, L.L.C.
 10.24    Credit Agreement, dated as of November 24, 1999, by and among Panolam Acquisition
           Company, L.L.C., Panolam Industries Holdings, Inc., Panolam Group, Inc., PII
           Second, Inc., Panolam Industries International, Inc., Panolam Industries Ltd.,
           the Lenders party thereto from time to time and Bankers Trust Company, as
           Syndication Agent and Administrative Agent.

 Exhibit
 Number                                               Description
 -------                                              -----------
 10.25    Promissory Note, dated November 24, 1999, from Panolam Industries Holdings, Inc. to Genstar Capital
           Partners II, L.P.
 10.26    Promissory Note, dated November 24, 1999, from Panolam Industries Holdings, Inc. to StarGen II LLC.

 10.27    Warrant Agreement, dated as of November 24, 1999, among Panolam Industries Holdings, Inc., Genstar
           Capital Partners II, L.P., and StarGen II LLC.
 12.1+    Statement of Computation of Ratio of Earnings to Fixed Changes (Panolam)
 12.2+    Statement of Computation of Ratio of Earnings to Fixed Changes (Pioneer)
 21.1+    Subsidiaries
 23.1     Consent of PricewaterhouseCoopers LLP--Stamford (Panolam Group, Inc.)
 23.2     Consent of PricewaterhouseCoopers LLP--Toronto (Panolam Group, Inc.)
 23.3     Consent of PricewaterhouseCoopers LLP--Montreal (Domtar Decorative Panels division of Domtar, Inc.)
 23.4     Consent of PricewaterhouseCoopers LLP--Atlanta (Pioneer Plastics Corporation)
 23.5     Consent of Latham & Watkins (included in its opinion filed as Exhibit 5.1)
 24.1+    Powers of Attorney
 25+      Form T-1 Statement of Eligibility of State Street Bank and Trust Company
 27+      Financial Data Schedule
 99.1+    Form of Letter of Transmittal
 99.2+    Form of Notice of Guaranteed Delivery

---------------------
+  previously filed

  (b) Financial Statement Schedules

    Schedule II Valuation and Qualifying Accounts and Reserves (included on pages S-1 and S-2 of this Registration Statement).

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrants hereby undertake (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act"); (B) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.


  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 20 hereof or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Shelton, State of Connecticut, on December 28, 1999.

                                         ISSUER:

                                          PANOLAM INDUSTRIES INTERNATIONAL, INC.

                                                /s/ Robert J. Muller, Jr.
                                         By: __________________________________
                                            Name: Robert J. Muller, Jr.

                                            Title: Chairman, President and
                                                   Chief Executive Officer

                                         GUARANTORS:

                                         PANOLAM GROUP, INC.

                                                /s/ Robert J. Muller, Jr.
                                         By: __________________________________
                                            Name: Robert J. Muller, Jr.
                                            Title:President and Chief
                                             Executive Officer

                                         PII SECOND, INC.

                                                /s/ Robert J. Muller, Jr.
                                         By: __________________________________
                                            Name: Robert J. Muller, Jr.
                                            Title:President and Chief
                                             Executive Officer

                                         PANOLAM INDUSTRIES, INC.

                                                /s/ Robert J. Muller, Jr.
                                         By: __________________________________
                                            Name: Robert J. Muller, Jr.
                                            Title:President and Chief
                                             Executive Officer

                                         PIONEER PLASTICS CORPORATION

                                                /s/ Robert J. Muller, Jr.
                                         By: __________________________________
                                            Name: Robert J. Muller, Jr.
                                            Title:President and Chief
                                             Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                        Title                  Dated
             ---------                        -----                  -----

     /s/ Robert J. Muller, Jr.      Chairman, President,       December 22, 1999
 __________________________________  Chief Executive Officer
       Robert J. Muller, Jr.         (principal executive
                                     officer) and Director
                                     of the Issuer and each
                                     Guarantor

       /s/ Michael C. Malota        Controller (principal      December 22, 1999
 __________________________________  financial officer and
         Michael C. Malota           principal accounting
                                     officer) of the Issuer
                                     and each Guarantor

      /s/ Jerome H. Powell          Director of the Issuer     December 22, 1999
 ----------------------------------  and each Guarantor
          Jerome H. Powell

      /s/ Philip B. Dolan           Director of the Issuer     December 22, 1999
 ----------------------------------  and each Guarantor
          Philip B. Dolan

       /s/ W. Robert Dahl           Director of the Issuer     December 22, 1999
 ----------------------------------  and each Guarantor
           W. Robert Dahl


                   Report of Independent Accountants on

                       Financial Statement Schedule

To the Board of Directors
of Panolam Group, Inc.:

  Our audits of the consolidated financial statements referred to in our reports dated March 12, 1999 and February 13, 1998 which are included in this Registration Statement on Form S-4 also included an audit of the financial statement schedule listed in Item 21 (b) of this Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut
March 12, 1999

                                                                     SCHEDULE II
                      Panolam Group, Inc. and Subsidiaries

                 Valuation and Qualifying Accounts and Reserves
                                 (in thousands)

                                              Additions
                                     Balance  ----------               Balance
                                    Beginning Charges to                 End
                                     of Year   Earnings  Deductions(1) of Year
                                    --------- ---------- ------------- -------
Year ended December 31, 1998
 Deducted from asset accounts:
  Allowance for doubtful accounts..  $  564     $   99      $  (437)   $  226
  Reserve for excess and obsolete
   inventory.......................     512        472         (797)      187
                                     ------     ------      -------    ------
    Total..........................  $1,076     $  571      $(1,234)   $  413
                                     ======     ======      =======    ======

Year ended December 31, 1997
 Deducted from asset accounts:
  Allowance for doubtful accounts..  $  642     $  170      $  (248)   $  564
  Reserve for excess and obsolete
   inventory.......................   1,118      1,113       (1,719)      512
                                     ------     ------      -------    ------
    Total..........................  $1,760     $1,283      $(1,967)   $1,076
                                     ======     ======      =======    ======

Period from May 16, 1996 to
 December 31, 1996
 Deducted from asset accounts:
  Allowance for doubtful accounts..  $  587     $  104      $   (49)   $  642
  Reserve for excess and obsolete
   inventory.......................     852        529         (263)    1,118
                                     ------     ------      -------    ------
    Total..........................  $1,439     $  633      $  (312)   $1,760
                                     ======     ======      =======    ======

---------------------
(1) Primarily represents the utilization of established reserves, net of recoveries.

                                      S-2